As filed with the Securities and Exchange Commission on November 10, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Transfix Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4731	87-2562819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
498 7th Avenue
New York, New York 10018
(646) 844-2200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Transfix Holdings, Inc.
498 7th Avenue
New York, New York 10018
(646) 844-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Justin G. Hamill Rachel W. Sheridan Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 Tel: (202) 637-2200	Nicholas J. Smolansky Transfix Holdings, Inc. 498 7th Avenue New York, NY 10018 Tel: (646) 844-2200	Daniel J. Espinoza Ilan Nissan Pavel Shaitanoff Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 Tel: (212) 813-8800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share(3)	143,946,705(4)	$9.88	$1,422,193,445.40(5)	$131,837.34(5)(6)
Warrants	16,200,000(7)	$1.17	$18,954,000(8)	$1,757.04(5)(6)
Common Stock issuable upon exchange of Warrants(3)	16,200,000 (8)(9)	$11.50	$186,300,000 (10)	$17,270.01 (5)(6)
Total			$1,627,447,445.40	$150,864.39

(1)
All securities being registered are issued by Transfix Holdings, Inc., a Delaware corporation (“Holdings”), in connection with the proposed business combination (the “Business Combination”) among Holdings, G Squared Ascend I Inc., a Cayman Islands exempted company (“SPAC”), Horizon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), and Transfix, Inc., a Delaware corporation (“Transfix”), as described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”).

(2)
On the date of the consummation of the Business Combination (the “Closing Date”), (a) SPAC intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which, SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), (b) immediately following the Domestication, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger and (c) following the Initial Merger, Merger Sub will merge with and into Transfix (the “Acquisition Merger”, and together with the Initial Merger, the “Mergers”), with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of Holdings.

(3)
Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(4)
Based on the maximum number of shares of common stock, par value $0.0001 per share, of Holdings (“New Transfix Common Stock”) estimated to be issued, or issuable, by Holdings in connection with the Business Combination. Such maximum number of shares of New Transfix Common Stock is based on the sum of (i) 34,500,000 Class A ordinary shares, par value $0.0001 per share, of SPAC (“Class A Ordinary Shares”) that were sold pursuant to SPAC’s Registration Statement on Form S-1 (File No. 333-252268) as part of the units in SPAC’s initial public offering (the “public shares”), which will automatically convert at the effective time of the Domestication (the “Domestication Effective Time”), on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Common Stock”), which will thereafter automatically convert at the effective time of the Initial Merger (the “Initial Merger Effective Time”), on a one-for-one basis, into shares of New Transfix Common Stock, (ii)  6,955,200 Class B ordinary shares, par value $0.0001, of SPAC, which will automatically convert at the Domestication Effective Time, on a one-for-one basis, into shares of SPAC Class A Common Stock, which will thereafter automatically convert at the Initial Merger Effective Time, on a one-for-one basis, into shares of New Transfix Common Stock, (iii) 11,000,000 Class A Ordinary Shares, which represents the maximum number of Class A Ordinary Shares to be issued by SPAC as part of the units pursuant to the Forward Purchase Commitment, which will automatically convert at the Domestication Effective Time, on a one-for-one basis, into shares of SPAC Class A Common Stock, which will thereafter automatically convert at the Initial Merger Effective Time, on a one-for-one basis, into shares of New Transfix Common Stock and (iv) 91,491,505 shares of New Transfix Common Stock, which represents the maximum number of shares of New Transfix Common Stock that may be issued in connection with the Acquisition Merger (calculated based on an estimated exchange ratio of approximately 1.1751 shares of New Transfix Common Stock for each share of Transfix Common Stock), including up to 7,500,000 shares of New Transfix Common Stock that may be issued after consummation of the Acquisition Merger pursuant to the earnout provisions of the business combination agreement described herein.

(5)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount calculated as the product of (i) 143,946,705 shares of New Transfix Common Stock, the estimated maximum number of shares of New Transfix Common Stock that may be issued or issuable in connection with the Business Combination, and (ii) $9.88, the average of the high and low trading prices of the Class A Ordinary Shares on November 8, 2021.

(6)
Calculated pursuant to Rule 457 promulgated under the Securities Act by determining the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

(7)
Represents (i) warrants to acquire 6,900,000 Class A Ordinary Shares (“SPAC Warrants”) that were sold as part of the units in SPAC’s initial public offering, which will each automatically convert at the Domestication Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock, which will thereafter automatically convert at the Initial Merger Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Public Warrant”), (ii) 7,100,000 SPAC Warrants, consisting of 6,100,000 SPAC Warrants that were sold to SPAC’s sponsor in private placements and 1,000,000 SPAC Warrants that were acquired by SPAC’s sponsor as consideration for a $1,500,000 working capital loan made by the sponsor to SPAC, which will each automatically convert at the Domestication Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock, which will thereafter automatically convert at the Initial Merger Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Sponsor Warrant”) and (iii) 2,200,000 SPAC Warrants, which is the maximum number of warrants to be issued by SPAC pursuant to the Forward Purchase Commitment, which will each automatically convert at the Domestication Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock, which will thereafter automatically convert at the Initial Merger Effective Time, on a one-for-one basis, into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Forward Purchase Commitment Warrant” and together with the Assumed Public Warrants and the Assumed Sponsor Warrants, the “Assumed SPAC Warrants”).

(8)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to the product of (i) 16,200,000 Assumed SPAC Warrants, the estimated maximum number of Assumed SPAC Warrants that may be issued in connection with the Domestication and Initial Merger, and (ii) $1.17, the average of the high and low trading prices of the SPAC Warrants on November 8, 2021.

(9)
Represents New Transfix Common Stock issuable upon the exercise of Assumed SPAC Warrants.

(10)
Pursuant to Rule 457(g) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to the product of (i) 16,200,000 shares of New Transfix Common Stock, the estimated maximum number of shares of New Transfix Common Stock that may be issued on exchange of Assumed SPAC Warrants, and (ii) $11.50, the exercise price of the Assumed SPAC Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2021
PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF
G SQUARED ASCEND I INC.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
143,946,705 SHARES OF COMMON STOCK
AND
16,200,000 WARRANTS
AND
16,200,000 SHARES OF COMMON STOCK
ISSUABLE UPON EXCHANGE OF WARRANTS
OF
TRANSFIX HOLDINGS, INC.
(AFTER THE MERGERS DESCRIBED HEREIN)

The board of directors of G Squared Ascend I Inc., a Cayman Islands exempted company (“G Squared” or “SPAC”), has unanimously approved the Business Combination Agreement, dated as of September 20, 2021 (the “Business Combination Agreement”), by and among G Squared, Horizon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of G Squared (“Merger Sub”), Transfix, Inc., a Delaware corporation (“Transfix”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of Transfix (“Transfix Holdings” or “Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A.
Pursuant to the Business Combination Agreement, the business combination will be effected in three steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of SPAC, on the date of the consummation of the Business Combination (the “Closing Date”): (a) SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication” and the time at which the Domestication becomes effective, the “Domestication Effective Time”), (b) immediately following the Domestication, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as “Holdings” or “New Transfix,” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and thereafter becoming the sole owner of Merger Sub; and (c) immediately following the Initial Merger, Merger Sub will merge with and into Transfix (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with the Domestication and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (Transfix, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”).
At the Domestication Effective Time, (a) each then issued and outstanding SPAC Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Share”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of the SPAC (“SPAC Class A Common Stock”); (b) each then issued and outstanding SPAC Class B ordinary share, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; (c) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share that were sold as part of the units in SPAC’s initial public offering (each, a “SPAC Public Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Public Delaware Warrant”); and (d) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share that were sold to SPAC’s sponsor in private placements, and including an aggregate of 1,000,000 SPAC Warrants, that were acquired by SPAC’s sponsor as consideration for a $1,500,000 working capital loan made by the sponsor to SPAC (each, a “SPAC Sponsor Warrant”), will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Sponsor Delaware Warrant”).
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each share of common stock of Holdings, par value $0.000001 per share, issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (b) each then issued and outstanding share of SPAC Class A Common Stock, will be canceled and convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New Transfix (“New Transfix Common Stock”); (c) each then issued, outstanding and unexercised SPAC Public Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Public Warrant”); and (d) each then issued, outstanding and unexercised SPAC Sponsor Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Sponsor Warrant” and together with the Assumed Public Warrants, the “Assumed Warrants”).
On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of Transfix Preferred Stock (as defined herein) that is issued and outstanding immediately prior to the Acquisition Merger Effective Time will convert automatically into a number of shares of common stock, par value $0.001 per share, of Transfix at the then-effective conversion rate in accordance with Transfix’s eighth amended and restated certificate of incorporation (the “Conversion”).
At the Acquisition Merger Effective Time, pursuant to the Acquisition Merger: (a) each then issued and outstanding share of common stock of Transfix, par value $0.001 per share (“Transfix Common Stock”) (including shares of Transfix Common Stock resulting from the Conversion), will be canceled and converted into the right to receive: (i) a number of shares of New Transfix Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) (collectively, the “Per Share Merger Consideration”); and (ii) a portion of the Earnout Shares (as defined below), subject to and in accordance with the Business Combination Agreement; (b) all shares of Transfix Common Stock and Transfix Preferred Stock held in the treasury of Transfix will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (c) each then issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, will be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Subsidiary Corporation; (d) each then outstanding and unexercised Series D Warrant of Transfix (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed Transfix Warrant”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio; (e) each then outstanding and unexercised option to purchase shares of Transfix Common Stock (each, a “Transfix Option”), whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Transfix Option divided by (ii) the Exchange Ratio (which Exchanged Option will remain subject to the same vesting terms as such Transfix Option); and (f) each then outstanding restricted stock unit award covering shares of Transfix Common Stock (“Transfix RSU Award”) will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (each, an “Exchanged RSU Award”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such award and (y) the Exchange Ratio (which Exchanged RSU Award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).
During the six-year period following the Closing Date (the “Earnout Period”), Holdings may issue, as additional consideration, to specified eligible holders of securities of Transfix, as of immediately prior to the Acquisition Merger Effective Time, up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock in the aggregate (the “Earnout Shares”). Such Earnout Shares will be issued in three equal tranches, upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the New York Stock Exchange (the “NYSE”), or the exchange on which the shares of New Transfix Common Stock are then traded, for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement) during the Earnout Period. Earnout Shares issuable with respect to Company Options and Company RSU Awards will be issued at or as soon as practicable following the Acquisition Merger in the form of restricted shares of New Transfix Common Stock, which will vest and the restrictions thereon will lapse based on the achievement of the same price targets. In no event shall the specified eligible holders of securities of Transfix, as of immediately prior to the Acquisition Merger Effective Time, be entitled to receive more than an aggregate of 7,500,000 Earnout Shares.
This proxy statement/prospectus covers 152,646,705 shares of New Transfix Common Stock (including SPAC Class A Common Stock and Transfix Common Stock that will convert into shares of New Transfix Common Stock in connection with the Initial Merger and the Acquisition Merger, respectively, and shares issuable upon exercise or vesting of the Assumed SPAC Warrants), and up to 16,200,000 Assumed SPAC Warrants. In addition, up to an aggregate of 7,500,000 shares of New Transfix Common Stock may be issued as additional merger consideration if certain share price thresholds are achieved within six years after the Closing Date. The number of shares of New Transfix Common Stock that this proxy statement/prospectus covers represents the maximum number of shares that may be issued to holders of shares of Transfix Common Stock, Transfix Warrants, Transfix Options and Transfix RSU Awards in connection with the Acquisition Merger (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing holders of Class A Ordinary Shares, Class B Ordinary Shares, SPAC Warrants, and SPAC Units in connection with the Initial Merger.
The SPAC Units, Class A Ordinary Shares and SPAC Public Warrants are currently listed on the NYSE under the symbols “GSQD.U”, “GSQD” and “GSQD.W”, respectively. The parties anticipate that, following the Business Combination, the New Transfix Common Stock and Assumed Public Warrants will be listed on the NYSE under the symbols “TF” and “TF.W”, respectively, and the SPAC Units, Class A Ordinary Shares, and SPAC Public Warrants will cease trading on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, upon the consummation of the Initial Merger.

This proxy statement/prospectus provides shareholders of G Squared with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of G Squared. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 22 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated           , 2021, and
is first being mailed to G Squared’s shareholders on or about           , 2021.

G SQUARED ASCEND I INC.
205 N. Michigan Avenue, Suite 3770
Chicago, Illinois 60601
Dear G Squared Ascend I Inc. Shareholders:
You are cordially invited to attend the extraordinary general meeting of G Squared Ascend I Inc., a Cayman Islands exempted company (“G Squared,” “SPAC,” “our,” or “us”), which will be held in person on   , 2021, at ,                 Eastern time, at the offices of Goodwin Procter LLP, located at 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”).
At the extraordinary general meeting, G Squared will ask its shareholders to consider and vote upon two separate proposals to approve and adopt the Business Combination Agreement, dated as of September 20, 2021 (the “Business Combination Agreement”), by and among G Squared, Horizon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of G Squared (“Merger Sub”), Transfix, Inc., a Delaware corporation (“Transfix”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of Transfix (“Transfix Holdings” or “Holdings”), which provides for a business combination between G Squared and Transfix.
Pursuant to the Business Combination Agreement, the business combination will be effected in three steps. Subject to the approval and adoption of the Business Combination Agreement and the Business Combination by the shareholders of SPAC, on the date of the consummation of the Business Combination (the “Closing Date”): (a) SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication” and the time at which the Domestication becomes effective, the “Domestication Effective Time”), (b) immediately following the Domestication, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (such surviving entity, “New Transfix” or “Holdings,” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and thereafter becoming the sole owner of Merger Sub; and (c) immediately following the Initial Merger, Merger Sub will merge with and into Transfix (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with the Domestication and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (such surviving entity, “Transfix” or “Surviving Subsidiary Corporation”).
At the Domestication Effective Time, (a) each then issued and outstanding SPAC Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Share”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of the SPAC (“SPAC Class A Common Stock”); (b) each then issued and outstanding SPAC Class B ordinary share, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; (c) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share that were sold as part of the units in SPAC’s initial public offering (each, a “SPAC Public Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Public Delaware Warrant”); and (d) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share that were sold to SPAC’s sponsor in private placements, and including an aggregate of 1,000,000 SPAC Warrants, that were acquired by SPAC’s sponsor as consideration for a $1,500,000 working capital loan made by the sponsor to SPAC, (each, a “SPAC Sponsor Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Sponsor Delaware Warrant”).
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each share of common stock of Holdings, par value $0.000001 per share, issued and outstanding immediately prior to the Initial Merger

Effective Time will be redeemed for par value; (b) each then issued and outstanding share of SPAC Class A Common Stock, will be canceled and convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Holdings (“New Transfix Common Stock”); (c) each then issued, outstanding and unexercised SPAC Public Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Public Warrant”); and (d) each then issued, outstanding and unexercised SPAC Sponsor Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Sponsor Warrant” and together with the Assumed Public Warrants, the “Assumed Warrants”).
On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of Transfix Preferred Stock (as defined herein) that is issued and outstanding immediately prior to the Acquisition Merger Effective Time will convert automatically into a number of shares of common stock, par value $0.001 per share, of Transfix at the then-effective conversion rate in accordance with Transfix’s eighth amended and restated certificate of incorporation (the “Conversion”).
At the Acquisition Merger Effective Time, pursuant to the Acquisition Merger: (a) each then issued and outstanding share of common stock of Transfix, par value $0.001 per share (“Transfix Common Stock”) (including shares of Transfix Common Stock resulting from the Conversion), will be canceled and converted into the right to receive: (i) a number of shares of Holding Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) (collectively, the “Per Share Merger Consideration”); and (ii) a portion of the Earnout Shares (as defined below), subject to and in accordance with the Business Combination Agreement; (b) all shares of Transfix Common Stock and Transfix Preferred Stock held in the treasury of Transfix will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (c) each then issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, will be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Subsidiary Corporation; (d) each then outstanding and unexercised Series D Warrant of Transfix (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed Transfix Warrant”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio; (e) each then outstanding and unexercised option to purchase shares of Transfix Common Stock (each, a “Transfix Option”), whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Transfix Option divided by (ii) the Exchange Ratio (which Exchanged Option will remain subject to the same vesting terms as such Transfix Option); and (f) each then outstanding restricted stock unit award covering shares of Transfix Common Stock (“Transfix RSU Award”) will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (“Exchanged RSU Award”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such award and (y) the Exchange Ratio (which Exchanged RSU Award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).
During the six-year period following the Closing Date (the “Earnout Period”), Holdings may issue, as additional consideration, to specified eligible holders of securities of Transfix, as of immediately prior to the Acquisition Merger Effective Time, up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock in the aggregate (the “Earnout Shares”). Such Earnout Shares will be issued in three equal tranches, upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the New York Stock Exchange (the “NYSE”), or the exchange on which the shares of New Transfix Common Stock are then traded, for any twenty (20) trading days

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within any thirty (30) consecutive trading day period within the Earnout Period. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement) during the Earnout Period. Earnout Shares issuable with respect to Company Options and Company RSU Awards will be issued at or as soon as practicable following the Acquisition Merger in the form of restricted shares of New Transfix Common Stock, which will vest and the restrictions thereon will lapse based on the achievement of the same price targets. In no event shall the specified eligible holders of securities of Transfix, as of immediately prior to the Acquisition Merger Effective Time, be entitled to receive more than an aggregate of 7,500,000 Earnout Shares.
In addition to the Business Combination Proposals, SPAC’s shareholders will also be asked to consider and vote upon (a) a proposal to approve by special resolution the adoption of the proposed certificate of incorporation (the “Proposed SPAC Certificate of Incorporation”) and the proposed bylaws (the “Proposed SPAC Bylaws”) of SPAC in effect following the Domestication (the “SPAC Organizational Documents Proposal”), and the adoption of the proposed certificate of incorporation (the “Proposed Holdings Certificate of Incorporation”) and the proposed bylaws (the “Proposed Holdings Bylaws”) of Holdings following the Initial Merger (the “Holdings Organizational Documents Proposal” and together with the SPAC Organizational Documents Proposal, the “Organizational Documents Proposal”); (b) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed SPAC Certificate of Incorporation, the Proposed SPAC Bylaws and the Proposed Holdings Certificate of Incorporation and the Proposed Holdings Bylaws (collectively, the “Advisory Organizational Documents Proposals”); (c) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of The New York Stock Exchange, the issuance of (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment (the “NYSE Proposal”); (d) a proposal to approve by ordinary resolution and adopt the Transfix Holdings, Inc. 2021 Incentive Award Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G (the “2021 Plan Proposal”); (e) a proposal to approve by ordinary resolution and adopt the Transfix Holdings, Inc. 2021 Employee Stock Purchase Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex H (the “ESPP Proposal”); and (f) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal, the “Proposals”).
We may not consummate the Business Combination unless the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of each of the Initial Merger Proposal, the Domestication Proposal and the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the consummation of the Business Combination, including: (a) the Stockholder Support Agreement, dated as of September 20, 2021, pursuant to which certain stockholders of Transfix have agreed to support the approval and adoption of the transactions contemplated by the Business Combination Agreement; (b) the Sponsor Support Agreement, dated as of September 20, 2021, pursuant to which G Squared Ascend Management I, LLC (the “Sponsor”) has agreed to (x) support the approval and adoption of the transactions contemplated by the Business Combination Agreement and (y) amend the Letter Agreement, dated as of February 4, 2021, among SPAC, its officers and directors, and the Sponsor, providing that, among other things, the parties thereto will subject a certain amount of Class B Ordinary Shares held by them to potential forfeiture; (c) the amended and restated registration rights agreement, substantially in the form attached to the Business Combination Agreement as Exhibit E; (d) the Forward Purchase Agreement, dated as of September 20, 2021, pursuant to which an existing investor of Transfix has agreed to purchase an aggregate of 1,000,000 G Squared Units, for a purchase price of $10.00 per unit (the “Investor Forward Purchase”); and (e) the Amended and Restated Forward Purchase Agreement, dated as of September 20, 2021, pursuant to which the Sponsor has agreed to purchase up to 10,000,000 of G Squared Units, at a purchase price of $10.00 per unit (the “SPAC Forward Purchase” and, together with the Investor Forward Purchase, the “Forward Purchase Commitment”).
Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the G Squared Units in the initial public offering (the “public shares,” and holders of such public shares, the “public shareholders”), other than the initial shareholders, may request that G Squared redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of G Squared Units must elect to separate the G Squared Units into the underlying Class A Ordinary Shares and SPAC Warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their G Squared Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the G Squared Units into the underlying public shares and warrants, or if a holder holds G Squared Units registered in its own name, the holder must contact Continental Stock Transfer and Trust Company (“Continental”), G Squared’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to G Squared in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Transfix will redeem the related shares of New Transfix Common Stock for a per-share price, payable in cash, equal to the pro-rata portion of the trust account established at the consummation of G Squared’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Transfix Common Stock following the redemption. The redemption will take place following the Initial Merger and, accordingly, it is shares of New Transfix Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your rights with respect to your public shares.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

G Squared Ascend Management I, LLC, a Cayman Island limited liability company (the “Sponsor”) who has been a Transfix investor since 2019 and currently holds 761,607 shares of Transfix Preferred Stock, and G Squared’s officers and directors have agreed to (a) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination and (b) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination. Such Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price applicable to public shares that are redeemed. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met. In addition, in no event will G Squared redeem public shares in an amount that would cause G Squared’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Forward Purchase Commitment unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.
G Squared is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by G Squared’s at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of G Squared’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.
After careful consideration, the boards of directors of G Squared and Transfix have each unanimously approved the Business Combination Agreement and related transactions and the board of directors of G Squared has approved the other proposals described in the accompanying proxy statement/prospectus and determined that it is advisable to consummate the Business Combination. The board of directors of G Squared recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of New Transfix Common Stock to be issued in connection with the Mergers and Forward Purchase Commitment, and “FOR” the other Proposals described in the accompanying proxy statement/prospectus.
Your vote is very important, regardless of the number of Class A Ordinary Shares you own. To ensure your representation at the extraordinary general meeting, please complete, sign, date, and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the extraordinary general meeting.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. You can also attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or online, you may withdraw your proxy and vote in person or online.

More information about G Squared, Transfix, and the proposed transactions is included in the accompanying proxy statement/prospectus. G Squared urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO-RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO G SQUARED’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED
TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Ward Davis
Chief Executive Officer
The accompanying proxy statement/prospectus is dated        , 2021 and is first being mailed to the shareholders of G Squared on or about that date.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
G SQUARED ASCEND I INC.
205 N. Michigan Avenue, Suite 3770
Chicago, Illinois 60601
NOTICE OF EXTRAORDINARY GENERAL MEETING
OF G SQUARED ASCEND I INC.

TO BE HELD ON                 , 2021
To the Shareholders of G Squared Ascend I Inc.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of G Squared Ascend Inc. I, a Cayman Islands exempted company (“G Squared,” “SPAC,” “we,” “our,” or “us”), will be held in person on          , 2021, at      , Eastern time, at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”). At the extraordinary general meeting, G Squared shareholders will be asked to consider and vote upon the following proposals:
Proposal No. 1 — The Business Combination Proposals — To consider and vote upon two separate proposals to approve the Business Combination and approve and adopt the Business Combination Agreement, dated as of September 20, 2021 (the “Business Combination Agreement”), by and among SPAC, Horizon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), Transfix, Inc., a Delaware corporation (“Transfix”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of Transfix (“Holdings” or “Transfix Holdings”), pursuant to which the business combination will be effected in three steps: (i) on the date of the Business Combination (the “Closing Date”), subject to approval by special resolution, SPAC will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication”); (ii) on the Closing Date and immediately following the Domestication, subject to approval by special resolution, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (such surviving entity, “New Transfix,” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal”); and (iii) on the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by ordinary resolution, Merger Sub will merge with and into Transfix (the “Acquisition Merger” and, together with the Domestication, the Initial Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (the “Acquisition Merger Proposal” and, together with the Initial Merger Proposal, the “Business Combination Proposals”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.
Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of SPAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”).
Proposal No. 3 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution (a) the proposed certificate of incorporation (the “Proposed SPAC Certificate of Incorporation”) and the proposed bylaws (the “Proposed SPAC Bylaws”) of SPAC (the “SPAC Organizational Documents”) which, if approved, would take effect at the Domestication Effective Time, and (b) the proposed certificate of incorporation (the “Proposed Holdings Certificate of Incorporation”) and the proposed bylaws (the “Proposed Holdings Bylaws”) of Holdings (the “Proposed Holdings Organizational Documents”), which, if approved, would take effect at the Initial Merger Effective Time (such proposal, the “Organizational Documents Proposal”) (Proposal No. 3). Copies of the Proposed SPAC Certificate of Incorporation, Proposed SPAC Bylaws, Proposed Holdings Certificate of Incorporation and Proposed Holdings Bylaws are attached to the accompanying proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively.
Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed Holdings Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange

x

Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”) (Proposal No. 4).
Proposal No. 5 — The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The New York Stock Exchange, the issuance of (i) up to an aggregate of 91,491,505 shares of Common Stock, par value $0.0001, of New Transfix (the “New Transfix Common Stock”) in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment (the “NYSE Proposal”) (Proposal No. 5).
Proposal No. 6 — The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Transfix Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”) (Proposal No. 6). A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex G.
Proposal No. 7 — The ESPP Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Transfix Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”) (Proposal No. 7). A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex H.
Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal, the “Proposals”) (Proposal No. 8).
Each of the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposals, and the NYSE Proposal, (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.
Only holders of record of Class A ordinary shares, par value $0.0001 per share, of G Squared (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share, of G Squared (the “Class B Ordinary Shares”) at the close of business on          , 2021 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments thereof.
G Squared is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination, and other related business to be considered by G Squared’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of G Squared’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.

Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the units sold in G Squared’s initial public offering (the “public shares,” and holders of such public shares, the “public shareholders”), other than the initial shareholders, may request that G Squared redeems all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(a)   hold public shares, or if you hold public shares through G Squared units sold in G Squared’s initial public offering (the “G Squared Units”), you elect to separate your G Squared Units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(b)   submit a written request to Continental Stock Transfer & Trust Company, G Square’s transfer agent, in which you (i) request that New Transfix redeem all or a portion of your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and
(c)   deliver your public shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern time, on           , 2021 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.
Holders of G Squared Units must elect to separate the G Squared Units into the underlying Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their G Squared Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the G Squared Units into the underlying public shares and warrants, or if a holder holds G Squared Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, G Squared’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to G Squared in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Transfix will redeem the related shares of New Transfix Common Stock for a per-share price, payable in cash, equal to the pro-rata portion of the trust account established at the consummation of G Squared’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Transfix Common Stock following the redemption. The redemption will take place following the Initial Merger and, accordingly, it is shares of New Transfix Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.
The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of each of the Domestication Proposal, Initial Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF CLASS A ORDINARY SHARES YOU OWN. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank, or other nominee.
After careful consideration, the board of directors of G Squared has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The board of directors of G Squared recommends that you vote “FOR” the Business Combination Proposals, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the 2021 Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor,         at         (banks and brokers call collect at        ).
                 , 2021
By Order of the Board of Directors

ANNEXES

ADDITIONAL
INFORMATION
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Transfix Holdings, Inc. (“Holdings” or “Transfix Holdings”) (File No. 333-      ) (the “Registration Statement”), constitutes a prospectus of Transfix Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New Transfix Common Stock to be issued if the Business Combination described below is consummated and warrants to purchase shares of New Transfix Common Stock upon consummation of the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of G Squared Ascend I Inc. (“G Squared” or “SPAC”) at which G Squared shareholders will be asked to consider and vote upon two separate proposals to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
This proxy statement/prospectus incorporates important business and financial information about G Squared that is not included in or delivered with the document.
You may request copies of this proxy statement/prospectus, without charge, by written or oral request to G Squared’s proxy solicitor at:

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of the extraordinary general meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

SELECTED DEFINITIONS
Unless the context otherwise requires, references in this proxy statement/prospectus to:
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“2014 Plan” are to the Transfix, Inc. 2014 Stock Plan, as such may have been amended, supplemented, or modified from time to time;

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“2019 Plan” is to the Transfix, Inc. 2019 Stock Plan, as such may have been amended, supplemented, or modified from time to time;

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“2021 Plan” are to the Transfix Holdings, Inc. 2021 Incentive Award Plan, a form of which is attached hereto as Annex G;

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“Acquisition Closing” are to the closing of the Acquisition Merger;

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“Acquisition Closing Date” are to the date of the closing of the Acquisition Merger;

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“Acquisition Merger” are to the merger on the Closing Date of Merger Sub with and into Transfix, with Transfix surviving the merger as a wholly owned subsidiary of New Transfix;

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“Acquisition Merger Effective Time” are to the date and time at which the Acquisition Merger becomes effective;

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“Assumed SPAC Warrants” or “Assumed G Squared Warrants” are to the warrants to purchase shares of New Transfix Common Stock into which the SPAC Warrants will convert at the Initial Merger Effective Time;

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“Business Combination” are to the Initial Merger, the Acquisition Merger, and all other transactions contemplated by the Business Combination Agreement;

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“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of September 20, 2021, by and among SPAC, Merger Sub, Holdings, and Transfix;

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“Class A Ordinary Shares” are to, before the Domestication, SPAC’s Class A ordinary shares, par value $0.0001 per share;

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“Class B Ordinary Shares” are to SPAC’s Class B ordinary shares, par value $0.0001 per share;

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“Closing Date” are to the date on which the Domestication, the Initial Closing and the Acquisition Closing occur;

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“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

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“Conversion” are to the conversion of each share of Transfix Preferred Stock into a number of shares of Transfix Common Stock immediately prior to the Acquisition Merger Effective Time at the then-effective conversion rate as calculated pursuant to the Transfix Charter (see “The Business Combination — Conversion of Securities” for a further description of the Conversion);

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“DGCL” are to the Delaware General Corporation Law;

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“Domestication” are to SPAC’s deregistering as a Cayman Islands exempted company and its reincorporation to the State of Delaware;

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“Drop” refers to the service arranged by the Company for customers which allows carriers to “drop” their empty or loaded trailer at the customers directed to be thereafter picked up when loaded or emptied, as applicable.

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“Earnout Awards” are to the awards of restricted Earnout Shares granted under the 2021 Plan that are subject to the Earnout Triggering Events and other vesting conditions pursuant to the Business Combination Agreement and under the 2021 Plan;

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“Earnout Period” are to the six-year period immediately following the Closing Date;

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“Earnout Shares” are to the up to 7,500,000 additional shares of (a) New Transfix Common Stock that New Transfix may issue to all other Eligible Transfix Equityholders during the Earnout Period, or (b) restricted New Transfix Common Stock that are issuable with respect to Transfix Options and Transfix RSU Awards, as the case may be;

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“Earnout Triggering Event I” are to the date on which the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the NYSE (or the exchange on which the shares of New Transfix Common Stock are then listed) is greater than or equal to $12.50 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period;

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“Earnout Triggering Event II” are to the date on which the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the NYSE (or the exchange on which the shares of New Transfix Common Stock are then listed) is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period;

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“Earnout Triggering Event III” are to the date on which the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the NYSE (or the exchange on which the shares of New Transfix Common Stock are then listed) is greater than or equal to $17.50 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period;

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“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II, and Earnout Triggering Event III;

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“Eligible Transfix Equityholder” are to a holder of (a) a share of Transfix Common Stock (after taking into account the Conversion) or (b) a Transfix Option or a Transfix RSU Award, in each case, immediately prior to the Acquisition Merger Effective Time;

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“Exchange Ratio” are to the ratio (rounded to ten decimal places) obtained by dividing (a) 100,000,000 by (b) the Transfix Outstanding Shares;

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“Existing Organizational Documents” are to SPAC’s Amended and Restated Memorandum and Articles of Association, dated and effective as of February 4, 2021;

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“extraordinary general meeting” are to the extraordinary general meeting of SPAC that is the subject of this proxy statement/prospectus and any adjournments thereof;

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“Full Truckload” or “FTL” refers to shipments where the trailer is filled to capacity or the shipper pays for use of the entire trailer;

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“GAAP” are to generally accepted accounting principles in the United States;

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“G Squared Warrants” are to the public warrants, the private placement warrants and the working capital warrants of SPAC;

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“Historical Rollover Stockholders” are to the holders of shares of New Transfix Common Stock that will be issued in exchange for all outstanding shares of Transfix Common Stock in the Business Combination;

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“Holdings” are to Transfix Holdings, Inc., a Delaware corporation formed as a direct wholly owned subsidiary of Transfix;

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“Holdings Common Stock” are to the shares of Holdings common stock, par value $0.000001 per share;

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“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

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“Initial Business Combination” are to SPAC’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities after the Initial Public Offering;

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“Initial Closing” are to the closing of the Initial Merger;

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“Initial Merger” are to the merger of SPAC with and into Holdings, with Holdings surviving the merger as a publicly traded entity;

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“Initial Merger Effective Time” are to the date and time at which the Initial Merger becomes effective;

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“Initial Public Offering” or “IPO” are to SPAC’s initial public offering of SPAC Units, which closed on February 9, 2021;

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“initial shareholders” are to the holders of the SPAC Founder Shares, which includes the Sponsor and SPAC’s independent directors;

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“IRS” are to the U.S. Internal Revenue Service;

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“large shipper” refers to shippers with estimated annual revenue of at least $1 billion;

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“Managed Backhaul” refers to the utilization of our platform to fill a customer’s empty trailer following completion of a delivery by the customer’s dedicated motor carrier or private fleet;

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“Management Earnout Awards” are to awards covering Management Reserve Shares granted to certain members of New Transfix’s management team pursuant to the 2021 Plan;

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“Management Reserve Shares” are to the up to 1,669,800 additional shares of New Transfix Common Stock issuable to certain members of New Transfix’s management team pursuant to awards under the 2021 Plan;

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“Merger Sub” are to Horizon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC;

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“Merger Sub Common Stock” are to shares of common stock, par value $0.0001 per share, of Merger Sub;

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“Net Shipper Spend Retention” is calculated annually as total revenue generated by large shippers from the prior year over the total revenue generated by the same large shippers in the most recent year;

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“New Transfix” are to Holdings after giving effect to the Initial Merger;

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“New Transfix Board” are to the board of directors of New Transfix;

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“New Transfix Common Stock” are to the shares of common stock, par value $0.0001 per share, of New Transfix;

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“New Transfix Options” are to the options to purchase shares of New Transfix Common Stock into which the Transfix Options will convert at the Acquisition Merger Effective Time;

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“New Transfix Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Transfix;

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“New Transfix RSU Award” are to the award to purchase shares of New Transfix Common Stock into which the Transfix RSU Award will convert at the Acquisition Merger Effective Time;

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“New Transfix Warrants” are to the Assumed SPAC Warrants and the warrants to purchase shares of New Transfix Common Stock into which the Transfix Warrants will convert at the Acquisition Merger Effective Time;

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“New Transfix Units” are to the units of New Transfix, each consisting of one share of New Transfix Common Stock and one-fifth of one New Transfix Warrant, into which the SPAC Units will convert at the Initial Merger Effective Time;

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“NYSE” are to The New York Stock Exchange;

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“Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

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“private placement warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

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“public shareholders” are to the holders of SPAC’s public shares;

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“public shares” are to the Class A Ordinary Shares sold as part of the SPAC Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

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“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

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“Requisite Transfix Stockholder Approval” are to the affirmative vote or consent of (a) the holders of a majority of the outstanding shares of Transfix Stock, voting together as a single class on an as-converted basis, and (b) the holders of sixty percent (60%) of the outstanding shares of Transfix Preferred Stock, voting together as a single class on an as-converted basis;

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“SPAC” or “G Squared” are to G Squared Ascend I Inc., a Cayman Islands exempted company;

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“SPAC Board” or “G Squared Board” are to the board of directors of G Squared;

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“SPAC Cayman Warrants” are to, prior to the Domestication, the public warrants and the private placement warrants of SPAC;

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“SPAC Common Stock” and “SPAC Class A Common Stock” are to, after the Domestication, SPAC’s Common Stock, par value $0.0001 per share;

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“SPAC Delaware Warrants” are to, after the Domestication, the New Transfix Warrants that the public warrants and private placement warrants will convert into upon the Domestication;

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“SPAC Founder Earn Back Shares” or “G Squared Founder Earn Back Shares” are to the 3,339,600 SPAC Founder Shares held by the initial shareholders (including any shares of New Transfix Class B Common Stock issued in exchange therefor in the Initial Merger and any shares of New Transfix Common Stock into which such shares of New Transfix Class B Common Stock are converted into in connection with the Acquisition Merger) that are subject to potential forfeiture in accordance with the terms of the Letter Agreement Amendment (as defined below);

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“SPAC Founder Shares” or “G Squared Founder Shares” are to the outstanding Class B Ordinary Shares;

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“SPAC Preference Shares” are to SPAC’s preference shares, par value $0.0001 per share;

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“SPAC Units” or “G Squared Units” are to SPAC’s units sold in the IPO, each of which consists of one Class A Ordinary Share and one-fifth of one public warrant;

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“SPAC Warrants” are to, prior to the Domestication, SPAC Cayman Warrants, and, after the Domestication, the SPAC Delaware Warrants.;

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“Sponsor” are to G Squared Ascend Management I, LLC, a Cayman Islands limited liability company;

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“Transfix” are to Transfix, Inc., a Delaware corporation;

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“Transfix Board” are to the board of directors of Transfix;

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“Transfix Charter” are to the Eighth Amended and Restated Certificate of Incorporation of Transfix, dated September 21, 2021, as the same may be amended, supplemented, or modified from time to time;

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“Transfix Common Stock” are to the shares of Transfix’s common stock, par value $0.001 per share;

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“Transfix Marketplace” refers to the Company’s business-to-business (B2B) marketplace which is enabled by industry expertise and artificial intelligence, and other proprietary technologies to predictively match shipper demand with carrier availability;

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“Transfix Options” are to the outstanding awards of stock options to purchase shares of Transfix Common Stock, whether or not exercisable and whether or not vested, granted under the 2014 Plan and 2019 Plan or otherwise, and excluding, for the avoidance of doubt, any Transfix Warrants;

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“Transfix Outstanding Shares” are to the total number of shares of Transfix Common Stock outstanding immediately prior to the Acquisition Merger Effective Time (other than shares of Transfix restricted stock), and including, for the avoidance of doubt, the number of shares of Transfix Common Stock issuable upon the Conversion;

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“Transfix Preferred Stock” are to Transfix Series A Preferred Stock, Transfix Series B Preferred Stock, Transfix Series C Preferred Stock, Transfix Series D Preferred Stock, Transfix Series E Preferred Stock and Transfix Series Seed Preferred Stock;

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“Transfix RSU Awards” are to the outstanding restricted stock unit awards covering shares of Transfix Common Stock, whether or not vested, granted pursuant to the 2014 Plan and 2019 Plan or otherwise;

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“Transfix Series A Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series A Preferred Stock in the Transfix Charter;

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“Transfix Series B Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series B Preferred Stock in the Transfix Charter;

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“Transfix Series C Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series C Preferred Stock in the Transfix Charter;

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“Transfix Series D Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series D Preferred Stock in the Transfix Charter;

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“Transfix Series D Warrants” are to the outstanding warrants of Transfix to purchase shares of Transfix Series D Preferred Stock;

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“Transfix Series E Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series E Preferred Stock in the Transfix Charter;

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“Transfix Series Seed Preferred Stock” are to the shares of Transfix’s preferred stock, par value $0.001 per share, designated as Series Seed Preferred Stock in the Transfix Charter;

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“Transfix Stock” are to the Transfix Common Stock and the Transfix Preferred Stock;

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“Transfix Warrants” are to the Transfix Series D Warrants;

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“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to SPAC for working capital purposes) from the IPO and a concurrent private placement of private placement warrants to the Sponsor; and

•
“Warrant Agreement” are to the Warrant Agreement, dated February 4, 2021, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

Unless otherwise specified, the voting and economic interests of SPAC shareholders set forth in this proxy statement/prospectus (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of SPAC or Transfix, (iii) none of SPAC’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Transfix Options, Transfix RSU Awards or Transfix Warrants and (b) do not take into account (i) Assumed Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.

SUMMARY TERM SHEET
This summary term sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information included in this proxy statement/prospectus, but does not include all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting.
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SPAC is a blank check company incorporated on October 26, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. For more information about SPAC, see the section entitled “Information About SPAC” When you consider the SPAC Board’s recommendation of the Proposals (as defined below), you should keep in mind that SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of SPAC shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of the Sponsor and SPAC Directors and Officers in the Business Combination” for additional information. The SPAC Board was aware of and considered these interests, among other matters, in recommending that SPAC shareholders vote “FOR” each of the Proposals.

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There are currently 34,500,000 Class A Ordinary Shares and 8,625,000 Class B Ordinary Shares issued and outstanding. In addition, there are currently 14,000,000 SPAC Warrants outstanding, consisting of 6,900,000 public warrants and 7,100,000 private placement warrants. Each whole SPAC Warrant entitles the holder to purchase one whole Class A Ordinary Share for $11.50 per share. The SPAC Warrants will not become exercisable until 30 days after the completion of an Initial Business Combination, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the public warrants become exercisable, SPAC may redeem the outstanding public warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The private placement warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Warrants — Public Warrants.”

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Transfix is a next-generation digital freight platform that is on a path to transform the highly fragmented $1 trillion transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight. For more information about Transfix, see the sections entitled “Information About Transfix” and “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

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On September 20, 2021, SPAC and SPAC’s wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with Transfix and Transfix’s wholly owned subsidiary, Holdings. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

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Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in three steps: (a) on the Closing Date, SPAC will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication”); (b) on the Closing Date and following the Domestication, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and on (c) the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

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In connection with the Domestication, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company and (ii) continuing and domesticating as a Delaware corporation. The time at which the Domestication actually becomes effective is referred to as the “Domestication Effective Time.” At the Domestication Effective Time: (a) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; (b) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued and outstanding SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant.

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In connection with the Initial Merger, each then-outstanding share of Holdings Common Stock will be redeemed for par value, each then-outstanding share of SPAC Class A Common Stock will be canceled and converted, on a one-for-one basis into one share of New Transfix Common Stock, and each then-issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into a whole warrant exercisable for one share of New Transfix Common Stock (the “New Transfix Warrants”).

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In connection with the Acquisition Merger, it is anticipated that 83,991,505 shares of New Transfix Common Stock will be issued to the Historical Rollover Stockholders in the Acquisition Merger in exchange for all outstanding shares of Transfix Common Stock (including shares of Transfix Preferred Stock converted in the Conversion). It is also anticipated that New Transfix will reserve for issuance up to 19,986,029 shares of New Transfix Common Stock in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, in respect of New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and in respect of New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants. Additionally, during the Earnout Period, New Transfix may issue up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock to Eligible Transfix Equityholders, as the case may be, in three equal tranches upon the occurrence of an Earnout Triggering Event. Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued as soon as practicable following the Acquisition Closing in the form of restricted New Transfix Common Stock. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

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Unless lawfully waived by the parties to the Business Combination Agreement, the Acquisition Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite SPAC shareholder approval of the Business Combination Agreement, the Business Combination as contemplated by this proxy statement/prospectus, and certain other proposals at the extraordinary general meeting. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

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The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

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The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•
It is anticipated that, upon completion of the Business Combination, the ownership of New Transfix will be as follows:

•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 64.7% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 26.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 9.1% of the outstanding New Transfix Common Stock.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of SPAC or Transfix, (iii) none of SPAC’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Transfix Options, Transfix RSU Awards or Transfix Warrants and (b) do not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the SPAC Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of SPAC’s shareholders will decrease.
If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 25,503,200 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) — (iv) and (b) remain true, the ownership of New Transfix upon completion of the Business Combination will be as follows:
•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 76.6% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 8,996,800 shares of New Transfix Common Stock, or approximately 8.1% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 16,955,200 shares of New Transfix Common Stock, or approximately 15.3% of the outstanding New Transfix Common Stock.

The ownership percentages with respect to New Transfix set forth above do not take into account SPAC Warrants that will remain outstanding immediately following the Business Combination, but do include the SPAC Founder Shares, which will convert into New Transfix Common Stock upon the Initial Merger. If the facts are different than these assumptions, the percentage ownership retained by SPAC’s existing shareholders in New Transfix following the Business Combination will be different. For example, if we assume that all outstanding 6,900,000 public warrants and 8,300,000 private placement warrants (including warrants issued pursuant to the Forward Purchase Commitment) were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 85,191,505 shares of New Transfix Common Stock, or approximately 60.1% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 41,400,000 shares of New Transfix Common Stock, or approximately 29.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 15,055,200 shares of New Transfix Common Stock, or approximately 10.7% of the outstanding New Transfix Common Stock.

The SPAC Warrants will not become exercisable until 30 days after the completion of an Initial Business Combination, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.
Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of SPAC or Transfix, (iii) none of SPAC’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,986,029 shares of New Transfix Common Stock that will be reserved in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, in respect to New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and in respect of New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants, and (v) the issuance of all Earnout Shares in the form of New Transfix Common Stock and (b) do not take into account New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 112,477,534 shares of New Transfix Common Stock, or approximately 70.8% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 21.7% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 7.5% of the outstanding New Transfix Common Stock.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Transfix After the Acquisition Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
•
The SPAC Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the SPAC Board’s decision-making process, see the subsection entitled “The Business Combination — The G Squared Board’s Reasons for the Approval of the Business Combination.”

•
In addition to voting on the two separate proposals to approve the Initial Merger by special resolution (the “Initial Merger Proposal”) and to approve the Acquisition Merger and approve and adopt the Business Combination Agreement and the Business Combination by ordinary resolution (the “Acquisition Merger Proposal” and, together with the Initial Merger Proposal, the “Business Combination Proposals”) at the extraordinary general meeting, SPAC’s shareholders will also be asked to vote on the approval of:

•
the deregistering of SPAC as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”);

•
the proposed certificate of incorporation (the “Proposed SPAC Certificate of Incorporation”) and the proposed bylaws (the “Proposed SPAC Bylaws” and, together with the Proposed SPAC Certificate of Incorporation, the “Proposed SPAC Organizational Documents”) of SPAC, which if approved, would take effect at the Domestication Effective Time (the “SPAC Organizational Documents Proposal”);

•
the proposed certificate of incorporation (the “Proposed Holdings Certificate of Incorporation”) and the proposed bylaws (the “Proposed Holdings Bylaws” and, together with the Proposed SPAC Certificate of Incorporation, the “Proposed Holdings Organizational Documents”) of Holdings, which if approved, would take effect at the Initial Merger Effective Time (the “Holdings Organizational Documents Proposal” and together with the SPAC Organization Documents Proposal, the “Organization Documents Proposals”);

•
on a non-binding advisory basis, certain governance provisions in the Proposed Holdings Organizational Documents, which are being presented separately in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as nine separate proposals (collectively, the “Advisory Organizational Documents Proposals”);

•
for purposes of complying with applicable listing rules of the NYSE, the issuance pursuant to the Business Combination Agreement of up to (i) an aggregate of 91,491,505 shares of New Transfix Common Stock to the Historical Rollover Stockholders in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment (the “NYSE Proposal”);

•
the Transfix Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”);

•
the Transfix Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”); and

•
the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal or the ESPP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal and the ESPP Proposal, the “Proposals”).
For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The NYSE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The ESPP Proposal” and “Proposal No. 8 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the extraordinary general meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to G Squared shareholders. We urge G Squared shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

A:
G Squared is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Ordinary Shares with respect to the matters to be considered at the extraordinary general meeting. G Squared shareholders are being asked to consider and vote upon, among other things, two separate proposals to: (a) approve and adopt the Business Combination Agreement, pursuant to which the Business Combination will be effected in three steps: (1) on the Closing Date, subject to approval by special resolution, G Squared will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication”); (2) on the Closing Date and immediately following the Domestication, SPAC will merge with and into Transfix Holdings, with Transfix Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (3) on the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by ordinary resolution, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix; (b) approve the Domestication, the Initial Merger, the Acquisition Merger, and the other transactions contemplated by the Business Combination Agreement; and (c) approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment.

The Business Combination cannot be completed unless G Squared shareholders approve the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of at least a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The Initial Merger Proposal, the Domestication Proposal and the Organizational Documents Proposal require a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.
At the Domestication Effective Time, pursuant to the Domestication: (a) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; (b) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued, outstanding and unexercised SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant.

At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each then issued and outstanding share of Holdings Common Stock shall be redeemed for par value; (b) each then-outstanding share of SPAC Class A Common Stock will be automatically canceled and converted, on a one-for-one basis into one share of New Transfix Common Stock; and (c) each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into a New Transfix Warrant pursuant to the Warrant Agreement.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Q:
What is being voted on at the extraordinary general meeting?

A:
G Squared shareholders will vote on the following proposals at the extraordinary general meeting:

•
The Business Combination Proposals — To consider and vote upon two separate proposals to approve the Initial Merger by special resolution and to approve the Acquisition Merger and adopt the Business Combination Agreement and the transactions contemplated thereby by ordinary resolution (Proposal No. 1);

•
The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of SPAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (Proposal No. 2)

•
The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution (i) the Proposed SPAC Certificate of Incorporation and the Proposed SPAC Bylaws, which, if approved, would take effect at the Domestication Effective Time, and (ii) the Proposed Holdings Certificate of Incorporation and the Proposed Holdings Bylaws, which, if approved, would take effect at the Initial Merger Effective Time (Proposal No. 3);

•
The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed Holdings Organizational Documents, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (Proposal No. 4);

•
The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of up to an aggregate of (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment (Proposal No. 5):

•
The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the 2021 Plan and material terms thereunder (Proposal No. 6);

•
The ESPP Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the ESPP and material terms thereunder (Proposal No. 7); and

•
The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the other Proposals (Proposal No. 8).

Q:
Are the Proposals conditioned on one another?

A:
G Squared may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals, the 2021 Plan Proposal, the ESPP Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Q:
What will happen in the Business Combination?

A:
On September 20, 2021, SPAC and Merger Sub entered into the Business Combination Agreement with Transfix and Holdings. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in three steps: (a) on the Closing Date, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”), (b) on the Closing Date and immediately following the Domestication, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (c) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix. In connection with the Domestication, each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock, each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock, and each then issued, outstanding and unexercised SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant. In connection with the Initial Merger, each then issued and outstanding share of Holdings Common Stock shall be redeemed for par value, each then-outstanding share of SPAC Class A Common Stock will be canceled and converted, on a one-for-one basis into one share of New Transfix Common Stock, and each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into one New Transfix Warrant. In connection with the Acquisition Merger, it is anticipated that 83,991,505 shares of New Transfix Common Stock will be issued to the Historical Rollover Stockholders in the Business Combination in exchange for all outstanding shares of Transfix Common Stock. Each then outstanding and unexercised Series D Warrant of Transfix (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed Transfix Warrant”) equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of Transfix Common Stock subject to such Transfix Warrant (assuming the shares of Transfix Preferred Stock subject to such Transfix Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio. It is also anticipated that New Transfix will reserve for issuance up to 19,986,029 shares of New Transfix Common Stock in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, in respect of New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and in respect of New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants. Additionally, during the Earnout Period, New Transfix may issue up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock to all other Eligible Transfix Equityholders, as applicable, in three equal tranches upon the occurrence of each Earnout Triggering Event. Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued in the form of restricted New Transfix Common Stock. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:
Why is G Squared proposing the Business Combination?

A:
G Squared was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving G Squared and one or more businesses or entities. On February 9, 2021, SPAC completed the IPO of 34,500,000 SPAC Units, including 4,500,000 SPAC Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each SPAC Unit consisting of one Class A Ordinary Share and one-fifth of one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to SPAC of $345,000,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in full on February 9, 2021. Since the IPO, SPAC’s activity has been limited to the search for a prospective Initial Business Combination.
The SPAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by SPAC’s management and SPAC’s advisors. As a result, the SPAC Board concluded that a transaction with Transfix would present the most attractive opportunity to maximize value for SPAC’s shareholders. Please see the subsection entitled “The Business Combination — G Squared Board’s Reasons for the Approval of the Business Combination.”
Q:
How will New Transfix be managed and governed following the Business Combination?

A:
Immediately after the Acquisition Closing, the New Transfix Board will be divided into three separate classes, designated as follows:

•
the Class I directors will be      ,           and      and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class II directors will be      ,           and           and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors will be      ,           and      and their terms will expire at the annual meeting of stockholders to be held in 2024.

For additional information, please see the section entitled “Management Following the Business Combination.”
Q:
Will SPAC obtain new financing in connection with the Business Combination?

A:
The Sponsor and one existing investor of Transfix have committed, contingent upon the consummation of the Business Combination, to purchase from SPAC, immediately prior to the Initial Merger, up to 11,000,000 G Squared Units, for an aggregate purchase price of up to $110,000,000.

Q:
What equity stake will G Squared’s current shareholders and the holders of the G Squared Founder Shares hold in New Transfix following the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the ownership of New Transfix will be as follows:

•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 64.7% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 26.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 9.1% of the outstanding New Transfix Common Stock.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of G Squared or Transfix and no repurchases of Transfix restricted stock, (iii) none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Transfix Options, Transfix RSU Awards or Transfix Warrants and (b) do not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the G Squared Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of G Squared’s shareholders will decrease.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 25,503,200 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) – (iv) and (b) remain true, the ownership of New Transfix upon the Business Combination will be as follows:
•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 76.6% of the outstanding New Transfix Common Stock; and

•
the public shareholders will own 8,996,800 shares of New Transfix Common Stock, or approximately 8.1% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 16,955,200 shares of New Transfix Common Stock, or approximately 15.3% of the outstanding New Transfix Common Stock.

The ownership percentages with respect to New Transfix set forth above do not take into account SPAC Warrants that will remain outstanding immediately following the Business Combination, but do include the G Squared Founder Shares, which will convert into New Transfix Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by G Squared’s existing shareholders in New Transfix following the Business Combination will be different. For example, if we assume that all outstanding 6,900,000 public warrants and 8,300,000 private placement warrants (including warrants issued pursuant to the Forward Purchase Commitment) were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 85,191,505 shares of New Transfix Common Stock, or approximately 60.1% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 41,400,000 shares of New Transfix Common Stock, or approximately 29.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 15,055,200 shares of New Transfix Common Stock, or approximately 10.7% of the outstanding New Transfix Common Stock.

The SPAC Warrants will not become exercisable until 30 days after the completion of an Initial Business Combination, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.
Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of G Squared or Transfix, (iii) none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,986,029 shares of New Transfix Common Stock that will be reserved in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants, and (v) the issuance of all Earnout Shares in the form of New Transfix Common Stock and (b) do not take into account other New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 112,477,534 shares of New Transfix Common Stock, or approximately 70.8% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 21.7% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 7.5% of the outstanding New Transfix Common Stock.

Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Transfix After the Acquisition Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:
How will the Initial Merger affect my Ordinary Shares and SPAC Warrants?

A:
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each then-outstanding share of Holdings Common Stock shall be redeemed for par value; (b) each then-outstanding share of SPAC Class A Common Stock will be canceled and converted, on a one-for-one basis into one share of New Transfix Common Stock; and (c) each then-issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into a New Transfix Warrant.

Q:
What are the U.S. federal income tax consequences of the Domestication?

As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — Effects of the Domestication on U.S. Holders” the Domestication should qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below) on the date of the Domestication.
Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. Because SPAC’s “start-up year” and its year of formation are both 2021, and the Domestication (which will close SPAC’s taxable year for U.S. federal income tax purposes) is expected to be completed in 2021, SPAC believes it may qualify for the start-up exception and, therefore, may not be treated as a PFIC.
All holders of our public shares or public warrants are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication and the tax consequences if the Domestication were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations.”
Q:
What are the U.S. federal income tax consequences of the Initial Merger?

A:
As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — Effects of the Initial Merger on U.S. Holders,” the Initial Merger should qualify as an F Reorganization. The rules governing the U.S. federal income tax treatment of the Initial Merger are complex and will depend on a holder’s particular circumstances.

All holders of our public shares or public warrants are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Initial Merger and the tax consequences if the Initial Merger were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Initial Merger, see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations.”
Q:
Why is G Squared proposing the NYSE Proposal?

A:
G Squared is proposing the NYSE Proposal in order to comply with NYSE listing rules, which require shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Acquisition Merger, the Business Combination, New Transfix may issue (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment. Because G Squared may issue 20% or more of its outstanding voting power and outstanding Ordinary Shares in connection with the Acquisition

Merger, G Squared is required to obtain its shareholders’ approval of such issuances pursuant to NYSE listing rules. See the section entitled “Proposal No. 6 — The NYSE Proposal” for additional information.
Q:
Did the G Squared Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The G Squared Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. G Squared’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of G Squared’s advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, G Squared’s officers, directors, and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the G Squared Board in valuing Transfix and assuming the risk that the G Squared Board may not have properly valued the business.

Q:
What happens if I sell my Class A Ordinary Shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or seek redemption of those shares.

Q:
How has the announcement of the Business Combination affected the trading price of the G Squared Units, Class A Ordinary Shares, and public warrants?

A:
The closing price of the G Squared Units, Class A Ordinary Shares, and public warrants on September 20, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.01, $9.83, and $0.96, respectively. On November 8, 2021, the G Squared Units, Class A Ordinary Shares, and public warrants closed at $10.14, $9.92 and $1.15 respectively.

Q:
Following the Business Combination, will G Squared’s securities continue to trade on a stock exchange?

A:
The parties anticipate that, following the Business Combination, the New Transfix Common Stock and New Transfix Warrants will be listed on the NYSE under the new symbols “TF” and “TF.W,” respectively, and the G Squared Units, Class A Ordinary Shares, and SPAC Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act.

Q:
What vote is required to approve the Proposals presented at the extraordinary general meeting?

A:
The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Initial Merger Proposal, the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:
May the Sponsor, G Squared’s directors, officers, advisors, or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:
In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, G Squared’s directors, officers, advisors, or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares the Sponsor and G Squared’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor and G Squared’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, or G Squared’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or G Square’s directors, officers, advisors, or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. For more information, see the subsection entitled “The Business Combination — Potential Purchases of Public Shares.”

Q:
How many votes do I have at the extraordinary general meeting?

A:
G Squared’s shareholders are entitled to one vote at the extraordinary general meeting for each Class A Ordinary Share or Class B Ordinary Share held of record as of        , 2021, the record date for the extraordinary general meeting. As of the close of business on the record date, there were         outstanding Class A Ordinary Shares, which are held by G Squared’s public shareholders, and           outstanding Class B Ordinary Shares, which are held by G Squared’s initial shareholders.

Q:
What constitutes a quorum at the extraordinary general meeting?

A:
Holders of a majority in voting power of Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person, online, or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting,         Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:
How will the Sponsor and G Squared’s directors and officers vote?

A:
The Sponsor and G Squared’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 20% of G Squared’s outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate. Please see the subsection entitled “The Business Combination — Related Agreements — G Squared Founders Shares Letter.”

Q:
What interests do the current officers and directors of G Squared have in the Business Combination?

A:
When you consider the SPAC Board’s recommendation of the Proposals, you should keep in mind that SPAC’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of the Sponsor and SPAC Directors and Officers in the Business Combination” for additional information. The SPAC Board was aware of and considered these interests, among other matters, in recommending that SPAC shareholders vote “FOR” each of the Proposals. These interests include, among other things:

•
the fact that the Sponsor holds 6,100,000 private placement warrants acquired at a purchase price of $9,150,000, or $1.50 per warrant, and an additional 1,000,000 private placement warrants that were acquired by the Sponsor as consideration for a $1,500,000 working capital loan made by the Sponsor to SPAC, which, if unrestricted and freely tradeable, would be valued at approximately $8,165,000, based on the most recent closing price of the public warrants of $1.15 per warrant on November 8, 2021;

•
the fact that the Sponsor and SPAC’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•
the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 SPAC Founder Shares (as a result of a subsequent share sub-division being effected on February 4, 2021), including 276,000 SPAC Founder Shares which were subsequently transferred to SPAC’s independent directors and advisors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $85,560,000, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021 (not taking into account the SPAC Founder Earn Back Shares);

•
the fact that Larry Aschebrook, Ward Davis and Tom Hoban are managers of the SPAC and of the Sponsor and each may be deemed to have or share beneficial ownership of the SPAC Founder Shares held directly by the Sponsor;

•
if the Trust Account is liquidated, including in the event SPAC is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to SPAC or (b) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•
the fact that SPAC’s independent directors and advisors own an aggregate of 276,000 SPAC Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which if unrestricted and freely tradeable would be valued at approximately $2,737,920, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021;

•
the fact that the Sponsor and SPAC’s officers, directors and advisors will be reimbursed for out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $2.0 million as of November 10, 2021;

•
the fact that the Sponsor has committed to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 G Squared Units, and up to an additional 5,000,000 G Squared

Units equal to the number of Class A Ordinary Shares redeemed prior to the closing pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents; and
•
the fact that the Sponsor and SPAC’s officers, directors and advisors will lose their entire investment in SPAC if an Initial Business Combination is not completed within 24 months from the closing of the IPO (the “Combination Period”).

Q:
What happens if I vote against the Business Combination Proposals?

A:
Under the Existing Organizational Documents, if the Business Combination Proposals are not approved and G Squared does not otherwise consummate an alternative Initial Business Combination within the Combination Period, G Squared will be required to dissolved and liquidate the Trust Account by returning the then remaining funds in such account to G Squared’s public shareholders.

Q:
Do I have redemption rights?

A:
Pursuant to the Existing Organizational Documents, a public shareholder may request that G Squared redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•
hold public shares or, if you hold public shares through G Squared Units, you elect to separate your G Squared Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, in which you (i) request that New Transfix redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

•
deliver your public shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of G Squared Units must elect to separate the G Squared Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their G Squared Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the G Squared Units into the underlying public shares and public warrants, or if a holder holds G Squared Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, G Squared’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to G Squared in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Transfix will redeem the related shares of New Transfix Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Transfix Common Stock following the redemption. The redemption will take place following the Initial Merger and, accordingly, it is shares of New Transfix Common Stock that will be redeemed immediately after consummation of the Business

Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposals or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (a) if you hold your Class A Ordinary Shares through G Squared Units, elect to separate your G Squared Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on           , 2021 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that G Squared redeem your public shares for cash to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Notwithstanding the foregoing, a public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her, or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a group with any other shareholder, G Squared will require each public shareholder seeking to exercise redemption rights to certify to G Squared whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is G Squared’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, G Squared does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically.
Holders of outstanding G Squared Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold G Squared Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the G Squared Units.
If a broker, dealer, commercial bank, trust company, or other nominee holds your G Squared Units, you must instruct such nominee to separate your G Squared Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of G Squared Units to be split and the nominee holding such G Squared Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant G Squared Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the G Squared Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with G Squared’s consent, until the vote is taken with respect to the Business Combination. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting G Squared’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The receipt of cash by a beneficial holder of New Transfix Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below) and could be a taxable event for U.S. federal income tax purposes in the case of a non-U.S. Holder (as defined below). Please see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — Effects to U.S. Holders of Exercising Redemption Rights” or “The Business Combination — Material U.S. Federal Income Tax Considerations — Effects to Non-U.S. Holders of Exercising Redemption Rights,” as applicable, for additional information. All Holders considering the exercise of their redemption rights should consult with, and rely solely upon, their tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Because the Domestication and the Initial Merger will occur prior to the redemption of stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication and the Initial Merger, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication. The tax considerations for U.S. Holders with respect to the Domestication and the Initial Merger are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations —  Effects of the Domestication on U.S. Holders” and “The Business Combination — Material U.S. Federal Income Tax Considerations  — Effects of the Initial Merger on U.S. Holders” respectively.
All Holders of G Squared Public Securities considering exercising their redemption rights are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Initial Merger and the exercise of their redemption rights.
Q:
If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of SPAC Warrants have no redemption rights with respect to such warrants.

Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
No. There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or SPAC Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
If the Business Combination Proposals are approved, G Squared intends to use a portion of the funds held in the Trust Account to pay (a) any transaction costs associated with the Business Combination Agreement and Business Combination, (b) taxes and deferred underwriting discounts and commissions from the IPO, and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with the Forward Purchase Commitment, will be used for general corporate purposes of New Transfix. See the section entitled “The Business Combination” for additional information.

Q:
What happens if the Business Combination is not consummated or is terminated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an Initial Business Combination is not consummated within the Combination Period, G Squared will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to G Squared to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of G Squared’s remaining shareholders and the G Squared Board, liquidate and dissolve, subject in each case of (b) and (c) above to G Squared’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

It is expected that the amount of any distribution G Squared’s public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to G Squared’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of the G Squared Founder Shares have waived any right to any liquidating distributions with respect to those shares.
In the event of liquidation, there will be no distribution with respect to the outstanding SPAC Warrants. Accordingly, the SPAC Warrants will expire worthless.
Q:
When is the Business Combination expected to be consummated?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting to be held on           ,2021 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:
How do I vote?

A:
If you were a holder of record of Class A Ordinary Shares or Class B Ordinary Shares on           , 2021, the record date for the extraordinary general meeting, you may vote with respect to the Proposals online at the virtual extraordinary general meeting or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote online, obtain a proxy from your broker, bank, or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:
At the extraordinary general meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q:
What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by G Squared without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting

Q:
If I am not going to attend the virtual extraordinary general meeting online, should I submit my proxy card instead?

A:
Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. G Squared believes the Proposals presented to G Squared’s will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have submitted my executed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to G Squared at the address listed below so that it is received by G Squared prior to the extraordinary general meeting or by attending the extraordinary general meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to G Squared, which must be received prior to the extraordinary general meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact G Squared’s proxy solicitor at:         .

To obtain timely delivery, G Squared’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.
You may also obtain additional information about G Squared from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to G Squared’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Q:
Who will solicit and pay the cost of soliciting proxies?

A:
The G Squared Board is soliciting your proxy to vote your Class A Ordinary Shares and Class B Ordinary Shares on all matters scheduled to come before the extraordinary general meeting. G Squared will pay the cost of soliciting proxies for the extraordinary general meeting. G Squared has engaged         to assist in the solicitation of proxies for the extraordinary general meeting. G Squared has agreed to pay         a fee of $       , in addition to a performance fee of $       , plus disbursements. G Squared will reimburse         for reasonable out-of-pocket expenses and will indemnify         and its affiliates against certain claims, liabilities, losses, damages, and expenses.

G Squared will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares and in obtaining voting instructions from those owners. G Squared’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not include all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”
The Parties to the Business Combination
G Squared Ascend I Inc.
G Squared Ascend I Inc. (“SPAC” or “G Squared”) is a Cayman Islands exempted company formed on October 26, 2020 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving G Squared and one or more businesses.
The Class A Ordinary Shares, public warrants, and G Squared Units, consisting of one Class A Ordinary Share and one-fifth of one public warrant, are traded on the NYSE under the ticker symbols “GSQD,” “GSQD.W,” and “GSQD.U,” respectively. The parties anticipate that, following the Business Combination, the New Transfix Common Stock and New Transfix Warrants will be listed on the NYSE under the symbols “TF” and “TF.W,” respectively, and the G Squared Units, Class A Ordinary Shares, and SPAC Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act, upon the Initial Closing.
The mailing address of G Squared’s principal executive office is 205 N. Michigan Avenue, Suite 3770, Chicago, Illinois 60601, and the telephone number is (312) 552-7160.
For more information about G Squared, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of G Squared,” “Information About G Squared,” and the financial statements of G Squared included herein.
Transfix, Inc.
Transfix, Inc. is a next-generation digital freight platform that is on a path to transform the highly fragmented $1 trillion transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight. Founded in 2013 by Andrew McElroy and Jonathan Salama, Transfix is headquartered in New York City, and is rapidly expanding.
The mailing address of Transfix’s principal executive office is 498 7th Avenue, New York, NY 10018, and the telephone number is (646) 844-2200.
For more information about Transfix, see the sections entitled “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations,” “Information About Transfix,” and the financial statements of Transfix included herein.
Horizon Merger Sub Inc.
Horizon Merger Sub Inc. is a wholly owned subsidiary of G Squared formed solely for the purpose of effectuating the Acquisition Merger. Merger Sub was incorporated under the laws of the State of Delaware on July 1, 2021. Merger Sub owns no material assets and does not operate any business.
The mailing address of Merger Sub’s principal executive office is c/o G Squared Ascend I Inc., 205 N. Michigan Avenue, Suite 3770, Chicago, Illinois 60601, and the telephone number is (312) 552-7160.
Transfix Holdings, Inc.
Transfix Holdings, Inc. is a wholly owned subsidiary of Transfix formed solely for the purpose of effectuating the Initial Merger and to serve as the publicly traded parent company of Transfix following the

Acquisition Closing. Transfix Holdings was incorporated under the laws of the State of Delaware on September 9, 2021. Transfix Holdings owns no material assets and does not operate any business.
The mailing address of Transfix Holdings’ principal executive office is 498 7th Avenue, New York, NY 10018, and the telephone number is (646) 844-2200.
The Business Combination
On September 20, 2021, SPAC entered into the Business Combination Agreement with Merger Sub, Holdings and Transfix. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in three steps: (a) on the Closing Date, SPAC will changes it jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication”), (b) on the Closing Date and immediately following the Domestication, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger, as a publicly traded entity and becoming the sole owner of Merger Sub, and (c) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix.
The Domestication
On the Closing Date, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company and (ii) continuing and domesticating as a Delaware corporation. The time at which the Domestication actually becomes effective is referred to as the “Domestication Effective Time.” At the Domestication Effective Time:
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each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock;

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each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common stock;

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each then issued, outstanding and unexercised SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant.

The Initial Merger
At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of SPAC, Merger Sub, Transfix, Holdings or the holders of any of SPAC’s securities:
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each then issued and outstanding share of Holdings Common Stock shall be redeemed for par value;

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each then-issued and outstanding share of SPAC Class A Common Stock will be canceled and converted automatically, on a one-for-one basis into one share of New Transfix Common Stock; and

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each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into one New Transfix Warrant.

The Acquisition Merger
On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then issued and outstanding share of Transfix Preferred Stock will convert automatically into a number of shares of Transfix Common Stock at the then-effective conversion rate in accordance with the terms of the Transfix Charter.
At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Transfix, Merger Sub, Transfix or the holders of the following securities:
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each then issued and outstanding share of Transfix Common Stock (including shares of Transfix Common Stock resulting from the Conversion) will be canceled and converted into (a) the right to receive the number of shares of New Transfix Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive a portion of the Earnout Shares as additional consideration, subject to and in accordance with the Business Combination Agreement;

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all shares of Transfix Common Stock and Transfix Preferred Stock held in the treasury of Transfix will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each then issued and outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Transfix as the surviving entity of the Acquisition Merger and wholly owned subsidiary of New Transfix;

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each then-outstanding and unexercised Transfix Series D Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock equal to the product of (1) the number of shares of Transfix Common Stock subject to the applicable Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time and (2) the Exchange Ratio, at an exercise price per share equal to (x) the exercise price per share for the shares of Transfix Common Stock subject to the applicable Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (y) the Exchange Ratio;

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each then-outstanding and unexercised Transfix Option, whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock equal to the product of (i) the number of shares of Transfix Common Stock subject to such Transfix Option immediately prior to the Acquisition Merger Effective Time, and (ii) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Transfix Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); provided, however, that the exercise price and the number of shares of New Transfix Common Stock purchasable pursuant to the exchanged options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any exchanged option to which Section 422 of the Code applies, the exercise price and the number of shares of New Transfix Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

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each then-outstanding Transfix RSU Award will be assumed and converted into an award covering a number of restricted shares of New Transfix Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Transfix Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”
Earnout
During the Earnout Period, New Transfix may issue up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock to all other Eligible Transfix Equityholders, as the case may be, in three equal tranches upon the occurrence of each Earnout Triggering Event. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement) during the Earnout Period. Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued as soon as practicable following the Acquisition Closing in the form of restricted New Transfix Common Stock. Please see the subsection entitled “The Business Combination — Earnout” for additional information.
Conditions to the Acquisition Closing
The obligations of Transfix, SPAC, Merger Sub and Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

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the written consent of the requisite stockholders of Transfix (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement, the Business Combination and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to SPAC;

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the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of SPAC shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, SPAC’s Existing Organizational Documents and the rules and regulations of the NYSE;

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no governmental authority having enacted, issued, or enforced any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

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all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

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the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

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the shares of New Transfix Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares), and the Forward Purchase Committment and the Assumed SPAC Warrants (and the New Transfix Common Stock issuable upon exercise thereof) having been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof;

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SPAC having at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement, and after giving effect to the Forward Purchase Committment unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

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the Domestication and Initial Merger having been completed.

The obligations of SPAC and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of Transfix and Holdings as determined in accordance with the Business Combination Agreement;

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Transfix and Holdings having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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Holdings shall have delivered to SPAC its duly executed counterpart signature page to the A&R Registration Rights Agreement;

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since the date of the Business Combination Agreement no material adverse effect, as determined in accordance with the Business Combination Agreement, having occurred;

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Transfix having delivered to SPAC a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement; and

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as of the Acquisition Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to the Forward Purchase Commitment, SPAC having cash on hand equal to or in excess of $150,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or Forward Purchase Commitment).
The obligations of Transfix and Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of SPAC and Merger Sub as determined in accordance with the Business Combination Agreement;

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each of SPAC and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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SPAC having delivered to Transfix a customary officer’s certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement; and

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as of the Acquisition Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to the Forward Purchase Commitment, SPAC having cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or the Forward Purchase Commitment).

Regulatory Matters
Under the HSR Act and rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust
Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On October 12, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. We expect the waiting period to expire on November 12, 2021 at 11:59 p.m. Eastern time.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SPAC cannot assure you as to its result.
Neither SPAC nor Transfix is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.
Related Agreements
Stockholder Support Agreement
Transfix has delivered to G Squared a Stockholder Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding Transfix Common Stock and Transfix Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Transfix, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the valid termination of the Business Combination Agreement in accordance with its terms, and (c) the effective date of a written agreement of G Squared, Transfix, and the Written Consent Parties terminating the Support Agreement.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers, directors and advisors of SPAC entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with SPAC and Holdings, pursuant to which, among other things, certain of SPAC’s officers and directors have agreed to (a) waive the anti-dilution rights set forth in SPAC’s organizational documents, (b) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination and (c) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination. In connection with the Business Combination, Sponsor agrees to forfeit and surrender, for no consideration, 20% of its SPAC founder shares prior to the Initial Merger. The Sponsor and certain officers and directors of SPAC have agreed to amend the letter agreement, dated February 4, 2021 (the “Letter Agreement”), to, among other things, impose certain transfer restrictions with respect to its New Transfix Common Stock (the “G Squared Founder Earn Back Shares”) as follows: (a) one-half of the Lockup Shares will be subject to a one year lock-up; (b) one-sixth of the of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after Closing Date; (c) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive trading days commencing after Closing Date; and (d) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $17.50 for at least 20 trading days out of any 30 consecutive trading days commencing after Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of the New Transfix occurs.
A&R Registration Rights Agreement
In connection with the Acquisition Closing, that certain Registration Rights Agreement, dated February 4, 2021, among G Squared and certain persons and entities holding securities of G Squared (the “IPO Registration Rights Agreement”), will be amended and restated, and New Transfix, the Sponsor, certain persons and entities holding securities of New Transfix prior to the Acquisition Closing (together with the Sponsor, the “Initial Holders”), and certain persons and entities receiving New Transfix Common Stock or instruments exercisable for New Transfix Common Stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) will enter into an amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit E (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, New Transfix will agree that, within 30 days after the consummation of the Business Combination, New Transfix will use commercially reasonable efforts to file with the SEC (at New Transfix’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and New Transfix will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to two underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades (provided, however, that New Transfix is not required to effect more than two block trades in any 12‑month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.

Forward Purchase Agreements
Concurrent with the execution of the Business Combination Agreement, G Squared amended and restated that certain Forward Purchase Agreement, dated as of February 4, 2021, by and between G Squared and the Sponsor (the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, the Sponsor has agreed, subject to the terms and conditions set forth in the A&R Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 units consisting of one Class A Ordinary Share and one-fifth of one G Squared Warrant (the “G Squared Units”), and up to an additional 5,000,000 G Squared Units equal to the number of Class A Ordinary Shares redeemed prior to the closing pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents. For the avoidance of doubt, regardless of the extent of such redemptions, the Sponsor will in no event be required to purchase more than an aggregate amount of 10,000,000 G Squared Units. The obligation of the Sponsor under the A&R Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Concurrent with the execution of the Business Combination Agreement, SPAC and an existing investor of Transfix entered into a forward purchase agreement (the “Investor Forward Purchase Agreement”, and together with the A&R Forward Purchase Agreement, the “Forward Purchase Agreements”). Pursuant to the Investor Forward Purchase Agreement, such Transfix investor has agreed, subject to the terms and conditions set forth in the Investor Forward Purchase Agreement, to purchase immediately prior to the Initial Closing, at a per-unit price of $10.00, 1,000,000 SPAC Units. The obligations of such investor under the Investor Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Mergers.
Interests of the Sponsor and G Squared Directors and Officers in the Business Combination
In considering the recommendation of the G Squared Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of G Squared’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. G Squared’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the fact that the Sponsor holds 6,100,000 private placement warrants acquired at a purchase price of $9,150,000, or $1.50 per warrant, and an additional 1,000,000 private placement warrants that were acquired by the Sponsor as consideration for a $1,500,000 working capital loan made by the Sponsor to SPAC, which, if unrestricted and freely tradeable, would be valued at approximately $8,165,000, based on the most recent closing price of the public warrants of $1.15 per warrant on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 SPAC Founder Shares (as a result of a subsequent share sub-division being effected on February 4, 2021), including 276,000 SPAC Founder Shares which were subsequently transferred to SPAC’s independent directors and advisors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $85,560,000, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021 (not taking into account the SPAC Founder Earn Back Shares);

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the fact that Larry Aschebrook, Ward Davis and Tom Hoban are managers of the SPAC and of the Sponsor and each may be deemed to have or share beneficial ownership of the SPAC Founder Shares held directly by the Sponsor;

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if the Trust Account is liquidated, including in the event SPAC is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that SPAC’s independent directors and advisors own an aggregate of 276,000 SPAC Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which if unrestricted and freely tradeable would be valued at approximately $2,737,920, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers, directors and advisors will be reimbursed for out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $2.0 million as of November 10, 2021; and

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the fact that the Sponsor and SPAC’s officers, directors and advisors will lose their entire investment in SPAC if an Initial Business Combination is not completed within the Combination Period

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the fact that affiliates of the Sponsor own an aggregate of approximately 761,607 shares of Transfix Preferred Stock; and

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the fact that in connection with the Business Combination, (i) G Squared V, LP, an affiliate of the Sponsor (“G Squared Fund”), and Transfix entered into a Subordinated Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, G Squared Fund has agreed, subject to the terms and conditions set forth in the Note Purchase Agreement, to purchase up to $50 million in aggregate principal amount of subordinated convertible promissory notes of Transfix (“Notes”), to be invested as follows: (a) at an initial closing to occur no later than 10 business days following the G Squared SPAC Termination Date, G Squared Fund will invest at least $15 million in the form of a Note, and (b) thereafter, at the option of Transfix, G Squared Fund will make future investments in the form of a Note within 16 days following written request from Transfix. The obligations of G Squared Fund to purchase the Notes under the Note Purchase Agreement are subject to the fulfillment of certain conditions therein, including the occurrence of the G Squared SPAC Termination Date. The term “G Squared SPAC Termination Date” means the earliest of (a) the date on which the letter of intent between the SPAC and Transfix, dated as of May 17, 2021, is terminated, (b) the date on which certain definitive agreements relating to the Business Combination are terminated in accordance with their terms, or (c) the mutual agreement between the SPAC and Transfix to abandon the proposed business combination.

Reasons for the Approval of the Business Combination
After careful consideration, the G Squared recommends that G Squared’s shareholders vote “FOR” the approval of the Business Combination Proposals.
For a more complete description of G Squared’s reasons for the approval of the Business Combination and the recommendation of the G Squared Board, see the subsection entitled “The Business Combination — G Squared Board’s Reasons for the Approval of the Business Combination.”
Redemption Rights
Pursuant to the Existing Organizational Documents, a public shareholder may request that G Squared redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)   hold public shares or, if you hold public shares through G Squared Units, you elect to separate your G Squared Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(b)   submit a written request to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, in which you (i) request that New Transfix redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and
(c)   deliver your public shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, physically or electronically through the DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of G Squared Units must elect to separate the G Squared Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their G Squared Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the G Squared Units into the underlying public shares and public warrants, or if a holder holds G Squared Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, G Squared’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to G Squared in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Transfix will redeem the related shares of New Transfix Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. Each redemption of Class A Ordinary Shares by G Squared’s public shareholders will decrease the amount in the Trust Account. In no event will G Squared redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Transfix Common Stock following the redemption. The redemption will take place following the Initial Merger and, accordingly, it is shares of New Transfix Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.
Ownership of New Transfix After the Acquisition Closing
It is anticipated that, upon completion of the Business Combination, the ownership of New Transfix will be as follows:
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the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 64.7% of the outstanding New Transfix Common Stock;

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the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 26.2% of the outstanding New Transfix Common Stock; and

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the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 9.1% of the outstanding New Transfix Common Stock.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of G Squared or

Transfix, (iii) none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Transfix Options, Transfix RSU Awards or Transfix Warrants and (b) do not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the G Squared Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of G Squared’s shareholders will decrease.
If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 25,503,200 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) — (iv) and (b) remain true, the ownership of New Transfix upon completion of the Business Combination will be as follows:
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the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 76.6% of the outstanding New Transfix Common Stock;

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the public shareholders will own 8,996,800 shares of New Transfix Common Stock, or approximately 8.1% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 16,955,200 shares of New Transfix Common Stock, or approximately 15.3% of the outstanding New Transfix Common Stock.

The ownership percentages with respect to New Transfix set forth above do not take into account SPAC Warrants that will remain outstanding immediately following the Business Combination, but do include the G Squared Founder Shares, which will convert into New Transfix Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by G Squared’s existing shareholders in New Transfix following the Business Combination will be different. For example, if we assume that all outstanding 6,900,000 public warrants and 8,300,000 private placement warrants (including warrants issued pursuant to the Forward Purchase Commitment) were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 85,191,505 shares of New Transfix Common Stock, or approximately 60.1% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 41,400,000 shares of New Transfix Common Stock, or approximately 29.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 15,055,200 shares of New Transfix Common Stock, or approximately 10.7% of the outstanding New Transfix Common Stock.

The SPAC Warrants will not become exercisable until 30 days after the completion of an Initial Business Combination, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.
Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of G Squared or Transfix, (iii) none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,986,029 shares of New Transfix Common Stock that will be reserved in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants, and (v) the issuance of all Earnout Shares in the form of New Transfix Common Stock and (b) do not take into account other New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 112,477,534 shares of New Transfix Common Stock, or approximately 70.8% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 21.7% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 7.5% of the outstanding New Transfix Common Stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Board of Directors and Officers of New Transfix Following the Business Combination
The directors and officers of Transfix Holdings as of immediately prior to the Initial Merger Effective Time will continue as initial directors and officers of New Transfix, respectively. The parties anticipate that, effective immediately after the Acquisition Merger Effective Time, the New Transfix Board will comprise Andrew McElroy, Lily Shen, Jonathan Salama and                 . See “The Business Combination — Board of Directors of New Transfix Following the Business Combination” and “Management Following the Business Combination — Executive Officers and Directors After the Business Combination.”
Expected Accounting Treatment
The Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, G Squared will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Transfix issuing stock for the net assets of G Squared, accompanied by a recapitalization. The net assets of G Squared will be stated at historical cost, with no goodwill or other intangible assets recorded. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”
Appraisal Rights
There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or SPAC Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.
Other G Squared Proposals
In addition to the two separate proposals to approve and adopt the Business Combination Agreement and the Business Combination, G Squared’s shareholders will be asked to vote upon; (a) a proposal to approve by special resolution and adopt the Domestication Proposal, (b) a proposal to approve by special resolution the Proposed Organizational Documents; (b) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution material differences between the Existing Organizational Documents and the Proposed Holdings Organizational Documents; (c) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of the NYSE, the issuance of (i) up to an aggregate of 91,491,505 shares of Common Stock, par value $0.0001, of New Transfix (the “New Transfix Common Stock”) in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment; (d) a proposal to approve by ordinary resolution and adopt the 2021 Plan; (e) a proposal to approve by ordinary resolution and adopt the ESPP; and (f) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more Proposals at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — the Domestication,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The NYSE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The ESPP Proposal,” and “Proposal No. 8 — The Adjournment Proposal” for more information.

Date, Time, and Place of Extraordinary General Meeting
The extraordinary general meeting will be held in person on           , 2021, at      , Eastern time, at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, G Squared is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the virtual extraordinary general meeting if you owned Class A Ordinary Shares or Class B Ordinary Shares at the close of business on           , 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Class A Ordinary Share or Class B Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were           Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which           were public shares and           were G Squared Founder Shares held by the initial shareholders.
Proxy Solicitation
Proxies may be solicited by mail. G Squared has engaged        to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Extraordinary General Meeting — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Extraordinary General Meeting
A quorum of G Squared’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Initial Merger Proposal, the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Initial Closing and Acquisition Closing are conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross- conditioned on each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to G Squared Shareholders
The G Squared Board believes that each of the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is in the best interests of G Squared and G Squared’s shareholders and recommends that its shareholders vote “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The NYSE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The ESPP Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”
When you consider the recommendation of the G Squared Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and certain of G Squared’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of the Sponsor and G Squared Directors and Officers in the Business Combination.”

Summary Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Such risks include, but are not limited to:
•
National and international economic conditions could have a significant, adverse impact on our business.

•
We are subject to negative impacts of changes in international and domestic political and governmental conditions and business condition.

•
The coronavirus (“COVID-19”) pandemic and the impact of actions to mitigate the pandemic may in the future impact our business, financial condition and results of operations.

•
If we are unable to successfully identify, acquire, and integrate suitable customers and the freight volume we expect, our operating results and projections could be negatively impacted.

•
We may not successfully manage our growth.

•
Increases in diesel fuel prices and carrier rates, all or part of such increases which may be difficult to pass through to our customers, may impair our operating results.

•
Our obligation to pay our carriers is not contingent upon receipt of payment from our customers, and therefore we are exposed to credit risk.

•
Segments of our industry are often subject to seasonal volume fluctuations. Unusual or otherwise unanticipated seasonality could have an adverse effect on our operating ability and results and financial condition.

•
A decrease in the number of carriers participating in our network could adversely affect our business.

•
Disruptions in the national transportation infrastructure could have a material adverse effect on our customers and the motor carriers’ industry, and directly or indirectly have a material adverse effect on our business, financial condition, results of operations and cash flows.

•
We derive a significant portion of our total revenue from our largest customers.

•
We are reliant on technology to operate our business and our continued success is dependent on our systems continuing to provide the necessary support to service carriers and customers.

•
Cyberattacks, computer malware, viruses, spamming, phishing attacks and undetected errors could harm our reputation, business, and operating results.

•
Issues related to the intellectual property rights on which our business depends, whether related to our failure to enforce our own rights, or infringement claims brought by others, could have a material adverse effect on our business, financial condition and results of operations.

•
Adverse litigation judgments or settlements resulting from legal or arbitral proceedings in which we may be involved could expose us to monetary damages, equitable restraints, or limit our ability to operate our business.

•
Claims against us may exceed our insurance coverage and/or coverage amounts and may or may not be covered by insurance at all.

•
Ongoing market conditions for obtaining insurance, the rising cost of insurance and coverage expense may have an adverse effects on our business, financial condition, results of operations, and cash flows.

•
Our customer contracts have uncapped indemnification obligations or obligations with significant caps for our acts or omissions, which could have a material adverse effect on our business.

•
Our management has limited experience in operating a public company, and we may incur significant costs and obligations as a result of being a public company

•
We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TRANSFIX
The following table sets forth selected historical financial data derived from Transfix’s unaudited financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the audited financial statements for the years ended December 31, 2020 and 2019, each of which is included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations” and Transfix’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statement of Operations Data:
	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
	(In thousands, except per share data)
Revenue	$184,174	$130,165	$126,692	$74,346
Costs and Expenses:
Purchased transportation	173,853	125,098	118,114	71,436
Processing costs	11,440	10,523	5,418	5,643
Sales and marketing	7,557	6,348	3,555	4,156
Technology	8,577	9,767	4,672	4,373
General and administrative	15,148	17,155	11,231	7,516
Total Costs and Expenses	216,575	168,891	142,990	93,124
Loss from operations	(32,401)	(38,726)	(16,298)	(18,778)
Other income (expense):
Interes income	122	860	16	102
Interest expense	(1,589)	(317)	(1,437)	(717)
Other expense	—	—	(83)	—
Total other income (expense)	(1,467)	543	(1,504)	(615)
Loss before income taxes	(33,868)	(38,183)	(17,802)	(19,393)
Income tax expense	24	20	38	9
Net loss	$(33,892)	$(38,203)	$(17,840)	$(19,402)
Net loss per common share:
Basic and diluted	$(3.64)	$(4.14)	$(1.88)	$(2.09)
Balance Sheet Data:
	As of December 31,		As of June 30,
	2020	2019	2021
	(In thousands)
Cash, cash equivalents and restricted cash	$26,538	$31,561	$13,016
Total assets	71,620	59,817	62,995
Total liabilities	38,874	27,505	45,595
Preferred stock	158,250	128,458	158,250
Total liabilities, preferred stock and stockholders’ deficit	71,620	59,817	62,995

Other Financial Data:
	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
	($ in thousands)
Revenue	$184,174	$130,165	$126,692	$74,346
Purchased transportation	173,853	125,098	118,114	71,436
Internal use software amortization(1)	345	—	610	64
Gross profit	9,976	5,067	7,968	2,846
Gross profit margin	5.4%	3.9%	6.3%	3.8%
Add: Internal use software amortization	345	—	610	64
Adjusted gross profit(2)	$10,321	$5,067	$8,578	$2,910
Adjusted gross profit margin(2)	5.6%	3.9%	6.8%	3.9%

(1)   Internal use software amortization is included as a component of technology expense in the statement of operations in the audited and unaudited financial statements appearing elsewhere in this proxy statement/prospectus.
(2)    Adjusted gross profit and adjusted gross profit margin are non-GAAP financial measures that management uses in its financial and operational decision-making and evaluation of operating performance. Adjusted gross profit is calculated as gross profit excluding the amortization of internal-use software costs. It is also calculated as revenue less purchased transportation costs. Adjusted gross profit margin is calculated as adjusted gross profit divided by total revenue. Management believes these measures are important profitability measurements and are useful measures of the Company’s ability to source and sell services that are provided by third parties. Non-GAAP metrics are not calculated in accordance with GAAP and should not be considered an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these non-GAAP metrics differently. For a detailed discussion of our key operating and financial performance metrics and a reconciliation of this non-GAAP financial measure to the most directly comparable financial measures calculated in accordance with GAAP, see “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

SUMMARY HISTORICAL FINANCIAL INFORMATION OF G SQUARED
The following table sets forth summary historical financial data derived from SPAC’s unaudited financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and audited financial statements for the period from October 26, 2020 (inception) through December 31, 2020, each of which is included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of G Squared Ascend I Inc.” and SPAC’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statement of Operations Data:
	For the Period from October 26, 2020 (inception) Through December 31, 2020	For the Six Months Ended June 30, 2021
	(audited)	(unaudited)
General and administrative expenses	$7,830	$883,814
General and administrative expenses – related party	—	50,000
Loss from operations	(7,830)	(933,814)
Other income (expenses)	—
Change in fair value of derivative liabilities	—	(897,530)
Offering costs associated with derivative liabilities	—	(462,850)
Loss on Forward Purchase Agreement	—	(1,448,910)
Gain on conversion of working capital loan	—	243,440
Income from investments held in Trust Account	—	31,764
Total other income (expenses)	—	(2,534,086)
Net loss	$(7,830)	$(3,467,900)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	—	34,500,000
Basic and diluted net loss per share, Class A ordinary share	$—	$0.00
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	7,500,000	8,382,597
Basic and diluted net loss per share, Class B ordinary share	$(0.00)	$(0.42)

Balance Sheet Data:
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$1,070,194	$—
Deferred offering costs	—	228,180
Prepaid expenses	1,362,503	—
Total current assets	2,432,697	228,180
Investments held in Trust Account	345,031,764	—
Total Assets	$347,464,461	$228,180
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$230,082	$48,005
Accrued expenses	198,417	163,005
Total current liabilities	428,499	211,010
Deferred underwriting commissions	12,075,000	—
Derivative liabilities	18,285,000	—
Total liabilities	30,788,499	211,010
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 34,350,000 and -0- shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	345,000,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 15,000,000 shares authorized; 8,625,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(28,324,901)	(7,830)
Total shareholders’ equity (deficit)	(28,324,038)	17,170
Total Liabilities and Shareholders’ Equity (Deficit)	$347,464,461	$228,180

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma information”) gives effect to the Business Combination as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a recapitalization under GAAP. Under this method of accounting, G Squared is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Transfix will represent a continuation of the financial statements of Transfix, with the Business Combination being treated as the equivalent of Transfix issuing stock for the net assets of G Squared, accompanied by a recapitalization. The net assets of G Squared will be stated at fair value (which is expected to be consistent with historical cost), with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Transfix in future reports of New Transfix.
The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 give pro forma effect to the Business Combination as if it had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Transfix appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of G Squared and Transfix and related notes included elsewhere in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what New Transfix’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of New Transfix.
The following table presents the summary pro forma information after giving effect to the Business Combination, presented under two scenarios:
•
Assuming No Redemptions: This scenario assumes that no Class A Ordinary Shares of G Squared are redeemed, and

•
Assuming Maximum Redemptions: This scenario assumes that (i) 25.5 million Class A ordinary shares of G Squared are redeemed resulting in an aggregate payment of approximately $255.03 million from the Trust Account, which is the maximum amount of allowable redemption while still providing New Transfix with cash at closing of the Business Combination of no less than the minimum of $200.0 million required by the Business Combination Agreement and (ii) as a result of the assumption in (i), an additional 5 million shares of New Transfix Common Stock would be purchased pursuant to the condition in the A&R Forward Purchase Agreement.

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
	Shares	%	Shares	%
New Transfix shares issued to Transfix stockholders	83,991,505		83,991,505
Total Transfix Shares	83,991,505	65.6%	83,991,505	78.0%
New Transfix shares issued to G Squared public shareholders	34,500,000		34,500,000
Less: shares redeemed(1)	—		(25,503,200)
Total New Transfix shares issued to G Squared public shareholders	34,500,000	26.9%	8,996,800	8.4%
New Transfix shares issued in exchange for the G Squared Founders shares	3,615,600		3,615,600
Total New Transfix shares issued in exchange for G Squared Founders Shares	3,615,600	2.8%	3,615,600	3.4%
New Transfix shares issued under the Forward Purchase Commitment	6,000,000		6,000,000
Add: additional shares to be purchased(2)	—		5,000,000
Total New Transfix shares issued under the Forward Purchase Commitment	6,000,000	4.7%	11,000,000	10.2%
Pro Forma Shares Outstanding	128,107,105	100.0%	107,603,905	100.0%

(1)
This presentation assumes that G Squared stockholders holding 25.5 million Public Shares will exercise their redemption rights, while meeting the minimum cash requirement.

(2)
As a result of the assumption in (i), an additional 5 million shares of New Transfix Common Stock would be purchased prior to the Closing pursuant to the SPAC Forward Purchase.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding SPAC Warrants issued in connection with G Squared’s IPO, as such securities are not exercisable until 30 days after the Acquisition Closing.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the summary pro forma information will be different, and those changes could be material.
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Combined Pro Forma
(amounts in thousands, except share and per share information)	Six Months Ended June 30, 2021
Revenue	$126,692
Loss from operations	$(16,298)
Net loss	$(18,221)
Weighted average shares used to compute net loss per common share- basic and diluted (No redemptions)	128,107,105
Basic and diluted net loss per share	$(0.14)
Weighted average shares used to compute net loss per common share- basic and diluted (Maximum redemptions)	107,603,905
Basic and diluted net loss per share	$(0.17)

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:
	Combined Pro Forma
	Year Ended December 31, 2020
(amounts in thousands, except share and per share information)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Revenue	$184,174	$184,174
Loss from operations	$(38,942)	$(41,931)
Net loss	$(40,433)	$(43,422)
Weighted average shares used to compute net loss per common share- basic and diluted	128,107,105	107,603,905
Basic and diluted net loss per share	$(0.32)	$(0.40)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:
	Combined Pro Forma
	As of June 30, 2021
(amounts in thousands)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Total assets	$439,650	$235,925
Total liabilities	$132,339	$134,759
Common stock	$13	$11
Additional paid-in capital	$466,374	$263,220
Accumulated deficit	$(159,076)	$(162,065)
Total stockholders’ equity	$307,311	$101,166

RISK FACTORS
The following risk factors will apply to the business and operations of G Squared, Transfix or New Transfix. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of G Squared, Transfix and New Transfix and their respective businesses, financial conditions and prospects prior to or following the completion of the Business Combination, as the case may be. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” G Squared, Transfix and New Transfix may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their respective businesses or financial conditions. The following discussion should be read in conjunction with the sections entitled “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of G Squared,” the financial statements of Transfix and G Squared and notes to the financial statements included herein, as applicable.
Risks Related to Transfix
Unless the context otherwise requires, all references in this subsection to the “Company,” “Transfix,” “we,” “us,” or “our” refer to the business of Transfix and its subsidiaries prior to the consummation of the Business Combination and to New Transfix and its subsidiaries following the Business Combination.
Risks Relating to Our Business and Industry
National and international economic conditions could have a significant, adverse impact on our business.
Certain segments of the transportation industry have historically experienced cyclical fluctuations in financial results, including brokers, due to national and international economic conditions, upturns and downturns in business cycles of industry customers, and other economic factors beyond our control. Deterioration in the economic environment subjects our business to various risks, which may have a material and adverse impact on our operating results and cause us to not reach our long-term growth goals:
•
Decrease in volumes:   A reduction in overall freight volumes in the marketplace reduces the availability of freight potentially affecting our customer base and/or our opportunities for growth. A significant portion of our services are “spot market” opportunities, which refers to the freight services we provide without contractually set rates. The spot market generally is impacted more quickly than the contract market by overall economic conditions. In addition, if rate conditions or a downturn in our customers’ business cycles causes a reduction in the volume of freight they ship, particularly among certain national retailers or in the food, beverage, retail, manufacturing, paper, or printing industries, carrier availability and our operating results would be adversely affected.

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COVID-19 pandemic:   The pandemic has already caused a significant disruption to global financial markets and supply chains and has resulted in increased travel restrictions and extended shutdown of certain businesses across the globe. The significance of any operational and financial impact to our business will likely depend on the duration and spread of the outbreak.

We are subject to negative impacts of changes in international and domestic political and governmental conditions and business conditions.
Our operations are subject to the influences of significant international and domestic political, governmental, operational, modal, and similar changes and our ability to respond to them, including changes in political conditions and in governmental policies; changes in and compliance with international and domestic laws and regulations; and wars, civil unrest, acts of terrorism, embargoes, and other conflicts.
The coronavirus (“COVID-19”) pandemic and the impact of actions to mitigate the pandemic may in the future impact our business, financial condition and results of operations.
As a result of the COVID-19 pandemic, government authorities have imposed numerous measures to try to contain the disease, such as mandatory closures, work-from-home orders, travel bans and restrictions, quarantines, shelter in place orders, shutdowns and social distancing protocols, among others.

To date, our employees have moved to remote working as necessary with minimal business interruption and, so far, the business has not experienced a negative impact from the COVID-19 pandemic and variants thereto.
Despite this, the extent of the future impact of the COVID-19 pandemic and any variants thereto on our operational and financial performance will depend on future developments, including, but not limited to, the duration and spread of the pandemic, its severity, new variants of the virus, the actions to contain the disease or treat its impact, and the duration, timing, and severity of the impact on customer spending, including any recession resulting from the pandemic, all of which are uncertain and cannot be predicted. There is no certainty that measures implemented by governmental authorities or by us in our operations will be sufficient to mitigate the risks posed by the virus, including infection of our senior management or a significant number of employees with the COVID-19 virus, and our ability to perform critical functions or respond to the needs of our customers could be negatively impacted. We are closely monitoring the impact of the ongoing pandemic on our operating results and financial condition. Although we cannot predict at this time the many potential impacts COVID-19 will have on our business, there is a possibility that our operating results and financial condition may be materially adversely affected due to periods of decreased volumes and revenue.
The execution of our strategy could depend on our ability to raise capital in the future, and our inability to do so could prevent us from achieving our growth objectives.
We may in the future be required to raise capital through public or private financing or other arrangements in order to pursue our growth strategy or operate our businesses. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business and/or our ability to execute our strategy. Further debt financing may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.
If we are unable to successfully identify, acquire, and integrate suitable customers and the freight volume we expect, our operating results and projections could be negatively impacted.
Part of our growth strategy is to increase our revenue and the market regions that we serve through the acquisition of suitable customers. There can be no assurance that suitable customers for acquisitions can be identified or, if suitable customers are identified, that acquisitions can be completed on acceptable terms, if at all. Even if suitable customers are acquired, they may entail a number of risks that could adversely affect our business, including, among others, the integration of the operations, diversion of management’s attention, risks of entering new market regions in which we have limited experience and pricing.
If we are unable to successfully introduce new or upgraded products, offerings, or features for customers and carriers we may fail to attract and retain such users to our platform or service, and our operating results could be adversely affected.
To continue to retain and attract customers and carriers to our platform, we will need to continue to invest in the development of new products, offerings, and features that add value for customers and carriers and that differentiate us from our competitors and their offerings.
Developing and delivering these new or upgraded products, offerings, and features is costly, and the success of such new products, offerings, and features depends on several factors, including the timely completion, introduction, and market acceptance of such products, offerings, and features. Moreover, any such new or upgraded products, offerings, or features may not work as intended or may not provide intended value to platform users, or may prove to not be commercially successful. If we are unable to continue to develop new or upgraded products, offerings, and features, or if customers and/or motor carriers do not perceive value in such new or upgraded products, offerings, and features, customers and/or carriers may choose not to use our services or work with us, which would adversely affect our operating results.
We have incurred outstanding debt and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business.
As of June 30, 2021, we had total outstanding indebtedness of $7.0 million aggregate principal amount. Subject to the limitations in the terms of our existing and future indebtedness, we and our subsidiaries may incur additional debt, secure existing or future debt, or refinance our debt.

We may be required to use a substantial portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. We cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on our indebtedness, or to fund our operations.
In addition, under certain of our existing debt instruments, we and certain of our subsidiaries are subject to limitations regarding our business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, investments and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing raised by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay our loans immediately, and may limit our ability to obtain additional financing, which in turn may have an adverse effect on our cash flows and liquidity.
We may not successfully manage our growth.
We have grown rapidly and substantially over prior years, including by expanding our internal resources, and in the future may seek to make acquisitions, and entering into new markets, and we intend to continue to focus on growth in our businesses, including organic growth through new customer wins and increased business with existing customers, as well as additional acquisitions. We may experience difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, changes in revenue and business models, entry into new geographic areas, inability to find suitable acquisition partners, and increased pressure on our existing infrastructure and information technology systems from multiple customer project implementations.
Our growth may place a significant strain on our management, operational, financial and information technology resources. We seek to continually improve existing procedures and controls, as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train and manage our employee base. Our working capital needs may continue to increase as our operations grow. Failure to manage our growth effectively, or obtain necessary working capital, could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We have a history of net losses, and we may appropriately manage our expenses, or not achieve or maintain profitability in the future.
We have incurred net losses in certain periods historically. We incurred net losses of approximately $33.9 million and $38.2 million in the years ended December 31, 2020 and 2019, respectively, and of approximately $17.8 million and $19.4 million in the six months ended June 30, 2021 and 2020, respectively. We have spent significant funds on a variety of items, including purchase transportation, processing costs, technology, sales and marketing, charges offset by our customers, and general and administrative expenses. The net losses we incur may fluctuate and increase significantly from quarter to quarter.
Our long-term success is dependent upon our ability to successfully market our services; to identify, acquire, integrate and retain suitable customers, and to introduce new or updated products and offerings; to earn revenue, obtain additional capital when needed and, ultimately, to maintain profitable operations. It is possible that we will not achieve profitability or that, even if we do achieve profitability, we may not maintain or increase profitability in the future. Our failure to manage expenses and/or to achieve or maintain profitability could negatively impact the value of our common stock.

Increases in diesel fuel prices increase carrier rates, and all or part of such increases may be difficult to pass through to our customers, which may impair our operating results.
Diesel fuel prices are volatile and difficult to predict, having fluctuated significantly over the last five years. We generally set fuel surcharges with motor carriers to cover increases in diesel fuel prices. Our earnings may decrease if we are unable to pass through the full amount of these surcharge to our customers. Our customers may elect to utilize alternative transportation modes which are not as fuel dependent, such as rail or intermodal carriage.
Our obligation to pay our carriers is not contingent upon receipt of payment from our customers, and we extend credit to all customers as part of our and the standard industry business model, which exposes us to credit risk and loss of funds availability.
We take full risk of credit loss for the services we arrange for from carriers. Our obligation to pay our carriers is not contingent upon receipt of payment from our customers. If any of our customers fail to pay for our services, our profitability would be negatively impacted by the extent of the size of the customer, and could lead to an increased need for capital or loss of funds available.
We extend credit to customers in the ordinary course of business as part of our business model and pursuant to standard industry practices. By extending credit, we increase our exposure to uncollected receivables. Some of our customers may face economic difficulties and may not be able to pay us, and some may go out of business. Customers may also not pay us as quickly as they have in the past or on-time, causing our working capital needs to increase. Additionally, a deterioration in the global or domestic economy or external factors affecting specific industries could drive an increase in business failures, downsizing, and delinquencies, which could cause an increase in our credit risk and need for capital. If we fail to monitor and manage our credit risks effectively, our immediate and long-term liquidity may be adversely affected.
Changes in distribution patterns may affect our operational practices and revenue.
Industry supply chains are being reassessed after the COVID-19 pandemic on a global basis, and our customer base may make changes to distribution patterns, to which we must adapt. To remain competitive, we must expeditiously respond to these changes by ensuring we provide a proper service as well as offer products and services that meet the technological requirements of our customers at competitive price points. To the extent we are not successful in adequately responding to changes in distribution patterns, our operating results and financial condition could be harmed.
Our customers may end their relationships with us on short notice and without penalties, and they are generally not obligated to any guaranteed volume of shipments or spend commitments.
Our customers generally use our services on a shipment-by-shipment basis rather than under long-term contracts, with no obligation to continue using our services, and may stop using them at any time by giving short notice, without penalty or with only limited penalties and are generally not obligated to specific load volumes or spend commitments.
The volume and type of services we provide each customer may vary from year to year and could be reduced if the customer were to change its outsourcing or other logistics strategy. If the shipping volume of a significant number of our customers decreases, our business and operating results and financial condition may suffer. In the situations where there is contractually guaranteed volumes, if our customers elect to end or not renew their engagements with us, our business, operating results and financial condition could suffer.
We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect customer attraction and retention, hauling capacity, revenue, and costs, our business could suffer.
The transportation industry is highly competitive. We compete against other national and regional freight brokerages, motor carriers offering their own equipment and drivers, in addition to freight forwarders, intermodal transportation companies, and private fleets and corporate brokerage operations. At times, we arrange for transportation services from, or provide services to our competitors.

If our competitors are able to offer comparable services or products to ours, or offer products or services at more competitive prices, or provide more upgraded products or services, we could lose customers, and our market share and profit margin could decline. Our competitors may also establish cooperative relationships to increase their ability to address customer needs. Increased competition may lead to revenue reductions, reduced profit margins or loss of market share, any one of which could harm our business.
Segments of our industry are often subject to seasonal volume fluctuations. Unusual or otherwise unanticipated seasonality could have an adverse effect on our operating results and financial condition.
Segments of our industry are subject to seasonal volume fluctuations. If we were to experience lower than expected revenue during any such period, whether from a general decline in economic conditions or other factors beyond our control, our expenses may not be sufficiently offset, which would have a disproportionately adverse impact on our operating results and financial condition. If we cannot maximize volume during peak seasonal periods, that may impact our operating results and financial condition.
Extreme or unusual weather conditions, earthquakes, fires, floods and other natural disasters or acts of God can disrupt the transportation ecosystem and our operations, impact freight volumes, carrier availability, and our costs, any or all of which could have a material adverse effect on our business results.
Certain extreme or unusual weather conditions, such as snowstorms and hurricanes; natural disasters, such as earthquakes, fires, floods and climate change-caused events; and acts of God, including pandemics and epidemics, can disrupt the transportation ecosystem and affect freight volumes, operations, costs and revenues.
Our business is currently concentrated in the continental United States. Future exposure to local economies, regional downturns or other political, social, or economic disruptions or events may materially adversely affect our financial condition and results of operations.
Our business is currently heavily concentrated in the continental United States. As a result, our business is currently more susceptible to regional and national conditions than the operations of more geographically diversified competitors, as we are more vulnerable to local economies, regional downturns or other more localized political or social disruptions and events. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population, competition, shifts in production, warehousing, and distribution sites, consumer preferences, and new or revised laws or regulations.
If we fail to grow our business as we expect, our revenue and gross margin and operating margin will be adversely affected.
Over the past several years, we have experienced rapid organic growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our technology, marketing and sales efforts. If our business does not generate the level of revenue and growth that we expect and that is required to support our investment, our revenue, gross margin and operating margin will be adversely affected.
Future potential acquisitions and mergers may expose us to risks, including the risk that we may not be able to successfully integrate those businesses or their customers, or achieve expected operating synergies.
As part of our business strategy, we may acquire or merge with businesses and/or form joint ventures and strategic alliances. Combining our businesses may be more difficult, costly, or time consuming than expected. In addition, events outside of our control, including changes in regulations and laws, the transportation and supply chain ecosystems, as well as economic trends, could adversely affect our ability to realize the expected benefits from the acquisition or merger. The success of acquisitions and mergers will depend on, among other things, our ability to realize the anticipated benefits, including accreted revenue, and cost savings from combining our and the acquired businesses in a manner that facilitates growth opportunities and realizes anticipated synergies and cost savings. These anticipated benefits and cost savings may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that we do not currently foresee and be unsuccessful. Further, the integration of these companies with ours involves a number of risks, including, but not limited to the diversion of management’s attention to the integration of operations, difficulties in the assimilation of different cultures and practices, as well as in the assimilation of geographically dispersed operations and personnel, difficulties in the integration of departments, systems (including accounting, IT, and other critical systems), technologies, books and records and procedures, loss of key employees and customers, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures, policies and compliance with applicable laws.
Additionally, we may use our common stock to pay for acquisitions and mergers. If the owners of potential acquired or merged business are not willing to receive our common stock in exchange for their businesses, our acquisition and merger prospects could be limited. Future acquisitions and mergers could also result in accounting charges, potentially dilutive issuances of equity securities and increased debt and contingent liabilities, including liabilities related to unknown or undisclosed circumstances, any of which could have a material adverse effect on our business and the market price of our common stock.
Risks Relating to Third-Party Relationships
A decrease in the number of carriers participating in our network could adversely affect our business.
We continue to seek to grow our sizable carrier network of motor carriers. We expect to continue to rely on our carrier base to fulfill our customers’ shipping needs in the future. However, these carriers are not contractually or otherwise required to accept orders from us. If shipping capacity tightens or the transportation industry experiences further consolidation among carriers, our ability to serve our customers on competitive terms could be significantly limited. If the carriers network decreases significantly, or if carriers change their operations, or merge with other carriers, we may be unable to secure sufficient equipment or other carrier services to meet our commitments to our customers, which could affect our ability to obtain favorable pricing for our customers and affect our business.
If our carriers do not meet our and our customers transportation or information reporting needs or expectations, or applicable regulatory requirements, our business could suffer.
The success of our business depends largely on our relationships with our customers, our ability to perform to customer contractual standards, and our reputation for providing high-quality technology-enabled transportation services. We do not own or control the equipment and drivers that deliver our customers’ freight. We rely on third party independent contractors to provide the necessary motor carrier services and to report information relating to pick-up, in-transit, and delivery status and to report freight claims. Where the particular motor carrier is not electronic data interchange (EDI) or mobile application compliant, this reliance could cause delays in providing our customers with important service data and in the financial reporting of certain events, including recognizing revenue. If we are unable to secure sufficient motor carriers to meet our commitments to our customers, our operating results could be adversely affected, and our customers could utilize the services of our competitors temporarily or permanently, or file claims against us for service failures. Many of these risks are beyond our control and difficult to anticipate, including changes in rates charged by motor carriers; truckload capacity shortages; and changes in regulations impacting transportation.
If any of the third-party independent contractors we rely on do not meet our needs or expectations, or those of our customers, our professional reputation may be damaged and customers may temporarily or permanently reduce or eliminate the volume they tender to us, and charge us with non-compliance fines and penalties.
Our business depends on retaining and attracting high-quality personnel, and unusual or unexpected attrition, a tight labor market in key positions, increasing compensation or social expectations, or unsuccessful succession planning could adversely affect our business.
Our success depends in large part on our ability to attract and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. Future challenges related to workforce expectations of our culture and workplace practices could lead to attrition and/or difficulty attracting high-quality employees.

Future leadership transitions and management changes may cause uncertainty in, or a disruption to, our business, and may increase the likelihood of senior management and/or other employee turnover. The loss of qualified executives and employees, or an inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.
In addition, any failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles, for example, as a result of reductions in workforce and organizational changes, could have an adverse effect on our business and operating results and potentially cause legal actions against the company. The unexpected or abrupt departure of one or more of our key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions may have an adverse effect on our business and operations resulting from the loss of such person’s skills, knowledge of our business, industry contacts, and years of industry experience. If we cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.
To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel we require to operate our business effectively. Further, the equity incentives we currently use to attract, retain, and motivate employees may not be as effective as in the past, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical stock price growth. If we are unable to attract and retain high-quality management and operating personnel, our business, financial condition, and operating results could be adversely affected.
Disruptions in the national transportation infrastructure could have a material adverse effect on our customers and the motor carriers’ industry, and directly or indirectly have a material adverse effect on our business, financial condition, results of operations and cash flows.
Motor carriers and the shipping public depend on a safe and reliable system of, bridges, tunnels, roads, and communications infrastructure in order to operate as well as to comply with our customers’ shipping needs in a timely and efficient manner. Unanticipated or recurring disruptions in the transportation infrastructure could have a material adverse effect on the motor carrier industry and the shipping public, and directly or indirectly have a material adverse effect on our business, financial condition, results of operations and cash flows.
We derive a significant portion of our total revenue from our largest customers.
For the years ended December 31, 2020, and 2019 approximately 22% and 24% of revenue were concentrated on two customers, respectively. As of December 31, 2020, and 2019 our top two customers accounted for 33% and 49%, respectively, of our year-end account receivable balances. The loss of these customers could materially and adversely affect our operating results.
Risks Relating to the Use of Technology and Intellectual Property
If we experience security or privacy breaches or other unauthorized or improper access to, use of, disclosure of, alteration of or destruction of our proprietary or confidential data, employee data, or platform user data, we may face loss of revenue, harm to our brand, business disruption, and significant liabilities.
We collect, use, and process a variety of personal data, including that of our customers, employees, and motor carriers, such as mobile phone numbers. As such, we are an attractive target of data security attacks by third parties. Any failure to prevent or mitigate security breaches or improper access to, or use, acquisition, disclosure, alteration or destruction of, any such data could result in significant liability and a material loss of revenue resulting from the adverse impact on our reputation and brand, a diminished ability to retain or attract new customers and motor carriers, and disruption to our business. We rely on certain third-party service providers to host or otherwise process or utilize some of our data, and any failure by such third party to prevent or mitigate security breaches or improper access to, or use, acquisition, disclosure, alteration, or destruction of, such information could have similar adverse consequences for us.

Because the techniques used to obtain unauthorized access, disable or degrade services, or sabotage systems change frequently and are often unrecognizable until launched against a target, we may be unable to anticipate these techniques and implement adequate preventative measures. Because of this, our servers and platform may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Individuals able to circumvent our security measures may misappropriate confidential, proprietary, or personal information held by or on behalf of us, disrupt our operations, damage our computers, or otherwise damage our business. In addition, we may need to expend significant resources to protect against security breaches or mitigate the impact of any such breaches, including potential civil liability that may not be limited to the amounts covered by our insurance.
Security breaches could also expose us to liability under various laws and regulations across jurisdictions and increase the risk of litigation and governmental investigation. For further information, see the risk factor titled “We face risks related to our collection, use, transfer, disclosure, and other processing of data, which could result in investigations, inquiries, litigation, fines, legislative, and regulatory action, and negative press about our privacy and data protection practices.” As we expand our operations, we may also assume liabilities for breaches experienced by the companies we acquire.
The successful operation of our business depends in part upon the performance and reliability of internet, mobile, and other infrastructures that are not under our control.
Our business depends on the performance and reliability of Internet, mobile, and other infrastructures that are not under our control. Disruptions in Internet infrastructure or the failure of telecommunications network operators to provide us with the bandwidth we need to provide our services have interfered and could continue to interfere with the speed and availability of our services.
Our business depends on the efficient and largely uninterrupted operation of mobile communications systems and networks. The occurrence of an unanticipated problem, such as a power outage, telecommunications delay or failure, security breach, or computer virus could result in delays or interruptions to our services, as well as business interruptions for us and our customers. Any of these events could damage our reputation, significantly disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results. We have invested significant resources to develop new products to mitigate the impact of potential interruptions to mobile communications systems and networks. However, these products may ultimately be unsuccessful.
We are reliant on technology to operate our business and our continued success is dependent on our systems continuing to provide the necessary support to service carriers and customers.
We rely heavily on proprietary software to track and store externally and internally generated market data, analyze the capabilities of our carrier network and recommend cost-effective carriers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our proprietary software platform in response to these trends, which may lead to significant ongoing research and development costs. We may be unable to accurately determine the needs of our current and potential carriers and customers and the trends in our industry or to design and implement the appropriate features and functionality of our platform in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue. Despite testing, we may be unable to detect defects in existing or new versions of our proprietary software, or errors may arise in our software. Any failure to identify and address such defects or errors could result in loss of revenue or market share, liability to customers or others, diversion of resources, injury to our reputation, and increased service and maintenance costs. Correction of such errors could prove to be impossible or very costly, and responding to resulting claims or liability could similarly involve substantial cost.
The success of our business depends in part upon our ability to deliver time-sensitive, up-to-date data and information. We rely on our Internet access, computer equipment, software applications, database storage facilities and other office equipment. Our operations and those of our carriers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, computer viruses, hackers, cyber-attacks, equipment failure, physical break-ins and other events beyond our control. We attempt to mitigate these risks through various means, including system backup and security measures, but our precautions will not protect against all potential problems. We maintain fully redundant off-site backup facilities for our Internet access, computer equipment, software applications, database storage and network equipment, but these facilities could be subject to the same interruptions that could affect our headquarters. If we suffer a database or network facility outage, our business could experience disruption, possibly resulting in reduced revenue and the loss of customers.
Our ability to deliver our services depends upon the capacity, reliability and security of services provided to us by our telecommunication and SaaS service providers, our electronic delivery systems and the Internet. We have no control over the operation, quality or maintenance of these services or whether the vendors will improve their services or continue to provide services that are essential to our business. In addition, our telecommunication and SaaS service providers may increase the prices at which they provide services, which would increase our costs. If our telecommunication and SaaS service providers were to cease to provide any or all essential services or to significantly increase their prices, we could be required to find alternative vendors for these services. With a limited number of suppliers, we could experience significant delays or inability in obtaining new or replacement services, which could significantly harm our reputation and could cause us to lose customers or attract new customers and revenue.
Cyberattacks, computer malware, viruses, spamming, and phishing attacks could harm our reputation, business, and operating results.
We rely heavily on information technology systems across our operations. Our information technology systems, including mobile and online platforms, administrative functions such as human resources, payroll, accounting, and internal and external communications, and the information technology systems of our third-party business partners, service providers and motor carriers, contain proprietary or confidential information related to business and personal data, including sensitive personal data, entrusted to us by customers, motor carriers and employees. Cyberattacks, computer malware, viruses, spamming, and phishing attacks have become more prevalent, and may occur on our systems in the future. Cyber threats are constantly evolving and employing more sophisticated attack techniques. Our detection capabilities may not be sufficient to prevent or detect a sophisticated cyberattacked, such as a nation state using a zero day exploit or unknown malware. Breaches of our facilities, network, or data security could disrupt the security of our systems and platforms, impair our ability to protect data, compromise confidential or technical business information harming our reputation or competitive position, result in theft or misuse of our intellectual property or other assets, require us to allocate more resources to improve technologies, or otherwise adversely affect our reputation, business and operating results.
Various other factors may also cause system failures, including power outages, catastrophic events, inadequate or ineffective redundancy, issues with upgrading or creating new systems or platforms, flaws in third-party software or services, errors by our employees, third-party service providers, or motor carriers, or breaches in the security of these systems or platforms. For example, third parties may attempt to fraudulently induce employees or customers to disclose information to gain access to our data or the data of platform users. If our incident response, disaster recovery, and business continuity plans do not resolve these issues in an effective manner, they could result in adverse impacts to our business operations and our financial results. Because of the number of customers, motor carriers, and the types and volume of personal data on our systems, we may be a particularly attractive target for such attacks. Although we have developed, and continue to develop, systems and processes that are designed to protect our data and that of customers, motor carriers, and employees, and to prevent data loss, undesirable activities on our platform, and security breaches, we cannot guarantee that such measures will provide absolute security. Our efforts on this front may be unsuccessful as a result of, for example, software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve, and we may incur significant costs in protecting against or remediating cyber-attacks. Any actual or perceived failure to maintain the performance, reliability, security, and availability of our products, services, offerings, and technical infrastructure to the satisfaction of customers, motor carriers, and certain regulators would likely harm our reputation and result in loss of revenue from the adverse impact to our reputation and brand, disruption to our business, and our decreased ability to attract and retain customers and motor carriers.

Our platform is highly technical, and any undetected errors could adversely affect our business.
Our platform is a complex system composed of many interoperating components and incorporates software that is highly complex. Our business is dependent upon our ability to prevent system interruption on our platform. Our software, including open-source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software including open-source software that is incorporated into our code, misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain federal, or state reporting obligations, or could cause downtime that would impact the availability of our service to platform users. We have from time to time found defects or errors in our system and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced short-term outages on our platform due to circumstances within our control, such as outages due to software limitations. We rely on co-located data centers for the operation of our platform. In addition, our release of new software in the past has inadvertently caused, and may in the future cause, short-term interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform or a negative experience for customers and motor carriers, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of customers and motor carriers, loss of revenue or liability for damages, regulatory inquiries, or other proceedings, any of which could adversely affect our business and financial results.
Our business will be seriously harmed if we fail to develop, implement, maintain, upgrade, enhance, protect and integrate our information technology systems, including those systems of any businesses that we acquire.
We rely heavily on our information technology systems in managing our business; they are a key component of our customer-facing services and internal growth strategy. In general, we expect our customers to continue to demand more sophisticated, fully integrated technology from their transportation and logistics providers. To keep pace with changing technologies and customer demands, we must correctly address market trends and enhance the features and functionality of our proprietary technology platform in response to these trends. This process of continuous enhancement may lead to significant ongoing software development costs, which will continue to increase if we pursue acquisitions of companies and their current systems. In addition, we may fail to accurately determine the needs of our customers or trends in the transportation and logistics industries, or we may fail to respond appropriately by implementing functionality for our technology platform in a timely or cost-effective manner. Any such failures could result in decreased demand for our services and a corresponding decrease in our revenues.
We must ensure that our information technology systems remain competitive. If our information technology systems are unable to manage high volumes with reliability, accuracy and speed as we grow, or if such systems are not suited to manage the various services we offer, our service levels and operating efficiency could decline. In addition, if we fail to hire and retain qualified personnel to implement, protect and maintain our information technology systems, or if we fail to enhance our systems to meet our customers’ needs, our results of operations could be seriously harmed. This could result in a loss of customers, motor carriers, or a decline in the volume of freight we receive from customers.
We are developing proprietary information technology for our business. Our technology may not be successful or may not achieve the desired results and we may require additional training or different personnel to successfully implement this technology. Our technology development process may be subject to cost overruns or delays in obtaining the expected results, which may result in disruptions to our operations.
We are making substantial investments in new offerings and technologies, and may increase such investments in the future. These new ventures may be inherently risky, and we may never realize any projected benefits from them.
We have made substantial investments to develop new offerings and technologies (including in our Transportation Management System and Freight Management System), and we intend to continue investing significant resources in developing new technologies, tools, features, services, products and offerings. If we do not spend our development budget efficiently or effectively on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy.
There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. It is also possible that products and offerings developed by others will render our products and offerings noncompetitive or obsolete. Further, our development efforts with respect to new products, offerings and technologies could distract management from current operations, and will divert capital and other resources from our more established products, offerings and technologies. Even if we are successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that could increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies. If we do not realize the expected benefits of our investments, our business, financial condition, operating results, and prospects may be harmed.
Issues related to the intellectual property rights on which our business depends, whether related to our failure to enforce our own rights, or infringement claims brought by others, could have a material adverse effect on our business, financial condition and results of operations.
We use both internally developed and purchased technologies in conducting our business. Whether internally developed or purchased, it is possible that users of these technologies could be claimed to infringe upon or violate the intellectual property rights of third parties. In the event that a claim is made against us by a third party for the property rights, a settlement or adverse judgment against us could result in increased costs to license the technology or a legal prohibition against our using of the technology. Thus, our failure to obtain, maintain or enforce our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.
We rely on a combination of intellectual property rights to protect our intellectual property and technology, including patents, copyrights, trademarks, domain names, trade secrets, intellectual property licenses and other contractual rights. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated; our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties; or we may fail to secure the rights to intellectual property developed by our employees, contractors and others. Efforts to enforce our intellectual property rights may be time-consuming and costly, distract management’s attention and our resources, and ultimately be unsuccessful. Moreover, should we fail to develop and properly manage future intellectual property, this could adversely affect our market positions and business opportunities.
Risks Relating to Litigation and Regulation
Adverse litigation judgments or settlements resulting from legal or arbitral proceedings in which we may be involved could expose us to monetary damages, equitable restraints or limit our ability to operate our business.
In the future, we may become involved in private actions, collective actions, investigations, and various other legal proceedings by customers, motor carriers and government agencies, that may have a potential material impact on our business. We may be subject to litigation relating to various matters relating to our business. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition, and operating results.
In addition, arbitration provisions may be included in our terms of service with customers. These provisions may be intended to streamline the litigation process for all parties involved, as arbitration can in some cases be faster and less costly than litigating disputes in state or federal court. However, if we choose to include arbitration provisions, arbitration may become more costly for us, or the volume of arbitrations may increase and become burdensome. Further, the use of arbitration provisions may subject us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. To minimize these risks, we have in the past and may in the future voluntarily limit our use of arbitration provisions, or we may be required to do so, in any legal or regulatory proceeding, either of which could increase our litigation costs and exposure in respect of such proceedings.
Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration on a state-by-state basis, as well as conflicting rules between state and federal law, some or all of the arbitration provisions we may choose to include, could be subject to challenge or may need to be revised to exempt certain categories of protection. If our arbitration agreements were found to be unenforceable, in whole or in part, or specific claims were required to be exempted from arbitration, we could experience an increase in our litigation costs and the time involved in resolving such disputes, and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition, operating results, and prospects.
Claims against us may exceed our insurance coverage and/or coverage amounts and may or may not be covered by insurance at all.
We maintain various insurance policies for employee health, worker’s compensation, employer’s liability, commercial general liability, director and officers, errors and omissions, contingent automobile liability, contingent cargo, cyber, property and excess coverage over the commercial general liability and contingent automobile liability.
If any claim falls outside of our coverage our exceeds our coverage we may be required to record additional expense, which could adversely impact our results of operations.
Ongoing market conditions for obtaining insurance, the rising cost of insurance and coverage expense may have an adverse effect on our business, financial condition, results of operations, and cash flows.
Insurance availability and coverage terms continue to vary with market conditions, the market of available insurers is constricting, and premium costs have consistently trended upwards. Obtaining insurance and claim expense coverage is becoming increasingly burdensome and expensive and may not be available for some or all of our services offerings on acceptable terms, in sufficient amounts, or at all. A successful claim in excess of our insurance coverage or any material claim for which insurance coverage is denied, limited, or is not available could have a material adverse effect on our business, financial condition, results of operations, and cash flow.
Increased severity or frequency of motor carrier accidents and other claims against us, or a material unfavorable development of existing claims could have an adverse effect on our business, financial condition, results of operation, and cash flows.
Potential liability associated with motor carrier accidents and with other claims against us has trended upwards, can be severe, and occurrences are unpredictable. A material increase in the frequency or severity of claims related to accidents of our arranged for carriers and other claims against us, or the unfavorable development of existing claims could materially adversely affect our business, financial condition, results of operation, and cash flows. In the event of such an occurrence, we may be unable to obtain or utilize contractual indemnities, and our insurance may provide little or no coverage. The occurrence of an event not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses.
Our business depends on insurance companies providing us with necessary insurance coverage and the rate of premium inflation being reasonable, and financial services companies providing us with statutorily mandated bonds or trust fund agreements, and bonds related to lender requirements, and customer requests.
Due to regulatory and customer contractual insurance requirements, and also as a matter of reasonable business practices, we must maintain certain types and kinds of insurance coverage, such as workers compensation insurance. In addition, Federal regulations also require that as a broker we maintain a $75,000 surety bond for certain claims, our lenders require certain surety bonds securing debt, and, on occasions, customers require surety bonds in their name securing claims and carrier payment obligations.

Failure to obtain this insurance coverage and these forms of security, or to do so at a reasonable premium or cost, could affect our ability to operate, profitability, and ability to borrow funds.
We face risks related to our collection, use, transfer, disclosure, and other processing of data, which could result in investigations, inquiries, litigation, fines, legislative and regulatory action, and negative press about our privacy and data protection practices.
The nature of our business exposes us to claims, including civil lawsuits in the United States. These and any future privacy or security incidents could result in violation of applicable U.S. and international privacy, data protection, and other laws. Such violations could subject us to individual or consumer class action litigation as well as governmental investigations and proceedings by federal, state, and local regulatory entities in the United States and internationally, resulting in exposure to material civil or criminal liability. We may also assume liabilities for breaches experienced by the companies we acquire as we expand our operations. Our insurance programs may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for the full extent of our potential liabilities.
This risk is enhanced in certain jurisdictions with stringent privacy laws and, as we expand our products, services, offerings, and operations we may become subject to amended or additional laws that impose substantial additional obligations related to data privacy and security.
In addition, we may be required to disclose personal data pursuant to demands from government agencies, including from state and city regulators as a requirement for obtaining or maintaining a license or otherwise, from law enforcement agencies, and from intelligence agencies. This disclosure may result in a failure or perceived failure by us to comply with applicable privacy and data protection policies, notices, laws, rules, and regulations, could result in proceedings or actions against us in the same or other jurisdictions, and could have an adverse impact on our reputation and brand. Further, if any jurisdiction in which we operate changes its laws, rules, or regulations relating to personal data residency, transmission to other jurisdictions, or local computation such that we are unable to comply in a timely manner or at all, we may risk losing our rights to operate in such jurisdictions. This could adversely affect the manner in which we provide our products, services and offerings and thus materially affect our operations and financial results.
Such data protection laws, rules, and regulations are complex and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, and other processing and certain other related business practices and may thereby increase compliance costs. Additionally, any failure or perceived failure by us to comply with applicable privacy and data protection policies, notices, laws, rules, orders and regulations could result in proceedings or actions against us by individuals, consumer rights groups, governmental entities or agencies, or others. We could incur significant costs investigating and defending such claims and, if found liable, significant damages. Further, these proceedings and any subsequent adverse outcomes may subject us to significant penalties and negative publicity. If any of these events were to occur, our business and financial results could be significantly disrupted and adversely affected.
Our business is subject to legal and regulatory compliance risks that could have an adverse impact on our business and future prospects.
The transportation of goods by motor carriers is subject to numerous governmental regulations, including licensing and financial security requirements and regulations and rulings that address the use of “green technologies”. These regulations and requirements are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry and our company by requiring changes in operating practices, insurance and financial requirements, or influencing the demand for, and the cost of providing, motor carrier related services.
We are licensed by the Federal Motor Carrier Safety Administration as a “broker” in interstate and foreign commerce under which we are authorized to arrange for transportation of goods by motor vehicle. We must comply with certain requirements to act in this capacity.
We may experience an increase in operating costs and potential liability as a result of governmental regulations that may be adopted in which may lead to an increase of carrier rates or decrease in legally available carriers. No assurances can be given that we will be able to meet regulations applicable to our business in order to maintain our customers and develop new customers, or find a sufficient carrier base that meets these requirements, or that we will be able to pass any or all of these increased costs on to our customers in the form of rate increases or surcharges.
Current and future national laws and multilateral agreements relating to carbon emissions and the effects of global warming could have a significant impact on the transportation sector, including the operations and profitability of motor carriers, which could adversely affect our business and results of operations.
Changes in, or failure to comply with, competition laws could adversely affect our business, financial condition, or operating results.
Governmental agencies and regulators may, among other things, prohibit future acquisitions, divestitures, or combinations we plan to make, impose significant fines or penalties, require divestiture of certain of our assets, or impose other restrictions that limit or require us to modify our operations, including limitations on our contractual relationships with platform users or restrictions on our pricing models. Such rulings may alter the way in which we do business and, therefore, may increase our costs or liabilities or reduce demand for our products and services, which could adversely affect our business, financial condition, or operating results.
Motor carriers are subject to increasingly stringent laws protecting the environment, including those relating to climate change, which could directly or indirectly have a material adverse effect on our business and financial results.
Future and existing environmental regulatory requirements could adversely affect operations and increase operating expenses, which in turn could increase our purchased transportation costs. If we are unable to provide a carrier base that meets all relevant and required regulations, or pass such costs along to our customers, our business could be materially and adversely affected. Even without any new legislation or regulation, increased public concern regarding greenhouse gases emitted by transportation carriers could harm the reputations of companies operating in the transportation logistics industries and shift consumer demand toward more locally sourced products and away from our services.
Changes in regulations regarding specific cargo or services could affect carrier availability, increase the cost of services, and place additional liability on the company.
The transportation industry is substantially regulated and subject to regulatory and legislative changes that may affect the economics of the industry by impacting the availability of carriers, increasing the cost of their services, and placing additional liability on us, including indemnification obligations to our customers. In particular, additional liability could arise from regulations of the U.S. Food and Drug Administration, U.S. Department of Agriculture, the U.S. Department of Transportation, the U.S. Environmental Protection Agency, the U.S. Department of Homeland Security, the Internal Revenue Service, and the Federal “double brokering” regulations, among others.
Risks Relating to Indemnification and Mitigation
We may be required to indemnify customers for claims that are in excess of or are excluded from our and/or our motor carriers’ insurance coverage, or which may otherwise be non-insurable.
Our carrier base consists of thousands of motor carriers. From time to time, these motor carriers are involved in accidents which may result in serious personal injuries and/or property damage. The resulting types and/or amounts of damages may be excluded by or exceed the amount of insurance coverage maintained by the motor carrier. We contractually require all motor carriers we work with to carry at least $1,000,000 in automobile liability insurance. We also require all motor carriers to maintain workers compensation and other insurance coverage as required by law, as well as cargo insurance of at least $100,000 per shipment. Although motor carrier drivers are not our employees and the fact that all of these drivers are employees or owner-operators working for motor carriers, from time to time, claims may be asserted against us for their actions, or for our actions in retaining them, or against our customers to whom we may owe indemnification obligations. Claims against us, or indemnifiable claims, may exceed the amount of our insurance coverage or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims or workers’ compensation claims, or unfavorable resolutions of claims could materially and adversely affect our operating results. In addition, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce our profitability.
In our customer contracts, we generally agree to assume cargo liability for loss and damage to the customer’s cargo up to a stated maximum capped amount that does not exceed our insurance coverage. We maintain a broad cargo liability insurance policy to cover these loss and damage claims. We also carry contingent automobile coverage for vicarious liability or negligent hiring related to our selecting motor carriers, and a substantial umbrella policy over the contingent automobile liability coverage.
Our customer contracts have uncapped indemnification obligations or obligations with significant caps for our acts or omissions, which could have a material adverse effect on our business.
We are contractually required to indemnify customers on an uncapped basis for claims stemming from our acts or omissions, which may be in excess of or are excluded from our insurance coverage, or which may otherwise be non-insurable. Any amounts we are required to pay pursuant to these indemnification obligations could require us to divert cash that would otherwise have been used in furtherance of our operating business. This indemnification obligations could be substantial and have a material adverse effect on our financial position, results of operations and cash flows.
Certain of our customer contracts have uncapped indemnification obligations or obligations with significant caps for the acts or omissions of arranged for motor carriers, which could have a material adverse effect on our business.
Certain of our customer contracts have uncapped indemnification obligations or obligations with significant caps for the acts or omissions of arranged for motor carriers, which may be in excess of or are excluded from our insurance coverage, or which may otherwise be non-insurable. Any amounts we are required to pay pursuant to these indemnification obligations could require us to divert cash that would otherwise have been used in furtherance of our operating business. The claims of our customers for the acts or omissions of the motor carriers we arrange for, could be substantial and have a material adverse effect on our financial position, results of operations and cash flows.
Risks Relating to Our Financial Reporting
Our management has limited experience in operating a public company, and we may incur significant costs and obligations as a result of being a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Delays in processing upgrades to our finance and accounting systems to an enterprise system suitable for a public company could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.
Certain of our performance metrics are calculated using third party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measure of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.
Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.
The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
New Transfix will qualify as an “emerging growth company” and the reduced disclosure requirements applicable to “emerging growth companies” may make its securities less attractive to investors.
New Transfix will qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act. For as long as New Transfix continues to be an emerging growth company, it may choose to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”); (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and (iii) exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. New Transfix will remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though it may cease to be an emerging growth company earlier if (1) it has more than $1.07 billion in annual gross revenue, (2) it qualifies as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) it issues, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. New Transfix currently intends to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, New Transfix securityholders may not have access to certain information they may deem important.
Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Transfix has elected, and expects to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Transfix, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Transfix’s financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
It is difficult to predict whether investors will find New Transfix’s securities less attractive as a result of it taking advantage of these exemptions and relief granted to emerging growth companies and smaller reporting companies. If some investors find New Transfix’s securities less attractive as a result, the trading prices of New Transfix’s securities may be lower than they otherwise would be, there may be a less active trading market for New Transfix’s securities and the market price of New Transfix’s securities may be more volatile.
When New Transfix loses its “emerging growth company” status, it will no longer be able to take advantage of certain exemptions from reporting, and it will also be required to comply with the auditor attestation requirements of Section 404. New Transfix will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements.
The requirements of being a public company require significant resources and management attention and affect Transfix’s ability to attract and retain executive management and qualified board members.
As a public company following the Business Combination, Transfix will incur legal, regulatory, finance, accounting, investor relations and other expenses that it did not previously incur as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. New Transfix will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the NYSE rules and other applicable securities rules and regulations. Compliance with these rules and regulations will increase Transfix’s legal and financial compliance costs, make some activities more difficult, time-consuming, or costly (although these costs currently unable to be estimated with any degree of certainty), and increase demand on Transfix’s systems and resources, particularly after New Transfix is no longer an “emerging growth company.” The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Transfix’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements, diverting the attention of management away from revenue-producing activities. Further, these rules and regulations may make it more difficult and more expensive for Transfix to obtain certain types of insurance, including directors’ and officers’ liability insurance, which could make it more difficult for Transfix to attract and retain qualified members of its board of directors. Transfix may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time consuming.
Pursuant to Section 404, once New Transfix is no longer an emerging growth company, it may be required to furnish an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. When New Transfix’s independent registered public accounting firm is required to undertake an assessment of its internal control over financial reporting, the cost of complying with Section 404 will significantly increase, and management’s attention may be further diverted from other business concerns, which could adversely affect Transfix’s business and results of operations. Transfix may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404, which will further increase cost and expense.
If New Transfix is unable to satisfy its obligations as a public company, it could be subject to delisting of the New Transfix Common Stock, fines, sanctions, and other regulatory actions and potentially civil litigation.
Risks Relating to Ownership of Our Securities
The price of our securities may be volatile.
The market price of our securities may be subject to wide fluctuations in response to various factors, some of which are beyond our control and may not be related to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this S-4, factors that could cause fluctuations in the market price of our securities include the following:
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general economic, regulatory, and market conditions, in particular conditions that adversely affect our business;

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public health crises and related measures to protect the public health, such as the COVID-19 pandemic;

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sales of shares of our common stock by us or our stockholders;

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issuance of shares of our common stock;

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short selling of our common stock or related derivative securities;

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from time to time we make investments in equity that is, or may become, publicly held, and we may experience volatility due to changes in the market prices of such equity investments;

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reports by securities or industry analysts that are interpreted either negatively or positively by investors, failure of securities analysts to maintain coverage and/or to provide accurate consensus results of us, changes in financial estimates by securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

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the financial or other projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

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announcements by us or our competitors of new products or services;

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rumors and market speculation involving us or other companies in our industry;

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actual or perceived data security incidents that we or our motor carriers may suffer; and

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actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
Our quarterly results are difficult to predict and may vary from quarter to quarter, which may result in our failure to meet the expectations of investors and increased volatility of our stock price.
The degree to which our customers continue to use our services depends in part on the business activities of our customers and our ability to continue to meet their cost saving and efficiency needs. A significant percentage of our revenue is subject to the discretion of our motor carrier customers, who may stop using our services at any time. In addition, the transportation industry in which we operate is subject to seasonal sales fluctuation, as shipments generally are lower during and after the winter holiday season because many of our retail customers ship goods and stock inventories prior to the winter holiday season. Therefore, the number, size and profitability to us of our customers’ shipments may vary significantly from quarter to quarter. As a result, our quarterly operating results are difficult to predict and may fall below the expectations of current or potential investors in future quarters, which could lead to a significant decline in the market price of our stock and increased volatility in our stock price.
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
The founders, the former officers and directors of Transfix, and certain of our stockholders will be granted certain rights, pursuant to a registration rights agreement, to be entered into in connection with the consummation of the Business Combination among Transfix and G Squared Ascend I Inc., the holders of the founder shares and certain other security holders of Transfix (the “Registration Rights Agreement”), to require us to register, in certain circumstances, the resale under the Securities Act of Common Stock held by them, subject to certain conditions. The future sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our stock.

Risks Related to the Business Combination, G Squared and New Transfix
Following the consummation of the Business Combination, New Transfix’s sole material asset will be its direct and indirect interests in its subsidiaries and, accordingly, New Transfix will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the New Transfix Common Stock.
New Transfix is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct and indirect equity interests in its subsidiaries. New Transfix will have no independent means of generating revenue. To the extent New Transfix’s subsidiaries have available cash, New Transfix will cause its subsidiaries to make distributions of cash to pay taxes, cover New Transfix’s corporate and other overhead expenses and pay dividends, if any, on the New Transfix Common Stock. To the extent that New Transfix needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to New Transfix or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, New Transfix’s liquidity and financial condition could be materially adversely affected.
Subsequent to the consummation of the Business Combination, New Transfix may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Transfix’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment in New Transfix.
Although SPAC has conducted due diligence on Transfix, there are no assurances that this diligence revealed all material issues that may be present in Transfix, that it would be possible to uncover all material issues through due diligence or that factors outside of SPAC’s or New Transfix’s control will not later arise. As a result, following the consummation of the Business Combination, New Transfix may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if SPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPAC’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Transfix’s liquidity, the fact that charges of this nature will be reported could contribute to negative market perceptions about New Transfix following the completion of the Business Combination or its securities. In addition, charges of this nature may cause New Transfix to be unable to obtain future financing on favorable terms or at all.
SPAC’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how SPAC’s public shareholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public shareholders in connection with an initial business combination, SPAC’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, they own approximately 0.25% of G Squared’s and outstanding Class A Ordinary Shares and Class B Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the SPAC’s director and officers agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in accordance with the majority of the votes cast by SPAC’s public shareholders.
The Sponsor and certain of SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, and SPAC’s directors were aware of and considered such interests, among other matters, in recommending that shareholders vote in favor of approval of the Business Combination Proposals.
When considering the SPAC Board’s recommendation that SPAC’s shareholders vote in favor of the approval of the Business Combination Proposals, SPAC’s shareholders should be aware that the Sponsor and certain of SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. These interests include:
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the fact that the Sponsor holds 6,100,000 private placement warrants acquired at a purchase price of $9,150,000, or $1.50 per warrant, and an additional 1,000,000 private placement warrants that were acquired by the Sponsor as consideration for a $1,500,000 working capital loan made by the Sponsor to SPAC, which, if unrestricted and freely tradeable, would be valued at approximately $8,165,000, based on the most recent closing price of the public warrants of $1.15 per warrant on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 SPAC Founder Shares (as a result of a subsequent share sub-division being effected on February 4, 2021), including 276,000 SPAC Founder Shares which were subsequently transferred to SPAC’s independent directors and advisors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $85,560,000, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021 (not taking into account the SPAC Founder Earn Back Shares);

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the fact that Larry Aschebrook, Ward Davis and Tom Hoban are managers of the SPAC and of the Sponsor and each may be deemed to have or share beneficial ownership of the SPAC Founder Shares held directly by the Sponsor;

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if the Trust Account is liquidated, including in the event SPAC is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to SPAC or (b) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that SPAC’s independent directors and advisors own an aggregate of 276,000 SPAC Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which if unrestricted and freely tradeable would be valued at approximately $2,737,920, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers, directors and advisors will be reimbursed for out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $2.0 million as of November 10, 2021; and

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the fact that the Sponsor and SPAC’s officers, directors and advisors will lose their entire investment in SPAC if an Initial Business Combination is not completed within the Combination Period.

The SPAC Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of Ordinary Shares vote to approve the Business Combination and adopt the Business Combination Agreement. For additional information, please see the subsection entitled “The Business Combination — Interests of the Sponsor and G Squared Directors and Officers in the Business Combination.”

SPAC’s initial shareholders hold a significant number of Class B Ordinary Shares and the Sponsor holds a significant number of SPAC Warrants. They will lose their entire investment in SPAC if SPAC does not complete an Initial Business Combination.
The Sponsor and SPAC’s independent directors and advisors hold all 8,625,000 of the SPAC Founder Shares, representing 20% of the total outstanding SPAC shares upon completion of SPAC’s IPO. The SPAC Founder Shares will be worthless if SPAC does not complete an Initial Business Combination within the Combination Period. In addition, the Sponsor holds an aggregate of 7,100,000 private placement warrants that will also be worthless if SPAC does not complete an Initial Business Combination within the Combination Period.
The SPAC Founder Shares are identical to the Class A Ordinary Shares included in the SPAC Units, except that (a) the SPAC Founder Shares and the Class A Ordinary Shares into which the SPAC Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) the Sponsor and SPAC’s officers and directors have entered into the Letter Agreement with SPAC, pursuant to which they have agreed (i) to waive their redemption rights with respect to their SPAC Founder Shares and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their SPAC Founder Shares if SPAC fails to complete an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if SPAC fails to complete an Initial Business Combination within the Combination Period) and (c) the SPAC Founder Shares are automatically convertible into Class A Ordinary Shares at the time of an Initial Business Combination.
The personal and financial interests of the Sponsor and SPAC’s officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing SPAC’s operation following the Business Combination.
SPAC will incur significant transaction costs in connection with the Business Combination.
SPAC has and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. SPAC’s transaction expenses as a result of the Business Combination are currently estimated at approximately $21.0 million, including approximately $19.0 million in deferred underwriting discounts and commissions to the underwriter of the IPO.
Transfix may be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Transfix and consequently, on New Transfix. These uncertainties may impair Transfix’s ability to attract, retain and motivate key personnel and could cause third parties that deal with Transfix to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, New Transfix’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Transfix from making certain expenditures and taking other specified actions without the consent of SPAC until the Business Combination occurs. These restrictions may prevent Transfix from pursuing attractive business opportunities that may arise prior to the Acquisition Closing. For additional information, please see the subsection entitled “The Business Combination — Conduct of Business Pending the Business Combination.”
The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus may not be indicative of what New Transfix’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information for New Transfix following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Transfix’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by SPAC’s shareholders and Transfix’s stockholders, (b) SPAC having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by SPAC’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the Forward Purchase Commitment unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act, (c) the expiration or termination of the waiting period under the HSR Act, (d) the shares of New Transfix Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares), and the Forward Purchase Commitment and the Assumed G Squared Warrants (and the New Transfix Common Stock issuable upon exercise thereof) having been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof; (e) SPAC having cash on hand, after distribution of the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights, at least $150,000,000; (f) as of the Acquisition Closing, and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to the Forward Purchase Commitment, SPAC having cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or the Forward Purchase Commitment); and (g) other conditions as set forth in the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or SPAC or Transfix may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”
SPAC may waive one or more of the conditions to the Business Combination.
SPAC may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Existing Organizational Documents and applicable laws. For example, it is a condition to SPAC’s obligation to close the Business Combination that certain of Transfix’ representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Acquisition Merger Effective Time. However, if the SPAC Board determines that it is in the best interests of SPAC to proceed with the Business Combination, then the SPAC Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement — G Squared and Merger Sub Conditions.”
The exercise of discretion by SPAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of SPAC’s shareholders.
In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require SPAC to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of Transfix, a request by Transfix and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of Transfix and could entitle SPAC to terminate the

Business Combination Agreement. In any such circumstance, it would be in the discretion of SPAC, acting through the SPAC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the SPAC directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the SPAC directors between what he or she may believe is best for SPAC and SPAC’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SPAC does not believe there will be any changes or waivers that SPAC’s directors and officers would be likely to make after SPAC shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, SPAC will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of SPAC’s shareholders with respect to the Business Combination Proposals.
If SPAC is unable to complete an Initial Business Combination within the Combination Period, its public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against SPAC that the Sponsor is unable to indemnify), and the SPAC Warrants will expire worthless.
If SPAC is unable to complete an Initial Business Combination within the Combination Period, its public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described below)), and the SPAC Warrants will expire worthless.
If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by SPAC’s shareholders may be less than $10.00 per share.
SPAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against SPAC. Although SPAC will seek to have all of its vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which SPAC does business execute agreements with SPAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SPAC’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if SPAC’s management believes that such third party’s engagement would be significantly more beneficial to SPAC than any alternative.
Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by SPAC’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where SPAC’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason. Upon redemption of SPAC’s public shares, if SPAC is unable to complete an Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an Initial Business Combination, SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SPAC within the ten years following redemption. Accordingly, the per-share redemption amount received by SPAC’s public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to SPAC, or a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per SPAC public share held in the Trust Account, if less than $10.00 per SPAC share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under SPAC’s indemnity of the underwriter of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and it believes that the Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available to SPAC for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, SPAC may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
SPAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to SPAC’s public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While SPAC currently expects that its independent directors would take legal action on SPAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SPAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SPAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SPAC’s public shareholders may be reduced below $10.00 per share.
SPAC may not have sufficient funds to satisfy indemnification claims of its directors and officers.
SPAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, SPAC’s officers and directors have agreed, and any persons who may become officers or directors of SPAC prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by SPAC only if (a) SPAC has sufficient funds outside of the Trust Account or (b) SPAC consummates an Initial Business Combination. SPAC’s obligation to indemnify its officers and directors may discourage SPAC shareholders from bringing a lawsuit against SPAC’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SPAC’s officers and directors, even though such an action, if successful, might otherwise benefit SPAC and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SPAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
If, after SPAC distributes the proceeds in the Trust Account to SPAC’s public shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties to SPAC’s creditors, thereby exposing the members of the SPAC Board and SPAC to claims of punitive damages.
If, after SPAC distributes the proceeds in the Trust Account to SPAC’s public shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, any distributions received by SPAC’s shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by SPAC’s shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to SPAC’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to SPAC’s public shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SPAC’s shareholders and the per-share amount that would otherwise be received by SPAC’s shareholders in connection with SPAC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to SPAC’s public shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SPAC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by SPAC’s shareholders in connection with SPAC’s liquidation may be reduced.
Even if SPAC consummates the Business Combination, there is no guarantee that SPAC’s public warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for SPAC’s Warrants is $11.50 per Class A Ordinary Share. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.
SPAC may amend the terms of its public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of SPAC’s public warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.
The public warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then- outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, SPAC may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although SPAC’s ability to amend the terms of the public warrants with the consent of at least 50% of the then- outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Class A Ordinary Shares purchasable upon exercise of a public warrant.
SPAC may redeem unexpired SPAC Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
SPAC has the ability to redeem its outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which SPAC gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by SPAC, SPAC may exercise its redemption right even if SPAC is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to

(a) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (c) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by SPAC for cash so long as they are held by the Sponsor or its permitted transferees.
In addition, SPAC may redeem your warrants after they become exercisable for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of the Class A Ordinary Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Ordinary Shares had your warrants remained outstanding.
Because certain of the Class A Ordinary Shares and public warrants currently trade as SPAC Units consisting of one Class A Ordinary Share and one-fifth of one warrant, the SPAC Units may be worth less than units of other blank check companies.
Each SPAC Unit contains one-fifth of one warrant. Pursuant to the Warrant Agreement, no fractional warrants will be issued upon separation of the SPAC Units, and only whole warrants will trade. This is different from other blank check companies similar to SPAC whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause the SPAC Units to be worth less than if each included a warrant to purchase one whole share. SPAC has established the components of the SPAC Units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-fifth of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making SPAC a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause the SPAC Units to be worth less than if they included a warrant to purchase one whole share.
The NYSE may delist New Transfix’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New Transfix’s securities and subject New Transfix to additional trading restrictions.
New Transfix cannot assure you that its securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, New Transfix will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of New Transfix securities on the NYSE. For instance, New Transfix’s stock price would generally be required to be at least $4.00 per share, New Transfix’s aggregate market value would be required to be at least $150 million and the market value of New Transfix’s publicly held shares would be required to be at least $40 million. New Transfix cannot assure you that it will be able to meet those initial listing requirements at that time. New Transfix’s continued eligibility for listing may depend on, among other things, the number of SPAC’s public shares that are redeemed.
If the NYSE delists New Transfix’s securities from trading on its exchange and New Transfix is not able to list its securities on another national securities exchange, New Transfix expects that its securities could be quoted on an over-the-counter market. If this were to occur, New Transfix could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that the New Transfix Common Stock is a “penny stock” which will require brokers trading in the New Transfix Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Transfix’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the SPAC Units, Class A Ordinary Shares and public warrants are listed on the NYSE, the SPAC Units, Class A Ordinary Shares and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of SPAC’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While SPAC is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if SPAC were no longer listed on the NYSE, its securities would not be covered securities and SPAC would be subject to regulation in each state in which SPAC offers its securities.
The SPAC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.
The SPAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. SPAC’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of SPAC’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the SPAC Board in valuing Transfix and assuming the risk that the SPAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact SPAC’s ability to consummate the Business Combination.
SPAC cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to New Transfix’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.
Before entering into the Business Combination Agreement, SPAC performed a due diligence review of Transfix and its business and operations; however, SPAC cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPAC’s preliminary risk analysis. Additionally, the scope of due diligence SPAC conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Transfix pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public and, following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement related to such offering. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New Transfix Common Stock that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part, and thus no corresponding right of action is available to investors in the Business Combination for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs, or other charges that could have a significant negative effect on New Transfix’s financial condition and results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
A significant portion of SPAC’s total outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Class A Ordinary Shares to drop significantly, even if SPAC’s business is doing well.
Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A Ordinary Shares. After the Business Combination (and assuming no redemptions by SPAC’s public shareholders of its public shares), the Sponsor and SPAC’s current officers and directors will hold approximately     % of the New Transfix Common Stock, including the 6,955,200 shares of New Transfix Common Stock into which the SPAC Founder Shares will convert (or     % of the New Transfix Common Stock, assuming a maximum redemption by SPAC’s public shareholders of SPAC’s public shares). Pursuant to the terms of the Letter Agreement Amendment, the SPAC Founder Shares (which will be converted into shares of New Transfix Class B Common Stock at the Initial Merger Effective Time and such New Transfix Class B Common Stock will be converted into shares of New Transfix Common Stock at the Acquisition Merger Effective Time) may not be transferred until the date that is 180 days following the Acquisition Closing Date (the “Founder Shares Lock-Up Period”). Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Acquisition Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a period which trading in New Transfix’s securities would not be permitted under New Transfix’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period. Pursuant to the A&R Registration Rights Agreement, New Transfix will agree that, within 30 days after the consummation of the Business Combination, New Transfix will file with the SEC (at New Transfix’s sole cost and expense) the Resale Registration Statement, and New Transfix will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to two underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades within any 12-month period and will be entitled to customary piggyback registration rights.
Additionally, New Transfix will likely register for resale shares subject to the converted Transfix Options and shares under the 2021 Plan and the ESPP, as well as shares subject to converted Transfix Warrants and shares held by Transfix’s affiliates that were subject to a lock-up.
For more information about the Registration Rights Agreement, see the subsections entitled “The Business Combination — Related Agreements — A&R Registration Rights Agreement.”
If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of SPAC’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SPAC’s securities prior to the Acquisition Closing may decline. The market values of SPAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which SPAC’s shareholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New Transfix’s securities could contribute to the loss of all or part of your investment in such securities. Accordingly, the valuation ascribed to the Class A Ordinary Shares in the Business Combination may not be indicative of the price of New Transfix’s securities that will prevail in the trading market following the Business Combination. If an active market for New Transfix’s securities develops and continues, the trading price of New Transfix’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond New Transfix’s control. Any of the factors listed below could have a material adverse effect on your investment in New Transfix’s securities and New Transfix’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Transfix’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Transfix’s securities following the Business Combination may include:
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actual or anticipated fluctuations in New Transfix’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New Transfix;

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changes in the market’s expectations about New Transfix’s operating results;

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success of competitors;

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New Transfix’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Transfix or the market in general;

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operating and stock price performance of other companies that investors deem comparable to New Transfix;

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New Transfix’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting New Transfix’s business;

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New Transfix’s ability to meet compliance requirements;

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commencement of, or involvement in, or the outcomes of, litigation involving New Transfix;

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changes in New Transfix’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of New Transfix Common Stock available for public sale;

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any major change in the New Transfix Board or New Transfix’s management;

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sales of substantial amounts of New Transfix Common Stock by New Transfix’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities either before or after the consummation of the Business Combination irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Transfix following the Business Combination could depress New Transfix’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New Transfix’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Transfix, New Transfix’s business or its market or its competitors, or if they change their recommendations regarding the New Transfix Common Stock adversely, the price and trading volume of the New Transfix Common Stock could decline.
The trading market for the New Transfix Common Stock will be influenced by the research and reports that industry or securities analysts may publish about New Transfix, New Transfix’s business, its market or its competitors. If any of the analysts who may cover New Transfix following the Business Combination change their recommendation regarding the New Transfix Common Stock adversely, or provide more favorable relative recommendations about New Transfix’s competitors, the price of the New Transfix Common Stock would likely decline. If any analyst who may cover New Transfix following the Business Combination were to cease their coverage or fail to regularly publish reports on New Transfix, New Transfix could lose visibility in the financial markets, which could cause New Transfix’s stock price or trading volume to decline.
The Sponsor or SPAC’s directors, officers, advisors or any of their respective affiliates may elect to purchase SPAC’s public shares from public shareholders, which may influence the vote on the Business Combination Proposals and reduce the public “float” of the Class A Ordinary Shares.
The Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares the Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor and SPAC’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.
In the event that the Sponsor or SPAC’s directors, officers, advisors, or any of their respective affiliates purchase SPAC’s public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of SPAC’s public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of the Class A Ordinary Shares may be reduced and the number of beneficial holders of SPAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of SPAC’s securities on a national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how the Sponsor and SPAC’s directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect SPAC’s or, after the consummation of the Business Combination, New Transfix’s business, investments, and results of operations.
SPAC is and, after the consummation of the Business Combination, New Transfix will be subject to laws and regulations enacted by national, regional and local governments. In particular, SPAC is and New Transfix will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on SPAC’s and New Transfix’s businesses, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SPAC’s and New Transfix’s businesses, including SPAC’s ability to negotiate and complete the Business Combination, and results of operations.
The SPAC Warrants and SPAC Founder Shares may have an adverse effect on the market price of the Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.
SPAC issued warrants to purchase 6,900,000 Class A Ordinary Shares as part of the SPAC Units. SPAC also issued 6,100,000 private placement warrants and an additional 1,000,000 warrants upon conversion of an unsecured promissory note related to working capital loans, each exercisable to purchase one Class A Ordinary Share at $11.50 per share.

SPAC’s initial shareholders currently own an aggregate of 8,625,000 SPAC Founder Shares. The SPAC Founder Shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. Any issuance of a substantial number of additional Class A Ordinary Shares upon exercise of these warrants will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, the SPAC Warrants and SPAC Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Transfix.
SPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for SPAC to complete the Business Combination even if a substantial majority of SPAC’s shareholders do not agree.
The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will SPAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Forward Purchase Commitment unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. As a result, SPAC may be able to complete the Business Combination even though a substantial majority of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration SPAC would be required to pay for all of the Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceeds the aggregate amount of cash available to SPAC, it will not complete the Business Combination or redeem any shares, all of the Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and SPAC instead may search for an alternate Initial Business Combination.
SPAC’s shareholders will have a reduced ownership after the Business Combination and will exercise less influence over New Transfix’s management.
Upon the issuance of the shares of New Transfix Common Stock to the Historical Rollover Stockholders, current holders of Ordinary Shares will be diluted. Following the consummation of the Business Combination and the Forward Purchase Commitment, current holders of Ordinary Shares would own       % of New Transfix.
The market price of shares of New Transfix Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the Class A Ordinary Shares.
Upon completion of the Business Combination, Transfix stockholders will become holders of New Transfix Common Stock. Prior to the Business Combination, SPAC has limited operations. Upon completion of the Business Combination, New Transfix’s results of operations will depend upon the performance of the Transfix business, which is affected by factors that are different from those currently affecting the results of operations of SPAC.
The Business Combination or post-combination company may be materially adversely affected by the COVID-19 pandemic.
COVID-19 has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization (“WHO”) declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the WHO characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, SPAC’s ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit SPAC’s ability to have meetings with potential investors or affect the ability of Transfix’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on the efficacy and distribution of recently developed COVID-19 vaccines and future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, SPAC’s ability to consummate the Business Combination may be materially adversely affected.
The SPAC Warrants are accounted for as liabilities and the changes in value of the SPAC Warrants could have a material effect on SPAC’s financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”), which focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing the SPAC Warrants. As a result of the SEC Staff Statement, SPAC reevaluated the accounting treatment of the SPAC Warrants and determined to classify the SPAC Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on SPAC’s balance sheet as of June 30, 2021 are derivative liabilities related to the embedded features contained within the SPAC Warrants. Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts in an Entities Own Equity (“ASC 815-40”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, SPAC’s financial statements and results of operations may fluctuate quarterly, based on factors that are outside of SPAC’s control. Due to the recurring fair value measurement, SPAC expects that it will recognize non-cash gains or losses on the SPAC Warrants each reporting period and that the amount of such gains or losses could be material.
Upon consummation of the Business Combination, the rights of the holders of New Transfix Common Stock arising under the DGCL as well as the Proposed Holdings Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.
Upon consummation of the Business Combination, the rights of holders of New Transfix Common Stock will arise under the Proposed Holdings Organizational Documents as well as the DGCL. The Proposed Holdings Organizational Documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and under Cayman Islands law and, therefore, some rights of holders of New Transfix Common Stock could differ from the rights that holders of Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Transfix becomes involved in costly litigation, which could have a material adverse effect on New Transfix.
In addition, there are differences between the Proposed Holdings Organizational Documents and the Existing Organizational Documents. For a more detailed description of the rights of holders of New Transfix Common Stock and how they may differ from the rights of holders of Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Transfix are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus, and you are urged to read them.
The Proposed Holdings Organizational Documents will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with New Transfix or its directors, officers, employees or stockholders.
The Proposed Holdings Organizational Documents will require, to the fullest extent permitted by law, that derivative actions brought in name of New Transfix, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Holdings Organizational Documents. In addition, the Proposed Holdings Organizational Documents will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New Transfix intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Transfix or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Transfix may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.
U.S. Holders may be subject to U.S. federal income tax as a result of the Domestication.
U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur prior to the redemption of New Transfix Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the Class A Ordinary Shares or SPAC Public Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.
Subject to the PFIC rules described in further detail below, if the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code. The application of Section 367(b) of the Code to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of Section 367(b) on U.S. Holders.” Additionally, if SPAC were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. Because SPAC’s “start-up year” and its year of formation are both 2021, and the Domestication (which will close SPAC’s taxable year for U.S. federal income tax purposes) is expected to be completed in 2021, SPAC believes it may qualify for the start-up exception and, therefore, may not be treated as a PFIC. The potential application of the PFIC rules to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Initial Merger.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Initial Merger should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder generally would recognize gain or loss with respect to the Class A Ordinary Shares or SPAC Public Warrants in an amount equal to the difference, if any, between the fair market value of the Class A Common Stock and SPAC Public Delaware Warrants received in the Initial Merger and the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares and SPAC Public Warrants surrendered in exchange therefor.

All holders are urged to consult their tax advisors regarding the tax consequences of the Domestication, including the impact of the PFIC rules, to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations” (beginning on page 119 of this proxy statement/prospectus).
Upon consummation of the Business Combination, the rights of holders of New Transfix common stock arising under the DGCL as well as Proposed Holdings Organizational Documents will differ from and may be less favorable to the rights of holders of G Squared Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Transfix common stock will arise under the Proposed Holdings Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New Transfix common stock could differ from the rights that holders of G Squared Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Transfix becomes involved in costly litigation, which could have a material adverse effect on New Transfix.
In addition, there are differences between the new organizational documents of New Transfix and the current constitutional documents of G Squared. For a more detailed description of the rights of holders of New Transfix common stock and how they may differ from the rights of holders of G Squared Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Transfix are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and the Proposed Holdings Organizational Documents contain certain provisions, including anti- takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Holdings Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Transfix common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Transfix’s board of directors or taking other corporate actions, including effecting changes in our management. See “Description of New Transfix Securities.” These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Transfix’s board of directors or management.
The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
New Transfix’s proposed certificate of incorporation provides that, to the fullest extent permitted by law, and unless New Transfix consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Transfix’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers or stockholders of New Transfix to New Transfix or to New Transfix's stockholders, (iii) any action suit or proceeding arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware in the name of any stockholder, the proposed certificate of incorporation will provide that such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder's counsel in the foreign action as agent for such stockholder. Notwithstanding the foregoing, the proposed certificate of incorporation will provide that the such provision shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
These provisions may have the effect of discouraging lawsuits against New Transfix’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against New Transfix, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
Risks Related to the Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, that New Transfix redeem all or a portion of its public shares for cash; and (3) delivers its public shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Continental Stock Transfer & Trust Company, G Squared’s transfer agent, will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, New Transfix will redeem such public shares for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a public shareholder fails to receive our proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the

Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 20% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in G Squared if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in G Squared share price, and may result in a lower value realized now than a shareholder of G Squared might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax or financial advisor for assistance on how this may affect his, her or its individual situation.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Transfix by February 9, 2023, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the constitutional documents of G Squared we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If G Squared is not able to complete the Business Combination with Transfix by February 9, 2023, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the constitutional documents of G Squared will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of G Squared’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest of (1) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such public shareholder properly elected to redeem, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the constitutional documents of G Squared to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by February 9, 2023, or (3) the redemption of all of the public shares if we are unable to complete an initial business combination by February 9, 2023, subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.
If we are unable to consummate our initial business combination, our public shareholders may be forced to wait until after February 9, 2023 before redemption from the trust account.
If we are unable to consummate our initial business combination by February 9, 2023, we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond February 9, 2023, before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.
If our funds not being held in the trust account are insufficient to allow us to operate until February 9, 2023, we may be unable to complete our initial business combination.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 9, 2023, assuming that our initial business combination is not completed during that time. We expect to incur significant costs in pursuit of our acquisition plans. However, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us an aggregate of $1.5 million in loans in order to finance transaction costs in connection with a business combination), and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
We believe that we will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of an Initial Business Combination or one year from this filing; however we cannot assure that this will be accurate. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we are unable to complete our Business Combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our Warrants will expire worthless.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to February 9, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of June 30, 2021, G Squared had cash of approximately $1 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2021, G Squared had total liabilities of approximately $30 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 9, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to G Squaredin such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements. SPAC based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, SPAC’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of SPAC’s management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, SPAC disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. SPAC cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of SPAC.
In addition, SPAC cautions you that the forward-looking statements regarding SPAC and the post-combination company, which are included in this proxy statement/prospectus, are subject to the following factors:
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the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

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the outcome of any legal proceedings that have been or may be instituted against SPAC following announcement of the Business Combination;

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the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of SPAC, or satisfy the other conditions to closing in the Business Combination Agreement;

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the ability to obtain or maintain the listing of New Transfix Common Stock on the NYSE following the Business Combination;

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the risk that the proposed Business Combination disrupts current plans and operations of Transfix or SPAC as a result of the announcement and consummation of the Business Combination;

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SPAC’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New Transfix to grow and manage growth profitably following the Business Combination;

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costs related to the Business Combination;

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New Transfix’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

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the possibility of third-party claims against the Trust Account;

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changes in applicable laws or regulations;

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the possibility that COVID-19 may hinder SPAC’s ability to consummate the Business Combination;

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the possibility that COVID-19 may adversely affect the results of operations, financial position, and cash flows of SPAC, Transfix or New Transfix;

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technological changes;

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data security breaches or other network outages; and

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the possibility that SPAC or New Transfix may be adversely affected by other economic, business, or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in SPAC’s periodic filings with the SEC. SPAC’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X to give effect to the Business Combination and related transactions of Transfix by G Squared, including the Forward Purchase Commitment and related adjustments described in the accompanying notes.
Introduction
G Squared is a blank check company incorporated as a Cayman Islands exempted company on October 26, 2020. G Squared was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. As of June 30, 2021, there was $345 million held in the trust account.
Transfix is a next-generation digital freight platform that is on a path to transform the highly fragmented transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight.
Transfix serves clients across a broad range of industries including retail, food, beverage, and manufacturing and works with companies of all sizes from small and medium sized businesses to blue-chip enterprises.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of G Squared and the historical balance sheet of Transfix on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 combines the historical statements of operations of G Squared and Transfix for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.
The pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Transfix’s financial condition or results of operations would have been had the Business Combination actually occurred on the dates indicated. The pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, G Squared will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Transfix issuing shares for the net assets of G Squared, accompanied by a recapitalization. The net assets of G Squared will be recognized at fair value (which is expected to be consistent with historical cost), with no goodwill or other intangible assets recorded.
Transfix has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
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Transfix’s shareholders will have a majority of the voting power under either scenario;

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The Post-Combination Company will assume Transfix’s name (“New Transfix”);

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Transfix will appoint the majority of the board of directors of New Transfix;

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Transfix’s existing management will comprise the management of New Transfix;

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Transfix will comprise the ongoing operations of New Transfix; and

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Transfix is the larger entity based on historical revenues and business operations.

Description of the Business Combination
Pursuant to the Business Combination Agreement, the business combination will be effected in three steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of G Squared Ascend I, on the date of the consummation of the Business Combination (the “Closing Date”): (a) G Squared Ascend I will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication” and the time at which the Domestication becomes effective, the “Domestication Effective Time”), (b) on the Closing Date and immediately following the Domestication, G Squared Ascend I will merge with and into Transfix Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdings”) (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (such surviving entity, “New Transfix” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Horizon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of G Squared Ascend I (“Merger Sub”); and (c) on the Closing Date and immediately following the Initial Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”).
At the Domestication Effective Time, (a) each then issued and outstanding G Squared Ascend I Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Share”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of G Squared Ascend I (“SPAC Class A Common Stock”); (b) each then issued and outstanding G Squared Ascend I Class B ordinary share, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share (each, a “SPAC Cayman Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Delaware Warrant”).
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each share of common stock of Holdings, par value $0.000001 per share, issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (b) each then issued and outstanding share of SPAC Class A Common Stock, will be canceled and convert automatically, on a one-for-one basis, into one share of New Transfix common stock, par value $0.0001 per share (“New Transfix Common Stock”); and (iii) each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Warrant”).
On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of the Company’s Preferred Stock will convert automatically into a number of shares of Common Stock, par value $0.001 per share, of the Company at the then-effective conversion rate in accordance with the Company’s amended and restated certificate of incorporation (the “Conversion”).
At the Acquisition Merger Effective Time: (a) each then issued and outstanding share of Common Stock of the Company, par value $0.001 per share (“Company Common Stock”) (including shares of Common Stock resulting from the Conversion), will be canceled and converted into the right to receive: (i) a number of shares of New Transfix Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) (collectively, the “Per Share Merger Consideration”); and (ii) a portion of the Earnout Shares (as defined below), subject to and in accordance with the Business Combination Agreement; (b) all shares of the Company’s Common Stock and Preferred Stock held in the treasury of the Company will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (c) each then issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, will be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Subsidiary Corporation; (d) each then outstanding and unexercised Series D Warrant of the Company (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed

Transfix Warrant”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of the Company’s Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio; (e) each then outstanding and unexercised option to purchase shares of the Company’s Common Stock (each, a “Transfix Option”), whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Transfix Option divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); and (f) each then outstanding restricted stock unit award covering shares of the Company’s Common Stock (“Transfix RSU Award”) will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (“Exchanged RSU Award”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).
Concurrent with the execution of the Business Combination Agreement, G Squared amended and restated that certain Forward Purchase Agreement, dated as of February 4, 2021, by and between G Squared and the Sponsor (the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, the Sponsor has agreed, subject to the terms and conditions set forth in the A&R Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 units consisting of one Class A Ordinary Share and one-fifth of one G Squared Warrant (the “G Squared Units”), and up to an additional 5,000,000 G Squared Units equal to the number of Class A Ordinary Shares redeemed prior to the Closing Date pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents. For the avoidance of doubt, regardless of the extent of such redemptions, the Sponsor will in no event be required to purchase more than an aggregate amount of 10,000,000 G Squared Units. The obligation of the Sponsor under the A&R Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Concurrent with the execution of the Business Combination Agreement, SPAC and an existing investor of Transfix entered into a forward purchase agreement (the “Investor Forward Purchase Agreement”, and together with the A&R Forward Purchase Agreement, the “Forward Purchase Agreements”). Pursuant to the Investor Forward Purchase Agreement, such Transfix investor has agreed, subject to the terms and conditions set forth in the Investor Forward Purchase Agreement, to purchase immediately prior to the Initial Closing, at a per-unit price of $10.00, 1,000,000 SPAC Units. The obligations of such investor under the Investor Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Mergers.
Concurrent with the execution of the Business Combination Agreement, G Squared Ascend Management I, LLC (“Sponsor”) and certain officers, directors and advisors of G Squared (such holders, together with Sponsor, the “Founder Shareholders”), entered into an agreement (the “Sponsor Support Agreement”) with the SPAC and Holdings pursuant to the Sponsor has agreed to forfeit and surrender, for no consideration, 20% of its SPAC Founder Shares prior to the Initial Merger. The Sponsor also has agreed to certain transfer restrictions with respect to its New Transfix Common Stock (the “Lockup Shares”) as follows: (a) one-half of the Lockup Shares will be subject to a one year lock-up; (b) one-sixth of the of the Lockup Shares will be released from such lockup if the New Transfix Common Stock equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after Closing Date; (c) one-sixth of the Lockup Shares will be released from such lockup if the New Transfix Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive trading days commencing after Closing Date, and (d) one-sixth of the Lockup Shares will be released from such lockup if the New Transfix Common Stock equals or exceeds $17.50 for at least 20 trading days out of any 30 consecutive trading days commencing after Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a change of control (as defined in the Sponsor Support Agreement) of the New Transfix occurs.

During the six-year period following the Closing Date (the “Earnout Period”), New Transfix may issue, as additional consideration, to specified eligible holders of securities of the Company, as of immediately prior to the Acquisition Merger Effective Time, up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock in the aggregate (the “Earnout Shares”). Such Earnout Shares will be issued in three equal tranches, upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the New York Stock Exchange (the “NYSE”), or the exchange on which the shares of New Transfix Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement). Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued at or as soon as practicable following the Acquisition Merger in the form of restricted shares of New Transfix Common Stock, which will vest and the restrictions thereon will lapse based on the achievement of the same price targets.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined information assumes that G Squared’s stockholders approve the proposed Business Combination. G Squared’s public stockholders may demand that G Squared redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public stockholder properly demands redemption of their shares, G Squared will redeem each share for cash equal to the redemption value of $10 per share.
As a result, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of G Squared’s Class A ordinary shares:
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Assuming No Redemptions:   This scenario assumes that no Class A ordinary shares of G Squared are redeemed; and

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Assuming Maximum Redemptions:   This scenario assumes that (i) 25.5 million Class A ordinary shares of G Squared are redeemed resulting in an aggregate payment of approximately $255.03 million from the Trust Account, which is the maximum amount of allowable redemption while still providing New Transfix with cash at closing of the Business Combination of no less than the minimum of $200.0 million required by the Business Combination Agreement and (ii) as a result of the assumption in (i), an additional 5 million shares of New Transfix Common Stock would be purchased pursuant to the condition in the A&R Forward Purchase Agreement.

The following summarizes the pro forma shares of New Transfix Common Stock outstanding under the two scenarios (excluding the potential dilutive effect of the Earnout Shares, Lockup Shares and the exercise of warrants):

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
	Shares	%	Shares	%
New Transfix shares issued to Transfix stockholders	83,991,505		83,991,505
Total Transfix Shares	83,991,505	65.6%	83,991,505	78.0%
New Transfix shares issued to G Squared public shareholders	34,500,000		34,500,000
Less: shares redeemed(1)	—		(25,503,200)
Total New Transfix shares issued to G Squared public shareholders	34,500,000	26.9%	8,996,800	8.4%
New Transfix shares issued in exchange for the G Squared Founders shares	3,615,600		3,615,600
Total New Transfix shares issued in exchange for G Squared Founders Shares	3,615,600	2.8%	3,615,600	3.4%
New Transfix shares issued under the Forward Purchase Commitment	6,000,000		6,000,000
Add: additional shares to be purchased(2)	—		5,000,000
Total New Transfix shares issued under the Forward Purchase Commitment	6,000,000	4.7%	11,000,000	10.2%
Pro Forma Shares Outstanding	128,107,105	100.0%	107,603,905	100.0%

(1)
This presentation assumes that G Squared stockholders holding 25.5 million Public Shares will exercise their redemption rights, while meeting the minimum cash requirement.

(2)
As a result of the assumption in (i), an additional 5 million shares of New Transfix Common Stock would be purchased prior to the Closing pursuant to the SPAC Forward Purchase.

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Transfix is considered the accounting acquirer.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of G Squared and Transfix. The unaudited pro forma adjustments represent estimates that are based on information currently available and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Certain amounts that appear in this section may not sum due to rounding.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
(amounts in thousands)	Historical G Squared	Historical Transfix	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,070	$9,468	$374,223	A	$384,761	$170,498	A	$181,036
Accounts receivable, net	—	41,391	—		41,391	—		41,391
Prepaid expenses and other current assets	1,362	1,150	—		2,512	—		2,512
Total current assets	2,432	52,009	374,223		428,664	170,498		224,939
Restricted cash	—	3,548	—		3,548	—		3,548
Investment held in Trust Account	345,032	—	(345,032)	H	—	(345,032)	H	—
Property and equipment, net	—	5,436	—		5,436	—		5,436
Other assets	—	2,002	—		2,002	—		2,002
Total assets	$347,464	$62,995	$29,191		$439,650	$(174,534)		$235,925
Liabilities, preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$230	$29,828	$—		$30,058	$—		$30,058
Loan payable	—	7,011	—		7,011	—		7,011
Accrued expenses and other current liabilities	198	4,915	—		5,113	—		5,113
Total current liabilities	428	41,754	—		42,182	—		42,182
Long term liabilities:
Deferred underwriting commissions	12,075	—	(12,075)	K	—	(12,075)	K	—
Derivative liabilities	18,285	—	(9,694)	B	8,591	(7,274)	B	11,011
Earnout liability	—	—	77,725	F	77,725	77,725	F	77,725
Other liabilities	—	3,841	—		3,841	—		3,841
Total liabilities	30,788	45,595	55,956		132,339	58,376		134,759
Preferred stock	—	158,250	(158,250)	Q	—	(158,250)	Q	—
Class A ordinary shares	345,000	—	(345,000)	R	—	(345,000)	R	—
Stockholders’ (deficit) equity:
Common stock	1	10	2	C	13	—	C	11
Treasury stock, at cost	—	(431)	431	T	—	431	T	—
Additional paid-in capital	—	12,106	454,268	D	466,374	251,114	D	263,220
Accumulated deficit	(28,325)	(152,535)	21,784	E	(159,076)	18,795	E	(162,065)
Total stockholders’ (deficit) equity	(28,324)	(140,850)	476,485		307,311	270,340		101,166
Total liabilities, preferred stock and stockholders’ (deficit) equity	$347,464	$62,995	$29,191		$439,650	$(174,534)		$235,925
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2021
(amounts in thousands, except share and per share data)	Historical G Squared	Historical Transfix	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$126,692	$—		$126,692
Costs and Expenses:
Purchased transportation	—	118,114	—		118,114
Processing costs	—	5,418	—		5,418
Sales and marketing	—	3,555	—		3,555
Technology	—	4,672	—		4,672
General and administrative	934	11,231	(934)	AA	11,231
Total costs and expenses	934	142,990	(934)		142,990
Loss from operations	(934)	(16,298)	934		(16,298)
Other income (expense):
Change in fair value of derivative liabilities	(898)	—	517	BB	(381)
Offering costs associated with derivative liabilities	(463)	—	463	CC	—
Loss on forward purchase agreement	(1,449)	—	1,449	DD	—
Other income	275	16	(275)	EE	16
Interest expense	—	(1,437)	—		(1,437)
Other expense	—	(83)	—		(83)
Total other income (expense)	(2,535)	(1,504)	2,154		(1,885)
Loss before income taxes	(3,469)	(17,802)	3,088		(18,183)
Income tax expense	—	38	—		38
Net loss	$(3,469)	$(17,840)	$3,088		$(18,221)
Weighted average shares outstanding of Class A common stock	34,500,000	9,512,971			N/A
Basic and diluted net loss per share, Class A	$0.00	$(1.88)			N/A
Weighted average shares outstanding of Class B common stock	8,382,597	N/A			N/A
Basic and diluted net loss per share, Class B	$0.00	N/A			N/A
Weighted average shares outstanding of New Transfix Class A common stock (No redemption)	N/A	N/A			128,107,105
Basic and diluted net loss per share, New Transfix Class A (No redemption)	N/A	N/A			$(0.14)
Weighted average shares outstanding of New Transfix Class A common stock (Maximum redemption)	N/A	N/A			107,603,905
Basic and diluted net loss per share, New Transfix Class A (Maximum redemption)	N/A	N/A			$(0.17)
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
(amounts in thousands, except share and per share data)	Historical G Squared	Historical Transfix	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$184,174	$—		$184,174	$—		$184,174
Costs and Expenses:
Purchased transportation	—	173,853	—		173,853	—		173,853
Processing costs	—	11,440	90	FF	11,530	90	FF	11,530
Sales and marketing	—	7,557	101	FF	7,658	101	FF	7,658
Technology	—	8,577	97	FF	8,674	97	FF	8,674
General and administrative	8	15,148	6,245	GG	21,401	9,234	GG	24,390
Total costs and expenses	8	216,575	6,533		223,116	9,522		226,105
Loss from operations	(8)	(32,401)	(6,533)		(38,942)	(9,522)		(41,931)
Other expense:
Interest expense, net	—	(1,467)	—		(1,467)	—		(1,467)
Total other expense	—	(1,467)	—		(1,467)	—		(1,467)
Loss before income taxes	(8)	(33,868)	(6,533)		(40,409)	(9,522)		(43,398)
Income tax expense	—	24	—		24	—		24
Net loss	$(8)	$(33,892)	$(6,533)		$(40,433)	$(9,522)		$(43,422)
Weighted average shares outstanding of Class A common stock	N/A	9,303,866			N/A			N/A
Basic and diluted net loss per share, Class A	N/A	$(3.64)			N/A			N/A
Weighted average shares outstanding of Class B common stock	7,500,000	N/A			N/A			N/A
Basic and diluted net loss per share, Class B	$0.00	N/A			N/A			N/A
Weighted average shares outstanding of New Transfix Class A common stock	N/A	N/A			128,107,105			107,603,905
Basic and diluted net loss per share, New Transfix Class A Common Stock	N/A	N/A			$(0.32)			$(0.40)
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1 — Basis of Presentation
The merger between Transfix and G Squared was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, G Squared was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Transfix issuing stock for the net assets of G Squared, accompanied by a recapitalization. The net assets of G Squared are stated at fair value (which is expected to be consistent with historical cost), with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 was prepared using, and should be read in conjunction with, the following:
•
G Squared’s unaudited interim financial statements and related notes for the six months ended June 30, 2021 included elsewhere in this prospectus; and

•
Transfix’s unaudited interim financial statements for the six months ended June 30, 2021 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 were prepared using, and should be read in conjunction with, the following:
•
G Squared’s unaudited interim statement of operations for the six months ended June 30, 2021 and audited statement of operations for the period October 26, 2020 (inception) through December 31, 2020 and the related notes, which are included in this prospectus;

•
Transfix’s unaudited interim statement of operations for the six months ended June 30, 2021 and audited statement of operations for the year ended December 31, 2020 and the related notes, which are included in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information also does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Transfix believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and has been evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Transfix believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the transaction. Transfix and G Squared have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the New Transfix filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the pro forma number of the New Transfix’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.
Adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2021 (amounts in thousands, except share and per share amounts)
A.
Represents the pro forma adjustments to the cash and cash equivalents balance to reflect the following:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Investments held in G Squared Trust Account	$345,032	H	$345,032
Estimated transaction costs	(18,734)	I	(17,427)
Forward Purchase Commitment	60,000	J	110,000
Deferred underwriting commissions	(12,075)	K	(12,075)
Redemption of G Squared Class A shares	—	G	(255,032)
	$374,223	A	$170,498

B.
Represents the pro forma adjustments to derivative liability balance to reflect the following:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Exchange of G Squared’s public warrants into New Transfix Warrants	$(8,349)	L	$(8,349)
Settlement of G Squared’s original Forward Purchase Commitment by issuing New Transfix Common Stock	(1,345)	M	(1,345)
Recognition of warrants to be issued to the G Squared Founders in connection with the SPAC Forward Purchase Commitment	—	N	2,420
	$(9,694)	B	$(7,274)

C.
Represents the pro forma adjustments to the New Transfix Common Stock to reflect the following:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Remove Transfix and G Squared’s existing balances	$(11)	O	$(11)
Establish balance of New Transfix Common Stock – par value	13	P	11
	$2	C	$—

D.
Represents the pro forma adjustments to the additional paid in capital balance to reflect the following:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Conversion of Transfix’s preferred stock into New Transfix Common Stock	$158,250	Q	$158,250
Recognition of earnout liability	(77,725)	F	(77,725)
Conversion of G Squared redeemable shares into New Transfix Common Stock	345,000	R	89,968
Reclassification of G Squared’s historical accumulated deficit	(28,325)	S	(28,325)
Corresponding adjustment to the New Transfix Common Stock – Par Value	(2)	C	—
Exchange of G Squared’s public warrants into New Transfix warrants	8,349	L	8,349
Settlement of Forward Purchase Commitment liability by issuing New Transfix Common Stock	1,345	M	1,345
Settlement of Forward Purchase Commitment	60,000	J	110,000
Retirement of Transfix Treasury stock	(431)	T	(431)
Recognition of warrant liability to be issued to the G Squared Founders in connection with the SPAC Forward Purchase	—	N	(2,420)
Estimated transaction costs	(15,900)	I	(11,604)
Compensation expense related to Transfix’s RSUs	3,707	FF	3,707
	$454,268	D	$251,114

E.
Represents the pro forma adjustments to the accumulated deficit balance to reflect the following:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Estimated transaction costs	$(2,834)	I	$(5,823)
Compensation expense related to Transfix’s RSUs	(3,707)	FF	(3,707)
Elimination of G Squared’s historical accumulated deficit	28,325	S	28,325
	$21,784	E	$18,795

F.
Represents earnout liability (refer to Note 4 for further description of the accounting treatment):

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Recognition of earnout liability for New Transfix Earnout shares	$53,780		$53,780
Recognition of earnout liability for G Squared Founders Lockup Shares	23,945		23,945
	77,725	F	77,725

G.
Represents the maximum amount of allowable redemption while still providing New Transfix with cash at closing of the Business Combination of no less than the minimum of $200.0 million required by the Business Combination Agreement.

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Investments held in G Squared Trust Account	$—	H	$345,032
Forward Purchase Commitment	—	J	110,000
Minimum cash required to be transferred to Transfix at Closing	—	U	(200,000)
Net cash available to redeem G Squared Class A Shares	$—	G	$255,032

H.
Reflects the reclassification of all investments held in the G Squared’s Trust Account to cash and cash equivalents that became available for transaction consideration, transaction expenses, redemption of public shares, and operating activities of the New Transfix following the Business Combination.

I.
Represents settlement of preliminary estimated transaction costs in consummating the Business Combination.  Transaction costs include legal, financial advisory and other professional fees related to the Business Combination. In connection with the reverse recapitalization treatment, transaction costs directly related to the Business Combination are recorded as reductions to cash and additional paid-in capital. Transaction costs that are not directly related to the Business Combination are recorded through the income statement and would be treated as an increase to accumulated deficit.

The Company has allocated $1.78 million of transaction costs to the liability classified private warrants, working capital warrants and the earnout liability for the G Squared Founders shares under the no redemption scenario and $4.77 million of transaction costs to the liability classified private warrants, working capital warrants, earnout liability for the G Squared Founders shares and additional warrant liability under the SPAC Forward Purchase under the maximum redemption scenario, based on the relative fair value of these instruments as compared to the amount of equity raised. The portion of transaction costs allocated to these instruments is reflected as a reduction to cash and retained earnings. These costs are determined to be a direct result of the recapitalization and therefore are expensed at the Closing Date. The total transaction costs recorded through income statement amounted to $2.83 million under no redemption scenario and $5.82 million under the maximum redemption scenario.
J.
Represents settlement of Forward Purchase Commitment by issuing New Transfix Common Stock.

K.
Represents the payment of the deferred underwriters fee upon closing of the Business Combination.

L.
Represents the automatic conversion of 6,900,000 G Squared’s public warrants into warrants to purchase New Transfix Common Stock. These converted warrants on the New Transfix Common Stock will be classified as equity after the Closing Date. This adjustment removes the carrying value of the warrant liability related to the public warrants and recognizes additional paid-in capital of the converted warrant. As all G Squared public warrants will be converted into New Transfix Warrants in connection with the Business Combination, this adjustment reflects the conversion of such warrants directly into New Transfix Warrants.

M.
Represents the settlement of G Squared’s Forward Purchase Commitment upon the issuance and purchase of the New Transfix Common Stock. This adjustment removes the carrying value of the liability related to the Forward Purchase Commitment with a corresponding increase in additional paid-in capital as a result of the issuance of New Transfix Common Stock.

N.
Represents recognition of SPAC Forward Purchase warrant liability to be issued to the G Squared Founders in the maximum redemption scenario.

O.
Represents the elimination of the existing par value of common stock of Transfix and G Squared.

P.
Represents the par value portion of the issuance of New Transfix Common Stock.

Q.
Represents the conversion of Transfix’s preferred stock into New Transfix Common Stock in connection with the Business Combination.

R.
Represents the conversion of the entire G Squared redeemable shares into New Transfix Common Stock under the no redemption scenario and the conversion of the 8,996,800 G Squared redeemable shares into New Transfix Common Stock at $10 per share after the cash payments of $ 255.03 million (refer to Note G) under the maximum redemption scenario.
S.
Reflects the reclassification of G Squared’s historical accumulated deficit.

T.
Represents retirement of Transfix Treasury stock.

U.
Represents the minimum cash required to be transferred to Transfix at Closing pursuant to the Business Combination Agreement at maximum redemption.

Adjustments to the unaudited pro forma condensed statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020:
AA.
Reflects elimination of general and administrative expenses recorded by G Squared that do not pertain to the operating activities of New Transfix for the six months ended June 30, 2021.

BB.
Reflects elimination of fair value changes in derivative liabilities — public warrants and forward purchase agreement recorded by G Squared as these instruments will be reclassified or settled in equity instruments as described in Notes L and M.

CC.
Reflects elimination of offering costs for derivative liabilities recorded by G Squared.

DD.
Reflects elimination of forward purchase agreement losses recorded by G Squared.

EE.
Reflects the elimination of interest income on the Trust Account.

FF.
Reflects the compensation expense related to Transfix’s RSUs that will vest upon a liquidity event (e.g., a change of control or an initial public offering) and result in a one-time charge of $3.71 million upon Closing. The compensation expense is reflected in the related financial statement line items.

GG.
Reflects adjustment to general and administrative expense for the year ended December 31, 2020:

	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Elimination of general and administrative expenses recorded by G Squared	$(8)		$(8)
Compensation expense relating to Transfix’s RSUs	3,419	FF	3,419
Transaction costs	2,834	I	5,823
	$6,245	GG	$9,234
Note 3 — Loss per Share
Represents the net loss per share calculated using the New Transfix shares issued in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of the weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire periods presented, taking into account the assumed redemptions of G Squared’s public shares under the maximum redemption scenario.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:
(in thousands, except share and per share data)	For the Six Months Ended June 30, 2021 (No Redemptions)	For the Six Months Ended June 30, 2021 (Maximum Redemption)	For the Year Ended December 31, 2020 (No Redemptions)	For the Year Ended December 31, 2020 (Maximum Redemption)
Pro forma net loss	$(18,221)	$(18,221)	$(40,433)	$(43,422)
Weighted average shares outstanding of New Transfix Class A common stock	128,107,105	107,603,905	128,107,105	107,603,905
Net loss per share – basic and diluted	$(0.14)	$(0.17)	$(0.32)	$(0.40)
As a result of the pro forma net loss, the earnings per share amounts exclude the anti-dilutive impact from the following securities:
•
The 647,558 unvested RSUs that will be converted into New Transfix RSUs exercisable based on the exchange ratio.

•
The 66,751 Series D Warrants that will be converted into warrants to purchase New Transfix Common Stock exercisable based on the exchange ratio.

•
The 15,991,514 options outstanding in Transfix as of June 30, 2021, of which 8,843,884 are vested and 7,147,630 are unvested.

•
The 6,900,000 G Squared public warrants that will be converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock.

•
The 6,100,000 G Squared private warrants that will be converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock.

•
The 1,000,000 G Squared working capital loan warrants that will be converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock.

•
The 2,000,000 SPAC Forward Purchase warrants to be issued to the G Squared Founders in the maximum redemption scenario.

•
The 7,500,000 Earnout shares and the 3,339,600 G Squared Founders Lockup Shares that will be issued upon the satisfaction of certain price targets set forth in the Business Combination Agreement.

Note 4 — Earnout Liability
The Earnout Shares and 50% of the Lockup Shares are expected to be accounted for as liability classified instruments because the earn out triggering and acceleration events that determine the number of Earnout Shares to be issued to the eligible stockholders and the number of Lockup Shares to be released to Founder Shareholders are not indexed to the New Transfix Common Stock. The preliminary estimated fair value of the Earnout Shares is $53.78 million. The preliminary estimated fair value of the Lockup Shares subject to share price triggering conditions is $23.94 million. The preliminary estimated fair values of the Earnout Shares and Lockup Shares were determined using a Monte Carlo simulation valuation model using the following assumptions:
•
Price Target:   Price Target as defined in the Business Combination Agreement for each Triggering Event:

•
Triggering Event 1 is $12.50

•
Triggering Event 2 is $15.00

•
Triggering Event 3 is $17.50

•
Vesting Date:   The trading day that the target share price is achieved in at least 20 of the last 30 trading days.

•
Volatility:   Selected based upon the historical and implied volatilities of publicly-traded peers companies that are comparable to New Transfix’s business.

•
Risk-Free rate:   Term-matched risk-free rate interpolated from USD CMT Yield Curve.

•
Earnout period:   The expected term is the based on contractual terms.

•
Stock price:   Expected Stock Price upon Business Combination.

•
Dividend yields:   The dividend rate is zero as New Transfix currently has no history or expectation of declaring dividends.

•
Number of trading days:   252 trading days in a year.

•
Number of Iterations:   Number of sample paths simulated in Monte Carlo simulation.

COMPARATIVE SHARE INFORMATION
The following table sets forth historical comparative share information for G Squared and Transfix, respectively, and unaudited pro forma condensed combined per share information of New Transfix after giving effect to the Business Combination presented under two scenarios:
•
Assuming No Redemptions:   This scenario assumes that no Class A Ordinary Shares are redeemed.

•
Assuming Maximum Redemptions:   This scenario assumes that (i) 25.5 million Class A ordinary shares of G Squared are redeemed resulting in an aggregate payment of approximately $255.03 million from the Trust Account, which is the maximum amount of allowable redemption while still providing New Transfix with cash at closing of the Business Combination of no less than the minimum of $200.0 million required by the Business Combination Agreement and (ii) as a result of the assumption in (i), an additional 5 million shares of New Transfix Common Stock would be purchased pursuant to the condition in the A&R Forward Purchase Agreement.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of G Squared and Transfix and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of G Squared and Transfix is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of G Squared and Transfix would have been had the companies been combined during the periods presented.

	Historical		Transfix Equivalent Pro Forma Combined
	G Squared	Transfix	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2)	$(0.66)	$(14.75)	$2.40	$0.94
Net income (loss) per Class A Ordinary Share – basic and diluted	$0.00	N/A	N/A	N/A
Net loss per Class B Ordinary Share – basic and diluted	$(0.42)	N/A	N/A	N/A
Net loss per share of Transfix Common Stock – basic and diluted	N/A	$(1.88)	N/A	N/A
Net income (loss) per share of New Transfix Common Stock – basic and diluted	N/A	N/A	$(0.14)	$(0.17)
Weighted average shares outstanding – basic and diluted(3)	34,500,000	9,512,971	128,107,105	107,603,905
Weighted average shares outstanding of Class B Ordinary Shares – basic and diluted	8,382,597	N/A	N/A	N/A
As of and for the Year Ended December 31, 2020(1)
Net income (loss) per Class A Ordinary Share – basic and diluted	N/A	N/A	N/A	N/A
Net loss per Class B Ordinary Share – basic and diluted	$(0.00)	N/A	N/A	N/A
Net loss per share of Transfix Common Stock – basic and diluted	N/A	$(3.64)	N/A	N/A
Net income (loss) per share of New Transfix Common Stock – basic and diluted	N/A	N/A	$(0.32)	$(0.40)
Weighted average shares outstanding – basic and diluted(3)	—	9,303,866	128,107,105	107,603,905
Weighted average shares outstanding of Class B Ordinary Shares – basic and diluted	7,500,000	N/A	N/A	N/A

(1)
There were no cash dividends declared in the period presented.

(2)
Book value per share is calculated as stockholders’ equity (deficit) divided by common shares outstanding.

(3)
Weighted average shares outstanding — basic and diluted are based on Class A and Class B ordinary shares for G Squared, total common shares for Transfix and total common shares for New Transfix.

MARKET PRICE AND DIVIDEND INFORMATION
G Squared
The G Squared Units, Class A Ordinary Shares, and public warrants are currently listed on the NYSE under the symbols “GSQD.U,” “GSQD” and “GSDQ.W,” respectively.
The closing price of the G Squared Units, Class A Ordinary Shares, and public warrants on September 20, 2021, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.01, $9.83 and $0.96, respectively. As of           , 2021, the record date for the extraordinary general meeting, the closing price for the G Squared Units, Class A Ordinary Shares, and SPAC Warrants was $      , $      and $      , respectively.
Holders of the G Squared Units, Class A Ordinary Shares, and SPAC Warrants should obtain current market quotations for their securities. The market price of G Squared’s securities could vary at any time before the Business Combination.
Holders
As of           , 2021, there were           holders of record of G Squared Units,             holders of record of the Class A Ordinary Shares,           holders of record of the Class B Ordinary Shares,           holders of record of the public warrants and                 holders of record of the private placement warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose G Squared Units, public shares, and public warrants are held of record by banks, brokers, and other financial institutions.
Dividend Policy
G Squared has not paid any cash dividends on the Ordinary Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon New Transfix’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Transfix Board.
Transfix
Historical market price information for Transfix is not provided because there is no public market for Transfix’s securities. For more information regarding Transfix’s liquidity and capital resources, see the section entitled “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

EXTRAORDINARY GENERAL MEETING
General
G Squared is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the G Squared Board for use at the extraordinary general meeting to be held on , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to G Squared’s shareholders on or about , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
All shareholders of G Squared as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. However, in light of the health risks associated with the ongoing COVID-19 pandemic, G Squared is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format. To support the well-being of G Squared’s shareholders, directors, and officers, G Squared encourages you to attend the extraordinary general meeting virtually via live webcast by visiting           .
G Squared’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save G Squared and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, G Squared provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the G Squared Board, submit written questions and comments during the extraordinary general meeting, and vote online during the open poll portion of the extraordinary general meeting. G Squared welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.
Shareholders will have multiple opportunities to submit questions to G Squared for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in G Squared’s discretion, subject to time constraints. G Squared reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, G Squared will offer live technical support for all shareholders attending the extraordinary general meeting virtually.
To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you pre-registered.
Date, Time and Place
The extraordinary general meeting will be held in person on         , 2021, at          , Eastern time, at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, G Squared is also planning for the meeting to be held virtually pursuant to the procedures described in this proxy statement/ prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, G Squared is asking the holders of Class A Ordinary Shares and Class B Ordinary Shares to consider and vote upon the Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Ordinary Shares, i.e., Class A Ordinary Shares or Class B Ordinary Shares, at the close of business on

           , 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                 Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which           were public shares and           were G Squared Founder Shares held by the initial shareholders.
Vote of the Sponsor and the Directors and Officers of G Squared
The Sponsor and G Squared’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals.
The Sponsor and G Squared’s directors and officers have waived any redemption rights, including with respect to Class A Ordinary Shares purchased in the IPO or in the aftermarket, in connection with the Business Combination. The G Squared Founder Shares held by the Sponsor and G Squared’s independent directors have no redemption rights upon G Squared’s liquidation and will be worthless if G Square does not effect an Initial Business Combination within the Combination Period. However, the Sponsor and G Squared’s directors and officers are entitled to redemption rights upon G Squared’s liquidation with respect to any Class A Ordinary Shares they may own.
Quorum and Required Vote for Proposals for the Extraordinary General Meeting
A quorum of G Squared’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Initial Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Initial Closing and Acquisition Closing are conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross- conditioned on each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
For a more complete description of G Squared’s reasons for the approval of the Business Combination and the recommendation of the G Squared Board, see the subsection entitled “The Business Combination — G Squared Board’s Reasons for the Approval of the Business Combination.”
Voting Your Shares
Each Class A Ordinary Share and each Class B Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Class A Ordinary Shares and Class B Ordinary Shares that you own. There are several ways to vote your Class A Ordinary Shares and Class B Ordinary Shares:

•
You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

•
You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Class A Ordinary Shares or Class B Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that G Squared can be sure that the broker, bank, or nominee has not already voted your Class A Ordinary Shares or Class B Ordinary Shares.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify G Squared’s secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting
The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your Class A Ordinary Shares or Class B Ordinary Shares, you may call       , G Squared’s proxy solicitor, at       (banks and brokerage firms, please call collect at       ).
Redemption Rights
Pursuant to the Existing Organizational Documents, a public shareholder may request that G Squared redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(a) hold public shares or, if you hold public shares through G Squared Units, you elect to separate your G Squared Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(b) submit a written request to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, in which you (i) request that New Transfix redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and
(c) deliver your public shares to Continental Stock Transfer & Trust Company, G Squared’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of G Squared Units must elect to separate the G Squared Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their G Squared Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the G Squared Units into the underlying public shares and public warrants. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of G Squared Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the G Squared Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds G Squared Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, G Squared’s transfer agent, directly and instruct it to do so.
The redemption rights include the requirement that a holder must identify itself to G Squared in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Transfix will redeem the related shares of New Transfix Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Transfix Common Stock following the redemption. The redemption will take place following the Initial Merger and, accordingly, it is shares of New Transfix Common Stock that will be redeemed immediately after consummation of the Business Combination.
Prior to exercising redemption rights, shareholders should verify the market price of the Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. G Squared cannot assure you that you will be able to sell the Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights, the Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, New Transfix’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and G Squared does not consummate an Initial Business Combination within the Combination Period, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders and the public warrants will expire worthless.
Appraisal Rights
There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or SPAC Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.
Proxy Solicitation Costs
G Squared is soliciting proxies on behalf of the G Squared Board. This solicitation is being made by mail but also may be made by telephone or in person. G Squared and its directors, officers, and employees may also solicit proxies in person. G Squared will file with the SEC all scripts and other electronic communications as proxy soliciting materials. G Squared will bear the cost of the solicitation.
G Squared has engaged          to assist in the proxy solicitation process. G Squared will pay that firm a fee of $         , in addition to a performance fee of $         , plus disbursements. G Squared will reimburse           for reasonable out-of-pocket expenses and will indemnify          and its affiliates against certain claims, liabilities, losses, damages, and expenses. G Squared will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. G Squared will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties, and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. We do not believe that the Schedules contain information that is material to an investment decision. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in G Squared’s or New Transfix’s public disclosures. However, each of G Squared and New Transfix acknowledges that its public disclosures must include any material information necessary to provide investors with a materially complete understanding of the Business Combination Agreement. Therefore, to the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination, G Squared and/or New Transfix will provide corrective disclosures. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement is not fully reflected in G Squared’s and/or New Transfix’s public disclosures, G Squared and/or New Transfix will update such disclosures to include any material information necessary to provide investors with a materially complete understanding of the disclosures in the Business Combination Agreement.
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
General: Structure of the Business Combination
On September 20, 2021, SPAC, Merger Sub, Transfix, and Holdings entered into the Business Combination Agreement, pursuant to which the Business Combination will be effected in three steps: (a) on the Closing Date, SPAC will change its jurisdiction from Cayman Islands to the State of Delaware (the “Domestication”), (b) on the Closing Date and immediately following the Domestication SPAC, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (c) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.
On the Closing Date, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company and (ii) continuing and domesticating as a Delaware corporation. The time at which the Domestication actually becomes effective is referred to as the “Domestication Effective Time.” At the Domestication Effective Time:
•
each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock;

•
each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common stock; and

•
each then issued, outstanding and unexercised SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant.

The Closing Date shall be no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time). The Initial Merger will be consummated on the Closing Date and immediately after the consummation of the Domestication by the filing of a certificate of merger with the Secretary of State of the State of Delaware, and will be effective immediately upon such filings or upon such later time as may be agreed by the parties and specified in such certificate of merger. On the Closing Date and immediately after the Initial Merger Effective Time, the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.
On the Closing Date, the parties will hold the Initial Closing immediately prior to such filing of the certificate of merger with respect to the Initial Merger on the Closing Date and the parties will hold the Acquisition Closing immediately prior to such filing of the certificate of merger with respect to the Acquisition Merger on the Closing Date.
Conversion of Securities
At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of G Squared, Merger Sub, Transfix, Transfix Holdings, or the holders of any of the following securities:
•
each then-issued and outstanding share of Transfix Holdings Common Stock will be redeemed for par value;

•
each then-issued and outstanding Class A Ordinary Share will be canceled and converted automatically, on a one-for-one basis, into a share of New Transfix Common Stock;

•
each then-issued and outstanding Class B Ordinary Share will be canceled and converted automatically, on a one-for-one basis, into a share of New Transfix Common Stock; and

•
each then-issued, outstanding and unexercised SPAC Warrant will be assumed and converted automatically into a New Transfix Warrant pursuant to the Warrant Agreement.

On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Transfix Preferred Stock will convert automatically into a number of shares of Transfix Common Stock at the then-effective conversion rate in accordance with the terms of the Transfix Charter.
At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Transfix, Merger Sub, Transfix, or the holders of the following securities:
•
each then-issued and outstanding share of Transfix Common Stock (including shares of Transfix Common Stock resulting from the Conversion) will be canceled and converted into (a) the right to receive, the number of shares of New Transfix Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive a portion of the Earnout Shares as additional consideration, subject to and in accordance with the Business Combination Agreement;

•
all shares of Transfix Common Stock and Transfix Preferred Stock held in the treasury of Transfix will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•
each then-issued and outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of Transfix Common Stock;

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each then-issued, outstanding and unexercised Transfix Series D Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the

Conversion) and (y) the Exchange Ratio, at an exercise price per share of New Transfix Common Stock equal to (i) the exercise price per share for the shares of Transfix Common Stock subject to such Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio;
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each then-issued, outstanding and unexercised Transfix Option, whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock equal to the product of (x) the number of shares of Transfix Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share of New Transfix Common Stock equal to (i) the exercise price per share of such Transfix Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); and

•
each then-issued and outstanding Transfix RSU Award will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Transfix Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).

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Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued under the 2021 Plan in the form of New Transfix Restricted Stock. These Earnout Awards will vest and the restrictions thereon will lapse based on the achievement of the per share value of New Transfix Common Stock.

For purposes of illustration, following consummation of the Acquisition Merger, a holder of 1,000 shares of Transfix Common Stock or Transfix Preferred Stock would hold approximately 1,175 shares of New Transfix Common Stock and the contingent right to receive Earnout Shares (as described further below), with such shares of Transfix Preferred Stock converting into shares of Transfix Common Stock on a one-for-one basis in the Conversion, and thereafter converting to shares of New Transfix Common Stock at the Exchange Ratio (i.e., 1.1751).
Earnout
During the Earnout Period, and as additional consideration for Transfix’s interest acquired in connection with the Business Combination, within five business days after the occurrence of the Earnout Triggering Events described below, New Transfix will issue or cause to be issued to each Eligible Transfix Equityholder, with respect to each such triggering event, the following shares of New Transfix Common Stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Transfix Common Stock occurring after the Acquisition Closing, (which Earnout Shares will be issued as shares of New Transfix Common Stock to all other Eligible Transfix Equityholders), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:
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upon the occurrence of Earnout Triggering Event I, a one-time issuance of 2,500,000 Earnout Shares;

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upon the occurrence of Earnout Triggering Event II, a one-time issuance of 2,500,000 Earnout Shares; and

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upon the occurrence of Earnout Triggering Event III, a one-time issuance of 2,500,000 Earnout Shares.

For the avoidance of doubt, the Eligible Transfix Equityholders with respect to a triggering event will be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that each triggering event described above will only occur once, if at all, and in no event will the Eligible Transfix Equityholders be entitled to receive more than an aggregate of 7,500,000 Earnout Shares.

If, during the Earnout Period, there is a change of control pursuant to which New Transfix or its stockholders have the right to receive consideration implying a value per share of New Transfix Common Stock (as agreed in good faith by the Sponsor and the New Transfix Board) of:
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less than $12.50, then no Earnout Shares will be issuable;

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greater than or equal to $12.50 but less than $15.00, then, (a) immediately prior to such change of control, New Transfix will issue 2,500,000 shares of New Transfix Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Transfix Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable;

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greater than or equal to $15.00 but less than $17.50, then, (a) immediately prior to such change of control, New Transfix will issue 2,500,000 shares of New Transfix Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Transfix Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable; or

•
greater than or equal to $17.50, then, (a) immediately prior to such change of control, New Transfix will issue 2,500,000 shares of New Transfix Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Transfix Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable.

The New Transfix Common Stock price targets specified in the definitions of “Earnout Triggering Event I,” “Earnout Triggering Event II” and “Earnout Triggering Event III” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Transfix Common Stock occurring on or after the Acquisition Closing.
Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued as soon as practicable following the Acquisition Closing under the 2021 Plan in the form of restricted New Transfix Common Stock. These Earnout Awards will vest and the restrictions thereon will lapse based on the achievement of the per share value of New Transfix Common Stock, as described above. In no event will the total number of Earnout Shares, together with the restricted Earnout Shares issued pursuant to Earnout Awards, exceed 7,500,000 in the aggregate.
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of (i) G Squared and Merger Sub and (ii) Transfix and Holdings, in each case, relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.
The Business Combination Agreement contains representations and warranties made by Transfix to G Squared and Merger Sub relating to a number of matters, including the following:
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organization and qualification to do business;

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subsidiaries;

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certificate of incorporation and bylaws;

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accuracy of Transfix’s capitalization as of a mutually agreed capitalization date prior to the date of the Business Combination Agreement;

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authority to enter into the Business Combination Agreement;

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absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

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possession and effectiveness of material permits and compliance with such permits;

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preparation of Transfix’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of Transfix and its subsidiaries as of the date of the Business Combination Agreement and for the periods indicated therein;

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conduct of business and absence of certain changes or events since December 31, 2020;

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absence of litigation;

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employee benefit plans;

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labor and employment matters;

•
real property and title to assets;

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intellectual property;

•
taxes;

•
compliance with environmental law and other environmental matters;

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validity and binding effect of material contracts and absence of breach, violation, or default thereunder;

•
key customers, vendors, and suppliers;

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validity and coverage of material insurance policies;

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approval of the board and stockholders required to consummate the transactions contemplated by the Business Combination Agreement;

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compliance with anti-corruption and sanctions laws;

•
interested party transactions and side letter agreements;

•
inapplicability of the Exchange Act;

•
brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement; and

•
exclusivity of the representations and warranties made by Transfix.

The Business Combination Agreement contains representations and warranties made by G Squared and Merger Sub to Transfix relating to a number of matters, including the following:
•
corporate organization;

•
organizational documents;

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accuracy of G Squared and Merger Sub’s capitalization as of the date of the Business Combination Agreement;

•
authority to enter into the Business Combination Agreement;

•
absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•
compliance with applicable laws and material contracts;

•
proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act;

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conduct of business and absence of certain changes or events since December 31, 2020;

•
absence of litigation;

•
approval of the board and the shareholders required to consummate the transactions contemplated by the Business Combination Agreement;

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no prior operations of Merger Sub;

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brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

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the Trust Account;

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absence of employees;

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taxes;

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the listing of Class A Ordinary Shares, SPAC Warrants, and G Squared Units;

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insurance;

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intellectual property;

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absence of breach or default under material agreements, contracts, and commitments;

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title to property;

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inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”);

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private placements; and

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investigation and reliance.

No Survival
The representations, warranties, covenants, obligations, and other agreements of Transfix, G Squared, Merger Sub, and Transfix Holdings contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Merger Effective Time, and only the covenants and agreements that by their terms survive the Acquisition Merger Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Merger Effective Time.
Acquisition Closing
The Acquisition Closing will occur on the same day as, but immediately after, the Initial Closing, and in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).
Conduct of Business Pending the Business Combination
Transfix agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Transfix’s schedules or (c) required by applicable law, unless G Squared otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by Transfix taken prior to the date of the Business Combination Agreement. Transfix agreed to use its reasonable best efforts to preserve substantially intact the business organization of Transfix and its subsidiaries, keep available the services of the current officers, key employees and consultants of Transfix and its subsidiaries, and preserve, in all material respects, the current relationships of Transfix and its subsidiaries with customers, suppliers and other persons with which Transfix or any of its subsidiaries has significant business relations, except as Transfix deems reasonably prudent in the conduct of its and its subsidiaries business (on a consolidated basis).
In addition to the general covenants above, Transfix agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the prior written consent of G Squared (which consent may not be unreasonably withheld, conditioned or delayed):

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amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Transfix or Transfix Holdings;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Transfix or Transfix Holdings (other than the Conversion, the Initial Merger and the Acquisition Merger);

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (a) any shares of any class of capital stock of SPAC, Holdings, any subsidiary of SPAC or Holdings, Transfix or any subsidiary of Transfix, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Transfix or any subsidiary of Transfix, provided that (x) the exercise or settlement of any Transfix Options, Transfix RSU Awards or Transfix Warrants in effect on the date of the Business Combination Agreement, (y) the issuance of shares of Transfix Common Stock (or other class of equity security of Transfix, as applicable) pursuant to the terms of the Transfix Preferred Stock and Transfix Warrants and (z) the issuance of equity compensation covering, in the aggregate, no more than 2,000,000 shares of Transfix Common Stock (net of forfeitures, cancellations, terminations and the like) pursuant to the 2014 Plan and/or 2019 Plan and the exercise or settlement of such equity, in each case, shall not require the consent of SPAC, in each case, in effect on the date of the Business Combination Agreement, in each case, will not require the consent of G Squared; or (b) any material assets of Transfix or any subsidiary of Transfix, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of Transfix and its subsidiaries and (2) transactions solely among Transfix and its subsidiaries or solely among Transfix’s subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens (as defined under the Business Combination Agreement), (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $1,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in an amount not to exceed $250,000 in any year, (10) abandonment, cancellation or disposition of any intellectual property which, in Transfix’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $1,000,000 in the aggregate in any fiscal year;

•
acquire any equity interest in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned subsidiary of Transfix);

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of Transfix to Transfix or any other wholly owned subsidiary of Transfix;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (i) acquisitions of any such capital stock or other Transfix securities in connection with the forfeiture or cancellation of such interests or the exercise of the Transfix Options or Transfix Warrants, or settlement of the Transfix RSU Awards and (ii) transactions between Transfix or Holdings and a wholly-owned subsidiary of Transfix or Holdings or between wholly-owned subsidiaries of Transfix or Holdings;

•
acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•
incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for (a) advances, loans or other incurrence of indebtedness of any kind owed or otherwise permitted under Transfix’s current credit facility and other debt instruments, (b) other indebtedness of Transfix or its subsidiaries not to exceed $1,000,000 and (c) any such indebtedness among Transfix and any wholly-owned subsidiary of Transfix or among wholly owned subsidiaries of Transfix;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $1,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (a) advances to employees or officers of Transfix or any subsidiary of Transfix in the ordinary course of business, (b) prepayments and deposits paid to suppliers of Transfix or any subsidiary of Transfix in the ordinary course of business or (c) trade credit extended to customers of Transfix or any subsidiary of Transfix in the ordinary course of business;

•
make any material capital expenditures (or commit to making any capital expenditures) in excess of $1,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Transfix’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to G Squared;

•
acquire any fee interest in real property;

•
except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (a) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director, individual independent contractor or individual consultant of Transfix or any subsidiary of Transfix (each, a “Service Provider”), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (b) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business); (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Transfix Options or Transfix RSU Awards; or (d) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of Transfix; except that, in each case and without limiting the generality of the foregoing subclauses (a)  — (d), Transfix may (1) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $200,000;

•
make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (B) required by a concurrent amendment in GAAP or applicable law;

•
(a) amend any material tax return; (b) change any method of tax accounting; (c) make, change or rescind any material election relating to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
(a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Transfix’s or any subsidiary’s material rights thereunder, in each case in a manner that is adverse to Transfix or any subsidiary of Transfix, taken as a whole; or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable law,
•
knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by Transfix or any subsidiaries of Transfix (“Transfix-Owned IP”);

•
permit any material item of Transfix-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in material items of Transfix-Owned IP;

•
waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

•
enter into any material new line of business outside of the business currently conducted by Transfix or subsidiaries of Transfix as of the date of the Business Combination Agreement;

•
voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Transfix and any subsidiary of Transfix and their assets and properties or change coverage in a manner materially detrimental to Transfix and subsidiaries of Transfix, taken as a whole, any material insurance policy insuring the business of Transfix or any subsidiaries of Transfix;

•
fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of Transfix and subsidiaries of Transfix taken as a whole; or

•
enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

G Squared agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Acquisition Merger Effective Time, unless Transfix otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), G Squared will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. In addition, G Squared and Merger Sub have agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of Transfix (which may not be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change the organizational documents of SPAC or Merger Sub or form any subsidiary of G Squared other than Merger Sub;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to G Squared’s organization documents, including the Existing Organizational Documents;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Class A Ordinary Shares (prior to the Domestication), New Transfix Common Stock (following the Domestication) or SPAC Warrants except for redemptions from the Trust Account and conversion of the G Squared Founder Shares that are required pursuant to the Existing Organizational Documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of G Squared or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of

G Squared or Merger Sub, except in connection with conversion of the G Squared Founder Shares pursuant to the Existing Organizational Documents;
•
(a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (b) enter into any strategic joint ventures, partnerships or alliances with any other person or (c) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of G Squared, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of G Squared’s officers and directors to finance G Squared’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law;

•
(a) amend any material tax return; (b) change any method of tax accounting; (c) make, change or rescind any material election relating to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of G Squared or Merger Sub;

•
amend or modify the Trust Account or any agreement related to the Trust Account;

•
(a) hire any employee or (b) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of G Squared (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by G Squared)); or

•
enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements
Registration Statement; Proxy Statement
As promptly as practicable after the execution of the Business Combination Agreement, G Squared and Transfix Holdings agreed to prepare and file with the SEC the Registration Statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of New Transfix Common Stock to be issued or issuable to the stockholders of Transfix pursuant to the Business Combination Agreement, which Registration Statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Proposals.
Transfix Stockholder Approval and Transfix Holdings Stockholder Approval
Transfix will (a) obtain and deliver to G Squared the Requisite Transfix Stockholder Approval (i) in the form of a written consent executed by certain stockholders of Transfix (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five business days after the Registration Statement is declared effective, and (ii) in accordance with the terms and subject to the conditions of Transfix’s certificate of incorporation and bylaws and other organizational documents, and (b) take all other action necessary or advisable to secure the Requisite Transfix Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If Transfix fails to deliver the Written Consent to G Squared within five business days of the Registration Statement becoming effective, G Squared will have the right to terminate the Business Combination Agreement pursuant to the terms therein.
G Squared’s Extraordinary General Meeting
G Squared agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that G Squared may (or, upon the receipt of a request to do so from Transfix, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, until May 3, 2022 (the “Outside Date”) upon the good faith determination by the G Squared Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with G Squared’s obligations). G Square has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. G Squared agreed, through the G Squared Board, to recommend to its shareholders that they approve the Proposals and to include the recommendation of the G Squared Board in this proxy statement/prospectus (the “G Squared Recommendation”). Neither the G Squared Board nor any committee thereof will (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the G Squared Recommendation, or fail to include the G Squared Recommendation in the Registration Statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any merger, consolidation, or acquisition of shares or assets or any other business combination involving G Squared and any other corporation, partnership or other business organization other than Transfix and subsidiaries of Transfix (a “G Squared Alternative Transaction”).
Notwithstanding (a) the making of any inquiry or proposal with respect to a G Squared Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will G Squared or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any G Squared Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) G Squared and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including G Squared’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting.
Exclusivity
From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, none of Transfix, G Squared, Merger Sub or Transfix Holdings will, and Transfix, G Squared, Merger Sub and Transfix Holdings will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) in the case of Transfix, (1) sale of any material assets of Transfix and its subsidiaries, taken as a whole, (2) sale of equity securities of Transfix or one or more of its subsidiaries, or (3) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving Transfix or one or more of its subsidiaries, taken as a whole, in each case, other than with G Squared and its representatives (a “Transfix Alternative Transaction” and together with G Squared Alternative Transaction, each an “Alternative Transaction”), and (B) in the case of G Squared and Merger Sub, any G Squared Alternative Transaction, (ii) in the case of Transfix, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Transfix or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a Transfix Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Transfix and Transfix Holdings, on the one hand, and G Squared and Merger Sub, on the other hand, agreed to, and to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by G Squared and Merger Sub or their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.
From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, each of Transfix and G Squared agreed to notify the other party promptly after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the party or any of its subsidiaries, or for access to the business, properties, assets, personnel, books or records of Transfix or any of its subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the party giving the notice will identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry will keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.
If either party receives any inquiry or proposal as described above, then that party has agreed to notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.
Stock Exchange Listing
Each of G Squared, Transfix and Transfix Holdings will use its reasonable best efforts to cause the New Transfix Common Stock to be issued in connection with the Business Combination (including the shares of New Transfix Common Stock to be issued in the Earnout Shares) and the Assumed SPAC Warrants (and the New Transfix Common Stock issuable upon exercise thereof) to be approved for listing on the NYSE at the Acquisition Closing. Until the Initial Closing, G Squared will use its reasonable best efforts to keep the G Squared Units, Class A Ordinary Shares and SPAC Warrants listed for trading on the NYSE.
Payment of Transaction Costs
All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that G Squared and Transfix will each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
•
Transfix and G Squared providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•
director and officer indemnification;

•
prompt notification of certain matters;

•
Transfix, G Squared, Merger Sub and Transfix Holdings using reasonable best efforts to consummate the Business Combination;

•
public announcements relating to the Business Combination;

•
the intended tax treatment of the Business Combination;

•
cooperation regarding any filings required under the HSR Act;

•
G Squared making disbursements from the Trust Account;

•
Transfix and G Squared taking all necessary action so that immediately after the Acquisition Merger Effective Time, the New Transfix Board is comprised of up to seven directors, which shall include (i) Lily Shen, (ii) one director nominated by the Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to Transfix and (iii) up to five additional directors to be designated by Transfix following the date of the Business Combination Agreement and prior to the Closing Date;

•
G Squared keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•
G Squared notifying Transfix and keeping Transfix reasonably informed of any litigation brought, or to G Squared’s knowledge, threatened in writing, against G Squared or the G Squared Board by any of G Squared’s shareholders related to the Business Combination Agreement and the status thereof; and

•
Transfix notifying G Squared and keeping G Squared reasonably informed of material litigation pending or, to Transfix’s knowledge, threatened against Transfix or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof.

•
Transfix delivering unaudited and audited financial statements that are required to be included in the initial proxy statement and initial registration statement within 75 days of the date of the Business Combination Agreement.

Conditions to Consummation of the Business Combination Agreement
Mutual Conditions
The obligations of Transfix, G Squared, Merger Sub and Transfix Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:
•
the Written Consent having been delivered to G Squared;

•
the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of G Squared shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, G Squared’s Existing Organizational Documents and the rules and regulations of the NYSE;

•
no governmental authority having enacted, issued, or enforced any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•
all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•
the Registration Statement of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•
the shares of New Transfix Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares), the Forward Purchase Commitment and the Assumed SPAC Warrants (and the New Transfix Common Stock issuable upon exercise thereof) having been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof;

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G Squared having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by G Squared’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the Forward Purchase Commitment unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

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the Domestication and the Initial Merger having been completed.

G Squared and Merger Sub Conditions
The obligations of G Squared Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of Transfix and Transfix Holdings as determined in accordance with the Business Combination Agreement;

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Transfix and Transfix Holdings having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time; and

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Holdings having delivered to SPAC its duly executed counterpart signature page to the A&R Registration Rights Agreement;

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since the date of the Business Combination Agreement, no material adverse effect, as determined in accordance with the Business Combination Agreement, having occurred;

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Transfix having delivered to G Squared a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement; and

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as of the Acquisition Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to the Forward Purchase Commitment, SPAC having cash on hand equal to or in excess of $150,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or Forward Purchase Commitment).

Some of the conditions to G Squared’s obligations are qualified by the concept of a “Transfix Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Transfix Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of Transfix and its subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Transfix of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Transfix Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Transfix and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Transfix or any subsidiaries of Transfix; (v) any actions taken or not taken by Transfix or its subsidiaries as required by the Business Combination Agreement or at the request of, or with the written consent of, G Squared, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), (vii) any matter specifically set forth on Transfix schedules; (viii) any Effect to the extent actually known by those individuals set forth on Transfix schedules or prior to the date of the Business Combination Agreement; (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) will not prevent a determination that any Effect underlying such failure has resulted in a Transfix Material Adverse Effect, (to the extent such Effect is not otherwise excluded from this definition of Transfix Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that Transfix and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which Transfix and its subsidiaries operate.
Transfix and Transfix Holdings Conditions
The obligations of Transfix and Transfix Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of G Squared and Merger Sub as determined in accordance with the Business Combination Agreement;

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each of G Squared and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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G Squared having delivered to Transfix a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of G Squared, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

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as of the Acquisition Closing, and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to the Forward Purchase Commitment, G Squared having cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or the Forward Purchase Commitment).

Some of the conditions to Transfix’s obligations are qualified by the concept of a “G Squared Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “G Squared Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of G Squared or (b) would prevent, materially delay or materially impede the performance by G Squared or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a G Squared Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which G Squared operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Transfix or any subsidiaries of Transfix; (v) any actions taken or not taken by G Squared or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, Transfix, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), or (vii) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that G Squared is disproportionately affected thereby as compared with other similarly situated participants in the industry in which G Squared operates. Notwithstanding the foregoing, the amount of redemption from the Trust Account pursuant to the exercise of redemption rights will not be deemed to be a G Squared Material Adverse Effect.
Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of Transfix or G Squared, as follows:
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by mutual written consent of G Squared and Transfix;

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by either G Squared or Transfix if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

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by either G Squared or Transfix if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

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by Transfix if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting);

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by G Squared any time prior to Transfix delivering the Written Consent in the event Transfix fails to deliver the Written Consent to G Squared within five business days of the Registration Statement becoming effective (the “Written Consent Failure”);

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by G Squared upon a breach of any representation, warranty, covenant or agreement on the part of Transfix or Transfix Holdings set forth in the Business Combination Agreement, or if any representation or warranty of Transfix or Transfix Holdings will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Transfix Breach”); provided, that G Squared has not waived such Terminating Transfix Breach expressly in writing and G Squared and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Transfix Breach is curable by Transfix and

Transfix Holdings, G Squared may not terminate the Business Combination Agreement for so long as Transfix and Transfix Holdings continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by G Squared to Transfix;
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by Transfix upon a breach of any representation, warranty, covenant or agreement on the part of G Squared or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of G Squared or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating G Squared Breach”); provided, that Transfix has not waived such Terminating G Squared Breach expressly in writing and Transfix is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating G Squared Breach is curable by G Squared and Merger Sub, Transfix may not terminate the Business Combination Agreement for so long as G Squared and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Transfix to G Squared; or

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by G Squared any time before Transfix delivers unaudited and audited financial statements that are required to be included in the initial proxy statement and initial registration statement if Transfix fails to deliver such financial statements to G Squared within 75 days of the date of the Business Combination Agreement.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.
Stockholder Support Agreement
Transfix has delivered to G Squared the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding Transfix Common Stock and Transfix Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Transfix, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms, and (c) the effective date of a written agreement of G Squared, Transfix, and the Written Consent Parties terminating the Support Agreement.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers, directors and advisors of SPAC entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with SPAC and Holdings, pursuant to which, among other things, certain of SPAC’s officers and directors have agreed to (a) waive the anti-dilution rights set forth in SPAC’s organizational documents, (b) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business

Combination and (c) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination.
In connection with the Business Combination, Sponsor agrees to forfeit and surrender, for no consideration, 20% of its SPAC founder shares prior to the Initial Merger. The Sponsor and certain officers and directors of SPAC have agreed to amend the Letter Agreement, to, among other things, to impose certain transfer restrictions with respect to the G Squared Founder Earn Back Shares as follows: (a) one-half of the Lockup Shares will be subject to a one year lock-up; (b) one-sixth of the of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date; (c) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive trading days commencing after the Closing Date, and (d) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $17.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of New Transfix occurs. Any Lockup Shares that are not released in accordance with clauses (b) through (d) above (but not, for the avoidance of doubt, the Lockup Shares described in clause (a) above) on or prior to the sixth anniversary of the Closing Date shall be forfeited and cancelled for no consideration.
A&R Registration Rights Agreement
In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and New Transfix and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Transfix will agree that, within 30 days after the consummation of the Business Combination, New Transfix will use commercially reasonable efforts to file with the SEC (at New Transfix’s sole cost and expense) the Resale Registration Statement, and New Transfix will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to two underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades (provided, however, that New Transfix is not required to effect more than two block trades in any 12-month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.
Forward Purchase Agreement
Concurrent with the execution of the Business Combination Agreement, G Squared amended and restated that certain Forward Purchase Agreement, dated as of February 4, 2021, by and between G Squared and the Sponsor and (the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, the Sponsor has agreed, subject to the terms and conditions set forth in the A&R Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 units consisting of one Class A Ordinary Share and one-fifth of one G Squared Warrant (the “G Squared Units”), and up to an additional 5,000,000 G Squared Units equal to the number of Class A Ordinary Shares redeemed prior to the closing pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents. For the avoidance of doubt, regardless of the extent of such redemptions, the Sponsor will in no event be required to purchase more than an aggregate amount of 10,000,000 G Squared Units. The obligation of the Sponsor under the A&R Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Concurrent with the execution of the Business Combination, G Squared and an investor of Transfix entered into a forward purchase agreement (the “Transfix Investor Forward Purchase Agreement”, and together with the A&R Forward Purchase Agreement, the “Forward Purchase Agreements”). Pursuant to the Transfix Investor Forward Purchase Agreement, such Transfix investor has agreed, subject to the terms and conditions set forth in the Transfix Investor Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 1,000,000 G Squared Units. The obligations of such

Transfix investor under the Transfix Investor Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Background of the Business Combination
The terms of the Business Combination were the result of extensive negotiations between representatives of the SPAC and Transfix. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
The SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On February 9, 2021 (the “IPO Closing Date”), the SPAC completed its Initial Public Offering of 34,500,000 SPAC Units. The SPAC Units were sold at a price of $10.00 per unit, generating gross proceeds to the SPAC of $345 million. The proposed Business Combination with Transfix was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by the SPAC’s management, independent directors, and the SPAC’s sponsor, G Squared Ascend Management I, LLC (the “Sponsor”).
After completing its IPO, the SPAC utilized the operating and investment management experience and networks of its management and directors to identify potential targets operating in the following six technological mega-trends: Software-as-a Service, Online Marketplaces, Mobility 2.0/Logistics, FinTech/InsurTech, New Age Media, and Sustainability. The SPAC identified the following general criteria in evaluating candidates for an initial business combination:
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Target business whose enterprise value is at least $1 billion;

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Target business that has achieved scale and is on a predictable growth trajectory, including businesses that are profitable, or have a clear path to profitability, and the ability to grow that profitability over time;

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Target business with a strong competitive position with a product that fits within the SPAC’s sectors/megatrends of focus with a first mover advantage or a sizable market share in their segment and the opportunity to achieve market leadership;

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Target business with defensible technology, intellectual property rights, branding or market positioning, and an organization’s ability to evolve with a changing market in order to continue to be the disruptor rather than the disrupted as the business gains scale;

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Target business with the appropriate (i) background and experience of management teams, (ii) composition of the board of directors and existing investor base, and (iii) sector relationships across the SPAC’s ecosystem; and

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Target business who meets our comprehensive public and private valuation screening;

Since its IPO, the SPAC identified and evaluated approximately 20 potential business combination partners, and proceeded to conduct varying levels of preliminary due diligence on each, including their market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors. The SPAC’s initial target exploration focused on certain targets with whom the SPAC’s directors and management, or Sponsor, were already familiar through their networks and investment activities, and who could satisfy some or all the key criteria for a business combination target described above, including, Transfix. As the initial exploration progressed, the list of potential business combination partners was refined to exclude potential partners who did not meet all or most of the key criteria, or who the SPAC’s management believed were unlikely to consider a business combination with a SPAC. The list of potential business combination partners was also expanded to include potential partners introduced to the SPAC by venture capital investors, investment bankers and inbound inquiries, and through the ongoing search efforts of the SPAC’s management. During the process, the SPAC had preliminary discussions with 10 potential targets (the “Potential Targets”), including nine Potential Targets that had entered into customary confidentiality agreements with the SPAC, including Transfix on April 2, 2021. The confidentiality agreements entered into with the Potential Targets contain customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which the Potential Targets waived any right, title, interest or claim in the SPAC’s trust account and agreed not to seek recourse against the SPAC’s trust account for any reason. Throughout its evaluation of a potential business combination, until the SPAC and Transfix entered into the term sheet with binding mutual exclusivity provisions described below, the SPAC continuously refined its list of potential business combination partners and considered viable partner opportunities.
Following the initial screening of targets, the SPAC determined to initially focus its resources and efforts on three Potential Targets, which we refer to as Company A, Company B and Company C, which the SPAC believed were suitable candidates for a business combination for a variety of reasons, including each target meeting the SPAC’s stated acquisition criteria.
As part of this process, representatives of the SPAC had multiple discussions with Company A, Company B and Company C, and representatives of the SPAC participated in management presentations and engaged in due diligence and discussions directly with the potential targets’ senior executives.
On February 21, 2021, the management team of the SPAC, consisting of Larry Aschebrook, Chairman of the Board, Ward Davis, Chief Executive Officer, and other SPAC team members, and the management team of Transfix, consisting of Andrew McElroy, Co-Founder and Chairman, and Lily Shen, Chief Executive Officer, commenced discussions regarding a potential business combination via a video teleconference. On February 16, 2021, Mr. Davis reached out to Transfix following the initial public offering of the SPAC earlier in the month of February 2021 to initiate a dialogue. On February 22, 2021, Mr. Davis emailed a Non-Disclosure Agreement to the Transfix Management Team to facilitate further conversations. Mr. McElroy and Ms. Shen indicated the need for a period of time in order to finalize the selection of a financial advisor and provide Christian Lee, Chief Financial Officer of Transfix, time to comprehensively assess the financial planning process and take ownership of forward planning after joining the company in early 2021.
Transfix engaged J.P. Morgan Chase & Co. (“JPMorgan”) on March 8, 2021 to act as financial advisor to Transfix with respect to the potential transaction. JPMorgan, on behalf of Transfix, reached out to approximately twenty-one potential sponsors. Transfix held management presentations with a large number of such potential sponsors and granted eight sponsors access to a Transfix data room in order to facilitate their diligence process.
On March 28, 2021 and continuing through April 3, 2021, the the SPAC and Transfix management teams held several meetings via video teleconferences to discuss the terms of that certain Non-Disclosure Agreement, whereby both the SPAC and Transfix would agree not to disclose confidential information with respect to each party and the potential business combination. On April 2, 2021, the SPAC and Transfix executed that certain Non-Disclosure Agreement and each party was granted access to an electronic data room containing certain corporate documentation of each party, including financial, legal, and business documents and information regarding each company. In addition, the Non-Disclosure Agreement did not contain “don’t ask, don’t waive” standstill provisions.
The SPAC management team spent the following ten days reviewing Transfix-provided materials in order to determine if progressing with further management diligence meetings was appropriate. SPAC also met with UBS Group AG (“UBS”) on April 9, 2021, via teleconference, to discuss valuation summaries of public companies that UBS determined in its professional judgment to be comparable to Transfix. Following this initial period of review, the SPAC management team determined that it was in the best interest of the SPAC’s shareholders to proceed with further diligence on Transfix.
On April 12, 2021, members of Transfix’s management team , which consisted of Mr. Lee and Mr. McElroy, presented information about Transfix’s business to the SPAC management team. In this meeting, Mr. McElroy and Mr. Lee walked the G Squared management team through a detailed summary of Transfix’s business performance in 2020 and early 2021. In addition to providing this overview of the core digital freight brokerage business, the management team also provided key insights on recently launched products and services that served as incremental growth and private drivers for the business. The product development cycle was described as customer led, which was consistent with the SPAC’s thesis on the ability of Transfix to drive revenue growth along with enhanced profitability with a growing list of enterprise accounts through innovation and deeper integration.

On April 14, 2021, a diligence video teleconference was held among the SPAC management team, and Transfix’s finance management team, led by Mr. Lee. In this meeting, Mr. Lee and colleagues walked the SPAC management team through financial information related to Transfix.
On April 15, 2021, a product overview call was held with Transfix’s Chief Technology Officer, Jonathan Salama, Mr. Lee and Mr. McElroy to discuss Transfix’s technology, including a comprehensive product demonstration. Mr. Salama walked the SPAC management team through multiple demonstrations of the core marketplace product including integrations with various enterprise customers and a complete review of the Transfix Transportation Management System (“TMS”) product, which began generating revenue for Transfix in 2021.
On April 16, 2021, the SPAC prepared a draft letter of intent for the proposed business combination and submitted the letter of intent to Transfix for review, which included, subject to further due diligence, an initial pre-money equity valuation of up to $1.19 billion. In arriving at the equity valuation, the SPAC management team utilized multiple valuation approaches including public company comparable valuation analysis, comparable private transaction valuation analysis and discounted future profit multiples utilizing public company comparable valuation analysis. Pursuant to the letter of intent finally agreed to between the parties, the total merger consideration would consist of a number of shares of newly-issued common shares of the SPAC, valued at $10.00 per share, equal to the purchase price, divided by $10.00. The letter of intent also proposed the use of the SPAC’s $100 million Forward Purchase Agreement with the Sponsor to backstop redemptions.
From April 18, 2021 through April 24, 2021, multiple telephone conferences were held among the SPAC, Transfix and JPMorgan to discuss the terms of the letter of intent. During the course of these conversations, on April 20, 2021, the SPAC sent a revised letter of intent to Transfix for their review without any material change in terms. Multiple teleconferences between the SPAC, JPMorgan and Transfix management were conducted to further clarify terms of the proposal between the SPAC and Transfix. Upon a clear understanding of terms, a meeting was scheduled for the SPAC to present to Transfix’s management and board of directors and advisors.
On April 25, 2021, the SPAC management team made a presentation to Transfix’s board of directors, the Transfix management team, O’Melveny & Myers LLP, counsel to Transfix, as well as representatives of JPMorgan, in connection with the letter of intent. In addition to discussing the terms of the letter of intent, the SPAC described its extensive experience in the technology space, including a comprehensive understanding of differentiated business attributes and performance relative to competitive businesses, and a multi-tiered plan regarding future investor communications..
On May 6, 2021, Transfix hired Latham & Watkins LLP (“Latham”) as its lead legal counsel to assist in the negotiation of an exclusive letter of intent with the SPAC and subsequent transaction documentation. Transfix narrowed the pool of potential sponsors down to four final potential sponsors, and, based on a number of factors, support for the deal and potential sponsor backstop, Transfix decided to engage with the SPAC to negotiate an exclusive letter of intent.
From May 2, 2021 through May 15, 2021, the SPAC and Transfix, as well as advisors and counsel to both parties, held multiple telephone conferences to discuss the terms of the letter of intent, including the transaction process, the terms and conditions proposed in the letter of intent, and due diligence matters,. The SPAC’s management team and the Transfix management team spoke on telephone and video conferences multiple times during early May 2021, including exchanging revised drafts of the letter of intent on May 11, May 12 and May 14, 2021. Key changes included shifts in existing shareholder performance share grants and agreeing to a minimum cash condition.
In parallel with the negotiations regarding the letter of intent, G Squared V, LP (“G Squared Fund”), an affiliate of the Sponsor, and Transfix negotiated a binding term sheet (the “Convertible Notes Term Sheet”) for up to $50 million of unsecured convertible notes of Transfix to be purchased by G Squared Fund to the extent that the SPAC and Transfix abandoned or terminated the potential business combination.
On May 17, 2021, the board of directors of the SPAC held a video teleconference meeting of the board to discuss the letter of intent and the Convertible Notes Term Sheet. The board of directors unanimously approved the terms of the letter of intent and the Convertible Notes Term Sheet and the letter of intent and Convertible Notes Term Sheet were executed the same day.
Mr. Davis continued to regularly update members of the SPAC’s board of directors on the progress of due diligence and negotiations relating to the proposed transaction with Transfix and the board members authorized Mr. Davis to continue to engage in negotiations with respect to a potential transaction.
On May 19, 2021, a kick-off call for the initial business combination was held and the detailed steps towards transaction close were discussed among the SPAC, Transfix, JPMorgan, attorneys at Latham, and attorneys at Goodwin Procter LLP, counsel to the SPAC (“Goodwin”).
On May 24, 2021, the management teams of the SPAC and Transfix met in person at Transfix’s headquarters to begin working through key themes and metrics to be included in investor presentations and communications in connection with a potential business combination.
On June 2, 2021, a video teleconference was held between the SPAC’s management team and Mr. Lee to review the presentation updates and financials. During the meeting, the financial projections that were included in the investor presentation (see “— Unaudited Prospective Financial Information” below) were discussed among the participants and year-to-date trends were updated from prior conversations. On June 7, 2021, the SPAC’s management, Transfix’s management, representatives of JPMorgan and representatives of UBS held a telephone conference to discuss the investor presentation. On June 9, 2021, the SPAC’s management team met in person with Transfix’s management at Transfix’s offices to discuss the investor presentation.
On June 9, 2021, Latham distributed the draft Business Combination Agreement (the “BCA”) on behalf of Transfix. On July 6, 2021 Goodwin provided a revised draft BCA to the Latham, on behalf of the SPAC, which, in addition to proposed revisions to the overall suite of representations and warranties to be provided by each party under the BCA, reflected the removal of an extraneous merger step that was determined unnecessary, clarified treatment of Transfix options, expanded the interim operating covenants of Transfix, expanded the SPAC’s board of directors ability to terminate the transaction, expanded the non-solicitation covenant imposed on Transfix, provided for additional closing conditions, and included a mutual release.
On June 14, 2021, the SPAC signed a formal engagement letter with RSM US LLP (“RSM”) to engage them to conduct due diligence of the cybersecurity, intellectual property, human resources and tax aspects of Transfix.
On June 14, 2021, Dow Jones & Company, Inc. provided the SPAC with comprehensive background checks of the individuals on Transfix’s management team as part of its diligence review.
On June 15, 2021, the Company and G Squared Fund entered into the definitive documentation contemplated by the Convertible Notes Term Sheet with respect to the convertible notes.
On June 16, 2021, the SPAC contacted Mazars Group (“Mazars”) to discuss their potential engagement to conduct financial due diligence of Transfix. On June 21, 2021, Mazars was formally engaged by the SPAC to conduct the financial due diligence of Transfix including producing a comprehensive earnings quality report.
Effective June 22, 2021, the SPAC formally engaged UBS Securities LLC to act as the SPAC’s exclusive capital markets advisor in connection with the proposed business combination with Transfix.
Starting on June 24, 2021 and continuing through August 2, 2021, the SPAC’s management team, and Transfix’s management team held meetings with potential investors to explore the possibility of private investment in public equity (“PIPE”) funding to contribute to the consideration required by the proposed business combination.
On July 6, 2021, Goodwin distributed a draft of the Amended and Restated Registration Rights Agreement. On August 11, 2021, Latham provided a revised draft, which, among other things, deleted the requirement of Transfix to remove legends on stock certificates, provided a cap on registration expenses, limited the number of available shelf takedowns, included a market stand-off provision and $50 million minimum block trade threshold and deleted the restriction on non-pro rata rights being granted to stockholders. Goodwin provided a revised draft on September 6, 2021, which reverted certain changes made by Latham, including certain defined terms and the timing of the various merger steps. Further revised drafts were exchanged by Latham on September 15, 2021, Goodwin on September 17, 2021, and Latham on September 19, 2021 until mutual agreement was found on the provisions.
On July 22, 2021, after multiple constructive discussions with Transfix management and its board of directors regarding a value reduction, the SPAC formally proposed to reduce the valuation to $1.0 billion pre-money equity value from a $1.19 billion pre-money equity value in exchange for the SPAC forfeiting 20% of its founder shares upon closing of the transaction. Consistent with discussions preceding the formal proposal, and taking into account the benefits to Transfix of the reduction in the number of founder shares and the expected enhancement to investor perception of the overall transaction, Transfix’s management and its board of directors agreed to this proposal. On July 23, 2021, Mr. Davis updated the SPAC’s board of directors on this key change in terms.
On July 23, 2021, RSM delivered the comprehensive due diligence report detailing the cybersecurity, intellectual property, human resources and tax aspects of Transfix. During the course of this week, multiple discussions took place between the SPAC and RSM to summarize and discuss RSM’s results and findings.
On July 26, 2021, Mazars delivered the comprehensive financial due diligence report to the SPAC. During the course of that week, multiple discussions took place between the SPAC and Mazars to summarize and discuss the results and findings.
On July 29, 2021, Mr. Davis delivered the due diligence reports from RSM and Mazars to the SPAC’s board of directors.
On August 6, 2021, the SPAC’s management team and a representative from the SPAC’s board of directors, Lauri Shanahan, met with the management team of Transfix to review current business trends. This included financial updates as well as hiring updates, particularly in the technology group. In consultation with the SPAC’s board of directors, the SPAC’s management team concluded that they were supportive of moving forward with announcing a definitive agreement to merge with Transfix.
From August 9, 2021 through August 16, 2021, the SPAC’s management team, in consultation with the SPAC’s board, and together with the Transfix management team and external legal, financial and capital market advisors determined that, as a result of the utilization of the Forward Purchase Agreement between the SPAC and the Sponsor, along with the elimination of secondary share purchases, the same cash to balance sheet could be achieved as had been initially planned through the PIPE financing, and it was therefore in the best interests of the SPAC and Transfix to proceed with the proposed business combination without utilizing PIPE funding. This would also accelerate the proposed business combination based on current market conditions, business performance and the desire to facilitate growth investments in the business.
On August 11, 2021, Latham distributed a further revised draft of the BCA accepting certain changes and reverting others. Specifically, the revised draft, among other things, reverted the additional closing conditions and certain interim operating covenants and changes were made to narrow the SPAC’s ability to terminate the transaction and to the non-solicitation covenant. The August 11, 2021 BCA draft also reflected certain revised economics of the transaction, including reducing the amount of secondary consideration to be received by certain stockholders of Transfix and increasing the earnout portion of consideration. Further drafts of the BCA were exchanged by Goodwin and Latham on September 6, 2021, September 15, 2021, September 17, 2021, September 19, 2021 and September 20, 2021, each of which further revised substantially the same provisions until mutual agreement was found.
Additionally, Goodwin distributed a Sponsor Support Agreement on July 6, 2021, and further drafts were exchanged by Goodwin and Latham on September 8, 2021, September 17, 2021, and September 19, 2021. The exchanged revisions were made to permitted transfer provisions, lock-up provisions and legal technical points.
On August 11, 2021, Goodwin distributed a draft Amended and Restated Forward Purchase Agreement and then distributed an updated version on September 14, 2021 to reflect updated terms agreed between Transfix, the SPAC, and the Sponsor. Latham provided a revised draft on September 15, 2021, which revised certain termination provisions, included Transfix as a third party beneficiary of the agreement and revised the committed amount. On September 15, 2021, Latham also distributed a Forward Purchase Agreement to be entered into between the SPAC and one of Transfix’s shareholders, which was drafted to substantially align with the terms of the Amended and Restated Forward Purchase Agreement between the SPAC and the Sponsor, except the draft reflected a $10,000,000 commitment by such Transfix shareholder. Further drafts of both Forward Purchase Agreements were exchanged by Latham and Goodwin on September 17, 2021 and September 19, 2021.
On September 8, 2021, Latham distributed a draft of the Stockholder Support Agreement. Goodwin provided a revised draft on September 17, 2021 and Latham provided a further revised draft on September 19, 2021.
On September 20, 2021, the board of directors of the SPAC and the SPAC’s management team met via video conference to discuss the transaction. Representatives from Goodwin were present and gave an overview of the board’s fiduciary obligations in connection with any business combination pursued by the SPAC. Goodwin also reviewed in detail the terms of the BCA. In addition, during this meeting, the SPAC’s board was given a summary of the material changes between the BCA and the letter of intent that had been approved at the board meeting on May 17, 2021. The key changes that were favorable to the SPAC’s shareholders included the aforementioned (1) pre-money equity valuation reduction to $1.0 billion, (2) 20% forfeiture of the Sponsor economics and (3) utilization of the Amended and Restated Forward Purchase Agreements and elimination of secondary share purchases to achieve the same cash to balance sheet without PIPE funding. Further, Ward Davis reviewed the due diligence reports from RSM and Mazars provided in late July 2021 with the SPAC board of directors. Following an extensive discussion, the SPAC board unanimously determined that the business combination, including the merger and related transactions are in the best interest of the SPAC and its stockholders, approved the adoption of the BCA and the execution and delivery of the BCA and other documents contemplated by the BCA and resolved to recommend that the SPAC stockholders approve the business combination. The parties subsequently entered into the BCA and a press release was issued on September 21, 2021 announcing the execution of the BCA by the SPAC and Transfix.
G Squared Board’s Reasons for the Approval of the Business Combination
On September 20, 2021, the SPAC’s board of directors (i) determined that it is advisable for the SPAC to enter into the BCA and the documents contemplated thereby, (ii) approved the execution and delivery of the BCA and the documents contemplated thereby and the transactions contemplated thereby, and (iii) recommended that the SPAC’s shareholders approve the BCA and the other documents contemplated thereby and the transactions contemplated thereby. In evaluating the business combination and making these determinations and this recommendation, the SPAC’s board of directors consulted with the SPAC’s management and considered a number of factors. In particular, the SPAC’s board of directors considered, among other things, the following factors (such factors not weighted or in any order of significance):
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Companies operating in one of the following six technological mega-trends: Software-as-a Service, Online Marketplaces, Mobility 2.0/ Logistics, FinTech/InsurTech, New Age Media, and Sustainability, with momentum and potential for continued significant growth driven by innovation and disruption that, coupled with the SPAC’s management team’s proficiency and expertise, will provide attractive opportunities for the SPAC.

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Attractive market and competitive dynamics; compelling long-term growth prospects; leadership in technology driven transformation; distinctive moats based upon industry expertise and technological innovation; strong recurring revenues and volume growth; attractive steady-state margins; high incremental margins; favorable environmental, social and corporate governance characteristics; and opportunities for operational improvement.

In considering the business combination, the SPAC’s board of directors determined that the business combination was an attractive business opportunity that met many of the criteria and guidelines above.
The SPAC’s board of directors considered a wide variety of factors in connection with their respective evaluations of the business combination. In light of the complexity of those factors, the SPAC’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions; however, individual members of the SPAC’s board of directors may have given different weight to different factors. In approving the business combination, the SPAC’s board of directors determined not to obtain a fairness opinion. The officers and directors of the SPAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the business combination. In addition, the SPAC’s officers and directors have substantial experience with mergers and acquisitions. This explanation of the SPAC’s reasons for the board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
In particular, the SPAC’s board of directors considered the following factors:
a.   Transfix’s Growth Prospects.   The SPAC’s board of directors noted Transfix’s fast-growing freight tech platform’s outstanding growth prospects and historical execution in a massive TAM of nearly $1 trillion. Transfix’s freight platform grew revenues at an over 60% CAGR between 2018 and 2020.
b.   Transfix’s proprietary, data-driven technology platform.   The SPAC’s board of directors noted that Transfix’s platform called “Stark” is a major differentiator versus competitive offerings, creating deep moats to competition, while driving compelling retention and expansion with existing customers as a result of the data driven insights and efficiencies created for Transfix’s customers.
c.   Transfix’s Growing Customer Base.   The SPAC’s board of directors noted that Transfix provides a fundamentally different approach to the freight brokerage industry, using AI / ML capabilities to aggregate and match thousands of shipments between shippers and carriers instantly. As a result, Transfix has created a more reliable and efficient offering that delivers best-in-class results for all players within the freight industry. Transfix has grown large shipper accounts (defined as those accounts with annual estimated revenue of at least $1 billion) from 30 in 2017 to 86 in 2020.
d.   Transfix’s Net Shipper Spend Retention.   The SPAC’s board of directors believes that Transfix’s expansion with existing customers while expanding margins provided significant evidence of the value add Transfix provides. Net Shipper Spend Retention (annual spend from existing enterprise customers in 2020 / annual spend from all enterprise customers in 2019) was 139% in 2020.
e.   Transfix’s Increasing Profitability.   The SPAC’s board of directors considered the improving profitability metrics of the business to be indicative of a future high ROIC business. Both adjusted gross margin expansion from unprofitable to 5.6% between 2017 and 2020, as well as a decrease in processing and general and administrative costs as a percentage of sales from 30% to 15% over the same time period were supportive of a technology driven business that will scale profitably.
f.   Experienced and Proven Management Team.   The SPAC’s board of directors believes that Transfix’s management team has extensive experience in key aspects of the freight brokerage and technology industries: The team is led by co-founder and Chairman Mr. McElroy, with a lifetime background in the freight industry; Chief Executive Officer Ms. Shen, with a proven record in marketplace businesses and fintech; Chief Financial Officer Mr. Lee, with significant experience in various M&A and CFO roles; co-founder and Chief Technology Officer Mr. Salama, with extensive experience in technical architecture and engineering.
g.   Due Diligence Review.   The SPAC’s board of directors reviewed and discussed in detail the results of the due diligence examination of Transfix conducted by the SPAC’s officers and Transfix’s legal, tax, insurance, accounting and other advisors which included virtual meetings with the management team and advisors of Transfix regarding Transfix’s business and business plan, operations, prospects and other material matters, as well as financial, legal, intellectual property, regulatory, cyber, insurance, tax and accounting due diligence.

In the course of its deliberations, the SPAC’s board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:
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Early Stage Company Risk.   The risk that Transfix is an early stage company with a history of losses, and that Transfix will incur significant expenses and continuing losses for the near term.

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Growth Risk.   The risk that Transfix expects to invest in growth for the foreseeable future, and the risk that Transfix may fail to manage that growth effectively.

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Competitive Risk.   The risk that Transfix currently faces competition from a number of companies and expects to face significant competition in the future.

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Public Company Risk.   The risks that are associated with being a publicly traded company that is in its early, developmental stage.

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Benefits May Not Be Achieved Risk.   The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

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Redemption Risk.   The risk that a significant number of the SPAC’s shareholders elect to redeem their shares in connection with the consummation of the business combination, which would reduce the amount of cash available to the post-combination company to fund its business plan following the Closing.

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Shareholder Vote Risk.   The risk that the SPAC’s shareholders may fail to provide the votes necessary to approve the business combination.

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Litigation Risk.   The risk of potential litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

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Closing Conditions Risk.   The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the SPAC’s control.

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No Third-Party Valuation Risk.   The risk that the SPAC did not obtain a third-party valuation or fairness opinion in connection with the business combination.

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Fees, Expenses and Time Risk.   The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of Transfix management and the SPAC’s management required to complete the business combination.

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Other Risks.   Various other risk factors associated with Transfix’s business, as described in the section entitled “Risk Factors.”

Unaudited Prospective Financial Information of Transfix
Transfix does not as a matter of course make public projections as to future revenue, gross profit, or other results. However, Transfix management prepared and provided to the Transfix board of directors, Transfix financial advisors and GSQD unaudited prospective financial information in connection with the evaluation of the Business Combination. Transfix management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Transfix. The inclusion of the below information should not be regarded as an indication that Transfix or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. New Transfix does not intend to refer back to the financial projections in its future periodic reports filed under the Exchange Act.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Transfix management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Transfix believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Transfix had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Transfix business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Transfix management, was prepared on a reasonable basis, reflected the best then available estimates and judgments, and presented, to the best of Transfix management’s knowledge and belief, the expected course of action and the expected future financial performance of Transfix. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The prospective financial information included in this document has been prepared by, and is the responsibility of, Transfix. Neither Transfix’s independent registered public accounting firms, Ernst & Young LLP and Marcum LLP, nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP and Marcum LLP reports included in this document relates to Transfix’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, TRANSFIX DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF TRANSFIX, GSQD NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TRANSFIX SHAREHOLDER, GSQD STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT SUCH FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Transfix may not be comparable to similarly titled measures used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Transfix for the years 2021 through 2025:
(USD in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$281	$437	$681	$1,057	$1,642
Adjusted Gross Profit(1)	$18	$39	$82	$174	$349
Adjusted EBITDA(2)	$(35)	$(44)	$(20)	$44	$180

(1)
Adjusted gross profit is a non-GAAP financial measure that management uses in its financial and operational decision-making and evaluation of operating performance. Adjusted gross profit is calculated as gross profit excluding the amortization of internal-use software costs. It is also calculated as revenue less purchased transportation costs. Management believes this measure is an important profitability measurement and is a useful measure of the Company’s ability to source and sell services that are provided by third parties. Non-GAAP metrics are not calculated in accordance with GAAP and should not be considered an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these non-GAAP metrics differently. For a detailed discussion of our key operating and financial performance metrics and a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see “Transfix’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

(2)
Adjusted EBITDA is defined as net profit (loss) before net financial expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation and certain one-time expenses, which may vary from period-to-period. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBITDA in the same manner. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Transfix prospective financial information was prepared using several assumptions, including the below assumptions that Transfix management believed to be key elements to the forecasts provided to GSQD.
Revenue
In making the foregoing assumptions, which imply a revenue compound annual growth rate of approximately 55% between 2020 and 2025, Transfix management relied on a number of factors, including:
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its estimates of shipment volume growth over the projected period;

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its estimates with respect to market pricing during the forecast period;

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its best estimates of the timing and rollout for new products and services;

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the historical growth of strategic accounts and the associated revenue growth from these strategic accounts;

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the historical growth in shipper spend retention; and

•
third party forecasts for industry growth.

Adjusted Gross Profit
In making the foregoing assumptions, which imply an adjusted gross profit compound annual growth rate of approximately 102% between 2020 and 2025, Transfix management relied on a number of factors, including:
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its estimates of better efficiencies through increased automation of the core marketplace offering;

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its estimates of growth with increasingly dense lanes, maturing accounts and improved carrier buying; and

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successful rollout of higher margin products including backhaul, less-than-truckload, SaaS, mode expansion, managed transportation and additional services.

Adjusted EBITDA
In making the foregoing assumptions, which imply an Adjusted EBITDA in 2025 of $180 million up from an Adjusted EBITDA of $(27) million in 2020, Transfix management relied on a number of factors, including:
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its estimates of better efficiencies through increased automation in processing cost per load; and

•
its estimates of revenue growth exceeding growth in technology, sales & marketing and overhead expenses.

Satisfaction of 80% Test
It is a requirement under the Existing Organizational Documents and the NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to G Squared’s management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the G Squared Board determined that the fair market value of Transfix exceeded $276 million based on, among other things, revenue multiples.
As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $345 million, 80% thereof representing approximately $276 million. In reaching its conclusion that the Business Combination meets the 80% test, the G Squared Board used as a fair market value the enterprise value of approximately $1.1 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination. In determining whether the purchase price represents the fair market value of Transfix, the G Squared Board considered all of the factors described in the subsection entitled “The Business Combination — G Squared Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Transfix was the result of an arm’s-length negotiation. As a result, the G Squared concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of G Squared’s management team and the G Squared Board, the G Squared Board believes that the members of G Squared’s management team and the G Squared Board are qualified to determine whether the Business Combination meets the 80% test. The G Squared Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Interests of the Sponsor and G Squared Directors and Officers in the Business Combination
Interests of Sponsor and G Squared Directors and Officers
In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that the Sponsor holds 6,100,000 private placement warrants acquired at a purchase price of $9,150,000, or $1.50 per warrant, and an additional 1,000,000 private placement warrants that were acquired by the Sponsor as consideration for a $1,500,000 working capital loan made by the Sponsor to SPAC, which, if unrestricted and freely tradeable, would be valued at approximately $8,165,000, based on the most recent closing price of the public warrants of $1.15 per warrant on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 SPAC Founder Shares (as a result of a subsequent share sub-division being effected on February 4, 2021), including 276,000 SPAC Founder Shares which were subsequently transferred to SPAC’s independent directors and advisors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $85,560,000, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021 (not taking into account the SPAC Founder Earn Back Shares);

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the fact that Larry Aschebrook, Ward Davis and Tom Hoban are managers of the SPAC and of the Sponsor and each may be deemed to have or share beneficial ownership of the SPAC Founder Shares held directly by the Sponsor;

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if the Trust Account is liquidated, including in the event SPAC is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to SPAC or (b) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that SPAC’s independent directors and advisors own an aggregate of 276,000 SPAC Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which if unrestricted and freely tradeable would be valued at approximately $2,737,920, based on the most recent closing price of the Class A Ordinary Shares of $9.92 per share on November 8, 2021;

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the fact that the Sponsor and SPAC’s officers, directors and advisors will be reimbursed for out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $2.0 million as of November 10, 2021; and

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the fact that the Sponsor and SPAC’s officers, directors and advisors will lose their entire investment in SPAC if an Initial Business Combination is not completed within the Combination Period.

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the fact that a fund affiliated with G Squared Equity Management LP has been an investor in Transfix since 2019, and currently owns 761,607 shares of Transfix Preferred Stock, representing 0.8515% of Transfix’s fully diluted outstanding shares.

Potential Purchases of Public Shares
In connection with the shareholder vote to approve the Business Combination, the Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares the Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor, SPAC’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, SPAC’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.
In the event that the Sponsor or SPAC’s directors, officers, advisors, or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of SPAC’s public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of SPAC’s Class A Ordinary Shares may be reduced and the number of beneficial holders of SPAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of SPAC’s securities on a national securities exchange.
The Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom the Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting them directly or by receipt of redemption requests submitted by shareholders following mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. The Sponsor, SPAC’s officers, directors, advisors, or any of their respective affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by the Sponsor or SPAC’s officers, directors, advisors, or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor, SPAC’s officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.
Total Company Shares to Be Issued in the Business Combination
It is anticipated that, upon completion of the Business Combination, the ownership of New Transfix will be as follows:
•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 64.7% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 26.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 9.1% of the outstanding New Transfix Common Stock.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of SPAC or Transfix, (iii) none of SPAC’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Transfix Options, Transfix RSU Awards or Transfix Warrants and (b) do not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the SPAC Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of SPAC’s shareholders will decrease.
If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 25,503,200 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) — (iv) and (b) remain true, the ownership of New Transfix upon completion of the Business Combination will be as follows:
•
the Historical Rollover Stockholders will own 84,991,505 shares of New Transfix Common Stock, or approximately 76.6% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 8,996,800 shares of New Transfix Common Stock, or approximately 8.1% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 16,955,200 shares of New Transfix Common Stock, or approximately 15.3% of the outstanding New Transfix Common Stock.

The ownership percentages with respect to New Transfix set forth above do not take into account SPAC Warrants that will remain outstanding immediately following the Business Combination, but do include the SPAC Founder Shares, which will convert into New Transfix Common Stock upon the Initial Merger. If the facts are different than these assumptions, the percentage ownership retained by SPAC’s existing shareholders in New Transfix following the Business Combination will be different. For example, if we assume that all outstanding 6,900,000 public warrants and 8,300,000 private placement warrants (including warrants issued pursuant to the Forward Purchase Commitment) were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 85,191,505 shares of New Transfix Common Stock, or approximately 60.1% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 41,400,000 shares of New Transfix Common Stock, or approximately 29.2% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 15,055,200 shares of New Transfix Common Stock, or approximately 10.7% of the outstanding New Transfix Common Stock.

The SPAC Warrants will not become exercisable until 30 days after the completion of an Initial Business Combination, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.
Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of SPAC or Transfix, (iii) none of SPAC’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,986,029 shares of New Transfix Common Stock that will be reserved in respect of New Transfix Options issued in exchange for outstanding pre-merger Transfix Options, in respect to New Transfix RSU Awards issued in exchange for outstanding pre-merger Transfix RSU Awards and in respect of New Transfix Warrants issued in exchange for outstanding pre-merger Transfix Warrants, and (v) the issuance of all Earnout Shares in the form of New Transfix Common Stock and (b) do not take into account New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Transfix would be as follows:
•
the Historical Rollover Stockholders will own 112,477,534 shares of New Transfix Common Stock, or approximately 70.8% of the outstanding New Transfix Common Stock;

•
the public shareholders will own 34,500,000 shares of New Transfix Common Stock, or approximately 21.7% of the outstanding New Transfix Common Stock; and

•
the initial shareholders will own 11,955,200 shares of New Transfix Common Stock, or approximately 7.5% of the outstanding New Transfix Common Stock.

Board of Directors of New Transfix Following the Business Combination
The directors and officers of Transfix Holdings as of immediately prior to the Initial Merger Effective Time will continue as initial directors and officers of New Transfix, respectively. The parties anticipate that, effective immediately after the Acquisition Merger Effective Time, the New Transfix Board will comprise the individuals set forth below.
Name	Age
Andrew McElroy	39
Lily Shen	47
Jonathan Salama	35
Redemption Rights
Under the Existing Organizational Documents, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Organizational Documents. As of June 30, 2021, this would have amounted to $10 per share. If a holder exercises its redemption rights, then such holder will exchange its shares of Class A Ordinary Shares received in exchange for its public shares for cash and will not own public shares or shares of G Squared. Such a holder will be entitled to receive cash for its Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to G Squared’s transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, G Squared will require each public shareholder seeking to exercise redemption rights to certify to G Squared whether such shareholder is acting in concert or as a group with any other shareholder. Each redemption of Class A Ordinary Shares by G Squared’s public shareholders will decrease the amount in the Trust Account. In no event will G Squared redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or SPAC Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.
Expected Accounting Treatment
The Business Combination will be accounted for as a recapitalization under GAAP. Under this method of accounting, G Squared will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Transfix stockholders comprising a relative majority of the voting power of New Transfix and having the ability to nominate the members of the New Transfix Board, Transfix’s operations prior to the acquisition comprising the only ongoing operations of New Transfix and Transfix’s senior management comprising a majority of the senior management of New Transfix. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Transfix with the Business Combination treated as the equivalent of Transfix issuing stock for the net assets of G Squared, accompanied by a recapitalization. The net assets of G Squared will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Transfix in future reports of New Transfix.
Material U.S. Federal Income Tax Considerations
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) Initial Merger, (iii) exercise of redemption rights and (iv) ownership and disposition of shares of New Transfix Common Stock and Assumed Public Warrants following the Domestication and the Initial Merger. This section applies only to holders that hold their public shares, public warrants or New Transfix Common Stock and Assumed Public Warrants as capital assets for U.S. federal income tax purposes (generally, as property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
S corporations;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
persons who purchase stock in New Transfix as part of the PIPE Financing;

•
accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•
passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, the alternative minimum tax, or U.S. state or local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Transfix prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Transfix. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS, TO SUCH HOLDER OF THE DOMESTICATION, THE INITIAL MERGER, THE EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW TRANSFIX COMMON STOCK AND ASSUMED PUBLIC WARRANTS.
For purposes of this discussion, because any unit consisting of one Class A Ordinary Share and one-fifth of one public warrant to acquire one Class A Ordinary Share is separable at the option of the holder, SPAC is treating any Class A Ordinary Share and one-fifth of one public warrant to acquire one Class A Ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication, the Initial Merger or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our public shares, public warrants, New Transfix Common Stock or Assumed Public Warrants, as applicable, and is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication should qualify as an F Reorganization. The U.S. Holders of SPAC Class A Ordinary Shares or SPAC Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under the sections entitled “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if SPAC (i) transferred all of its assets and liabilities to a Delaware corporation in exchange for all of the outstanding SPAC Class A Common Stock and SPAC Public Delaware Warrant of such corporation and then (ii) distributed the SPAC Class A Common Stock and SPAC Public Delaware Warrant of such Delaware corporation to the holders of SPAC Class A Ordinary Share or SPAC Public Warrants respectively, in liquidation. The taxable year of SPAC should be deemed to end on the date of the Domestication.
Subject to the PFIC rules discussed below, (i) a U.S. Holder’s tax basis in a share of a SPAC Class A Common Stock or SPAC Public Delaware Warrant received in the Domestication should generally be the same as its tax basis in the SPAC Class A Ordinary Shares and SPAC Public Warrants surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of SPAC Class A Common Stock or SPAC Public Delaware Warrant should generally include such U.S. Holder’s holding period for the SPAC Class A Ordinary Share or SPAC Public Warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a SPAC Class A Ordinary Share or SPAC Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of SPAC Class A Common Stock or SPAC Public Delaware Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in SPAC Class A Ordinary Share and SPAC Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of SPAC Class A Common Stock or SPAC Public Delaware Warrant would be equal to the fair market value of that share of SPAC Class A Ordinary Share or SPAC Public Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of SPAC Class A Common Stock or SPAC Public Delaware Warrant would begin on the day following the date of the Domestication.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights. The remainder of this discussion assumes that the Domestication will qualify as a “reorganization.”
Effects of Section 367(b) on U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
A.
U.S. Holders That Hold 10 Percent or More of SPAC

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SPAC stock entitled to vote or 10% or more of the total value of all classes of SPAC stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of SPAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations promulgated under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
SPAC does not expect to have significant, cumulative earnings and profits through the date of the Domestication. A U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B.
U.S. Holders That Own Less Than 10 Percent of SPAC

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of SPAC Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of SPAC Class A Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount,” which is described more fully under the section entitled “— U.S. Holders That Hold 10 Percent or More of SPAC,” above, attributable to its public shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from SPAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified SPAC (or New Transfix) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Transfix no later than the date such tax return is filed. There can be no assurance, however, that a U.S. Holder will receive the information necessary to make such election.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C.
U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of public warrants for SPAC Public Warrants in the Domestication.
PFIC Considerations
In addition to the discussion under the section entitled “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A.
Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to SPAC prior to the Domestication, interest income earned by SPAC would be considered passive income and cash held by SPAC would be considered a passive asset.
B.
PFIC Status of SPAC

Because SPAC is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, SPAC believes that, but for application of the start-up exception described below, it likely would be considered a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because SPAC’s “start-up year” and its year of formation are both 2021, and the Domestication (which will close SPAC’s taxable year for U.S. federal income tax purposes) is expected to be completed in 2021, SPAC believes it may satisfy these requirements, and therefore, may not be treated as a PFIC.

C.
Effects of PFIC Rules on the Domestication

If SPAC does not qualify for the start-up exception, as discussed above, SPAC believes that it likely would be classified as a PFIC in 2021 for U.S. federal income tax purposes. If SPAC is classified as a PFIC for U.S. federal income tax purposes, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) SPAC was classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which SPAC was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the section entitled “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if SPAC is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SPAC, whether or not such amounts are actually distributed to such shareholders in any taxable year.
D.
QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat SPAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which SPAC qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to SPAC is contingent upon, among other things, the provision by SPAC of a “PFIC Annual Information Statement” to such U.S. Holder. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There can be no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such an Electing Shareholder should not recognize gain or loss as a result of the Domestication except to the extent described under the section entitled “— Effects of Section 367(b) to U.S. Holders.”
The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 of the Code rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not currently available with respect to public warrants under applicable Treasury Regulations.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES.
Effects of the Initial Merger on U.S. Holders
The U.S. federal income tax consequences of the Initial Merger will depend primarily upon whether the Initial Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code. Immediately following the Dometication, and pursuant to the Initial Merger, SPAC will merge with and into Holdings.
The Initial Merger should qualify as an F Reorganization. The U.S. Holders of SPAC Class A Common Stock or SPAC Public Delaware Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Initial Merger, and the Initial Merger should be treated for U.S. federal income tax purposes as if SPAC (i) transferred all of its assets and liabilities to New Transfix in exchange for all of the outstanding New Transfix Common Stock and Assumed Public Warrants of New Transfix and then (ii) distributed the New Transfix Common Stock and Assumed Public Warrants of New Transfix to the holders of SPAC Class A Common Stock or SPAC Public Delaware Warrants respectively, in liquidation.
Generally, (i) a U.S. Holder’s tax basis in a share of a New Transfix Common Stock or Assumed Public Warrant received in the Initial Merger should be the same as its tax basis in the SPAC Class A Common Stock and SPAC Public Delaware Warrant surrendered in exchange therefor, and (ii) the holding period for a share of New Transfix Common Stock or Assumed Public Warrant should include such U.S. Holder’s holding period for the SPAC Class A Common Stock and SPAC Public Delaware Warrants surrendered in exchange therefor.
If the Initial Merger fails to qualify as an F Reorganization, a U.S. Holder generally would recognize gain or loss with respect to New Transfix Common Stock or Assumed Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Transfix Common Stock or Assumed Public Warrant received in the Initial Merger and the U.S. Holder’s adjusted tax basis in SPAC Class A Common Stock and SPAC Public Delaware Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Transfix Common Stock or Assumed Public Warrant would be equal to the fair market value of that share of SPAC Class A Common Stock or SPAC Public Delaware Warrant on the date of the Initial Merger and, such U.S. Holder’s holding period for the share of New Transfix Common Stock or Assumed Public Warrant warrant would begin on the day following the date of the Initial Merger.
Because the Initial Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the tax consequences of the Initial Merger. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the tax consequences to them of the Initial Merger and exercise of redemption rights. The remainder of this discussion assumes that the Initial Merger will qualify as a “reorganization.”
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Transfix Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Transfix Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of SPAC Class A Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under the section entitled “— Sale, Exchange or Other Disposition of Shares of SPAC Class A Common Stock and Assumed Public Warrants” below.
The redemption of shares of New Transfix Common Stock generally will qualify as a sale of the shares of New Transfix Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Transfix or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only shares of New Transfix Common Stock actually owned by such U.S. Holder, but also shares of New Transfix Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Transfix Common Stock owned directly, shares of New Transfix Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Transfix Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Transfix Common Stock which could be acquired pursuant to the exercise of the public warrants.
The redemption of shares of New Transfix Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Transfix’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Transfix’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Transfix Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Transfix Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Transfix Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Transfix Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Transfix Common Stock. The redemption of shares of New Transfix Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Transfix. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Transfix Common Stock, the U.S. federal income tax consequences of which are described under the section entitled “— Distributions on Shares of New Transfix Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Transfix Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.
Because the Domestication and the Initial Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the tax consequences of the Domestication and the Initial Merger (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW TRANSFIX COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Distributions on Shares of New Transfix Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution paid with respect to shares of New Transfix Common Stock, to the extent the distribution is paid out of New Transfix’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Transfix Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Transfix Common Stock and will be treated as described under the section entitled “— Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants” below.
Dividends that New Transfix pays to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period requirement is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Transfix pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Transfix Common Stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants
Upon a sale or other taxable disposition of shares of New Transfix Common Stock or Assume Public Warrants which, in general, would include a redemption of shares of New Transfix Common Stock or Assumed Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Transfix Common Stock or Assumed Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Transfix Common Stock or Assumed Public Warrants so disposed of. See sections “— Effects of the Domestication on U.S. Holders” and “—  Effects of the Initial Merger on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Transfix Common Stock and Assumed Public Warrants following the Domestication and the Initial Merger. See sections “— Exercise, Lapse or Redemption of Assumed Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Transfix Common Shares acquired pursuant to the exercise of an Assumed Public Warrant.
Exercise, Lapse or Redemption of Assumed Public Warrants
Except as discussed below with respect to the cashless exercise of an Assumed Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Transfix Common Stock upon exercise of an Assumed Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Transfix Common Stock received upon exercise of the Assumed Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Assumed Public Warrant, and the exercise price of such Assumed Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Transfix Common Stock received upon exercise of the Assumed Public Warrant will commence on the date of exercise of the Assumed Public Warrant or the day following the date of exercise of the Assumed Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Assumed Public Warrant. If an Assumed Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Assumed Public Warrant. See sections “— Effects of the Domestication on U.S. Holders” and “— Effects of the Initial Merger on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Assumed Public Warrants following the Domestication and the Initial Merger.
The tax consequences of a cashless exercise of an Assumed Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Transfix Common Stock received generally should equal the U.S. Holder’s tax basis in the Assumed Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Transfix Common Stock would be treated as commencing on the date of exercise of the Assumed Public Warrant or the day following the date of exercise of the Assumed Public Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the shares of New Transfix Common Stock received would include the holding period of the Assumed Public Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Assumed Public Warrants having a value equal to the exercise price for the total number of Assumed Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Assumed Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Assumed Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Transfix Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Assumed Public Warrants exercised, and the exercise price of such Assumed Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Transfix Common Stock would commence on the date of exercise of the Assumed Public Warrant or the day following the date of exercise of the Assumed Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Assumed Public Warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Transfix Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of an Assumed Public Warrant occurring after New Transfix’s giving notice of an intention to redeem the Assumed Public Warrantsdescribed in the section entitled “Description of New Transfix Securities — Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Transfix redeemed such Assumed Public Warrant for shares of New Transfix Common Stock or as an exercise of the Assumed Public Warrant. If the cashless exercise of public warrants for shares of New Transfix Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Transfix Common Stock received should equal the U.S. Holder’s tax basis in the Assumed Public Warrantsand the holding period of the shares of New Transfix Common Stock should include the holding period of the Assumed Public Warrants. Alternatively, if the cashless exercise of an Assumed Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Assumed Public Warrants.” In the case of an exercise of an Assumed Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of Assumed Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of an Assumed Public Warrant occurring after Transfix’s giving notice of an intention to redeem the Assumed Public Warrant as described above.
If New Transfix redeems Assumed Public Warrantsfor cash or if New Transfix purchases Assumed Public Warrantsin an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants.”
Possible Constructive Distributions.
The terms of each Assumed Public Warrant provide for an adjustment to the exercise price of the Assumed Public Warrant or an increase in the shares of New Transfix Common Stock issuable on exercise in certain circumstances discussed under the section entitled “Description of New Transfix Securities — Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from New Transfix if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Transfix’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Transfix Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Transfix Common Stock which is taxable to them as described under the section entitled “— Distributions on Shares of New Transfix Common Stock” above. For example, U.S. Holders of public warrants would generally be treated as receiving a constructive distribution from New Transfix where the exercise price of the public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Transfix Securities — Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the Assumed Public Warrant received a cash distribution from New Transfix equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Assumed Public Warrant.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of public shares, public warrants or New Transfix Common Stock or Assumed Public Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) Domestication, (ii) Initial Merger, (iii) exercise of redemption rights and (iv) ownership and disposition of shares of New Transfix Common Stock and Assumed Public Warrants by a non-U.S. Holder after the Domestication.
Effects of the Domestication and the Initial Merger on Non-U.S. Holders
SPAC does not expect the Domestication or the Initial Merger to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of shares of New Transfix Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Transfix Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Transfix Common Stock redeemed, as described above under the section entitled “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Transfix Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under the section entitled “— Non-U.S. Holders — Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants.” If such a redemption does not qualify as a sale of shares of New Transfix Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under the section entitled “Non-U.S. Holders — Distributions on Shares of New Transfix Common Stock.”
Distributions on Shares of New Transfix Common Stock
In general, any distributions made to a non-U.S. Holder with respect to shares of New Transfix Common Stock, to the extent paid out of New Transfix’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Transfix Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Transfix Common Stock, which will be treated as described below under the section entitled “— Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants.” Dividends paid by New Transfix to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Transfix Common Stock or Assumed Public Warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for a period or periods aggregating 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or
(iii)
New Transfix is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Transfix Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time, during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding shares of New Transfix Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Transfix Common Stock or Assumed Public Warrantswill be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Transfix Common Stock or Assumed Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Transfix will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Transfix to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Transfix will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Exercise, Lapse or Redemption of Assumed Public Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of an Assumed Public Warrant, or the lapse of an Assumed Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under the section entitled “— U.S. Holders — Exercise, Lapse or Redemption of Assumed Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under the section entitled “Non-U.S. Holders — Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants.” If New Transfix redeems Assumed Public Warrantsfor cash or if it purchases Assumed Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under the section entitled “Non-U.S. Holders — Sale, Exchange or Other Disposition of Shares of New Transfix Common Stock and Assumed Public Warrants.”
Possible Constructive Distributions.
The terms of each Assumed Public Warrant provide for an adjustment to the exercise price of the Assumed Public Warrant or an increase in the shares of New Transfix Common Stock issuable on exercise in certain circumstances discussed in the section entitled “Description of New Transfix Securities —  Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants.” As described above under the section entitled “— U.S. Holders —  Possible Constructive Distributions,” certain adjustments with respect to the Assumed Public Warrantscan give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Transfix equal to the fair market value of such increased interest, the consequences of which would be similar to those described above under “Non-U.S. Holders — Distributions on Shares of New Transfix Common Stock.” If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to an Assumed Public Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Assumed Public Warrant.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Transfix Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares, public warrants and shares of New Transfix Common Stock and Assumed Public Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Transfix Common Stock or Assumed Public Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Transfix Common Stock or Assumed Public Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Transfix Common Stock or Assumed Public Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Transfix Common Stock or Assumed Public Warrants.
Regulatory Matters
Under the HSR Act and rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On October 12, 2021, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period will expire on November 12, 2021 at 11:59 p.m. Eastern time.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division, the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. G Squared cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, G Squared cannot assure you as to its result.
Neither G Squared nor Transfix is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSALS
Overview
G Squared is asking its shareholders to approve and adopt the Business Combination Agreement and the Business Combination. G Squared’s shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on these proposals.
Because G Squared is holding a shareholder vote on the Business Combination Proposals, G Squared may consummate the Business Combination only if the Domestication Proposal and Initial Merger Proposal are approved by the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class and if the Acquisition Merger Proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.
Proposal 1A: The Initial Merger
G Squared shareholders are being asked to approve the Initial Merger to authorize the merging Transfix Holdings with and into G Squared, with Transfix Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub.
Proposal 1B: The Acquisition Merger
G Squared shareholders are being asked to approve the Acquisition Merger pursuant to which Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix, and approve and adopt the Business Combination Agreement and the Business Combination.
Resolution
The full text of the resolutions to be passed is as follows:
“RESOLVED, by way of ordinary resolution, that SPAC’s entry into the Business Combination Agreement, dated as of September 20, 2021, by and among SPAC, Merger Sub, Holdings and Transfix (in the form attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, the Business Combination will be effected in three steps: (a) on the Closing Date, subject to approval by special resolution, SPAC will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication”); (b) on the Closing Date and immediately following the Domestication, subject to approval by special resolution, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (c) on the Closing Date and immediately following the Initial Merger, subject to approval by ordinary resolution, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix, and all other transactions contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects.”
“RESOLVED, that as a special resolution, the Initial Merger be confirmed, ratified and approved in all respects.”
Vote Required for Approval
The approval of the Initial Merger requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The approval of the Business Combination Agreement and the Business Combination require an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The Acquisition Merger Proposal will be sought as an ordinary resolution. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposals.
The Business Combination Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposals will have no effect, even if approved by holders of the Ordinary Shares.
The Sponsor and G Squared’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposals.
Recommendation of the G Squared Board
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL
Overview
If the Business Combination Proposal is approved, then G Squared is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Initial Merger and Acquisition Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Initial Merger or Acquisition Merger will be consummated.
As a condition to Closing the Initial Merger and the Acquisition Merger, the board of directors of G Squared has unanimously approved a change of G Squared’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with G Squared’s plan of Domestication (included as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part), to effect the Domestication, G Squared will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which G Squared will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, (2) each of the then issued and outstanding Class B Ordinary Shares will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, and (3) each then issued and outstanding SPAC Cayman Warrants will convert automatically into a SPAC Delaware Warrant.
The Domestication Proposal, if approved, will approve a change of G Squared’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while G Squared is currently governed by the Cayman Islands Companies Law, upon the Domestication, G Squared will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then G Squared will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace G Squared’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of G Squared under the DGCL. The Proposed SPAC Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” the Existing Organizational Documents of G Squared and the Proposed SPAC Organizational Documents, attached hereto as Annex B, Annex C and Annex D.
Reasons for the Domestication Proposal
G Square’s board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, G Squared’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of G Squared’s believes that there are several reasons why a reincorporation in Delaware is in the best interests of G Squared’s and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Transfix and its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to companies organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Transfix’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Transfix’s incorporation in Delaware may make New Transfix more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. G Square’s board therefore believes that providing the benefits afforded directors by Delaware law will enable New Transfix to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, G Squared believes that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, G Squared believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Resolutions
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that G Squared be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being deregistered in the Cayman Islands, G Squared will be continued and domesticated as a corporation under the laws of the state of Delaware.”
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary

Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Domestication Proposal.
The Domestication Proposal are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of the Ordinary Shares.
Recommendation of the G Squared Board
THE G SQUARED BOARD UNANIMOUSLY RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
Assuming the Business Combination Proposals, the Domestication Proposal and the NYSE Proposal are approved, G Squared will replace its Existing Organizational Documents with the Proposed SPAC Certificate of Incorporation, Proposed SPAC Bylaws, Proposed Holdings Certificate of Incorporation and Proposed Holdings Bylaws in connection with the Initial Merger, in each case under the DGCL.
G Squared’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the Proposed SPAC Organizational Documents and the Proposed Holdings Organizational Documents, with such principal changes to the Proposed Holdings Organizational Documents as are described in the Advisory Organizational Documents Proposals. All shareholders are encouraged to read the Proposed SPAC Organizational Documents and the Proposed Holdings Organizational Documents in their entirety, which are attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F for a more complete description of their terms.
Reasons for the Organizational Documents Proposal
Each of the Proposed SPAC Certificate of Incorporation, Proposed SPAC Bylaws, Proposed Holdings Certificate of Incorporation and Proposed Holdings Bylaws was negotiated as part of the Business Combination. The G Squared Board’s specific reasons for each of the Advisory Organizational Documents Proposals are set forth in the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposals.”
Resolutions
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that in connection with the Domestication and Initial Merger, the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed SPAC Certificate of Incorporation, Proposed SPAC Bylaws, Proposed Holdings Certificate of Incorporation and Proposed Holdings Bylaws in connection with the Initial Merger, in each case under the Delaware General Corporation Law.”
Vote Required for Approval
If the Business Combination Proposals are not approved, the Organizational Documents Proposal will not be presented at the extraordinary general meeting. The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Organizational Documents Proposal.
The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of the Ordinary Shares.
Recommendation of the G Squared Board
THE G SQUARED BOARD UNANIMOUSLY RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
If the Organizational Documents Proposal and the Domestication Proposal is approved and the Business Combination is to be consummated, G Squared will replace the Existing Organizational Documents, under the Cayman Islands Companies Act (as revised), with the Proposed Holdings Organizational Documents, under the DGCL.
As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, G Squared is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution nine separate proposals in connection with the adoption of the Proposed Holdings Organizational Documents. The shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on G Squared or the G Squared Board (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, G Squared intends that the Proposed Holdings Organizational Documents will take effect upon the consummation of the Business Combination (assuming approval of the Organizational Documents Proposal).
The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Holdings Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read each of the Proposed Holdings Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by Cayman Islands law and the Proposed Holdings Organizational Documents will be governed by the DGCL, G Squared encourages its shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
	Existing Organizational Documents	Proposed Holdings Organizational Documents
Proposal 4A
Under the Existing Organizational Documents, SPAC’s share capital is US$50,000 divided into 500,000,000 SPAC shares, consisting of 479,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 SPAC Preference Shares.
See paragraph 8 of the Existing Organizational Documents.

The Proposed Holdings Organizational Documents increase the total number of authorized shares to        shares, consisting of        shares of New Transfix Common Stock and        shares of New Transfix Preferred Stock.
See Article IV of the Proposed Certificate of Incorporation.

Proposal 4B	The Existing Organizational Documents provide that the SPAC shareholders are entitled to one vote for each Ordinary Share of which he or she is the holder for each matter properly submitted to the shareholders entitled to vote thereon; provided that under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors.
The Proposed Holdings Organizational Documents provide that holders of New Transfix Common Stock will be entitled to cast one vote per share on each matter properly submitted to the stockholders entitled to vote.
See Article V, subsection A of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Holdings Organizational Documents
See Articles 15.3 and 17.5 of the Existing Organizational Documents.
Proposal 4C
The Existing Organizational Documents provide that any director may be removed from office (a) if prior to the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Class B Ordinary Shares and (b) if following the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Ordinary Shares.
See Articles 17.5 and 17.6 of the Existing Organizational Documents.

The Proposed Holdings Organizational Documents provide that, subject to the rights of any New Transfix Preferred Stock, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of voting stock of New Transfix entitled to vote at an election of directors.
See Article VI, subsection C of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Holdings Organizational Documents (Proposal 4D)
The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.
See Article 36 of the Existing Organizational Documents.

The Proposed Holdings Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of New Transfix entitled to vote thereon, voting together as a single class, to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend, alter, repeal or rescind Articles V(B), VI, VII, VIII, IX, X, XI and XII of the Proposed Certificate of Incorporation.
See Article VI, subsection F and Article IX, subsection A3 of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Proposal 4E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Holdings Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These provisions are inapplicable to suits brought to enforce any

	Existing Organizational Documents	Proposed Holdings Organizational Documents

liability or duty created by the Securities Act, Exchange Act, and any other claim for which the federal courts of the United States of America have exclusive jurisdiction.
See Article XI of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Proposal 4F)
The Existing Organizational Documents provide that shareholders may pass a resolution in writing without holding a meeting if: (a) all shareholders entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of shareholders; (b) all shareholders entitled so to vote: (i) sign a document; or (ii) sign several documents in the like form each signed by one or more of those shareholders; and (c) the signed document or documents is or are delivered to SPAC, including, if the SPAC so nominates, by delivery of an electronic record by electronic means to the address specified for that purpose.
See Article 14.20 of the Existing Organizational Documents.

The Proposed Holdings Organizational Documents provide that, subject to the rights of any New Transfix Preferred Stock then outstanding, any action required or permitted to be taken by New Transfix’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
See Article VII of the Proposed Certificate of Incorporation.

Corporate Name (Proposal 4G)	The Existing Organizational Documents provide the name of the company is “G Squared Ascend I Inc.”. See paragraph 1 of the Existing Organizational Documents.	The Proposed Holdings Organizational Documents provide that the name of the company will be “Transfix Holdings, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Proposal 4H)
The Existing Organizational Documents provide that if SPAC does not consummate an Initial Business Combination within 24 months from the closing of the IPO, SPAC will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the Trust Account.
See Article 38.8 of the Existing Organizational Documents.
The Proposed Holdings Organizational Documents do not contain any provisions relating to New Transfix’s ongoing existence; the default under the DGCL will make New Transfix’s existence perpetual.

	Existing Organizational Documents	Proposed Holdings Organizational Documents
Provisions Related to Status as a Blank Check Company (Proposal 4I)
The Existing Organizational Documents set forth various provisions related to SPAC’s status as a blank check company prior to the consummation of an Initial Business Combination.
See Article 38.2 of the Existing Organizational Documents.
The Proposed Holdings Organizational Documents do not include such provisions related to SPAC’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as SPAC will cease to be a blank check company at such time.
Overview
Proposal 4A: Authorized Shares
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize the change in the authorized share capital of SPAC from (a) 499,000,000 Ordinary Shares and 1,000,000 SPAC Preference Shares to (b)        shares of SPAC Class A Common stock and        shares of SPAC Preferred Stock.
As of the date of this proxy statement/prospectus, there are 43,125,000 Ordinary Shares issued and outstanding, which includes an aggregate of 8,625,000 Class B Ordinary Shares held by the initial shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants to acquire Ordinary Shares, comprised of 7,100,000 private placement warrants held by the Sponsor and 6,900,000 public warrants.
At the Domestication Effective Time, pursuant to the Domestication: (a) each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; (b) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued and outstanding SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into one SPAC Delaware Warrant.
At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of SPAC, Merger Sub, Holdings, Transfix or the holders of the following securities: (a) each then issued and outstanding share of Holdings Common Stock shall be redeemed for par value; (b) each then-outstanding share of SPAC Class A Common Stock will be canceled and converted, on a one-for-one basis into one share of New Transfix Common Stock; and (c) each then issued and outstanding SPAC Delaware Warrant will be assumed and converted automatically into one New Transfix Warrant.
On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Transfix Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time will convert automatically into a number of shares of Transfix Common Stock at the then-effective conversion rate in accordance with Transfix’s eighth amended and restated certificate of incorporation (the “Conversion”).
At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Transfix, Merger Sub, Transfix or the holders of the following securities:
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each then issued and outstanding share of Transfix Common Stock (including shares of Transfix Common Stock resulting from the Conversion) will be canceled and converted into (a) the right to receive the number of shares of Holdings Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive a portion of the Earnout Shares as additional consideration;

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all shares of Transfix Common Stock and Transfix Preferred Stock held in the treasury of Transfix will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each then issued and outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Transfix, as the surviving entity of the Acquisition Merger;

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each then-outstanding and unexercised Transfix Series D Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock equal to the product of (i) the number of shares of Transfix Common Stock subject to the applicable Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time and (ii) the Exchange Ratio, at an exercise price equal to (A) the exercise price for the shares of Transfix Common Stock subject to the applicable Transfix Series D Warrant (assuming the shares of Transfix Series D Preferred Stock subject to such Transfix Series D Warrant convert into shares of Transfix Common Stock pursuant to the Conversion) divided by (B) the Exchange Ratio;

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each then-outstanding and unexercised Transfix Option, whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock equal to the product of (i) the number of shares of Transfix Common Stock subject to such Transfix Option immediately prior to the Acquisition Merger Effective Time, and (ii) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Transfix Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); provided, however, that the exercise price and the number of shares of New Transfix Common Stock purchasable pursuant to the exchanged options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any exchanged option to which Section 422 of the Code applies, the exercise price and the number of shares of New Transfix Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

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each then-outstanding Transfix RSU Award will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of Transfix Common Stock subject to such award and (ii) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).

In order to ensure that New Transfix has sufficient authorized capital for future issuances, the SPAC Board has approved, subject to shareholder approval, that the Proposed Holdings Organizational Documents of New Transfix increase the total number of authorized shares of all classes of capital stock to       shares, consisting of       Common Stock and       Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4B: Voting Power
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that holders of New Transfix Common Stock will be entitled to cast one vote per share.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4C: Director Removal
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any New Transfix Preferred Stock, directors on the New

Transfix Board may only be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of then-outstanding shares entitled to vote in the election of directors.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4D: Adoption of Supermajority Vote Requirement to Amend the Proposed Holdings Organizational Documents
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend, alter, repeal or rescind Articles V(B), VI, VII, VIII, IX, X, XI and XII of the Proposed Certificate of Incorporation.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4E: Exclusive Forum Provision
SPAC’s shareholders are being asked to approve and adopt a provision of the Proposed Certificate of Incorporation to authorize adopting the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof, as the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of New Transfix; (b) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of New Transfix to New Transfix or to New Transfix’s stockholders; (c) any action, suit, or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time); (d) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery; and (e) any action, suit, or proceeding asserting a claim against New Transfix or any current or former director, officer, or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Such exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
Unless New Transfix consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4F: Action by Written Consent of Stockholders
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any New Transfix Preferred Stock then-outstanding, any action required or permitted to be taken by New Transfix’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4G: Corporate Name
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents changing the name of the company to “Transfix Holdings, Inc.”
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4H: Perpetual Existence
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents making New Transfix’s corporate existence perpetual.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Proposal 4I: Provisions Related to Status as a Blank Check Company
SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents removing provisions related to SPAC’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as SPAC will cease to be a blank check company at such time.
This summary is qualified by reference to the complete text of the Proposed Holdings Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All shareholders are encouraged to read the Proposed Holdings Organizational Documents in their entirety for a more complete description of their terms.
Reasons for Amendments
Proposal 4A: Authorized Shares
The principal purpose of the Advisory Organizational Documents Proposal 3A is to provide for an authorized capital structure of New Transfix that will enable it to continue as an operating company governed by DGCL. The SPAC Board believes that it is important for New Transfix to have available for issuance a number of authorized shares of New Transfix Common Stock and New Transfix Preferred Stock sufficient to support its growth and to provide flexibility for future corporate needs.
Proposal 4B: Voting Power
The Proposed Holdings Organizational Documents provide that holders of New Transfix Common Stock will be entitled to cast one vote per share on each matter properly submitted to the stockholders entitled to vote. The principal purpose of this proposal is to provide that all holders of New Transfix Common Stock are permitted to vote on all matters properly submitted to shareholders on which shareholders are entitled to vote.

Proposal 4C: Director Removal
The Existing Organizational Documents provide that before an Initial Business Combination, holders of Class B Ordinary Shares may remove any director, and that after an Initial Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Holdings Organizational Documents provide that directors may only be removed for cause following by the affirmative vote of the holders of at least a majority of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The SPAC Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New Transfix’s business operations would serve on the New Transfix Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Transfix Board.
Proposal 4D: Adoption of Supermajority Vote Requirement to Amend the Proposed Holdings Organizational Documents
The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote and actually casting votes thereon at the extraordinary general meeting. The Proposed Holdings Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend, alter, repeal or rescind Articles V(B), VI, VII, VIII, IX, X, XI and XII of the Proposed Certificate of Incorporation. This is intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Proposal 4E: Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Transfix in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The SPAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Initial Merger, New Transfix will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This will provide New Transfix and its stockholders with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Transfix’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Proposal 4F: Action by Written Consent of Stockholders
Under the Proposed Holdings Organizational Documents, New Transfix’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Holdings Organizational Documents outside of a duly called special or annual meeting of the stockholders of New Transfix. Further, the SPAC Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the New Transfix Board and New Transfix’s management would need to devote to stockholder proposals, which time and effort could distract New Transfix’s directors and management from other important company business.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Transfix Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which SPAC is aware to obtain control of New Transfix, and SPAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the SPAC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Transfix. Inclusion of these provisions in the Proposed Holdings Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Transfix Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Proposal 4G: Corporate Name
The SPAC Board believes that changing SPAC’s corporate name from “G Squared Ascend I Inc.” to “Transfix Holdings, Inc.” is desirable to reflect the Business Combination with Transfix and to clearly identify New Transfix as the publicly traded entity.
Proposal 4H: Perpetual Existence
The SPAC Board believes that making New Transfix’s corporate existence perpetual is desirable since perpetual existence is the usual period of existence for corporations and it believes that it is the most appropriate period for New Transfix following the Business Combination.
Proposal 4I: Provisions Related to Status as a Blank Check Company
The SPAC Board believes that the elimination of certain provisions related to SPAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Organizational Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of SPAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Holdings Organizational Documents.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the material differences between the Existing Organizational Documents and the Proposed Holdings Organizational Documents as described in Proposals 3A-I in the proxy statement/prospectus be and are hereby approved and adopted.”
Vote Required for Approval
The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, will be sought as an ordinary resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are not conditioned on the approval of any other Proposal at the extraordinary general meeting.
As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on G Squared or the G Squared Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, G Squared intends that the Proposed Holdings Organizational Documents will take effect upon the Initial Closing (assuming approval of the Organizational Documents Proposal).
Recommendation of the G Squared Board
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 5 — THE NYSE PROPOSAL
Overview
Assuming the Business Combination Proposals are approved, G Squared’s shareholders are also being asked to approve the issuance pursuant to the Business Combination Agreement of (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock to be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment.
Why G Squared Needs Shareholder Approval
G Squared is seeking shareholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.
Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock or such other securities to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. G Squared will issue shares representing 20% or more of the number of outstanding Ordinary Shares of G Squared prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement.
Effect of Proposal on Current Shareholders
If the NYSE Proposal is adopted (i) up to an aggregate of 91,491,505 shares of New Transfix Common Stock may be issued in connection with the Acquisition Merger (including the Earnout Shares) and (ii) up to an aggregate of 13,200,000 shares of New Transfix Common Stock may be issued pursuant to the Forward Purchase Commitment, consisting of up to 11,000,000 shares of New Transfix Common Stock and warrants to acquire up to 2,200,000 shares of New Transfix Common Stock, in each case included as part of the G Squared Units to be purchased pursuant to the Forward Purchase Commitment.
The issuance of the shares of New Transfix Common Stock described above would result in significant dilution to G Squared’s shareholders, and result in G Squared’s shareholders having a smaller percentage interest in the voting power, liquidation value, and aggregate book value of G Squared.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, for the purposes of complying with Section 312.03(c) of the NYSE Listed Company Manual, that the issuance of shares of New Transfix Common Stock in connection with the Acquisition Merger be approved.”
Vote Required for Approval
Approval of the NYSE Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.
The NYSE Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the NYSE Proposal will have no effect, even if approved by holders of the Ordinary Shares.
Recommendation of the G Squared Board
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 6 — THE 2021 PLAN PROPOSAL
Overview
G Squared is asking its shareholders to approve the New Transfix 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The G Squared Board is expected to adopt the 2021 Plan, prior to the G Squared extraordinary general meeting, subject to shareholder approval at the G Squared extraordinary general meeting. The 2021 Plan will become effective on the closing of the Business Combination. No further awards may be granted under the Transfix, Inc. 2014 Stock Plan or the Transfix, Inc. 2019 Stock Plan (the “Prior Plans”), from and after the date on which the 2021 Plan becomes effective, but awards outstanding under the Prior Plans on such date will remain subject to the terms and conditions of the Prior Plans.
The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex G.
The 2021 Plan
The purpose of the 2021 Plan is to enhance New Transfix’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to New Transfix by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The G Squared Board believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who will help New Transfix meet its goals.
Description of the Material Features of the 2021 Plan
This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.
Administration
The 2021 Plan will be administered by our Board, or any committee to whom the Board delegates such power or authority. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any awards granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2021 Plan.
Shares Available for Awards
Share Reserve.   The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the 2021 Plan will be the sum of (i)        shares; (ii) up to        shares which are subject to options outstanding under the Prior Plan; (iii) 1,669,800 shares to be issued to key members of management in connection with the closing of the Business Combination (referred to as “management shares”), and (iv) an annual increase on January 1 of each calendar year (commencing January 1, 2023 and ending on and including January 1, 2032) equal to a number of shares equal to 4% of the aggregate shares of common stock outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the Board), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below (the “Overall Share Limit”). For this purpose, the number of shares of common stock outstanding will be calculated as if all options and stock appreciation rights (“SARs”) issued and outstanding were exercised in full, and all outstanding restricted stock units (“RSUs”) were issued and outstanding shares of common stock. Subject to the Overall Share Limit, the maximum number of shares that may be granted with respect to incentive stock options (“ISOs”) under the 2021 Plan will be        shares.
If an award under the 2021 Plan or Prior Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares (other than any award of management shares), any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2021 Plan or Prior Plan will again be or will become (as applicable) available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan or Prior Plan will not reduce the shares available for grant under the 2021 Plan.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our related entities prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (or $1,000,000 for a non-employee director’s initial fiscal year of service as a non-employee director). The plan administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Awards
Types of Awards.   The 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) RSUs; (vi) dividend equivalents; and (vii) other stock and cash based awards.
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Stock Options and SARs.   The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant. The plan administrator may grant options or SARs with an exercise price less than 100% of the fair market value. But if an ISO is granted to an employee who owns more than 10% of the Company, it must have an exercise price of at least 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of the Company, five years from the date of grant.

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Restricted Stock.   Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof. To the extent we pay dividends on our common stock, then such dividends will also be paid on restricted stock. But, any such dividends will be held and not paid until the restricted stock vests.

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RSUs.   RSUs are contractual promises to deliver shares of our common stock in the future or cash or other consideration of equal value, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock on shares subject to an award. Dividend equivalents may be settled in cash or shares of common stock and are subject to the same vesting and transfer restrictions as the corresponding award.

Our directors, employees and consultants, and employees and consultants of our related entities, will be eligible to receive awards under the 2021 Plan; however, ISOs may only be granted to our employees or of our related entities.
Certain Transactions
In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder.
If a Change of Control (as defined under the 2021 Plan) occurs and a participant’s award is not continued, converted, assumed or replaced with an award (which may include, without limitation, a cash based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by the Company or a successor entity or its parent or subsidiary, and provided the participant remains continuously employed through such Change of Control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case, such award, to the extent in the money, will be cancelled upon the consummation of the Change of Control in exchange for the right to receive the consideration payable in the Change of Control.
Repricing
The plan administrator may, without stockholder approval, reduce the exercise price or base price per share of any stock option or SAR or cancel any stock option or SAR with an exercise price or base price in excess of the fair market value of a share of common stock in exchange for cash, stock options, SARs or other awards with an exercise price or base price per share that is less than the exercise price or base price per share of the original stock options or SARs for which such new stock options or SARS are exchanged.
Plan Amendment and Termination
The Board may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of common stock that may be issued under the 2021 Plan (other than due to adjustments as a result of corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the amount that may be paid to directors under the 2021 Plan. An ISO may not be granted under the 2021 Plan after 10 years from the earlier of the date the Board adopted the 2021 Plan or the date on which our stockholders approve the 2021 Plan.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Internal Revenue Code limitations.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, then the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any federal income tax deduction. If the holding period requirements are not met, the ISO will then be treated as an NSO and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In that case, we and our subsidiaries would be entitled to a federal income tax deduction to the extent that the participant recognizes ordinary income on disposition of the shares, subject to the limitations described below.
Other Awards.   The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a permissible tax election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to the limitations described below.
Deferred Compensation Rules.   Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subjecting them to a separate tax regime. If an award is deferred compensation and certain specific requirements are not met, then holders of such awards may be taxed earlier than described above (e.g., at the time of vesting instead of the time of exercise or payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from these deferred compensation rules in order to avoid these penalties. The 2021 Plan gives the plan administrator the authority to amend the 2021 Plan and applicable award agreements in order to exempt or have awards under the plan comply with these deferred compensation rules, if the plan administrator determines that to be an appropriate course of action.
Deduction Limits.   Our tax deduction for awards under the plan by may also be limited with respect to anyone who serves as a named executive officers to the extent that compensation paid to them, including compensation received under an award exceeds $1 million in a tax year.
Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of our common stock at various future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan, be approved in all respects.”
Vote Required for Approval
The approval of the 2021 Plan Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal.
The 2021 Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the 2021 Plan Proposal will have no effect, even if approved by holders of the Ordinary Shares.
Recommendation of G Squared Board
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ESPP PROPOSAL
Overview
G Squared is asking its shareholders to approve the New Transfix 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The G Squared Board is expected to approve the ESPP, prior to the G Squared extraordinary general meeting, subject to shareholder approval at the G Squared extraordinary general meeting.
The ESPP, if approved, will provide employees of New Transfix and its participating subsidiaries with the opportunity to purchase shares of New Transfix Common Stock at a discount through accumulated payroll deductions during successive offering periods. G Squared believes that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the G Squared Board believes that approval of the ESPP is in the best interests of G Squared and the G Squared Board recommends that shareholders vote for approval of the ESPP.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.
Description of the Material Features of the ESPP
Summary of the ESPP
The following summarizes the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP.
The ESPP is comprised of two distinct components: (1) the grant of purchase rights to employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”).
Purpose of the ESPP
The purpose of the ESPP is to assist eligible employees of New Transfix and its participating subsidiaries in acquiring a stock ownership interest in Transfix pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
Eligibility and Administration
Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).
The Compensation Committee of our Board, or any other committee to whom the Board delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.
Shares Available for Awards
The aggregate number of shares of our common stock that may be issued pursuant to rights granted under the ESPP will equal      shares, plus, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the aggregate number of shares of common stock outstanding calculated on a fully diluted basis on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the Board (the “Overall Share Limit”). For this purpose, the number of shares of common stock outstanding will be calculated as if all options and stock appreciation rights issued and outstanding were exercised in full, and all restricted stock units were issued and outstanding shares of common stock. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Subject to the Overall Share Limit, no more than           shares of our common stock outstanding as of the effective date of the Business Combination may be issued under the Section 423 Component of the ESPP.
Participating in an Offering
Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.
Offerings; Purchase Periods
Offerings; Purchase Periods.   Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed 27 months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.
Enrollment and Contributions.   The ESPP permits participants to purchase shares of our common stock through payroll deductions of a whole percentage or fixed dollar amount of their eligible compensation, which, in absence of any designation by the plan administrator in the applicable offering document, may not be less than 1% and may not be more than 15% of the participant’s eligible compensation for any payroll period. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be 5,000 shares for an offering period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.
Purchase Rights.   On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.
Purchase Price.   The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of our common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.
Payroll Deduction Changes; Withdrawals; Terminations of Employment.   A participant may decrease, increase or suspend his or her payroll deductions during any purchase period, subject to any limitations as the plan administrator may establish. Any suspension of payroll deductions will be treated as a withdrawal of participation in the ESPP. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least one week prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.
Adjustments
In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, Change of Control (as defined in the ESPP), reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a Change of Control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution of enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Transferability
A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.
Plan Amendment and Termination
The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component.   The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of disposition of the stock equal to the excess of the fair market value of the shares on the date the shares were acquired over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the shares were acquired over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries generally are not entitled to a federal income tax deduction upon acquisition of or disposition of the shares acquired under the Section 423 Component, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component.   The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon acquisition of shares under the ESPP, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our common stock on the date of acquisition and the purchase price paid for the shares. A participant’s basis in shares of our common stock acquired, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares so acquired.
Upon the subsequent sale of the shares acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.
New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”

Vote Required for Approval
The approval of the ESPP Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.
The ESPP Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of the Ordinary Shares.
Recommendation of G Squared Board
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 8 — ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the G Squared Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to G Squared’s shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal. If G Squared’s shareholders approve the Adjournment Proposal, G Squared may adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have voted previously.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by G Squared shareholders, the G Squared Board may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, is approved if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.”
Vote Required for Approval
The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.
The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.
Recommendation of the G Squared Board of Directors
THE G SQUARED BOARD RECOMMENDS THAT G SQUARED SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

TRANSFIX’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “Transfix,” “we,” “us,” or “our” refer to the business of Transfix, Inc. and its subsidiaries prior to the consummation of the Business Combination.
You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes and unaudited condensed financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
Transfix is a next-generation digital freight platform that is on a path to transform the highly fragmented $1 trillion transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight. We focused first on the greater than $115 billion freight brokerage market and from there have launched additional products and value-added services, including our newly released software offerings. Our innovative use of data, machine learning, and automation combined with our industry expertise and executional capabilities has resulted in consistent, sustained growth.
We deliver simple, smart, and sustainable solutions for shippers and carriers, powered by effective technology and people. Our core offering, the business-to-business domestic freight marketplace (the “Transfix Marketplace”), is built to predictively match shipper demand with truckload capacity on a multi-geography, multiple load basis. Transfix Marketplace — powered by our proprietary technology, machine learning, and automation and underpinned with our operations — is efficiently bringing together shippers and carriers, and delivering a transparent, trusted, and sustainable freight ecosystem. This allows us to drive better reliability and service for shippers, and increased utilization for carriers. We primarily generate our revenue through Transfix Marketplace where we collect revenue based on the price we have agreed to with the shipper. Purchased Transportation is the cost that we pay to the carrier to move a load.
As a pioneer in freight technology, it continues to be our goal to leverage technology to eliminate inefficiencies and create economic opportunity across the freight ecosystem. The team is composed of innovators seeking to build the best products for all parties in the freight market, and to provide unparalleled transparency and insights into our customers
Business Combination
On September 20, 2021, we entered into the Business Combination Agreement with G Squared. See the section entitled “The Business Combination” and Note 10 in the Company’s unaudited condensed financial statements for the three and six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus for further information.
Impact of COVID-19
During the COVID-19 pandemic, the freight industry has been highly volatile and dynamic. Transfix responded quickly to the uncertainty facing the industry in the second quarter of 2020 when freight volume slowed nationally, including reducing our employee base and cutting investment in certain areas. However, the investments in technology and automation that had been made previously allowed Transfix to respond quickly when demand came back, resulting in strong growth in revenue and margin in 2020 and the first half of 2021 despite the volatility of COVID-19.

At a more structural level, we believe that COVID-19 has highlighted many issues in the current transportation practices that have existed for a long time and that the current pressure on the transportation ecosystem is bringing about fundamental shifts in how shippers and carriers of all sizes view their transportation service providers. We believe this is a strong backdrop for continued innovation in this space and that we have built a platform that allows us to meet the dynamic needs of shippers and carriers now and into the future.
From the start of the COVID-19 pandemic in March 2020 through the six months ended June 30, 2021, our financial results and operations were impacted by the COVID-19 pandemic described above and discussed throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including higher revenue per load and purchased transportation cost per load. The extent to which the COVID-19 pandemic impacts our financial results and operations for the remainder of 2021 and going forward will depend on future developments which are highly uncertain and cannot be predicted, including the continued impact of COVID-19 (including variants thereof), the actions being taken to contain and treat it, and the continued impact of those measures on the supply chain and labor markets.
Due to the ongoing COVID-19 pandemic, we have introduced a number of special initiatives during 2020 and 2021 to safeguard the health and safety of our employees and contractors, including closing our offices for a period of time and implementing remote work plans. Most of our employees have been working remotely since the start of the pandemic and continue to do so today. We continue to evaluate our return to office plans in both our New York City and Atlanta, Georgia offices where community transmission rates remain high, although have recently started to decline.
Key Factors Affecting Our Performance
Relationships with strategic customers.
We maintain strong relationships with our customers by providing reliable, efficient, and customer-focused offerings. Currently, approximately 90% of our revenue comes from large shippers who have estimated annual revenues of at least $1 billion. We track the annual revenue retention and growth of these large shippers on a cohort basis (based on the year in which the shipper moved its first load on the Transfix Marketplace), which we call Net Shipper Spend Retention. Net Shipper Spend Retention is calculated annually as total revenue generated by the large shippers from the prior year over the total revenue generated by the same large shippers in the most recent year. Net Shipper Spend Retention for the year ended December 31, 2020 was 139% compared to 133% for the year ended December 31, 2019. Retaining and growing our shipper relationships directly impacts revenue and allows us to expand our data and analytics platform to develop key insights on our customers’ networks. These insights also allow us to further engage with shippers by building new and potentially higher margin offerings. We believe that our effective and efficient platform, along with our customer service model, help retain our customers and increase their spend with us.
We are able to attract new customers both through our sales and marketing efforts as well as referrals from existing customers. We believe that our ability to grow volume with our existing strategic customers and onboard new customers will drive continued revenue growth going forward. We may face challenges increasing our customer base and growing our existing customer spend due to a number of factors, including competition, and challenges in acquiring and engaging new customers.
Expansion of and growth with carrier network.
We believe expanding our carrier network and driving our repeat carrier rate enables us to provide our shippers with efficient and cost-effective supply and to make more effective matches between shippers and carriers. As we add more core carriers to our platform, we are able to source better rates, provide higher-quality service, and ensure predictable supply, which drives our ability to grow shipper spend. At the same time, the growth in shipper spend on the platform provides more loads and revenue for carriers, attracting more carriers to work with Transfix and driving a greater percentage of their loads with Transfix. This virtuous cycle is driven by our data and automation platform, and results in both strong Net Shipper Spend Retention and carrier repeat rate.

In order to further enhance our carrier relationships, we introduced our fleet management software, Transfix FMS, in late 2020 to provide freight carriers with the tools to optimize fleet utilization, increase pricing transparency, and find the most profitable routes with trusted partners. We plan on continuing to invest in Transfix FMS over the next few years. We expect that Transfix FMS will significantly drive carrier engagement and efficiencies over the coming years, thereby strengthening the density, size, reliability, and quality of our network, particularly on our core lanes. Transfix FMS in its ideal state would drive automation and efficiency in all loads moved. Because of the network effects between our supply and demand, we anticipate that this focus on our carrier product will increase the overall value of the Transfix network to shippers. A reliable, high-quality, and cost-predictable carrier network will thus be one of the primary drivers of future growth for new and existing shipper clients.
Transfix Platform.
An additional key driver of success is our continued ability to gather and structure data to enhance our pricing and freight matching models, which in turn drive more efficient matching of shippers and carriers at the lane level, which we believe is a core driver of revenue and gross profit. In addition, we will continue the development of our automation platform to increase efficiency for each step in delivering a load, which we believe creates a better experience for shippers and carriers and reduces our operating costs as a percentage of revenue over time. We expect to continue to invest in our end-to-end systems to make freight simpler, smarter, and more sustainable. We believe these systems will enable us to grow our volume, customer base, and operational efficiencies, which in turn will drive our financial performance.
Products.
Almost all of our revenue in 2021 is sourced from our Transfix Marketplace, where we move freight on a spot and contract basis. For contract loads, we secure a fixed rate per load on an annual contract term. Spot coverage allows us to match loads with carriers on a real-time basis for overflow, or “spot” capacity on a full truckload basis. In 2019, we launched drop as an additional service, where we partner with shippers and carriers to allow carriers to “drop” their loaded trailer at a warehouse and pick up a loaded trailer for the next run. We launched drop in partnership with one of our large customers, and it is now a meaningful contributor to revenue and gross profit. In 2020, we started to offer Managed Backhaul on the Transfix Marketplace, where we support enterprise shippers who have dedicated fleets by utilizing our platform to help them source freight for their return trip to the warehouse so they do not run empty. Historically, we have seen higher margins on spot, drop, and Managed Backhaul loads. Our ability to obtain and source higher margin products will be dependent on market conditions and needs, as well as, our ability to win these loads from existing and new customers. We will continue to focus on building our revenue generated from the higher margin products in 2022.
Market trends.
Our financial performance is directly related to the market trends in the transportation market. The transportation market in 2021 continues to be impacted by tight carrier capacity due to strong demand and driver capacity issues, which is resulting in both higher revenue per load and higher costs of purchased transportation.
Non-GAAP Financial Measures
Adjusted gross profit and adjusted gross profit margin
Adjusted gross profit and adjusted gross profit margin are non-GAAP financial measures that management uses in its financial and operational decision-making and evaluation of operating performance. Adjusted gross profit is calculated as gross profit excluding the amortization of internal-use software costs. It is also calculated as revenue less purchased transportation costs. Adjusted gross profit margin is calculated as adjusted gross profit divided by total revenue. Management believes these measures are important profitability measurements and are useful measures of the Company’s ability to source and sell services that are provided by third parties.

Non-GAAP metrics are not calculated in accordance with GAAP and should not be considered an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these non-GAAP metrics differently.
The reconciliation of gross profit to adjusted gross profit and gross profit margin to adjusted gross profit margin is presented below (in thousands):
	Six Months Ended June 30,		Year ended December 31,
	2021	2020	2020	2019
Revenue	$126,692	$74,346	$184,174	$130,165
Purchased transportation	118,114	71,436	173,853	125,098
Internal use software amortization(1)	610	64	345	—
Gross profit	7,968	2,846	9,976	5,067
Gross profit margin	6.3%	3.8%	5.4%	3.9%
Add: Internal use software amortization	610	64	345	—
Adjusted gross profit	$8,578	$2,910	$10,321	$5,067
Adjusted gross profit margin	6.8%	3.9%	5.6%	3.9%

(1)
Internal use software amortization is included as a component of technology expense in the statement of operations in the audited and unaudited financial statements appearing elsewhere in this proxy statement/prospectus.

Components of Results of Operations
Revenue
We generate revenue through the service we provide our shippers. As a shipping logistics provider, our performance obligation is to arrange to have our customer’s freight transported by third party carriers to a destination specified by the customer. We satisfy our performance obligations by transferring the promised goods or services into the customer’s control. Revenue is recognized as the shipper’s load is transported from the origin to destination by a third-party carrier.
Revenue generated per shipment may vary based on fuel prices, mileage of the product shipped, and market rates. We record revenue based on the gross amount we charge our customers for the service we provide as we are primarily responsible for fulfilling the promise to provide the shipping service to our customer. We have discretion in establishing the price for the specified service with our customer. The Company is further responsible for carrier selections and rates and has the credit risk when delivering the service.
The transportation and logistics industry has historically been subject to certain seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season because many companies ship goods and stock inventories in preparation for this season. Different parts of the country also can experience some seasonal sales fluctuations as agricultural seasons and other factors can impact supply and demand. While the Company does experience some seasonality, differences in our revenue between periods at this stage of our growth have been primarily driven by growth in our customer base and changes in the market environment.
Purchased Transportation
We create an efficient and reliable experience for our shippers to transport their freight by utilizing our proprietary software to make effective matches with our carriers. Our pricing structure is primarily variable and may fluctuate based on market demands. Purchase transportation costs consist of direct expenses paid to our third-party carriers to transport our customers’ freight.
Processing Costs
Processing costs primarily consist of salaries and personnel-related costs of our operations employees, as well as insurance expenses. Processing costs help facilitate and support the movement of customer shipments both directly and indirectly through direct personal interaction and through the use of various support tools utilized by the Company.
Sales and Marketing
Sales and marketing expenses consist of salaries and personnel-related costs of our sales and marketing employees, as well as marketing and public relations expenses.
Technology
Technology expenses consist of salaries and personnel-related costs of our engineering, product, and data science employees. Additional expenses include online subscription costs, consulting expenses, and amortization of capitalized internal-use software costs related to our technology platform.
General and Administrative
General and administrative expenses consist of salaries and personnel-related costs of our executive, finance, people, and legal employees. Additional expenses include rent and overhead expenses, online subscription services, professional services, consulting fees, and other corporate expenses.
Interest Expense and Interest Income
Interest expense consists of interest expense we incur on debt, unused line fees, and the amortization of deferred debt issuance costs incurred in connection with obtaining our debt. Interest income consists of income earned on cash and cash equivalents, which we hold in regulated domestic financial institutions.
Other Expense
Other expense consists of the mark-to-market adjustment on the Company’s outstanding warrants in 2021.

Results of Operations
The following tables and discussion set forth our results of operations for the periods presented. The period-to-period comparisons of financial results is not necessarily indicative of future results.
Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020
The following table sets forth our results for the six months ended June 30, 2021 and 2020 (in thousands):
	Six Months Ended June 30,
	2021	2020	Change $	Change %
Revenue	$126,692	$74,346	$52,346	70.4%
Costs and Expenses:
Purchased transportation	118,114	71,436	46,678	65.3%
Processing costs	5,418	5,643	(225)	(4.0)%
Sales and marketing	3,555	4,156	(601)	(14.5)%
Technology	4,672	4,373	299	6.8%
General and administrative	11,231	7,516	3,715	49.4%
Total Costs and Expenses	142,990	93,124	49,866	53.5%
Loss from Operations	(16,298)	(18,778)	2,480	(13.2)%
Other income (expense):
Interest expense, net	(1,421)	(615)	(806)	131.1%
Other expense	(83)	—	(83)	NM
Total other income (expense)	(1,504)	(615)	(889)	144.6%
Loss before income taxes	(17,802)	(19,393)	1,591	(8.2)%
Income tax expense	38	9	29	322.2%
Net loss	$(17,840)	$(19,402)	$1,562	(8.1)%
Revenue
Revenue increased by $52.3 million or 70% to $126.7 million for the six months ended June 30, 2021 from $74.3 million for the six months ended June 30, 2020. The increase was driven by an increase in revenue per load due to a general pricing increase in the freight industry, higher shipment volumes and growth of our new products. Supply chain disruptions and other macroeconomic factors have impacted the transportation and logistics industries and resulted in higher rates as customers look for ways to transport their goods.
Purchased Transportation
Purchased transportation increased by $46.7 million or 65% to $118.1 million for the six months ended June 30, 2021 from $71.4 million for the six months ended June 30, 2020. This increase was primarily driven by an increase in carrier rates per load and an increase in volume.
Similar to revenue per load, purchased transportation cost per load was also impacted by supply chain disruptions and other macroeconomic factors that have impacted the transportation and logistics industries and resulted in higher costs due to constraints in carrier availability and other factors. While these factors increased transportation costs for the Company during the six months ended June 30, 2021 and are expected to continue for the remainder of 2021, the Company is unable to determine how long these market trends will continue to impact cost per load.
Gross Profit and Adjusted Gross Profit
For the six months ended June 30, 2021, gross profit was $8.0 million, an increase of 180% from $2.8 million for the six months ended June 30, 2020 driven by an increase in revenue earned offset by an increase in purchased transportation costs as noted above. Adjusted gross profit for the six months ended June 30, 2021 was $8.6 million and an increase of 195% from $2.9 million for the six months ended June 30, 2020 driven by an increase in revenue earned offset by an increase in purchased transportation costs. As previously discussed, adjusted gross profit is a non-GAAP measure equal to gross profit less amortization of internal-use software costs.
Processing Costs
Processing costs decreased by $0.2 million, or 4%, to $5.4 million for the six months ended June 30, 2021 from $5.6 million for the six months ended June 30, 2020, primarily driven by a $0.1 million decrease in insurance related expenses.
Sales and Marketing Expenses
For the six months ended June 30, 2021, sales and marketing expenses decreased by $0.6 million or 14% to $3.6 million from $4.2 million for the six months ended June 30, 2020, primarily driven by a $0.5 million decrease in personnel expenses.
Technology Expenses
For the six months ended June 30, 2021, technology expenses increased by $0.3 million or 7% to $4.7 million from $4.4 million for the six months ended June 30, 2020 driven by $0.4 million of consulting spend and $0.2 million of recruiting expenses. This was partially offset by a $0.3 net increase in capitalization of internal-use software costs as the Company developed and launched new SaaS products (TMS and FMS) in late 2020 and early 2021.
General and Administrative Expenses
For the six months ended June 30, 2021, general and administrative expenses increased by $3.7 million, or 49%, to $11.2 million from $7.5 million for the six months ended June 30, 2020 driven by a $1.1 million increase in bad debt expense as a result of the Company’s strong volume growth and a $1.0 million increase of personnel related expenses as we grew our headcount to support our future growth plans.
General and administrative expenses for the six months ended June 30, 2021 also includes approximately $1.0 million of professional fees and other costs associated with the Company’s planned business combination with G Squared. The Company expects to incur additional professional fees and other costs associated with the Business Combination into the second quarter of 2022.
The six months ended June 30, 2020 also reflected reduced general and administrative expenses due to the initial shutdowns during the onset of the COVID-19 pandemic.
Loss from Operations
For the six months ended June 30, 2021, loss from operations decreased 13% to $16.3 million from $18.8 million for the six months ended June 30, 2020. The improvement was primarily the result of the higher revenue and lower sales and marketing expenses, partially offset by higher purchased transportation and general and administrative costs, as detailed above. For the six months ended June 30, 2021 and 2020, loss from operations included $1.8 million and $2.2 million of stock-based compensation expense, respectively.
Interest Expense, Net
For the six months ended June 30, 2021, interest expense increased by $0.7 million or 100% to $1.4 million from $0.7 million for the six months ended June 30, 2020 primarily driven by the $0.6 million of expense associated with the write off of all remaining deferred issuance costs related to the TriplePoint Facility that was terminated in April 2021 and replaced with the revolving credit and security facility agreement with MidCap Financial. For the six months ended June 30, 2021, interest income decreased 84%, or $0.1 million, to $16 thousand from $0.1 million for the six months ended June 30, 2020. The decrease was driven by lower cash balances in the current period.

Other Expense
For the six months ended June 30, 2021, other expense consisted of the $0.1 million mark-to-market adjustment of the warrant liability.
Income Tax Expense
For the six months ended June 30, 2021 and 2020, income tax expense was $38 thousand and $9 thousand, respectively, and consisted primarily of state and local taxes. As a result of the historical losses and the continued anticipated losses in 2021, the Company does not anticipate incurring Federal income tax expense for the next several years and maintains a full valuation allowance against its deferred tax assets.
Net Loss
For the six months ended June 30, 2021, net loss decreased $1.6 million, or 8%, to $17.8 million from a net loss of $19.4 million for the six months ended June 30, 2020 as a result of the changes noted above.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
The following table sets forth our results of operations for the years ended December 31, 2020 and 2019 (in thousands):
	Year Ended December 31,
	2020	2019	Change $	Change %
Revenue	$184,174	$130,165	$54,009	41.5%
Costs and Expenses:
Purchased transportation	173,853	125,098	48,755	39.0%
Processing costs	11,440	10,523	917	8.7%
Sales and marketing	7,557	6,348	1,209	19.0%
Technology	8,577	9,767	(1,190)	(12.2)%
General and administrative	15,148	17,155	(2,007)	(11.7)%
Total Costs and Expenses	216,575	168,891	47,684	28.2%
Loss from operations	(32,401)	(38,726)	6,325	(16.3)%
Other income (expense):
Interest income (expense), net	(1,467)	543	(2,010)	(370.2)%
Loss before income taxes	(33,868)	(38,183)	4,315	(11.3)%
Income tax expense	24	20	4	20.0%
Net loss	$(33,892)	$(38,203)	$4,311	(11.3)%
Revenue
Revenue increased by $54.0 million or 41% to $184.2 million in 2020 from $130.2 million in 2019, primarily driven by an increase in shipment volumes, an increase in rate per load and the rollout of new products.
Purchased Transportation
Purchased transportation increased by $48.8 million or 39% to $173.9 million in 2020 from $125.1 million in 2019, primarily driven by an increase in volumes, as well as carrier rates per load.
Gross Profit and Adjusted Gross Profit
Gross profit increased $4.9 million to $10.0 million in 2020 from $5.1 million in 2019 and adjusted gross profit increased by $5.3 million to $10.3 million in 2020 from $5.1 million in 2019. The increases in gross profit and adjusted gross profit was driven by our ability to increase gross revenues while also matching with more cost-effective carriers by utilizing our evolving marketplace platform. As previously discussed, adjusted gross profit is a non-GAAP measure equal to gross profit less amortization of internal-use software costs.
Processing Costs
Processing costs increased by $0.9 million, or 9%, to $11.4 million in 2020 from $10.5 million in 2019, primarily driven by an increase of $0.6 million in personnel expenses which was primarily due to an increase of incentive costs driven by the higher volumes of loads and an increase of revenue in 2020. Additionally, insurance claim expenses also increased by $0.3 million driven by the increase of loads delivered in 2020.
Sales and Marketing
Sales and marketing increased by $1.2 million or 19% to $7.6 million in 2020 from $6.3 million in 2019, primarily driven by a $1.4 million increase in personnel related expenses, offset by a $0.2 million decrease of travel and entertainment expenses due to the COVID-19 pandemic in 2020.
Technology
Technology expense decreased by $1.2 million, or 12%, to $8.6 million in 2020 from $9.8 million in 2019, primarily driven by a net $2.5 million increase in capitalization of internal-use software costs as the Company began to develop and launch new SaaS products (TMS and FMS) in late 2020. This was partially offset by an increase of personnel expense of $1.0 million, and a $0.3 million increase in online services.
General and Administrative
General and administrative expense decreased by $2.0 million or 12% to $15.2 million in 2020 from $17.2 million in 2019, primarily driven by a $1.5 million decrease in personnel related expenses. Additionally, recruiting costs decreased by $0.5 million, office facility expenses decreased by $0.4 million and travel and entertainment expenses decreased by $0.3 million. These decreases related to the office shut down due to the COVID-19 pandemic. This was offset by the increase of bad debt expense of approximately $0.7 million as a result of the Company’s continued growth.
Loss from Operations
Loss from operations decreased 16% to $32.4 million in 2020 from $38.7 million in 2019. The improvement was primarily the result of the higher revenue and lower general and administrative and technology costs, partially offset by higher purchased transportation, processing and sales and marketing costs, as detailed above. Loss from operations included $4.3 million and $4.9 million of stock-based compensation expense in 2020 and 2019, respectively.
Interest Income (Expense), Net
Interest expense increased by $1.3 million or 401% due to the fact that the Company drew $10 million on the TriplePoint Facility in late December 2019 and paid interest expense on the loan for the full year of 2020. Interest income decreased by $0.7 million or 86% to $0.2 million in 2020 from $0.9 million in 2019 driven by the decrease of interest earned on our cash accounts.
Income Tax Expense
Income tax expense was $24 thousand and $20 thousand for 2020 and 2019, respectively and consisted primarily of state and local taxes.
Net Loss
Net loss decreased $4.3 million, or 11%, to $33.9 million in 2020 from a net loss of $38.2 million in 2019 as a result of the changes noted above.

Liquidity and Capital Resources
Transfix has incurred a net loss in each of its annual periods since its inception. Transfix incurred net losses of $33.9 million and $38.2 million for the years ended December 31, 2020 and 2019, respectively. Historically, Transfix has primarily funded its operations through common stock and preferred stock offerings and debt instruments. To date, Transfix has received cumulative net proceeds from the sale of its Preferred Stock of approximately $158 million to fund its operations.
As of June 30, 2021, Transfix had $9.5 million of cash and cash equivalents and $3.5 million of restricted cash. The restricted cash is primarily related to contractual provisions in the Company’s operating lease agreement for its headquarters and is classified as a long-term asset in the Company’s balance sheet. The Company also had total available borrowing capacity of $27 million under its revolving credit and security agreement with MidCap Financial Trust at June 30, 2021, as determined by the working capital assets included in the borrowing base.
As discussed further under “Liquidity and Capital Resources-Debt Arrangements”, the initial aggregate principal amount of up to $50 million under the MidCap Facility may be increased by an additional $25 million to a maximum aggregate principal amount of $75 million upon the lenders’ approval.
In addition, on May 16, 2021 the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (the “NPA”) with G Squared V, L.P. (the “Lender”) pursuant to which the Company agreed to sell subordinated convertible promissory notes in principal amounts of up to $50 million (the “Notes”). The Notes are issuable upon the termination of the contemplated Business Combination involving the Company and an affiliate of the Lender. While the Company believes the contemplated Business Combination will successfully close, this agreement provides additional flexibility and sources of liquidity if the Company was required to consider alternative future scenarios. See “Liquidity and Capital Resources-Subordinated Convertible Promissory Note” for further details.
Transfix believes that we have sufficient cash and committed credit lines to sufficiently meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions, and competitive pressures. We believe that we will be able to secure alternate forms of financing that will be acceptable to our management if needed.
Assuming the shareholder approval and consummation of the Business Combination outlined above, we expect our cash and cash equivalents to increase up to approximately $181 million to $385 million assuming no redemptions. We intend to use these proceeds to support our operations and accelerate our growth initiatives by further investing in product innovation and technology, among other potential uses.
Cash Flow Summary
The following table sets forth our changes in cash flow for the six months ended June 30, 2021 and 2020 (in thousands):
	For the Six Months Ended June 30,
	2021	2020	Change $	Change %
Operating activities	$(6,696)	$(15,851)	$9,155	57.8%
Investing activities	(2,346)	(1,559)	(787)	(50.5)%
Financing activities	(4,480)	29,872	(34,352)	(115.0)%
Net change in cash and cash equivalents and restricted cash	$(13,522)	$12,462	$(25,984)	(208.5)%
Operating Activities
Net cash used in operating activities decreased 58%, or $9.2 million, from $15.9 million for the six months ended June 30, 2020 to $6.7 million for the six months ended June 30, 2021. The improvement is primarily attributable to a decrease in net losses and changes and timing of working capital requirements, including an $8.7 million increase in account payable, partially offset by a $2.2 million decrease in accounts receivable.
Investing Activities
Net cash used in investing activities increased 50%, or $0.8 million, from $1.6 million for 2020 to $2.3 million for the six months ended June 30, 2021. The increase is primarily attributable to an $0.8 million increase in capitalized internal-use software.
Financing Activities
Net cash used in financing activities totaled $4.5 million for the six months ended June 30, 2021 compared to net cash provided by financing activities of $29.9 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, net cash used in financing activities reflected net loan repayments of $3.0 million and $2.1 million of loan issuance costs, partially offset by $0.6 million of proceeds from the exercise of stock options. For the six months ended June 30, 2020, net cash provided by financing activities reflected the issuance of $29.8 million of Series E Preferred Stock, net of issuance costs, and $0.1 million of proceeds from the exercise of stock options.
The following table sets forth our changes in cash flow for the years ended December 31, 2020 and 2019 (in thousands):
	Year Ended December 31,
	2020	2019	Change $	Change %
Net cash used in operating activities	$(31,989)	$(35,389)	$3,400	(9.6)%
Net cash used in investing activities	(2,971)	(1,579)	(1,392)	88.2%
Net cash provided by financing activities	29,937	15,156	14,781	97.5%
Net decrease in cash, cash equivalents	$(5,023)	$(21,812)	$16,789	(77.0)%
Operating Activities
Net cash used in operating activities decreased 10%, or $3.4 million, to $32.0 million in 2020 from $35.4 million in 2019. The improvement in cash used in operating activities was primarily driven by lower net losses and the timing and changes in working capital, including an increase in accounts receivable.
Investing Activities
Net cash used in investing activities increased by 88%, or $1.4 million, to $3.0 million in 2020 from $1.6 million in 2019. The increase in cash used was primarily the result of a $2.8 million increase in capitalized software costs incurred in 2020, partially offset by a $1.4 million decrease in capital expenditures due to a reduction in activity (e.g., computers) as the result of COVID-19.
Financing Activities
Net cash provided by financing activities was $29.9 million in 2020 compared to $15.2 million in 2019. In early 2020, we issued $29.8 million of Series E Preferred Stock, net of issuance costs. Cash provided by financing activities in 2019 primarily related to $10 million of proceeds from the TriplePoint loan, $5.6 million from the issuance of Series D Preferred Stock, net of issuance costs and $0.4 million from the repurchase of common stock.
Debt Arrangements
MidCap Facility
On April 22, 2021, the Company entered into a revolving credit and security agreement with MidCap Financial Trust (the “MidCap Facility”). The agreement provides for a senior revolving credit facility in an initial aggregate principal amount of up to $50 million (but not to exceed a borrowing base that includes certain eligible receivables and inventory), with a maturity date of April 22, 2026. The initial aggregate principal amount may be increased by an additional $25 million to a maximum aggregate principal amount of $75 million upon the lenders’ approval. The Company’s obligations under the MidCap Facility are secured, on a first lien priority basis, by substantially all assets of the Company. Interest is payable at a rate per annum equal to LIBOR plus 3.50%. At June 30, 2021, the Company had $7.0 million outstanding under the MidCap Facility, which is classified as a current liability on the Company’s balance sheet.
The terms of the MidCap Facility include various covenants that are customary for facilities of this type. In addition, in the event that the Company’s liquidity (defined to include revolving line availability plus unrestricted cash) falls below 7.5% of the revolving loan commitment, then the revolving line availability will be reduced by such amount. The Company was in compliance with all covenants as of June 30, 2021.
The Company incurred issuance costs of $2.1 million in 2021 related to the MidCap Facility. These issuance costs are presented on the balance sheet as a long-term asset and are being amortized to interest expense using straight-line amortization over the 5-year life of the MidCap Facility. The Company is required to pay a monthly commitment fee in respect to the unutilized commitments under the MidCap Facility, calculated at a rate of 0.50% per annum. For the six months ended June 30, 2021, the Company recorded $0.1 million of interest expense related to the MidCap Facility issuance costs.
The issuance of letters of credit under the MidCap Facility reduces available borrowing capacity. At June 30, 2021, there were no letters of credit outstanding under the Mid Cap Facility. The total available borrowing capacity on the MidCap Facility at June 30, 2021, as determined by the working capital assets included in the borrowing base was $27 million.
Silicon Valley Bank Facility
In May 2019 the Company entered into an amendment to a line of credit loan agreement with lender Silicon Valley Bank in the amount of $35 million. The available amount, not to exceed $35 million, was up to the Company’s eligible accounts receivable balance, as defined in the agreement. The credit available was further reduced by letters of credit totaling $3.6 million established in connection with the operating lease agreement.
Proceeds from loans made from the Revolving Line may be borrowed, repaid, and reborrowed until May 20, 2021. Borrowings under the Revolving Line bear interest at an annual rate based on the prime rate plus a spread of 0.25% or 5.75%. Interest is payable quarterly. The Company did not draw on the facility and terminated the facility in April 2021. The $3.6 million letter of credit remains outstanding at June 30, 2021 and is supported by the restricted cash on the Company’s balance sheet.
TriplePoint Facility
In May 2019, the Company entered into a Plain English Growth Capital Loan and Security agreement with TriplePoint Venture Growth BDC Corp. (“TPC”) in the amount of $20 million committed and $30 million uncommitted upon approval. In December 2019, the Company drew $10 million on the TPC facility at an interest rate of prime plus 5.0% (subject to a prime floor of 5.5%), with a maturity date of December 31, 2021. The Company did not draw any additional funds in 2020 or 2021. The Company repaid and terminated the TriplePoint Facility in April 2021 using the proceeds from the MidCap Facility.
Subordinated Convertible Promissory Note
On May 16, 2021, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (the “NPA”) with G Squared V, L.P. (the “Lender”) pursuant to which the Company agreed to sell subordinated convertible promissory notes in principal amounts of up to $50 million (the “Notes”). The Notes are issuable upon the termination of the contemplated Business Combination involving the Company and an affiliate of the Lender. The Notes are convertible into Common Stock of the Company upon the closing of a SPAC transaction, issuance of preferred stock in connection with a qualified equity financing, a change in control, or at maturity. The NPA provides for certain lender approvals and information rights for so long as any Notes are outstanding. The NPA also provides the Lender with certain rights to sell the Notes in connection with any secondary sales of preferred stock.
Contractual Obligations
The Company leases a 64,000 square foot space for its office premises located in New York City under an operating lease with a term through January 31, 2025. In August 2021, the Company began leasing a small amount of office space in Atlanta, Georgia through July 2022.
The table below summarizes our contractual obligations as of December 31, 2020 (in thousands):
	Total	2021	2022 – 2023	2024 – 2025	Thereafter
Operating lease	$17,587	$4,368	$8,736	$4,483	$—
Triplepoint Facility loan(1)	10,000	10,000	—	—	—
Purchase obligations	706	506	200	—	—
Interest payment due on debt(1)	323	323	—	—	—
Total contractual obligations	$28,616	$15,197	$8,936	$4,483	$—

(1)
The Company prepaid and terminated the TriplePoint facility in April 2021 and entered into the MidCap Facility with a termination date of April 2026.

We entered into a revolving credit facility with MidCap in April 2021 and fully paid down and terminated the TriplePoint Facility simultaneously. At June 30, 2021 we had $7.0 million outstanding balance on our MidCap revolving credit facility. There were no other material changes to the Company’s contractual obligations for the six months ended June 30, 2021.
Contingencies
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations, or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm, and other factors.
Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements.
Critical Accounting Policies and Estimates
Transfix’s discussion and analysis of financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Transfix considers the following items in our financial statements to require significant estimation or judgment.
Revenue Recognition
Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to receive in exchange for services.
As a shipping logistics provider, our performance obligation is to arrange to have our customers’ freight transported by third party carriers to a destination specified by the customer. We satisfy our performance obligations by transferring the promised goods or services into the customers’ control. Revenue is recognized for these performance obligations as they are satisfied over the contract term for each shipment, which generally represents the transit period. The transit period is the number of days on the road. We have determined that revenue recognition over the transit period provides a faithful depiction of the transfer of goods and services to our customer as our obligation is performed over the transit period. Determining the transit period and how much of it has been completed as of the reporting date may require management to make judgments that affect the timing of revenue recognized. When the customers’ freight reaches its intended destination our performance obligation is complete.
We record revenue based on the gross amount we charge our customers for the service we provide as we are primarily responsible for fulfilling the promise to provide the shipping service to our customer. We have discretion in establishing the price for the specified service with our customer. The Company is further responsible for carrier selections and rates and has the credit risk when delivering the service.
Pricing for our services is generally a fixed amount and is generally due within 30 days upon completion of our performance obligation. We use an expected value method to estimate variable consideration related to variable accessorial fees.
Stock-based Compensation
We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all share-based payment awards made to employees, directors or consultants, including stock options and restricted stock awards, based on estimated grant date fair values. The exercise price of the options was equal to the fair value of the Common Stock of the Company as of the date of the grant, as determined by the Company’s Board of Directors. The determination of fair value involves a number of significant estimates. We use the Black-Scholes option pricing model to estimate the value of employee stock options, which requires a number of assumptions to determine the model inputs. These include the expected volatility of our stock and employee exercise behavior which are based on historical data, as well as expectations of future developments over the term of the option.
Internal-Use Software
Costs incurred in the planning and evaluation stage of internal-use computer software projects are expensed as incurred. Costs incurred during the application development stage for the development of internal-use software, including upgrades and enhancements that provide additional functionality to existing software, are capitalized, and included in property and equipment. The Company capitalized $2.8 million of internal-use software costs during the year ended December 31, 2020. Capitalized internal-use software is amortized over a useful life of three years using the straight-line method. Amortization expense, which is included in Technology was $0.3 million for the year ended December 31, 2020. At December 31, 2020, the carrying value of internal-use software was $2.4 million.
Recently Issued Accounting Standards
See Note 1 to the Company’s unaudited condensed financial statements for the three and six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus for a discussion of accounting standards not yet adopted and their potential impact to our financial statements.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in:
Interest Rate Risk
We have exposure to interest rate risk under our MidCap Facility. Borrowings bear interest at 3.50% plus LIBOR. The interest rate on our line of credit fluctuates based on LIBOR. Assuming the $50 million was fully drawn, a 1.0% increase in the interest rate would increase our annual interest expense by $0.5 million.

We hold cash and cash equivalents in accounts at regulated domestic financial institutions in amounts that exceed or may exceed FDIC insured amounts. We believe these institutions to be of acceptable credit quality and we have not experienced any related losses to date.
We do not use derivative financial instruments to manage interest rate risk or to speculate on future changes in interest rates. A rise in interest rates could negatively affect the fair value of our debt facilities.
Commodity Risk
Diesel fuel prices are volatile and difficult to predict, having fluctuated significantly over the last five years. We generally set fuel surcharges with motor carriers to cover increases in diesel fuel prices. Our earnings may decrease if we are unable to pass through the full amount of these surcharges to our customers.

INFORMATION ABOUT TRANSFIX
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Transfix, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Overview of Transfix
Transfix is a next-generation digital freight platform that is on a path to transform the highly fragmented $1 trillion transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight. We focused first on the greater than $115 billion freight brokerage market and from there have launched additional products and value-added services, including our newly released software offerings. Our innovative use of data, machine learning, and automation, combined with our industry expertise and executional capabilities, has resulted in consistent, sustained growth. Since 2018 we have grown quarterly load volume by over 300%, while only increasing total headcount by approximately 50%, highlighting both the demand for our services and the ongoing benefits of automation and scale. From 2018 to 2020, revenue has grown at a CAGR of 61%, while gross profit has more than doubled and operational expenses as a percentage of revenue have declined significantly.
Transfix’s core offering, the business-to-business (B2B) domestic freight marketplace (the “Transfix Marketplace”), is built to predictively match shipper demand with truckload capacity on a multi-geography, multiple load basis. Every day our models analyze and price thousands of loads and collect over 250 unique features per load. We use this data, along with third party and internal data sources, to inform and improve our proprietary models. We have structured our data models and service delivery teams so that we are able to take a network level approach to matching supply and demand, and have the capability to forgo traditional 1:1 load to carrier matching. We believe this allows us to better match shippers and carriers compared to traditional, analog methodologies. Our technology allows us to better service our customers and increase equipment utilization for carriers. As evidence of this, since 2018 our Net Shipper Spend Retention has averaged 146% for large shippers, highlighting strong and growing shipper relationships throughout a variety of market cycles, and our repeat carrier rate has grown from 85% to 93%. We refer to “large shippers” as those with estimated annual revenue of at least $1 billion, who made up 90% of Transfix revenue in 2020.
In addition to having the ability to create more efficient matches between shippers and carriers, our technology is designed to create a highly differentiated user experience for all parties as compared to traditional analog methodologies. Traditionally, brokers functioned manually, creating inefficiencies in pricing, bidding, load-building, matching loads and carriers, scheduling pick-up and delivery, tracking loads, and invoicing customers. Transfix’s technology and data platform gives us the ability to execute each step on an automated basis. Rates are generated through our data models and fed directly into our customers’ freight planning systems. Significant amounts of time, effort, and paperwork have been historically required for scheduling and tracking loads; our systems are built to automate these steps and track loads in real time and to allow customers to manage load problems on an exception basis. These abilities provide us the capability to drive inefficiencies and manual processes out of the network, enhancing value and reducing wasted time and effort for us and our partners.
Through our systems, we capture a tremendous amount of data on the transportation marketplace. This allows us to be a strategic partner to both shippers and carriers, providing data and analytics, as well as a transactional partner for moving goods on a day-to-day basis. As Transfix scales, we are offering more value-added products to our customers and carriers. These include services like drop trailer and Managed Backhaul, data and analytics, and the direct deployment of software (delivered as software as a service, or SaaS) to help drive improvements in transportation operations.
While we work with shippers of all sizes, approximately 90% of our 2020 revenue came from large shippers. We have focused on these larger shippers to date because we believe they have the greatest potential for long-term growth given their shipping needs. Additionally, our technology and service delivery model is built to match loads and carriers at significant scale, aligning with the needs of these shippers. Despite this focus on larger shippers, our platform was built to scale to the needs of shippers of all sizes, and going forward we believe our technology and automation will allow us to offer the benefits of our platform to smaller shippers in a more self-service offering.
On the capacity side (drivers/carriers), we strive to use our tools, technology, and people to create a better carrier experience and drive more predictable revenue to carriers. We believe this leads to repeat carrier engagement with our platform, increases the number of loads per month with our existing carriers, and attracts more carriers to the platform. Though we work with carriers of all sizes, the majority of our loads are moved via carriers with between 5 to 100 power units, which we refer to as “mid-size carriers”. We focus on this segment of the carrier market because they are strong operators that can deliver high-quality service, but generally cannot easily access enterprise shippers given their limited sales, technology and back-office capabilities. The combination of our matching platform and a robust carrier base allows us to offer shippers access to a significant carrier network with a national presence and strong operational performance. Taken together, we refer to our focus on the carrier experience and creating a significant carrier network as our “Supply-Led Strategy.” We believe this focus on carriers, combined with our data and automation platform, allows us to offer a differentiated service to our shippers.
The rise of e-commerce and on-demand customer expectations, combined with structural challenges and changes needed now in the supply chain as a result of the once-in-a-generation challenges from COVID-19 and other factors, provides an incredible backdrop for continued innovation in this industry. We believe we have built a platform that allows us to meet the dynamic needs of shippers and carriers now and in the future. And we are just getting started.
Industry Overview
Large Market Size.   We operate at the intersection of transportation freight platforms and technology services. In 2019, the U.S. trucking and freight services markets totaled more than $680 billion and $380 billion, respectively, and U.S. freight software spend topped $3 billion. Our immediately addressable market of domestic freight brokerage is over $115 billion, which has been growing faster than GDP for more than 10 years. In addition, we are already moving into other parts of the freight value chain that can substantially increase our total addressable market.
Dynamics Between Key Constituents.   The majority of domestic motor carrier freight in the U.S. is shipped by very large enterprises, typically retailers, consumer packaged goods providers, and manufacturers. There are 3.9 million trucks in the U.S. and 900,000 trucking companies as of 2019, and the average carrier has approximately 4 trucks. In general, large enterprise shippers are not set up to procure services from small trucking companies, who are the vast majority of motor carrier capacity in the U.S. At the same time, these same trucking companies may not have the resources (sales, marketing, legal, and technology systems, among others) to work well with large shippers. The historical solution to this imbalance has been traditional analog freight brokers. For the most part, their technology and processes have not changed much since that time.

The vast majority of traditional analog freight brokers leverage a small number of relationships with shippers and carriers and match loads manually on a limited scale. While this can be more efficient for shippers than procuring drivers and carriers themselves, these traditional brokers lack both transparency and technology, relying on individual brokers, paperwork, and phone calls to match loads and trucks on a one-off basis. This results in significant inefficiencies in the marketplace.
Key Industry Challenges
Transfix believes we have built a platform that will help solve some of the biggest challenges facing the industry, including:
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Inefficiency:   It is estimated that up to 30% of truck miles are driven empty each year. Truckers are often paid on a loaded mile basis, so waiting time and dead-head miles (miles driven unloaded to pick up a load or to return home after delivering cargo) are costly to truckers. This waste also impacts the viability of small- and medium-sized trucking businesses in particular. Current estimates are that up to 10 billion miles are driven empty each year. These costs limit reinvestments back into trucking businesses and drive up the cost of consumer goods.

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Transparency:   Traditional analog brokers lack both transparency and technology. As a result, shippers often have little to no visibility on their loads and limited predictability on whether or not a broker will deliver at the agreed price and schedule.

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Manual Processes:   A typical load requires a number of steps, all of which have been traditionally done manually, thus creating potential inefficiencies in pricing, bidding, building the load, matching load and carrier, scheduling pick-up and delivery, tracking, and invoicing. This people-intensive, manual process can lead to high processing costs and a poor service and customer experience for both the carrier and shipper.

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Capacity:   The trucking industry has faced a chronic shortage of capacity due to a combination of factors. It is estimated there will be a shortage of 100,000 drivers by 2023. Furthermore, COVID-19 has demonstrated how susceptible supply chains are to large-scale shocks. Trucking company bankruptcies increased by 185% from 2019 to 2020, which was largely as a result of COVID-19. These shortages are one reason the transportation ecosystem has been and will continue to be a strategic focus for shippers.

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Environmental Sustainability.   Empty miles driven have massive repercussions to the real economy and to the environment. Outside the economic impact to shippers, carriers, and consumers, the cost of empty miles is paid through environmental damage as well. According to the EPA, 24% of greenhouse gas emissions come from large and medium freight trucks, up to 30% of which are driven empty each year. In addition, the billions of empty miles driven each year take a significant toll on the U.S. infrastructure, including roads, bridges, and tunnels.

The situation is only getting more difficult. Shipper demands continue to rise driven by a need for solutions that will bring better supply chain resiliency. At the same time, carriers face driver shortages and other challenges, putting more economic pressure on their businesses. This fragile transportation ecosystem is being stretched to its limits as evidenced by the ongoing marketplace disruptions. There is a clear need for a solution that incorporates both deep industry expertise and the latest technology and data science to help drive improved access, reliability, visibility, and resiliency in this massive market.
How Transfix Addresses Industry Challenges
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Better Matching of Freight Driven by Proprietary Technology.   Transfix’s Marketplace is driven by Stark, our proprietary technology stack, which utilizes artificial intelligence that has the capability to match demand from shippers to the optimal carriers at scale, on a load and lane level. Transfix makes use of artificial intelligence and proprietary models which can dynamically match shippers and carriers on a multiple load basis. This can result in highly efficient matches, as well as minimization of empty miles and dwell times and improved asset utilization rates and motor carrier revenue.

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Lower Processing Costs via Industry-Leading Automation of Operations.   We analyze each step of the traditionally manual, people-intensive process to find where we can eliminate human touch points from the process. This leads to improved accuracy and reliability for shippers and carriers, as well as the elimination of significant processing costs. Since 2018 Transfix has grown quarterly load volume by over 300% while only increasing total headcount by approximately 50%. In addition, our expenses (excluding purchased transportation) have decreased as a percent of revenue from 46% in the first quarter of 2018 to 21% in the second quarter of 2021, driven by increasing efficiency and automation.
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Improved Service.   Transfix offers improved service by aggregating significant data points on every shipment, enabling troubleshooting, monitoring, and strategic planning of the network for increased efficiency. We’ve also leveraged data science and analytics to drive our understanding of shipper and carrier preferences, improve time to issue resolution, and proactively identify problems. When something does go wrong, our experienced customer service representatives step in to assist. Our teams rely on both proprietary tools and their experience to solve the everyday challenges in freight and drive customer and carrier loyalty. Our teams are provided with the tools they need to keep a strong pulse on end-to-end metrics for our customers’ shipments in order to provide the best possible service.

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Reliable, High-Quality Capacity.   Transfix leads and differentiates by working to curate a reliable, high-quality carrier network. We partner with carriers of all sizes, but focus on mid-size carriers because they are strong operators that can deliver high-quality service but cannot easily access enterprise shippers due to their limited sales and back-office capabilities.

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Improved Sustainability.   Transfix’s platform is designed and expected to deliver societal and environmental benefits by reducing the quantity of empty (and unpaid) miles. Fleets spend billions of dollars driving empty miles each year. A reduction in these wasted miles is better for carriers, through higher revenue for the same amount of time on the road; the environment, through a reduction in emissions from empty miles driven; and on the infrastructure, with less wear and tear on roads and bridges.

Transfix’s Go-To-Market Strategy
Transfix’s business is powered by data, machine learning, and automation. Leveraging the data we collect across the freight marketplace, our systems are continuously improving, becoming more efficient in pairing our shipper and carrier customers, while driving additional inefficiencies out of the supply chain. Our unique approach to the industry is underpinned by four strategic pillars:
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Supply-Led Strategy.   We leverage the combined power of our proprietary products and processes with our highly experienced team to create a better carrier experience and drive more predictable revenue for carriers. This strategy drives repeat carrier engagement with the platform, increases the number of loads per month with our existing carriers, and attracts more carriers to the platform. In addition, as carriers continue to leverage Transfix to access consistent freight at desirable rates, we believe the reliability, quality, and scale of the carrier network will continue to drive significant shippers onto the platform.

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Strategic Partnerships with Shippers.   Our customer focus, service, and reliability has cultivated strong long-term relationships with shippers, allowing us to form valuable partnerships and further innovate on their behalf. While we work with shippers of all sizes, approximately 90% of our 2020 revenue came from large shippers. The real-time visibility, market data insights, and services we provide our customers creates ongoing relationships and drives growth in customer spend. Over time, we have seen an increased spend across our customer base, as our customers further utilize and derive value from our offerings.

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A Focus on Unit Economics at the Lane Level.   While our platform drives matching and efficiency at scale across the country, it is imperative that we have the right capacity matched with the right loads at the right time. This means we focus intensely on the lane level (any two points where freight is picked up and dropped off) and using data to build capacity where and when it is needed. This focus on unit economics has led to a demonstrated ability to consistently increase revenue and gross profit over time.

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A Platform View of the Supply Chain.   As we develop scale and gain additional insights from the data we collect, we can use our data and technology to drive further efficiencies across the freight marketplace. In particular, a number of our shippers move freight in the same lanes and often move products between each other (i.e., consumer goods companies shipping to retailers, suppliers shipping to manufacturers, etc.). As we understand the movement of freight at an aggregate level, our data and pricing models can better predict pricing and demand. This in turn will allow us to better procure carrier capacity at the right time and in the right place and deliver a better solution for shippers and carriers.
Transfix’s Technology
Research and development is fundamental to the optimization of our technology platform and underpins our goal to drive innovation in the freight and logistics industry. We are continuously improving our proprietary software, following a roadmap to build and deliver additional functionalities to shippers and carriers on our network. Our approach brings together the worlds of technology and logistics.
The Transfix Marketplace is powered by Stark, the core of our technology platform that connects shippers with carriers. Built from the ground up, the platform is custom fit to our internal workflows, driving efficiency and transparency at every step of the freight lifecycle from bidding and booking through tracking and invoicing. We leverage artificial intelligence throughout the Transfix Marketplace to power predictions, decision making, and automated workflows. We will continue to leverage Stark as our central platform that will enable new products and services to drive efficiencies, profitability, and economies of scale.
Our technology stack is strengthened by a sophisticated data and artificial intelligence platform. Millions of data points collected across our platform, coupled with historical market data from multiple industry providers, are used to continuously build system intelligence and improve the accuracy of our forecast and prediction models.
As part of our technology offering to carriers, we have created a mobile application, which is an additional functionality that enhances the efficiency and transparency of our platform. The Transfix mobile app empowers drivers and dispatchers with self-serve tools necessary to book loads and provide visibility that shippers demand for their shipments. We utilize a recommendation engine that leverages historical carrier data and preferences to proactively offer loads in our network to our carriers, simultaneously driving automation for Transfix and increasing utilization of carrier fleets.
Beginning late in 2020, we extended our expertise in transacting and automating freight by offering Transfix FMS and Transfix TMS, two new SaaS products designed to fit the visibility and routing needs of shippers and carriers, respectively.

Transfix’s Products
Transfix Marketplace
The Transfix Marketplace is our core platform and the source of the majority of our revenue today. As described in the technology section, the Transfix Marketplace is driven by Stark, our proprietary technology stack and utilizes artificial intelligence to match demand from shippers to carriers at scale on a load and lane level.
Similar to other brokers, for each of these products we quote a price to ship a load and match it with a carrier to move that load. We collect revenue based on the price we have agreed to with the shipper, and our cost of services is the price we pay to the carrier to move that load. Where we are different from many other brokers is that our multi-load matching platform provides us the ability to match loads more efficiently at scale. This, combined with our focus on customer service, has allowed us to scale significantly with both shippers and carriers.
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Spot and Contract.   Transfix products have always provided spot and contract shipper/carrier load matching. We work with shippers on a contractual basis, providing a fixed rate per load for an annual contract term. We also work with non-contractual customers under daily market rates, called “spot,” on a real-time basis, and with contract customers for overflow loads.

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Drop.   We have partnered with shippers and carriers to allow carriers to “drop” loaded trailers at a warehouse and/or pick up a loaded trailer for an outbound shipment. This saves time and money for both the shipper and the carrier. This requires both a more sophisticated operational model and deeper carrier relationships. We launched this offering in partnership with one of our enterprise shippers in 2019. From there, the combination of our technology platform, industry expertise, and carrier partnerships has allowed us to grow our Drop business faster and at a higher margin than our core FTL business.

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Managed Backhaul.   In 2020 we launched a service whereby we broker loads for customers using empty trailers owned by certain of our enterprise customers and utilizing their dedicated delivery carriers. This is done by us utilizing our platform to find freight pick-up locations from our customers that match the location where an enterprise customer has made a delivery. This provides expense savings for the shipper, and at the same time is a high margin opportunity for us. Similar to our drop service, we launched this business in partnership with existing shippers on the platform.

Software as a Service (“SaaS”)
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Transfix TMS.   Transfix’s Transportation Management System (TMS) provides full visibility and predictive analytics for shippers to track performance, benchmark prices, and receive real-time market rates. In turn, this results in decreasing costs across their transportation networks, increasing their internal operational efficiencies, and consolidating their tender and booking to one platform and one provider. It is being offered to customers as a SaaS model where customers pay either a percentage of freight volume that runs through the platform or a cost per load, typically with a guaranteed minimum.

We launched the product earlier this year and while revenue from this product is currently still not material to our financials, we have seen initial success, primarily with mid-size shippers who value the ease-of-use and functionality of the offering. This positions us to gain market share in this category as we believe we can leverage both our proprietary technology and the scale of our freight brokerage business. We also believe this is an opportunity for us to bring our customer-centric product development and go-to-market strategy to bear. Our focus is on developing simple, modern tools to improve efficiency in the freight market and support these products with a high level of customer service.
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Transfix FMS.   Transfix’s Freight Management System (FMS), provides motor carrier personnel (dispatchers and truckers) the tools to optimize fleet utilization and increase pricing transparency, and for finding the most profitable routes and customers. We currently offer this software to all carriers for free. We do this for two primary reasons. First, these tools make it easier and more efficient for carriers to book loads through Transfix, which helps both carriers and our marketplace business.

Secondly, we strive to be the partner of choice for all of our carriers, and using our tools and technology to improve the carrier experience is a core part of our supply-led strategy.
We believe Transfix FMS will allow us to drive engagement with our core carriers and thereby drive the overall density, size, reliability, and quality of our network. Our plan to achieve this is to continue to invest in the software and ultimately convert it into a single procurement tool for shippers to obtain carrier capacity and a platform for carriers to access freight. In its ideal end state, the FMS will drive significant automation and efficiencies during the request for proposal (RFP) process, the actual life of a load, and the performance feedback loop for carriers and shippers alike.
The Transfix Ecosystem
Transfix operates in a large transportation ecosystem that includes its carriers, shippers, drivers and other participants in the transportation industry.
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Shippers.   While we work with shippers of all sizes, we have actively worked to develop long-term, strategic partnerships with large shippers because we understand the business-critical components of their transportation systems. As these relationships grow over time, and our data and analytics platform develops key insights on our customers’ networks, we improve our ability to provide freight capacity when and where it is needed and further engage with our shippers on a deeper level. This deepens the relationship and increases shipper retention, as evidenced by our 146% average Net Shipper Spend Retention since 2018 for large shippers.

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Carriers.   Deep relationships with our core carriers are a key driver in our business. Specifically, as we add more carriers to our network, we are able to source better rates, provide higher-quality service, and ensure predictable supply. 93% of our volume is moved by repeat carriers as of 2020. In 2020, our top 500 carriers carried more than 100 loads for us on average, growing at a CAGR of 64% since 2018.

We believe investments in our carrier network will drive growth in new shipper acquisition and overall shipper retention. These continued investments include the build out of our fleet management software, Transfix FMS. We expect that Transfix FMS will significantly drive carrier engagement over the coming years, thereby strengthening the density, size, reliability, and quality of our network, particularly on our core lanes. Because of the network effects between our supply and demand, we anticipate that this focus on Transfix FMS will increase the overall value of the Transfix network to shippers. A reliable, high-quality, and cost-predictable carrier network will thus be one of the primary drivers of future growth for new and existing shipper customers.

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Other Participants.   Transfix works with other providers in the transportation ecosystem in order to provide a more seamless and integrated experience for both shippers and carriers. These partnerships include agreements across payments, tracking, data and TMS integrations. We are constantly working to find the best providers to integrate and work with to improve the service we bring to both shippers and carriers. We view these relationships as a core part of our end-to-end services offering now and in the future.

Transfix’s Competitive Strengths
We believe the following strengths position us to lead the industry transition to digital freight marketplaces and build an attractive, network-based business model.
Visionary and Experienced Management Team.   Our management team has strategic and deep operational experience with demonstrated success building companies across a variety of relevant verticals including transportation, marketplaces and enterprise software — from startups to Fortune 500 companies. In engineering, we are led by accomplished and technologists, product visionaries and data scientists. Our commercialization efforts are managed by individuals with prior successes in building and growing direct and indirect sales, marketing and operations organizations.
Strong, Disciplined Growth.   We have proven our ability to grow both revenue and gross margin throughout a variety of challenging market environments. Over the past several years, we have achieved a 61% revenue CAGR (from 2018-2020) while delivering positive gross margins. The resiliency of our business was proven by its strong performance in 2020 when we grew revenue by more than 40% and gross margin by approximately 100%, despite the market challenges presented by COVID-19. We believe we are well-positioned to continue this strong growth into the future given the robust demand in the market, our deepening relationships with new and existing shippers, and our ability to leverage our core platform and industry expertise across a number of potential future product offerings.
Technology, Data and Automation.   We believe that Transfix’s core differentiator is our technology system, which adapts our models in real time based on the millions of data points we ingest every day. The platform is built on a foundation of artificial intelligence, becoming smarter and more efficient with each data point while providing us with the ability to engage in an efficient and automated matching process. Stark analyzes market conditions, overlays historical cyclicality, calculates lane risk profiles, and utilizes a number of other data points to optimize scheduling, booking, invoicing, and pricing while providing real-time visibility. Constant innovation underpins our differentiated platform, which caters to the needs of our shippers and carriers, and results in sustained volume growth.
Shipper Solutions and Partnerships.   We believe our strong relationship with shippers, as evidenced by our 146% Net Shipper Spend Retention since 2018 for large accounts (those with estimated annual revenue of at least $1 billion), is a competitive advantage because it allows us to build new and differentiated offerings in partnership with these customers. We partner with these shippers in a number of key areas. Our move to provide drop trailer and empty trailer utilization services were launched with two of our existing shippers. We also meet with many of our shippers on a regular basis to review data, analytics, and ways we can add value to their supply chain. As we continue to deepen these relationships, it facilitates our ability to grow with these shippers by providing increased levels of support and analytics, as well as by adding new products and services.
Carrier Solutions and Partnerships.   Our supply-led strategy has enabled us to establish strong relationships with carriers across the country. While we work with carriers of all sizes, we focus on mid-size carriers. This carrier network, combined with our data and technology platform, allows us to offer shippers an enterprise grade offering as we match shipments at scale across a nationwide network of reliable carriers.
Commitment to Environmental, Social, and Governance Leadership.   Transfix views articulating our clear position and efforts on ESG (environmental, social, governance) as an important initiative on both an industry and good citizenship level. Sustainability has been at the forefront of the Transfix journey since the company’s founding in 2013 and remains a core priority. Reducing inefficiencies in the freight industry through eliminating empty miles, utilizing technology to close the gap between carrier and shipper communications, and creating new economic opportunities through more frequent load placement are core pillars to our offering. Transfix has also focused on social and governance initiatives, including a diverse leadership team, a diverse board of directors, and strong corporate governance.
In 2022 we plan to release an ESG report for the first time. This report will communicate all the core components of our sustainability, social, and governance efforts and will clearly focus on the environmental issues that we as an organization are committed to address, including greenhouse gas emissions, fuel consumption, reduced empty miles, and air quality, all in a way that is applicable to our non-asset-based service.
Transfix’s Strategy
Grow Carrier and Shipper Network.   We will continue to build our core carrier network and our strategic client partnerships to drive network effects that attract both new carriers and shippers, and retain them as long-term clients. Specifically, as we add more core carriers to our network, we expect to be able to source better rates, provide higher-quality service, and ensure predictable supply. As the quality of the network increases, we expect to be able to attract shippers with consistent volume that is accurately matched to the business that carriers want. Transfix aims to become a partner of choice (and thus owner of a greater percentage of a carrier’s volume), which enables us to gather more data and pricing power and to continue to refine pricing, quality, and predictability. Each new shipper and carrier that joins the network continues to feed this virtuous cycle, concurrently elevating the value of the supply and demand sides of the marketplace.
Scale Data & Automation Infrastructure.   We plan to continue to build out our technology stack, with a focus on our various prediction models so we can deliver incremental real-time capacity at the right price. We anticipate significant investments into further developing our abilities around carrier preferences, artificial intelligence, and data analytics to determine ideal schedules and track pickups and deliveries. We are building an end-to-end system with a deep understanding of the freight ecosystem, capable of someday delivering fully automated logistics and making freight simpler, smarter, and more sustainable.
Leverage the Core Platform into New Business Lines.   We plan to continue to leverage insights from our existing platform for new product launches which allow us to further cater to our customers’ needs. We expect to use the same playbook we have previously used for the rollout of the FTL Drop, Managed Backhaul, TMS, and FMS initiatives as we execute on our goal of launching additional services like less than truckload, Managed Transportation services, modal expansion, and others, as highlighted in the table below. We expect that this business expansion will drive significant revenue growth and margin expansion.

Sales and Marketing
The Transfix sales, marketing, and account management teams are the engine behind landing new accounts and driving wallet share with existing accounts. Our sales, marketing, and account management strategies are anchored on building deep-rooted, strategic partnerships with large shippers and mid-sized carriers. Our targeted focus on both the demand and supply side has allowed Transfix to deliver consistent revenue and gross profit growth.
Our engagement with shippers is primarily based on a “land and expand” strategy. We generally begin an engagement with a shipper through our core FTL business. From there, our sales and marketing strategy seeks to identify and act on new opportunities to grow our relationship. We have received referrals and word-of-mouth recommendations from existing shipping partners, a testament to the quality of our products and team. In 2020, we added 32 new customers each of whom has an estimated annual revenue of at least $1 billion, a 46% increase in such customers. We continue to see a strong funnel of new customer additions in 2021.
As we deliver a better experience for the shipper through reliability, transparency, and service, the accounts grow over time, which allows our platform to develop key insights on our customers networks, including lanes and how their freight network intersects with those of others. This has two benefits — first, it improves our ability to win by increasing our ability to provide freight capacity when and where it is needed, and second, allows us to engage with our shippers on a deeper level where we provide data and analytics on their network that can help them increase efficiency. This type of partnership deepens the relationship and increases customer retention, as evidenced by our 146% Net Shipper Spend Retention since 2018 with large shippers.
We have developed long-term, strategic partnerships with larger shippers because we understand the business-critical components of their logistics and supply chains. We have been able to build density on key lanes by introducing new products and services in response to enterprise client demand and shifting market conditions. We are also beginning to expand our sales focus from large shippers to mid-size shippers, where we can deliver an enterprise-grade solution to the mid-market.
We also believe we have ample opportunity to capture additional market share. Our primary focus is to continue to market, sell to, and acquire new shipper customers on the demand side and new carriers on the supply side. Our sales and marketing teams are enabled via the end-to-end automation of our go-to-market funnels. We focus on building the right internal tools, processes, and procedures to help with the speed and quality of both demand generation and lead sourcing, as well as sales execution. We have introduced several industry-standard marketing and sales automation tools into our tech stack, and plan to continue to enhance the quality and efficiency of our marketing and sales processes via continued investments in the right technology and tools. As part of this work, we also continually improve our new hire onboarding to ensure new additions to the team can add value quickly and efficiently. Lastly, we anticipate that we can unlock significant growth by continuing to invest in support offices outside of New York City, where we plan to hire freight sales and carrier sales professionals to support business expansion.
It is also important to note that we expect that investments in our carrier network will drive growth in new shipper acquisition and overall shipper retention. These investments include the continued build out of our fleet management software, Transfix FMS. We believe that Transfix FMS will significantly drive carrier engagement over the coming years, thereby strengthening the density, size, reliability, and quality of our network, particularly on our core lanes. Because of the network effects between our supply and demand, we anticipate that this focus on our carrier product will increase the overall value of the Transfix network to shippers. A reliable, high-quality, and cost-predictable carrier network will thus be one of the primary drivers of future growth for new and existing shipper clients.
Lastly, we also employ a dedicated team to sell our Transfix TMS to small and medium sized shippers. While the core customer persona differs from that of our enterprise customers, our sales and marketing strategies for this team are similar in nature focusing on building the right tools, technologies, processes, and procedures to ensure end-to-end operational excellence.

Competition
The freight transportation and logistics services sector is highly fragmented. The industry is served by both large, national or international companies as well as by regional and local companies of various sizes. This provides an opportunity for growth, but also exposes us to many competitors, from traditional players such as C.H. Robinson, Echo Global Logistics, and Coyote Logistics, to other digital freight brokers such as Convoy, Loadsmart, and Uber Freight, and technology service providers such as MecuryGate, and SAP. We are aware that traditional players have and continue to undertake significant research and development and sales and marketing investments in digital services, in addition to continued technology investment by other digital freight brokers. Given the diversity of our solutions, our competitors include national, regional and niche freight brokerages, managed services providers, motor carriers, domestic freight forwarders, and logistics and supply chain software providers.
Given the limited resources required to broker freight transactions, the barrier to entry is low, which increases competition within the space. There are more than 17,000 freight brokers currently operating in the U.S. However, many of these brokers are small businesses that do not have the resources, tools, or technology to meet the evolving needs of enterprise shippers and carriers.
By leveraging our digital platform to match loads with carriers instantaneously and provide competitive and transparent rates to both the carrier and the shipper, we believe we have a meaningful and sustainable advantage over these traditional brokers. Additionally, the digital nature of our platform allows us to benefit from network effects, whereby the increasing number of participants improves the experience of the platform for other participants. While we expect competition from both traditional and digital competitors, we believe our technology, customer experience, and reputation provide us a meaningful and sustainable competitive advantage.
Our Response to the COVID-19 Pandemic
During the COVID-19 pandemic, the freight industry has been highly volatile and dynamic. Transfix responded quickly to the uncertainty facing the industry in the second quarter of 2020 when freight volume slowed nationally, including reducing our employee base and cutting investment in certain areas. However, as demand came back and freight volumes and rates increased, the investments Transfix made in technology and automation, together with such increases in demand and rates, resulted in strong growth in revenue and margin in 2020 and the first half of 2021.
At a more structural level, we believe that COVID-19 has highlighted many issues in the current transportation practices that have existed for a long time, and that the current pressure on the transportation ecosystem is bringing about fundamental shifts in how shippers and carriers of all sizes view their transportation service providers. We believe this is a strong backdrop for continued innovation in this space and that we have built a platform that allows us to meet the dynamic needs of shippers and carriers now and into the future.
Intellectual Property
Transfix currently holds five U.S. registered trademarks with one additional trademark pending, each in multiple classes, covering our name and certain products and services. We also hold 5 foreign trademarks registered in multiple classes in several countries which cover our name. We also hold trade secrets and certain other confidential and proprietary information and rights regarding processes, products, source code, and similar materials.
Regulatory
Transfix operates as a “broker”, as is defined in 49 U.S.C. 13102(2), under a permit from the Federal Motor Carrier Safety Administration. The company is subject to certain provisions of the Interstate Commerce Act, more specifically, those for brokers found at Title 49, Subtitle IV, Part, B, in particular 49 U.S.C. Section 371, et. seq., and certain requirements set forth in the “Moving Ahead for Progress in the 21st Century Act”, Public Law 112-141, commonly known as “MAP-21”.

People and Culture
Our team includes approximately 280 full-time employees as of September 30, 2021. In addition to our full-time employees, we outsource certain functions to contractors. We believe that one of our core strengths is the continued ability to attract and retain the best employees, from a diverse set of backgrounds, who are passionate about re-inventing the freight industry.
Our work is driven by a core set of values that coalesce around our commitment to operate as “one team” delivering every day for our customers. Our values define and celebrate innovation, diversity, and the passion we all bring to drive impact for all our stakeholders and the communities in which we live and work.
Facilities
We lease the office space for our office premises under an operating lease in New York City through January 31, 2025. In addition, in August 2021, we began leasing a small amount of office space in Atlanta through July 2022. Our offices are designed to enhance collaboration between individuals and teams, and to facilitate communication and interaction between other offices and those working remotely.
Legal and Regulatory Proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF G SQUARED ASCEND I INC.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of G Squared Ascend I Inc. included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to G Squared Ascend I Inc. (“SPAC” or “G Squared”).
Overview
We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On February 9, 2021 (the “IPO Closing Date”), we completed our Initial Public Offering of 34,500,000 SPAC Units, including 4,500,000 SPAC Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full. The SPAC Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $345 million. We incurred offering costs of approximately $14.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.
On February 9, 2021, simultaneously with the consummation of the Initial Public Offering, we completed the private sale (the “Private Placement”) of 6,100,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor generating gross proceeds to us of approximately $9.15 million. In addition, on March 1, 2021, the Sponsor made a $1,500,000 working capital loan to SPAC which was converted into 1,000,000 private placement warrants.
Concurrently with the completion of our IPO, and pursuant to the Forward Purchase Agreement, dated February 4, 2021, between the Company and the Sponsor, the Sponsor or an affiliate of the Sponsor purchased an aggregate of 10,000,000 forward purchase securities, for an aggregate purchase price of $100,000,000, with each forward purchase security consisting of one Class A ordinary share and one-fifth of one redeemable warrant in each case, for $10.00 per forward purchase security, in a private placement to close substantially concurrently with the closing of the Initial Business Combination (the “Forward Purchase”).
Approximately $354.15 million of the net proceeds from the Initial Public Offering and the Private Placement has been deposited in the Trust Account. The proceeds in the Trust Account may be invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
If we are unable to complete an Initial Business Combination by the Combination Period (or such later time as our shareholders may approve in accordance with the Existing Organizational Documents), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination
Business Combination Agreement
On September 20, 2021, SPAC, Merger Sub, Transfix, and Holdings entered into the Business Combination Agreement, pursuant to which the Business Combination will be effected in three steps: (a) on the Closing Date, SPAC will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication); (b) on the Closing Date and immediately following the Domestication, SPAC will merge with and into Holdings, with Holdings surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (c) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into Transfix, with Transfix surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix.
The consummation of the Business Combination is subject to the approval of our shareholders and the satisfaction of other customary closing conditions, and the transactions are expected to be completed in the first calendar quarter of 2022.
Stockholder Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers, directors and advisors of SPAC entered into a Sponsor Support Agreement with SPAC and Holdings, pursuant to which, among other things, certain of SPAC’s officers and directors have agreed to (a) waive the anti-dilution rights set forth in SPAC’s organizational documents, (b) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination and (c) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination. In connection with the Business Combination, Sponsor agrees to forfeit and surrender, for no consideration, 20% of its SPAC founder shares prior to the Initial Merger. The Sponsor and certain officers and directors of SPAC have agreed to amend the Letter Agreement, to, among other things, to impose certain transfer restrictions with respect to G Squared Founder Earn Back Shares as follows: (a) one-half of the Lockup Shares will be subject to a one year lock-up; (b) one-sixth of the of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date; (c) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive trading days commencing after the Closing Date, and (d) one-sixth of the Lockup Shares will be released from such lockup if New Transfix Common Stock equals or exceeds $17.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of New Transfix occurs. Any Lockup Shares that are not released in accordance with clauses (b) through (d) above (but not, for the avoidance of doubt, the Lockup Shares described in clause (a) above) on or prior to the sixth anniversary of the Closing Date shall be forfeited and cancelled for no consideration.
Sponsor Support Agreement
SPAC has delivered to Transfix a Sponsor Support Agreement, pursuant to which, among other things, SPAC’s officers and directors have agreed to (a) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination and (b) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination.
A&R Registration Rights Agreement
In connection with the Acquisition Closing, that certain Registration Rights Agreement, dated February 4, 2021, among G Squared and certain persons and entities holding securities of G Squared, will be amended and restated, and New Transfix, the Sponsor, certain persons and entities holding securities of New Transfix prior to the Acquisition Closing, and certain persons and entities receiving New Transfix Common Stock or instruments exercisable for New Transfix Common Stock in connection with the Business Combination will enter into an amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit E. Pursuant to the A&R Registration Rights Agreement, New Transfix will agree that, within 30 days after the consummation of the Business Combination, New Transfix will use commercially reasonable efforts to file with the SEC (at New Transfix’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders, and New Transfix will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to two underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades (provided, however, that New Transfix is not required to effect more than two block trades in any 12-month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.
Forward Purchase Agreement
Concurrent with the execution of the Business Combination Agreement, G Squared amended and restated that certain Forward Purchase Agreement, dated as of February 4, 2021, by and between G Squared and the Sponsor. Pursuant to the A&R Forward Purchase Agreement, the Sponsor has agreed, subject to the terms and conditions set forth in the A&R Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 units consisting of one Class A Ordinary Share and one-fifth of one G Squared Warrant, and up to an additional 5,000,000 G Squared Units equal to the number of Class A Ordinary Shares redeemed prior to the closing pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents. For the avoidance of doubt, regardless of the extent of such redemptions, the Sponsor will in no event be required to purchase more than an aggregate amount of 10,000,000 G Squared Units. The obligation of the Sponsor under the A&R Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Concurrent with the execution of the Business Combination Agreement, SPAC and an investor of Transfix entered into an Investor Forward Purchase Agreement. Pursuant to the Investor Forward Purchase Agreement, such Transfix investor has agreed, subject to the terms and conditions set forth in the Investor Forward Purchase Agreement, to purchase immediately prior to the Initial Closing, at a per-unit price of $10.00, 1,000,000 SPAC Units. The obligations of such investor under the Investor Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Mergers.
Results of Operations
Our only activities from October 26, 2020 (inception) through February 9, 2021 were related to our formation and the Initial Public Offering, and, since the IPO Closing Date, our activity has been limited to the search for a prospective Initial Business Combination. We will not generate any operating revenues until the completion of our Initial Business Combination, at the earliest.
For the period from October 26, 2020 (inception) through December 31, 2020, we had a net loss of $7,830, which consisted entirely of general and administrative expenses.
For the six months ended June 30, 2021, we had a net loss of approximately $3,467,900, which consisted of $897,530 in change in fair value of derivative liabilities, $462,850 in offering costs associated with derivative liabilities, $1,448,910 in loss on the forward purchase agreement, $243,440 in gain on conversion of a working capital loan and $31,764 in income from investments held in the Trust Account, offset by approximately $933,814 in general and administrative expenses.
Liquidity and Capital Resources
As of June 30, 2021, we had $1,070,194 in cash and a net loss of $3,467,900. As of June 30, 2021, we had $1,070,194 in our operating account and working capital of approximately $2,000,000.
Our liquidity needs prior to the consummation of the Initial Public Offering have been satisfied through a payment of $25,000 of expenses on our behalf by our Sponsor in exchange for the issuance of the SPAC Founder Shares, and the loan of approximately $173,000 from our Sponsor pursuant to an unsecured promissory note (the “Note”), which was repaid in full on February 12, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan SPAC funds as may be required (the “Working Capital Loans”).
Based on the foregoing, SPAC’s management believes that SPAC will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of SPAC’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, these funds will be used for existing accounts payable, identifying, evaluating and performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.
SPAC’s management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have an effect on SPAC’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the balance sheet. The audited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Related Party Transactions
SPAC Founder Shares
On December 2, 2020, 8,625,000 SPAC Founder Shares were issued to our Sponsor in exchange for the payment of $25,000 of expenses on our behalf (as a result of a subsequent share sub-division being effected on February 4, 2021 including 276,000 SPAC Founder Shares which were subsequently transferred to SPAC’s independent directors and advisors. The SPAC Founder Shares are identical to the Class A Ordinary Shares included in the SPAC Units sold in the Initial Public Offering except that the SPAC Founder Shares are Class B Ordinary Shares which automatically convert into Class A Ordinary Shares at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.
The holders of the SPAC Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their SPAC Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.
Pursuant to the terms of the Letter Agreement Amendment, the SPAC Founder Shares may not be transferred until the date that is 180 days following the Closing Date. Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a Blackout Period or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, we completed the Private Placement of the private placement warrants to our Sponsor, generating gross proceeds to us of approximately $9.15 million. Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.
Related Party Loans
On December 2, 2020, our Sponsor agreed to loan us funds to cover expenses related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing and payable on the earlier (i) December 31, 2021 or (ii) the closing of the Initial Public Offering. SPAC borrowed approximately $173,000 under the Note and repaid the Note in full on February 12, 2021.
Administrative Services Agreement
Pursuant to an Administrative Services Agreement between us and our Sponsor, dated February 4, 2021 (the “Administrative Services Agreement”), we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate. For the six months ended June 30, 2021, we incurred approximately $50,000 for such services and the outstanding balance under the Administrative Services Agreement as of June 30, 2021 is approximately $50,000.
Critical Accounting Policies
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 34,500,000 and zero Class A Ordinary Shares subject to possible redemption, respectively, are presented as temporary equity outside of the shareholders’ equity section of our balance sheet.
Net Loss Per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of Ordinary Shares outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and the warrants issued in connection with the SPAC’s working capital loan to purchase an aggregate of 14,000,000 of our Class A Ordinary Shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be antidilutive.
Our unaudited condensed statement of operations includes a presentation of income per share for Ordinary Shares subject to redemption in a manner similar to the two-class method of income per share. Net income per Ordinary Share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income (loss) earned on investment securities held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, which was $0 for the six months ended June 30, 2021, by the weighted average number of Class A Ordinary Shares outstanding for the period. Net loss per Ordinary Share, basic and diluted for Class B Ordinary Shares is calculated by dividing the net income of approximately

$(3,467,900), less income attributable to Class A Ordinary Shares, by the weighted average number of Class B Ordinary Shares outstanding for the period.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The 6,900,000 public warrants issued in connection with the Initial Public Offering and the 7,100,000 private placement warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants issued in connection with the Initial Public Offering and private placement warrants were initially measured at fair value using a Black-Scholes option pricing model and, subsequently, the fair value of the private placement warrants has been estimated using a Black-Scholes option pricing model each measurement date. The fair value of public warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Contractual Obligations
On February 4, 2021, we entered into an Administrative Services Agreement pursuant to which we have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.
The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $6.9 million) was paid at the closing of the Initial Public Offering and 3.5% (approximately $12.1 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our audited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (a) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the JOBS Act, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (c) comply with any requirement that may be adopted by the Public Company Accounting and Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the audited condensed financial statements (auditor discussion and analysis) and (d) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the IPO closing date or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT G SQUARED ASCEND I INC.
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to G Squared Ascend I Inc. (“SPAC” or “G Squared”).
Overview
SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
On December 2, 2020, our Sponsor purchased 8,625,000 Class B Ordinary Shares for $25,000, or approximately $0.003 per share (as a result of a subsequent share sub-division being effected on February 4, 2021). In connection with the Initial Public Offering, our Sponsor transferred an aggregate of 108,000 SPAC Founder Shares to three of our independent directors at their original purchase price and 168,000 SPAC Founder Shares to seven of our special advisors at their original purchase price.
On February 9, 2021, SPAC completed its Initial Public Offering of 34,500,000 SPAC Units, including 4,500,000 SPAC Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full. The SPAC Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $345 million. SPAC incurred offering costs of approximately $19.8 million, inclusive of approximately $12.1 million in deferred underwriting commissions.
On February 9, 2021, simultaneously with the closing of the Initial Public Offering, SPAC completed the private sale of 6,100,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to SPAC of approximately $9.15 million. In addition, on March 1, 2021, the Sponsor made a $1,500,000 working capital loan to SPAC which was converted into 1,000,000 private placement warrants. Each private placement warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.
Concurrently with the completion of SPAC’s IPO, and pursuant to the Forward Purchase Agreement, dated February 4, 2021, between the Company and the Sponsor, the Sponsor or an affiliate of the Sponsor will purchase an aggregate of 10,000,000 forward purchase securities and 2,000,000 redeemable warrants, for an aggregate purchase price of $100,000,000, with each forward purchase security consisting of one Class A ordinary share and one-fifth of one redeemable warrant in each case, for $10.00 per forward purchase security, in a private placement to close substantially concurrently with the closing of SPAC’s initial business combination.
Approximately $354.15 million of the net proceeds from the Initial Public Offering and the sale of the private placement warrants has been deposited in the Trust Account established for the benefit of the public shareholders. The net proceeds held in the Trust Account includes approximately $12.1 million of deferred underwriting discounts and commissions that will be released to the underwriters of the Initial Public Offering upon completion of our Initial Business Combination. Of the gross proceeds from the Initial Public Offering and the sale of the private placement warrants that were not deposited in the Trust Account, $6.9 million was used to pay underwriting discounts and commissions in the Initial Public Offering, $173,255 was used to repay loans and advances from our Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.
The SPAC Founder Shares that we issued prior to the Initial Public Offering will automatically convert into Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the SPAC Founders Shares Letter with SPAC pursuant to which, among other things, the initial stockholders will vote all the SPAC Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

SPAC intends to effectuate the Business Combination using cash from the proceeds of its Initial Public Offering, the sale of the private placement warrants, the cash from the proceeds of the Forward Purchase, and from additional issuances, if any, of shares, debt or a combination of shares and debt. However, SPAC cannot assure you that it will be able to complete the Business Combination.
Initial Business Combination
The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to SPAC’s management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).
Redemption Rights for Holders of Public Shares
We are providing our public shareholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes, divided by the number of then-outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2021, the amount in the Trust Account, including interest not previously released to us to pay our taxes, is $10.00 per share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the SPAC Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The SPAC Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price applicable to public shares that are redeemed.
Submission of Initial Business Combination to a Shareholder Vote
The extraordinary general meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination, which would constitute an Initial Business Combination under the terms of the Existing Organizational Documents. Unlike many other blank check companies, SPAC public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Existing Organizational Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the Class A Ordinary Shares included in the units sold in the IPO.
Employees
SPAC currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.

Management
Executive Officers and Directors
Our current executive officers and directors are set forth below:
Name	Age	Position
Larry Aschebrook	43	Chairman of the Board
Ward Davis*	56	Chief Executive Officer and Director
Tom Hoban*	51	Chief Financial Officer
Thomas Evans	66	Director
Heather Hasson	39	Director
Lauri M. Shanahan	58	Director

*
Denotes an executive officer.

SPAC’s Founding Team
Larry Aschebrook, Chairman
Mr. Aschebrook is the Founder and Managing Partner of G Squared Equity Management LP (“GSEM”). He is a member of the GSEM Executive Group and GSEM Investment Committee. Under the leadership of Mr. Aschebrook, GSEM has deployed over $2 billion in total capital since inception across several flagship funds, co-investment funds and separate managed accounts. Mr. Aschebrook has led or co-led every major investment of GSEM including but not limited to current holdings of 23andMe, Auto1, Blend, Bolt, Brex, Convoy, Coursera, Fast, Flexport, Revolut, Toast, Turo, and WeFox, as well as now notable public companies such as Asana, Dropbox, Jamf, Lemonade, Lyft, Meituan, Palantir, Peloton, Pinterest, Postmates, Snap, Spotify, Twitter and Uber among others. Having previously served on the boards of directors of numerous VC-backed businesses, Mr. Aschebrook oversees many of GSEM’s close ties to other top-tier venture funds. Prior to founding GSEM, Mr. Aschebrook owned multiple businesses and previously served as a Vice President level administrator for five large academic institutions including Arizona State University, at the time the largest university in the U.S. by student population. Mr. Aschebrook’s primary responsibility in these positions was development activity, such as raising funds from private and corporate donors. Over the course of his career, Mr. Aschebrook was responsible for overseeing hundreds of millions of dollars in grants, donations and sponsorships. He was also responsible for multi-million-dollar projects such as stadium naming rights, television and radio rights, as well as all revenue generation activities for athletics as Associate Athletic Director. During the same period, Mr. Aschebrook launched his first private investment partnership.
Mr. Aschebrook earned his MBA from the W.P. Carey School of Business at Arizona State University. Additionally, he earned a MS in Athletic Administration and a B.S. from the University of Wisconsin system.
Ward Davis, Chief Executive Officer and Director
Mr. Davis joined GSEM in July 2019, bringing nearly three decades of public equity market research and portfolio management experience to the organization. He has led several investments at special purpose acquisition companies with emphasis on certain Mobility 2.0/Logistics and Online Marketplace sectors. Mr. Davis holds extensive proficiency in evaluating business plans, appraising management teams, dissecting industry competitive dynamics and scrutinizing financials of publicly traded companies across a multitude of consumer and technology sectors. Over a 26-year career as an equity analyst, portfolio manager and business founder, Mr. Davis successfully led investment management organizations and teams through a multitude of business and market cycles. Additionally, over this time he evaluated and participated in hundreds of initial public offerings. Prior to joining GSEM, Mr. Davis was the Founder and Chief Investment Officer of Caerus Investors, a hedge fund focused on the broad consumer sector that launched in 2009. From 2002 to 2009, he was the co-Founder and co-Chief Investment Officer at Trivium Capital, a hedge fund focused on technology and consumer equities. From 1998 to 2002, Mr. Davis was Managing Director at

Chilton Investment Company where he headed the consumer sector team. He also served stints at Zweig DiMenna Associates and Massachusetts Financial Services as a senior equity analyst. Prior to his career in investment management, Mr. Davis spent five years at Matsushita Electric Industrial and was the first US employee working within the finance department at the company’s headquarters in Osaka, Japan.
Mr. Davis holds an MBA from The Tuck School at Dartmouth College and a BA in East Asian Studies from Washington and Lee University.
Tom Hoban, Chief Financial Officer
Mr. Hoban joined GSEM in February 2020 as Chief Operating Officer after spending the prior 29 years in the hedge fund industry managing the non-investment operations of multiple firms. He brings extensive experience in operations, accounting, compliance and investor relations having built both institutional infrastructure for a number of start-up firms and run the back-office for multi-billion dollar established managers. Prior to joining GSEM, Mr. Hoban was a founding partner and the Chief Operating Officer at Aravt Global, a growth-focused long/short equity hedge fund. Prior to Aravt, from 1993 to 2013 Mr. Hoban held senior operating and finance roles for several asset management firms including Vinik Asset Management, Signpost Capital, Sursum Capital Management, PilotRock Investment Partners, Chilton Investment Company and Tudor Investments. He started his career at Ernst & Young auditing hedge funds and commodity trading firms, including Tudor and Commodities Corporation.
Mr. Hoban graduated from Villanova University with a BS in Accountancy and is a registered CPA in New York State.
Thomas Evans, Director
Thomas R. Evans serves as a director of Angie’s Home Services (NAS: ANGI ) and Shutterstock, (NYSE: SSTK). Previously, Mr. Evans was the President and Chief Executive Officer of Bankrate, Inc. (NYSE: RATE), an internet publisher of consumer financial content and rate information from 2004 through 2013. In 2009, Mr. Evans took Bankrate through a $580 million go-private transaction with Apax Partners. Later, he led Bankrate through a $1.5 billion initial public offering. From 1999 to 2003, Mr. Evans served as Chairman and Chief Executive Officer of Official Payments Corp. From March 1998 to June 1999, he was President and Chief Executive Officer of GeoCities Inc. We believe Mr. Evans’ public company board experience and chief executive experience make him well qualified to serve on our board of directors.
Mr. Evans holds a BA from Arizona State University. Mr. Evans has been a director of SPAC since February 2021.
Heather Hasson, Director
Heather Hasson is the Co-Founder and Co-CEO of FIGS. A serial entrepreneur with a background in design and luxury fashion, Heather has brought the healthcare workwear industry into the twenty-first century with technical products and an industry-shifting distribution model. Heather was selected as an Endeavor Entrepreneur in 2015. She won the Ernst and Young Entrepreneur of the Year Award for the Greater Los Angeles Region in 2018. She was recognized as one of the 100 Most Intriguing Entrepreneurs by Goldman Sachs’ Builders and Innovators Summit in 2018 and 2019 and was named Inc. Magazine’s Top 100 Female Founders in 2019. Heather received the RxArt Foundation’s Innovation Award in 2019 and sits on the RxArt Board. Heather received her B.A. in Political Science from Wisconsin University. We believe Ms. Hasson unique entrepreneurial background make her well qualified to serve on our board of directors.
Ms. Hasson attended the Business School at University of Oxford and holds a B.A. in Political Science from the University of Wisconsin-Madison. Ms. Hasson has been a director of SPAC since February 2021.
Lauri M Shanahan, Director
Lauri M. Shanahan serves as a director of Deckers Brands (NYSE: DECK), Treasury Wine Estates (ASX: TWE) and Cedar Fair Entertainment Company (NYSE: FUN). She currently chairs the Compensation Committee at Cedar Fair and has chaired the Governance and Compensation Committees at Deckers and the Governance Committee at Cedar Fair. Ms. Shanahan has over 25 years of executive, consulting and board leadership experience across a number of global consumer businesses as well as private, high-growth companies from a diverse array of industries. Ms. Shanahan was previously EVP, Chief Administrative Officer and Chief Legal Officer of Gap Inc., where she served on the Executive Leadership Team and was involved in leading the company’s domestic and global expansion. She was recognized as one of the “40 Most Influential People” of Gap Inc. during its first 40 years. We believe Ms. Shanahan’s deep experience in strategic planning, governance, sustainability, leadership development and executive compensation make her well qualified to serve on our board of directors.
Ms. Shanahan holds a BS in Finance from the University of Colorado and a JD from UCLA. Ms. Shanahan has been a director of SPAC since February 2021.
SPAC’s Strategic Advisors
In addition to our management, investment team and board of directors, SPAC will be supported by the following strategic advisors. SPAC currently expects strategic advisors to (i) assist in sourcing and negotiating with potential business combination targets, (ii) provide business insights when we assess potential business combination targets and (iii) upon our request, provide business insights as we work to create additional value in the business or businesses that we acquire. In this regard, strategic advisors will fulfil some of the same functions as board members; however, they will not owe any fiduciary obligations to SPAC nor will they perform board or committee functions or have any voting or decision-making capacity on the Company’s behalf. They will also not be required to devote any specific amount of time to SPAC’s efforts. While certain strategic advisors have ownership interests in our sponsor, none of the strategic advisors have any employment, consulting fee or other similar compensation arrangements with SPAC.
Johan Bergqvist, Special Advisor
Johan Bergqvist, currently is the CFO of Bolt, a transportation platform providing ride-hailing, micromobility, and food delivery services. Bolt is headquartered in Tallinn, Estonia and operates in over 200 cities in 40 countries in Europe, Africa, Western Asia and North America. Today Bolt is considered one of the fasted growing mobility companies in the world. As the CFO of Bolt, Mr. Bergqvist has overseen several significant rounds of equity and debt financings. Prior to joining Bolt, Mr. Bergqvist was the VP of Corporate Finance and Treasury at Spotify. During his Spotify career, he helped the company scale from a few hundred million in revenue to several billions. Mr. Bergqvist was a part of the core team that listed Spotify on the New York Stock Exchange at a $30 billion valuation, making it the highest-valued European tech startup at the time. We believe Mr. Bergqvist’s Mobility 2.0 and New Age Media expertise, along with his strong European connections, make him well qualified to serve as a strategic advisor.
Kenneth Hahn, Special Advisor
Kenneth Hahn presently serves as the Chief Financial Officer of Coursera, a high-growth private online education company. Mr. Hahn brings more than twenty years of experience as the Chief Financial Officer of several public and private companies: Collective Health, Icontrol Networks (acquired by Comcast), QuinStreet (Nasdaq: QNST), Borland Software (Nasdaq: BORL), and Extensity (Nasdaq: EXTN). Mr. Hahn led the IPOs, as CFO, of QuinStreet and Extensity and has extensive operational mergers and acquisitions experience, both on the buyside and sellside, of private and public companies. He has a deep network of operating professionals and board members from his thirty years of experience in Silicon Valley. Prior to his executive roles, his professional services background included eight years at the Boston Consulting Group and PricewaterhouseCoopers. Mr. Hahn holds a BA in Business from CSU Fullerton, summa cum laude, and an MBA from Stanford University, where he was named an Arjay Miller Scholar. He has also earned CPA (inactive) and CMA credentials. We believe Mr. Hahn’s deep financial and business creation skills make him a valuable member of our strategic advisors.
Mike Linton, Special Advisor
Mike Linton serves as Chief Revenue Officer at Ancestry. Mr. Linton joined Ancestry in September 2019, to lead consumer and product marketing with a focus on accelerating growth and continuing to build a global brand that consumers love and trust. Prior to Ancestry, he served as CMO of Farmers Insurance where his responsibilities included marketing, research, strategic planning, internal and external communications, customer experience and the company’s digital and mobile efforts. In his 30-year marketing and general management career Mr. Linton has also worked at Procter & Gamble, Progressive Insurance, BestBuy and eBay, to name a few. He is on the Board of Directors of Medical Solutions and The Wine Group and advises a number of early-stage companies. Among numerous awards, Mr. Linton has won 4 Effies, a Valiente and was named by Ad Age as one of the most influential 30 marketers. In 2017, he was named one of the 50 Most Innovative CMO’s in the World by Business Insider. Mr. Linton holds an MBA from Duke’s Fuqua School of Business and a BS/BA in Business from Bowling Green State University. We believe Mr. Linton’s extensive marketing expertise and brand building skills make him a valuable member of our strategic advisors.
John McAteer, Special Advisor
John McAteer currently oversees all aspects of Google’s relationships with Retail, Consumer Electronics, and Telco partnerships and clients. In addition, Mr. McAteer works directly with Google’s product organization to ensure that Google’s Retail and Tech client’s interests/needs are being met. In his 15 years plus at Google, Mr. McAteer has had the opportunity to form strong relationships with many of Google’s top partners (Apple, Amazon, Walmart, Samsung, Verizon to name a few). His vantage point as head of Sales and operations has given him a unique perspective and understanding of what companies are doing well — or not doing well — in order to take advantage of their digital presence. Prior to joining Google, Mr. McAteer was VP, Sales and Merchandising, for PriceGrabber Inc. where he was responsible for relationships to retailers and manufacturers. Earlier in his career, he was a VP of Sales and Business Development at Evite and prior to that at PC World Online and at Ziff-Davis Publishing. He currently sits on the Board of the National Retail Federation (NRF) as well as an advisor to several early to late-stage Tech start-ups. Mr. McAteer holds a B.S. in Finance from California State University — Sacramento. We believe Mr. McAteer’s unique experience at Google and outstanding network of relationships make him well qualified to serve as a strategic advisor.
llan Nissan, Special Advisor
llan Nissan is a senior partner in Goodwin’s Private Equity and Mergers & Acquisitions business and leads the practice in New York. Mr. Nissan’s clients include many of the top alternative asset managers in the world including private equity funds, venture capital funds, hedge funds and family offices. Since 2003, he has been a Lecturer-in-Law at Columbia University Law School, where he teaches a course focusing on mergers and acquisitions, private equity, venture capital and legal transactional strategies. Mr. Nissan holds a JD from Boston University School of Law and a BS at SUNY, Albany. We believe Mr. Nissan is well-qualified to serve as a strategic advisor given his extensive M&A experience and vast network of venture company relationships.
Steve Papa, Special Advisor
Steve Papa is Founder and CEO of Parallel Wireless, the world’s first fully 5G-native architecture for 2G/3G/4G/5G that is built on 100% open COTS components from RAN through core. He was the founder and CEO of Endeca, which he sold to Oracle for $1 billion in 2011. Endeca pioneered Guided Navigation, one of the leading search innovations of the decade, and made it an industry standard online. Prior to Endeca, Mr. Papa was a part of the original MIT team creating Akamai, a member of the early team at Inktomi in charge of creating the company’s infrastructure caching business, and spent time at Teradata and also at Venrock, the Rockefeller Family’s venture capital arm. Mr. Papa is also a Founding Partner at Toast and current Board Member, Founding Partner of Shoobx and Founding investor and Partner at Kandou Bus S.A. He holds an MBA from Harvard Business School and a BSE in Engineering and Economics from Princeton University. We believe Mr. Papa’s depth of industry knowledge, broad network, and experience scaling companies makes him a valuable member of our strategic advisors.
William Tanona, Special Advisor
William Tanona serves as Senior Vice President of Corporate Development & Investor Relations, providing planning, advisory and execution leadership on mergers and acquisitions, strategic investments and joint ventures. Prior to SoFi, Mr. Tanona was the President, CFO and Treasurer of GSV Capital Corp,

a late-stage publicly traded venture capital fund. Prior to joining GSV, he spent nearly two decades at J.P. Morgan, Goldman Sachs, UBS and Fortress Investment Group. Mr. Tanona received a BS in Accounting from Villanova University and is a CFA charter holder. We believe Mr. Tanona is well qualified to serve as a strategic advisor given his extensive experience in growth venture equity and the fintech sector specifically.
In addition to our management team, independent board members and strategic advisors, our Company will leverage our sponsor’s extensive research and origination teams based in San Francisco, CA, Chicago, IL, Greenwich, CT and Zurich, Switzerland. This team will assist our Company with target identification, target due diligence, financial analysis, public peer comparison studies and public market reception evaluation in both the U.S. and Europe.
Number and Terms of Office of Officers and Directors
SPAC has five directors. The SPAC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to SPAC’s first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Lauri M. Shanahan, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Heather Hasson and Thomas Evans, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Ward Davis and Larry Aschebrook, will expire at the third annual general meeting.
SPAC’s officers are appointed by the SPAC Board and serve at the discretion of the SPAC Board, rather than for specific terms of office. The SPAC Board is authorized to appoint persons to the offices set forth in SPAC’s Existing Organizational Documents as it deems appropriate. SPAC’s Existing Organizational Documents provide that SPAC’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the SPAC Board.
Board Role in Risk Oversight
The SPAC Board is actively involved in overseeing our risk assessment and monitoring processes. The SPAC Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the SPAC Board include consideration of the challenges and risks of our businesses, and the SPAC Board and management actively engage in discussion on these topics. In addition, each of the SPAC Board’s committees considers risk within its area of responsibility.
Director Independence
The NYSE listing standards require that a majority of the SPAC Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The SPAC Board has determined that Thomas Evans, Lauri Shanahan, and Heather Hasson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.
Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the SPAC Board
The SPAC Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee
The SPAC Board has established an audit committee of the board of directors. Thomas Evans, Lauri M. Shanahan, and Heather Hasson serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Thomas Evans, Lauri M. Shanahan, and Heather Hasson are independent. Because we have listed our securities on the NYSE in connection with our Initial Public Offering, we have one year from the effective date of the registration statement filed in connection with our Initial Public Offering to have our audit committee be comprised solely of independent members.
Lauri Shanahan serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the SPAC Board has determined that Thomas Evans qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The SPAC Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•
monitoring the independence of the independent registered public accounting firm;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•
appointing or replacing the independent registered public accounting firm;

•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•
reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee
The SPAC Board has established a compensation committee of the board of directors. Thomas Evans, Lauri M. Shanahan, and Heather Hasson serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Thomas Evans, Lauri M. Shanahan, and Heather Hasson are independent. Lauri M. Shanahan serves as chair of the compensation committee.
The SPAC Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•
reviewing and approving the compensation of all of our other Section 16 executive officers; reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees; and

•
producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The SPAC Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Thomas Evans, Heather Hasson, and Lauri M. Shanahan. Lauri M. Shanahan serves as chair of the nominating and corporate governance committee.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Committee Membership, Meetings and Attendance
During the time period February 9, 2021 to September 20, 2021, the SPAC board held four formal meetings and none of our committees held meetings.
We encourage all of our directors to attend our annual general meetings.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Shareholder Communications
The SPAC Board welcomes communications from our shareholders. Our shareholders may send communications to the SPAC Board, any committee of the SPAC Board or any other director in particular, to:
G Squared Ascend I Inc.
205 N. Michigan Avenue
Suite 3770
Chicago, IL 60601
Our shareholders should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. SPAC’s Chief Executive Officer will review each communication received from our shareholders and will forward the communication, as expeditiously as reasonably practicable, to the addressee(s) if: (a) the communication complies with the requirements of any applicable policy adopted by the SPAC Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the SPAC Board. To the extent the subject matter of a communication relates to matters that have been delegated by the SPAC Board to a committee or to an executive officer of SPAC, then SPAC’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the SPAC Board or an executive officer does not imply or create any fiduciary duty of the SPAC Board members or executive officer to the person submitting the communications.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://gsquaredascend.com, under the “Governance Documents” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

•
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or, alternatively, by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including private funds under the management of SPAC and their respective portfolio companies, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, existing and future funds managed by SPAC and their respective portfolio companies may compete with us for business combination opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition with our sponsor or one or more of its affiliates with which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Existing Organizational Documents will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Potential investors should also be aware of the following other potential conflicts of interest:
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our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations;

•
our search for a business combination and their other businesses. We do not intend to have any fulltime employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs;

•
our sponsor, G Squared Ascend Management I, LLC, subscribed for founder shares prior to the date of this prospectus and will purchase private placement warrants in a transaction that will close simultaneously with the closing of this offering. Our sponsor and our founding team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares purchased during or after this offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity. Additionally, our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the required time period. If we do not complete our initial business combination within the required time period, the private placement warrants and the underlying securities will expire worthless. Except as described herein, our sponsor and our founding team have agreed not to transfer, assign or sell any of their founder shares or forward purchase securities until the earliest of  (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, private placement warrants and the Class A Ordinary Shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular partner business is an appropriate business with which to effectuate our initial business combination;
•
our sponsor has entered into a forward purchase agreement with us that provides for the purchase by our sponsor or an affiliate of our sponsor, in the aggregate, of 10,000,000 Class A Ordinary Shares and 2,000,000 redeemable warrants, for an aggregate purchase price of $100,000,000 in a private placement to close substantially concurrently with the closing of our initial business combination; and

•
our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a partner business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with our sponsor, founders, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on the NYSE, we will also reimburse our sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.
In addition, our sponsor of any of its affiliates may make additional investments in the company in connection with the initial business combination, although, other than the private placement warrants or the forward purchase agreement, our sponsor and its affiliates have no obligation or current intention to do so. If our sponsor of any of its affiliates elects to make additional investments, such proposed investments could influence our sponsor’s motivation to complete an initial business combination.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. If we seek shareholder approval, we will complete our initial business combination only if we receive approval pursuant to an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our sponsor and each member of our founding team have agreed to vote their founder shares and public shares purchased during or after this offering in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Organizational Documents provide that our officers and directors are indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Existing Organizational Documents. Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION
G Squared
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our sponsor for office space, secretarial and administrative services provided to us in the amount of  $10,000 per month. In addition, our sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential partner businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our founding team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our founding team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our founding team’s motivation in identifying or selecting a partner business but we do not believe that the ability of our founding team to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Transfix
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:
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Lily Shen, who served as President, Chief Executive Officer and Director;

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Andrew McElroy, who served as Co-Founder & Chairman of the Board of Directors (and previously served as Chief Executive Officer); and

•
Ahmad El-Dardiry, who served as Chief Revenue Officer and Chief Operating Officer; and

•
Jonathan Salama, who served as Co-Founder, Chief Technology Officer and Director.

As of February 26, 2020, Mr. McElroy transitioned from the role of Chief Executive Officer to the role of Chairman and Ms. Shen assumed the role of President and Chief Executive Officer. Mr. El-Dardiry

assumed the additional role of Chief Operating Officer in August 2020 and served through March 31, 2021, following which he resigned from the Company.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Transfix, Inc. and its subsidiaries prior to the consummation of the Business Combination and to Transfix, Inc. and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Lily Shen President, Chief Executive Officer and Director	2020	373,187	90,000	—	4,036,643	—	4,499,830
Andrew McElroy Co-Founder & Chairman of the Board of Directors	2020	326,538	90,000	—	—	—	416,538
Ahmad El-Dardiry Chief Revenue Officer and Chief Operating Officer	2020	320,833(2)	—	96,569	—	—	417,402
Jonathan Salama Co-Founder, Chief Technology Officer and Director	2020	326,538	90,000	—	—	—	416,538

(1)
Amounts reflect the actual base salary paid to each named executive officer in respect of fiscal 2020, taking into account salary reductions implemented in connection with the COVID-19 pandemic.

(2)
Amount reflects the salary increase to $350,000 received by Mr. El-Dardiry, effective as of August 1, 2020.

(3)
Amounts reflect the full grant-date fair value of stock options and restricted stock unit awards granted during 2020 computed in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option and restricted stock unit awards made to executive officers in Note 9 of the audited financial statements and the related notes of Transfix, Inc. included elsewhere in this proxy statement/prospectus/consent solicitation statement.

2020 Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
In connection with the COVID-19 pandemic, Ms. Shen, Mr. McElroy and Mr. Salama each agreed to a 10% reduction to their annual base salaries in connection with a temporary executive compensation adjustment program implemented by the Company between May 1, 2020 and December 31, 2020. Salaries for these three executives were restored to their original amounts effective January 1, 2021. Prior to this reduction, their original base salaries were $400,000, $350,000 and $350,000 respectively.
Pursuant to Mr. El-Dardiry’s Transition Agreement (as described below), his base salary for 2020 was retroactively increased from $300,000 to $350,000 effective August 1, 2020, reflecting his contributions to the Company and change of role to Chief Operating Officer. Mr. El-Dardiry was paid a retroactive salary catch-up payment with respect to 2020 of $20,833.33 in January 2021.
The actual base salaries paid to each named executive officer for 2020 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”
2020 Bonuses
Pursuant to their respective employment agreements or offer letters, each of our named executive officers is eligible to earn an annual cash incentive bonus based on company and individual achievement of performance targets established by the Company’s board of directors in its discretion. Each named executive officer is eligible to earn a target bonus amount, which reflects a numerical target. For 2020, each named executive officer had a target bonus of $100,000, though in connection with the temporary executive compensation adjustment program implemented by the Company Ms. Shen, Mr. McElroy and Mr. Salama each agreed to forego their respective right to receive a bonus for 2020.
Notwithstanding the foregoing, in recognition of extraordinary efforts required from our executives to deliver value for the Company in 2020, the Chief Executive Officer (other than with respect to her own bonus), in collaboration with the board of directors, determined in their discretion to award bonuses based on overall performance of the Company in 2020, along with each executive’s contributions during 2020.
The actual annual cash bonuses awarded to each named executive officer for 2020 are set forth above in the Summary Compensation Table in the column entitled “Bonus”.
Equity Compensation
The Company currently maintains the Transfix, Inc. 2014 Stock Plan, or 2014 Plan, and the Transfix, Inc. 2019 Stock Plan, or 2019 Stock Plan, each of which are summarized below.
Certain of our named executive officers currently hold outstanding option awards and restricted stock unit awards.
In connection with her promotion to Chief Executive Officer, pursuant to the terms of her employment agreement Ms. Shen was granted an option to purchase 2,734,668 shares at an exercise price of $3.80. Such option vests in ratable monthly installments over a period of five years, subject to Ms. Shen’s continued service with the Company through the applicable vesting dates.
In addition, in 2020 Mr. El-Dardiry was granted restricted stock units (“RSUs”) pursuant to the terms of his Transition Agreement (as defined below). The RSUs vest based on the satisfaction of both a time-based vesting requirement and a liquidity event-based vesting requirement. The time-based vesting requirement was satisfied in its entirety upon the date the release agreement Mr. El-Dardiry was required to sign in connection with his resignation became effective and irrevocable. The liquidity event-based vesting requirement will be satisfied if there is a Change of Control (as defined in the 2019 Plan) of the Company or an initial public offering of the Company’s securities within seven years after the grant of his restricted stock units. In connection with the Business Combination, the liquidity event-based vesting requirement will be deemed satisfied and the RSUs will become fully vested.
The following table sets forth the equity granted to our named executive officers in the 2020 fiscal year.

	Equity Granted in 2020
Name and Principal Position	Stock Awards (#)	Stock Awards ($)	Stock Options (#)	Stock Options ($)
Lily Shen	—	—	2,734,668	$4,036,643
Ahmad El-Dardiry	25,413	$96,569	—	—
2021 Plan
In connection with the Business Combination, we intend to adopt the 2021 Incentive Award Plan (the “2021 Plan”), subject to the approval of our stockholders, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The material terms of the new equity incentive plan are set forth in the 2021 Incentive Award Plan proposal.
Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans.   All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
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medical, dental and vision benefits;

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medical and dependent care flexible spending accounts;

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short-term and long-term disability insurance; and

•
life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers. We do not provide any perquisites to our named executive officers. However, in the future we may provide perquisites or other personal benefits in limited circumstances where our board of directors or compensation committee deems appropriate.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Lily Shen	02/26/20(1)	501,355	2,233,313	$3.80	02/25/30	—	—	—	—
	04/12/19(2)	488,161	319,830	$3.08	04/11/29	—	—	—	—
	04/19/18(3)	482,929	225,683	$0.87	04/18/28	—	—	—	—
Andrew McElroy	01/18/19(4)	—	1,211,986	$3.08	01/17/29	—	—	—	—
	02/01/17(5)	2,086,246	298,036	$0.36	01/31/27	—	—	—	—
Ahmad El-Dardiry	12/20/20(6)	—	—	—	—	—	—	25,413	96,569
	04/12/19(7)	437,500	0	$3.08	03/31/22	—	—	—	—
Jonathan Salama	01/18/19(4)	—	1,211,986	$3.08	01/17/29	—	—	—	—
	02/01/17(5)	2,086,246	298,036	$0.36	01/31/27	—	—	—	—

(1)
The option vests in ratable monthly installments over a period of five years as of the vesting commencement date of January 17, 2020, subject to Ms. Shen’s continued service with the Company through the applicable vesting dates.

(2)
The option vests in ratable monthly installments over a period of four years from the vesting commencement date (July 1, 2018), subject to the executive’s continued service with the Company through the applicable vesting dates. In the event the executive is terminated other than for cause during the period commencing ninety days before a Change of Control (as defined in the 2019 Plan) and ending on the twelve-month anniversary of such Change of Control, the options will accelerate and vest in full.

(3)
The option vests as to 25% of such option one year following the vesting commencement date (March 10, 2018), with the remaining option vesting in ratable monthly installments on each monthly anniversary over the next thirty-six months, subject to the executive’s continued service with the Company through the applicable vesting dates.

(4)
The option vests in ratable monthly installments over a period of two years from the vesting commencement date (June 7, 2021), subject to the executive’s continued service with the Company through the applicable vesting dates.

(5)
The option vests in ratable monthly installments over a period of four years from the vesting commencement date (June 7, 2017), subject to the executive’s continued service with the Company through the applicable vesting dates.

(6)
Represents RSUs that vest based on the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition, which is satisfied as described above under “Equity Compensation.”

(7)
The option vests as to 25% of such option on the vesting commencement date (March 1, 2019), with the remaining option vesting in ratable monthly installments on each monthly anniversary over the next thirty-six months, subject to the executive’s continued service with the Company through the applicable vesting dates. Pursuant to the Transition Agreement, Mr. El-Dardiry’s options ceased vesting as of December 31, 2020 and any unvested options as of such date were automatically forfeited.
Executive Compensation Arrangements
Each of our named executive officers is subject to an employment agreement or offer letter with the Company, the material terms of which are described below.
Lily Shen
On March 9, 2018, the Company entered into an offer letter with Ms. Shen, as was amended June 7, 2019 and further amended on February 26, 2020 (the “Shen Agreement”), which provides for her employment as the President and Chief Executive Officer of the Company. The Shen Agreement provides that Ms. Shen is entitled to a base salary of $320,000 per year (which was subsequently increased to $400,000), an annual performance-based cash bonus with a target opportunity of $100,000 and a stock option grant in connection with her promotion.
Pursuant to the Shen Agreement, if Ms. Shen is terminated by the Company without Cause (as defined in the 2019 Plan), then, subject to her execution and non-revocation of a release of claims agreement and her continued compliance with the applicable restrictive covenants, she will be entitled to receive a lump sum cash payment equal to six months of her then-current base salary. Furthermore, if Ms. Shen is terminated by the Company without Cause, by reason of her death or Disability or resigns for Good Reason during the period commencing ninety days before a Change of Control (as defined in the 2019 Plan) and ending on the twelve-month anniversary of such Change of Control, any outstanding time-vesting option or restricted stock awards held by Ms. Shen will accelerate and vest in full.
Ms. Shen is also subject to certain restrictive covenant obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and one-year post-termination non-compete and non-solicit of employees and customer covenants.
For purposes of the Shen Agreement, “Disability” is defined as: a physical or mental impairment which, as reasonably determined by the board of directors, renders the executive unable to perform the essential functions of his or her job with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for 90 consecutive days or for more than 120 days in any twelve-month period.
For purposes of the Shen Agreement, “Good Reason” is defined as the occurrence, without the executive’s written consent, of any one or more of the following conditions: (a) a reduction of the executive’s base salary then in effect in excess of 10% (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); or (b) a change in the geographic location of the executive’s principal office with the Company that is more than fifty (50) miles from the current location of the Company’s executive office.
Andrew McElroy
On April 12, 2019, the Company entered into an amended and restated employment agreement with Mr. McElroy (the “McElroy Agreement”), which provided for his employment as Chief Executive Officer of the Company. The McElroy Agreement provides that Mr. McElroy is entitled to a base salary of $350,000 per year and an annual performance-based cash bonus with a target opportunity of $100,000.
Pursuant to the McElroy Agreement, if Mr. McElroy is terminated by the Company without Cause (as defined in the 2019 Plan), then, subject to his execution and non-revocation of a release of claims agreement and his continued compliance with the applicable restrictive covenants, he will be entitled to receive a lump sum cash payment equal to six months of his then-current base salary. Furthermore, if Mr. McElroy is terminated by the Company without Cause, by reason of his death or Disability or resigns for Good Reason during the period commencing ninety days before a Change of Control (as defined in the 2019 Plan) and ending on the twelve-month anniversary of such Change of Control, any outstanding time-vesting option or restricted stock awards held by Mr. McElroy will accelerate and vest in full.

Mr. McElroy is also subject to certain restrictive covenant obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-compete and non-solicit of employees and customer covenants.
For purposes of the McElroy Agreement, “Disability” has the same meaning as in the Shen Agreement.
For purposes of the McElroy Agreement, “Good Reason” has the same meaning as in the Shen Agreement.
Chairman Amendment
On February 26, 2020, the Company entered into an amendment to the McElroy Agreement with Mr. McElroy providing for his transition from Chief Executive Officer of the Company to Chairman of the board of directors. The other provisions of the McElroy Agreement continued to remain in full force and effect.
Ahmad El-Dardiry
On January 31, 2019, the Company entered into an offer letter with Mr. El-Dardiry, as amended June 7, 2019, which provided for his employment as Chief Revenue Officer and General Manager, Demand (Mr. El-Dardiry subsequently assumed the role of Chief Operating Officer). Pursuant to his offer letter, Mr. El-Dardiry was entitled to a base salary of $300,000 per year, an annual performance-based cash bonus with a target opportunity of $100,000 and an initial stock option grant.
      On November 30, 2020, the Company entered into a transition and general release agreement with Mr. El-Dardiry, as was amended February 26, 2021 and subsequently amended March 5, 2021 (the “Transition Agreement”) providing for Mr. El-Dardiry’s continued provision of transition services to the Company prior to his resignation from employment on March 31, 2021. In consideration for the continued performance of his duties through such resignation date, the Company agreed to provide Mr. El-Dardiry with a salary increase to $350,000 with retroactive effect to August 1, 2020, a grant of 25,413 RSUs, the extension of his post-termination option exercise period to the one-year anniversary of the termination date and continued COBRA coverage for up to six months after the termination date.
Mr. El-Dardiry is also subject to certain restrictive covenant obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-compete and non-solicit of employees and customer covenants.
Jonathan Salama
On April 12, 2019, the Company entered into an amended and restated employment agreement with Mr. Salama (the “Salama Agreement”), which provides for his employment as Chief Technology Officer of the Company. The Salama Agreement provides that Mr. Salama is entitled to a base salary of $350,000 per year and an annual performance-based cash bonus with a target opportunity of $100,000.
Pursuant to the Salama Agreement, if Mr. Salama is terminated by the Company without Cause (as defined in the 2019 Plan), then, subject to his execution and non-revocation of a release of claims agreement and his continued compliance with the applicable restrictive covenants, he will be entitled to receive a lump sum cash payment equal to six months of his then-current base salary. Furthermore, if Mr. Salama is terminated by the Company without Cause, by reason of his death or disability or resigns for Good Reason during the period commencing ninety days before a Change of Control (as defined in the 2019 Plan) and ending on the twelve-month anniversary of such Change of Control, any outstanding time-vesting option or restricted stock awards held by Mr. Salama will accelerate and vest in full.
Mr. Salama is also subject to certain restrictive covenant obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and one-year post-termination non-compete and non-solicit of employees and customer covenants.
For purposes of the Salama Agreement, “Disability” has the same meaning as in the Shen Agreement.
For purposes of the Salama Agreement, “Good Reason” has the same meaning as in the Shen Agreement.

Director Compensation
Prior to the Closing, we did not pay any compensation to any of our non-employee directors. Ms. Shen, Mr. McElroy and Mr. Salama, who serve as both executive officers and directors, did not receive any additional compensation for their service on our board of directors.
We are evaluating our compensation program for non-employee directors and we intend to adopt a non-employee compensation program consistent with market practices to the extent appropriate.
Equity Compensation Plans
2014 Plan and 2019 Plan
We currently maintain the 2014 Plan and 2019 Plan (the “Existing Equity Plans”). The Existing Equity Plans provide our eligible employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of incentive and nonstatutory stock options, restricted stock, restricted stock units and other stock awards. The summary of the Existing Equity Plans is qualified in its entirety by reference to the complete text of the 2014 Plan and 2019 Plan, respectively.
The Existing Equity Plans will no longer be available for use for the grant of future awards following the Business Combination, but will continue to govern the terms of awards that granted before the Business Combination that remain outstanding.
Our eligible employees and consultants are eligible to receive awards under the Existing Equity Plans. The Existing Equity Plans provide that they will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”), subject to the limitations imposed under the Existing Equity Plans and other applicable laws. The Existing Equity Plans have been administered by our board of directors.
The plan administrator has the authority to, among other things, make fair market value determinations; approve forms of award agreement used under the plans; selection the eligible recipients of awards; grant awards and set the terms and conditions of all awards, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the plans; determine whether and when awards may be settled in cash; implement an option exchange program; amend and approve addenda to the respective Existing Equity Plans; and interpret the Existing Equity Plans and award agreements.
The plan administrator has broad discretion to take action under the Existing Equity Plans, as well as make adjustments to the terms and conditions of existing and future awards, to facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the plan administrator will make equitable adjustments to the Existing Equity Plans and outstanding awards.
Our board of directors may amend or terminate the Existing Equity Plans at any time; however, no amendment may materially and adversely affect the rights of any participant under an outstanding Existing Equity Plan award without the consent of the affected participant. No awards may be granted under the Existing Equity Plans after their termination.
It is anticipated that any unvested stock options and restricted stock units granted pursuant to the Existing Equity Plans will be converted into stock options and restricted stock units in the Company and remain outstanding and continue to vest in accordance with their terms upon and following the consummation of the Business Combination, except that in connection with the Business Combination, the liquidity event-based vesting requirement applicable to all outstanding RSUs will be deemed satisfied and the RSUs will become fully vested.
For purposes of the Existing Equity Plans, “Cause” is defined as: (i) any material breach by the participant of any material written agreement between the participant and the Company and the participant’s failure to cure such breach within 30 days after receiving written notice thereof; (ii) any failure by the participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of the participant’s duties and the participant’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) the participant’s repeated failure to follow reasonable and lawful instructions from the board of directors or Chief Executive Officer and the participant’s failure to cure such condition within 30 days after receiving written notice thereof; (v) the participant’s conviction of, or plea of guilty or nolo contendre to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) the participant’s commission of or participation in an act of fraud against the Company; (vii) the participant’s intentional material damage to the Company’s business, property or reputation; or (viii) the participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the participant’s death or disability.
For purposes of the Existing Equity Plans, “Change of Control” is defined as: (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s board of directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.
2021 Incentive Award Plan
In connection with the Business Combination, we intend to adopt the 2021 Incentive Award Plan, subject to approval by our stockholders, under which we may grant cash and equity incentive awards to directors, employees (including our named executive officers) and consultants in order to attract, motivate and retain the talent for which we compete. The material terms of the new equity incentive plan are set forth in the 2021 Incentive Award Plan proposal.
Employee Stock Purchase Plan
In connection with the Business Combination, we intend to adopt the Employee Stock Purchase Plan, subject to approval by our stockholders. The material terms of the new equity incentive plan are set forth in the Employee Stock Purchase Plan proposal.
Interests of Directors and Executive Officers in the Business Combination
Treatment of Equity Awards in Business Combination
As described further below, certain of Transfix’s directors and executive officers hold outstanding equity awards under the 2014 Plan and the 2019 Plan. The Business Combination Agreement provides that each Transfix Option and Transfix RSU Award that is outstanding as of immediately prior to the Acquisition Merger Effective Time, whether vested or unvested, will be assumed by New Transfix and converted into (i) a New Transfix Option and New Transfix RSU Award, respectively, covering shares of New Transfix Common Stock (each, a “Converted Award”) based upon the Exchange Ratio and (ii) a contingent right to receive a number of Earnout Shares as determined in accordance with the Business Combination

Agreement. Each Converted Award will otherwise be subject to the same terms and conditions as applied to the underlying Transfix Option or Transfix RSU Award (as applicable) immediately prior to the Acquisition Merger Effective Time.
Earnout Shares
As described elsewhere in this proxy statement/prospectus, we expect to grant restricted Earnout Awards to our executive officers and directors who hold outstanding Transfix Options, and/or Transfix RSU Awards in satisfaction of our obligation to issue Earnout Shares under the Business Combination Agreement. These restricted Earnout Awards will be issued under the 2021 Plan in the form of New Transfix Restricted Stock awards, and will vest, and the restrictions thereon will lapse, in three separate tranches with respect to the portion of the 7,500,000 Earnout Shares that relates to awards of Transfix Options and/or Transfix RSU Awards based on the achievement of the applicable Earnout Triggering Event, as described further in the section entitled “The Business Combination — Earnout.” In no event will the total number of Earnout Shares, together with the restricted Earnout Shares issued pursuant to the Earnout Awards, exceed, in the aggregate, 7,500,000 in the aggregate.
Management Reserve Shares
An additional 1,669,800 shares of New Transfix Common Stock will be added to the overall share limit under the 2021 Plan for issuance of Management Earnout Awards to certain members of New Transfix’s management team. Management Earnout Awards will vest based on the achievement of the Earnout Triggering Events; the New Transfix Board may add additional vesting requirements for the Management Earnout Awards in its sole discretion. The allocations of these awards have not yet been determined. These awards are expected to cover New Transfix Common Stock.
Existing Equity Awards
The following table sets forth, for each of Transfix’s executive officers, the number of shares of Transfix Common Stock subject to vested and unvested Transfix Options and Transfix RSU Awards held by the director or executive officer as of             , 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Acquisition Closing Date occurs, certain equity awards shown in the table may vest prior to the Acquisition Closing Date.
Name	Vested Options	Unvested Options	RSUs
Lily Shen
Jonathan Salama
Christian Lee

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
The members of the G Squared Board and officers of Transfix as of immediately prior to the Initial Merger Effective Time will continue as initial directors and officers of New Transfix, respectively. Effective immediately after the Acquisition Merger Effective Time, the business and affairs of the post-combination company will be managed by or under the direction of the New Transfix Board. The management team of the post-combination company is expected to be composed of the management team of Transfix. The following table lists the names, ages as of November 1, 2021, and positions of the individuals who are expected to serve as directors and executive officers of New Transfix upon consummation of the Business Combination
Name	Age	Position
Executive Officers
Lily Shen	47	Chief Executive Officer
Jonathan Salama	35	Chief Technology Officer
Christian Lee	45	Chief Financial Officer
Directors
Andrew McElroy	39	Director
Lily Shen	47	Director
Jonathan Salama	35	Director
		Director Nominee Director Nominee Director Nominee Director Nominee
Executive Officers
Lily Shen has been the Chief Executive Officer and President of Transfix since 2020 and has led the company, serving as the Company’s President, Chief Operating Officer and Chief Revenue Officer from 2018 to 2020. Before joining Transfix, she served as Executive Director at IDEO from 2016 to 2017. From 2013 to 2016, she served as an advisor/consultant to leading platforms such as WeChat, Coupang and Mercari. Ms. Shen has previously served as a senior executive at high-growth companies such as Wealthfront and eBay. Ms. Shen earned a Bachelor of Science in Finance and Management & Organizational Behavior from New York University’s Stern School of Business. We believe that Ms. Shen is qualified to serve on the New Transfix Board because of her experience leading Transfix as Chief Executive Officer and her extensive experience scaling businesses and building teams for success.
Jonathan Salama is a co-founder of Transfix and has been Chief Technology Officer since 2013. Prior to founding Transfix in 2013, he worked as software engineer at Cherry Inc., a car washing on-demand company acquired by Lyft, from 2012 to 2013, where he was responsible for automating internal processes. He also served as Lead Software Engineer at Gilt Groupe, an e-commerce retailer specialized in luxury sales, from 2009 to 2012. Mr. Salama earned a Bachelor of Science in Computer Engineering from the University of Miami. We believe that Mr. Salama is qualified to serve on the New Transfix Board because of his experience founding, developing and leading Transfix, and his extensive experience in technology-focused roles.
Christian Lee has been Chief Financial Officer since January 2021. Before joining Transfix he served as Managing Director of WeWork Asia, based in Shanghai, from 2017 to 2020. Mr. Lee also served as WeWork’s Global Chief Financial Officer in New York from 2015 to 2017. Prior to WeWork, Mr. Lee led Corporate Development at Time Warner Cable, from 2007 to 2015. Prior to that he held a variety of finance roles at Time Warner Inc. He joined Time Warner from Citigroup’s Investment Banking division. Mr. Lee holds an MBA from Columbia Business School and earned a Bachelor of Arts degree in International Relations from Carleton College.

Directors
Andrew McElroy is a co-founder of Transfix, was director and Chief Executive Officer from 2013 to 2020, and transitioned to the role of Chairman in 2020. Prior to founding Transfix in 2013, he was the President of Priority Distribution Inc., a transportation management and third-party logistics provider, which he officially joined as Director of Business Development in 2004 and served until 2013. Mr. McElroy previously also served as the President of the New Jersey Roundtable of the Council of Supply Chain Management Professionals, from 2008 to 2011. Mr. McElroy earned a Bachelor of Science in Management and International Business from the McDonough School of Business at Georgetown University. We believe that Mr. McElroy is qualified to serve on the New Transfix Board because of his experience founding, developing and previously leading Transfix, and his extensive experience in freight and logistics-focused roles.
Family Relationships
There are no familial relationships among the New Transfix directors and executive officers.
Corporate Governance
Composition of the Board of Directors
The business and affairs of New Transfix will be managed under the direction of the New Transfix Board. If the Proposed Holdings Organizational Documents are approved, upon the consummation of the Business Combination, the New Transfix Board will be comprised of           directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Transfix’s directors will be divided among the three classes as follows:
• the Class I directors will be           and their terms will expire at the annual meeting of stockholders to be held in 2023;
• the Class II directors will be           and their terms will expire at the annual meeting of stockholders to be held in 2024; and
• the Class III directors will be           and their terms will expire at the annual meeting of stockholders to be held in 2025.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of New Transfix’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.
The Proposed Holdings Organizational Documents that will be in effect upon the completion of this offering provided that only the New Transfix Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.
Director Independence
Upon the consummation of the Business Combination, the New Transfix Board anticipates that each member of the New Transfix Board, will qualify as independent, as defined under the listing rules of the NYSE, other than Mr. McElroy, Ms. Shen and Mr. Salama. In addition, the post-combination company will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.

Board Oversight of Risk
Upon the consummation of the Business Combination, one of the key functions of the New Transfix Board will be informed oversight of the post-combination company’s risk management process. The New Transfix Board may in the future form a standing risk management committee; however, until any such committee is formed, the New Transfix Board will administer this oversight function directly through the New Transfix Board as a whole, as well as through various standing committees of the New Transfix Board that address risks inherent in their respective areas of oversight. For example, the post- combination company audit committee will be responsible for overseeing the management of risks associated with the post-combination company’s financial reporting, accounting, and auditing matters, and the post- combination company’s compensation committee will oversee the management of risks associated with New Transfix’s compensation policies and programs.
Board Committees
Upon the consummation of the Business Combination, the New Transfix Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Transfix Board may establish other committees to facilitate the management of the post-combination company’s business. The New Transfix Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New Transfix Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full New Transfix Board. Each member of each committee of the New Transfix Board is expected to qualify as an independent director in accordance with the listing standards of the NYSE, other than Mr. McElroy, Ms. Shen and Mr. Salama. Each committee of the New Transfix Board will have a written charter approved by the New Transfix Board. Upon the consummation of the Business Combination, copies of each charter will be posted on the post-combination company’s website at           . The inclusion of the post-combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Transfix’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the New Transfix Board.
Audit Committee
Upon the consummation of the Business Combination, the members of New Transfix’s audit committee will be            ,           and           , each of whom can read and understand fundamental financial statements. Each of            ,           and           is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members.           will be the chair of the audit committee.           qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. New Transfix’s audit committee will assist the New Transfix Board with its oversight of the following: the integrity of New Transfix’s financial statements; New Transfix’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of New Transfix’s internal audit function and risk assessment and risk management. Among other things, New Transfix’s audit committee will be responsible for reviewing and discussing with New Transfix’s management the adequacy and effectiveness of the New Transfix’s disclosure controls and procedures. The audit committee will also discuss with New Transfix’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of New Transfix’s financial statements, and the results of the audit, quarterly reviews of New Transfix’s financial statements and, as appropriate, will initiate inquiries into certain aspects of New Transfix’s financial affairs. New Transfix’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by New Transfix’s employees of concerns regarding questionable accounting or auditing matters. In addition, New Transfix’s audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of New Transfix’s independent registered public accounting firm. New Transfix’s audit committee will have sole authority to approve the hiring and discharging of New Transfix’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. New Transfix’s audit committee will review and oversee all related person transactions in accordance with the New Transfix’s policies and procedures.
Compensation Committee
Upon the consummation of the Business Combination, the members of New Transfix’s compensation committee will be            ,           and           .                  will be the chair of the compensation committee. Each member of New Transfix’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. New Transfix’s compensation committee will assist the New Transfix Board in discharging certain of New Transfix’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to New Transfix’s compensation programs.
Nominating and Corporate Governance Committee
Upon the consummation of the Business Combination, the members of New Transfix’s nominating and corporate governance committee will be            ,           and           .           will be the chair of the nominating and corporate governance committee. New Transfix’s nominating and corporate governance committee will assist the New Transfix Board with its oversight of and identification of individuals qualified to become members of the New Transfix Board, consistent with criteria approved by the New Transfix Board, and selects, or recommends that the New Transfix Board selects, director nominees, develops and recommends to the New Transfix Board a set of corporate governance guidelines and oversees the evaluation of the New Transfix Board.
Code of Conduct
Upon the consummation of the Business Combination, the New Transfix Board will adopt a Code of Conduct. The Code of Conduct will apply to all of New Transfix’s employees, officers, and directors, as well as all of New Transfix’s contractors, consultants, suppliers, and agents in connection with their work for New Transfix. Upon the consummation of the Business Combination, the full text of New Transfix’s Code of Conduct will be posted on the post-combination company’s website at www.transfix.io. New Transfix intends to disclose future amendments to, or waivers of, its Code of Conduct, as and to the extent required by SEC regulations, at the same location on its website identified above or in public filings. Information contained on New Transfix’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on New Transfix’s website to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New Transfix’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the New Transfix Board or compensation committee.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
G Squared is a Cayman Islands exempted company. The Cayman Islands Companies Act (as revised) and the Existing Organizational Documents govern the rights of G Squared’s shareholders. The Cayman Islands Companies Act (as revised) differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Holdings Organizational Documents. As a result, when you become a stockholder of New Transfix, your rights will differ in some regards as compared to when you were a shareholder of G Squared.
Below is a summary chart outlining important similarities and differences in the corporate governance and rights associated with owning shares of G Squared, as a Cayman Islands exempted company, and New Transfix, as a corporation incorporated under the laws of the State of Delaware.
This summary is qualified in its entirety by reference to the complete text of the Existing Organizational Documents, the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/ prospectus as Annex C, and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Holdings Organizational Documents, as well as the DGCL and the Cayman Islands Companies Act (as revised), for more information as to how these laws apply to New Transfix and G Squared, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a	Under the Cayman Islands Companies Act (As Revised) and
	stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote (in person, online or by proxy) of a majority of the

	Delaware	Cayman Islands
holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class).
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 4E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of Switchback owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW TRANSFIX SECURITIES
If the Business Combination is consummated, New Transfix will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex E and Annex F, respectively, which, in the judgment of the G Squared Board, is necessary to adequately address the needs of the post-combination company.
The following summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. You are urged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.
For more information on the Organizational Documents Proposal and Advisory Organizational Documents Proposals, see the sections entitled “Proposal No. 3 — The Organizational Documents Proposal” and “Proposal No. 4 — The Advisory Organizational Documents Proposals.”
Capital Stock
Authorized Capitalization
General
The total amount of New Transfix’s authorized capital stock consists of      shares of      common stock, par value $0.0001 per share, and      shares of      preferred stock, par value $0.0001 per share. New Transfix expects to have approximately      shares of      common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of New Transfix’s capital stock. G Squared urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex E and Annex F, respectively).
Preferred Stock
The New Transfix Board has authority to issue shares of the New Transfix Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Transfix’s preferred stock could have the effect of decreasing the trading price of New Transfix’s common stock, restricting dividends on New Transfix’s capital stock, diluting the voting power of New Transfix’s common stock, impairing the liquidation rights of New Transfix’s capital stock, or delaying or preventing a change in control of New Transfix.
Common Stock
New Transfix common stock is not entitled to preemptive or other similar subscription rights to purchase any of New Transfix’s securities. New Transfix Common Stock is neither convertible nor redeemable. Unless the New Transfix Board determines otherwise, New Transfix will issue all of New Transfix’s capital stock in uncertificated form.
Voting Rights
Each holder of New Transfix common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of New Transfix’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the New Transfix Board from time to time out of New Transfix’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Transfix’s Preferred Stock, if any, and any contractual limitations on New Transfix’s ability to declare and pay dividends.
Other Rights
Each holder of New Transfix common stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Transfix Preferred Stock that New Transfix may designate and issue in the future.
Liquidation Rights
If New Transfix is involved in voluntary or involuntary liquidation, dissolution or winding up of New Transfix’s affairs, or a similar event, each holder of New Transfix common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Transfix Preferred Stock, if any, then outstanding
Warrants
Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants
Each whole warrant entitles the registered holder to purchase one share of New Transfix Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of New Transfix Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Transfix Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the G Squared Units and only whole warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New Transfix Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Transfix Common Stock upon exercise of a warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Transfix Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so appoint, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of New Transfix Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
In addition, if (x) we issue additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares or forward purchase securities held by our initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of shares of New Transfix Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate the Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants for shares of New Transfix Common Stock when the price per share equals or exceeds $10.00” and “Redemption of warrants for shares of New Transfix Common Stock when the price per share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
Redemptions of warrants for cash when the price per share equals or exceeds $18.00.
Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the shares of New Transfix Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Transfix Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants for cash when the price per share equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such warrants for $0.10 per share;

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of New Transfix Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00. and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
	Fair Market Value of Shares of New Transfix Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of shares of New Transfix Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of shares of New Transfix Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Transfix Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares are trading at or above $10.00 per share, which may be at a time when the trading price of the shares of New Transfix Common Stock is below the exercise price of the warrants. This redemption feature was established in order to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash when the price per share of New Transfix Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of New Transfix Common Stock are trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of New Transfix Common Stock. If we choose to redeem the warrants when the shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of New Transfix Common Stock if and when such shares were trading at a price higher than the exercise price of  $11.50.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Transfix Common Stock to be issued to the holder.
Redemption Procedures.   A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Transfix Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of New Transfix Common Stock is increased by a capitalization or share dividend payable in shares of New Transfix Common Stock, or by a sub-division of shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of New Transfix Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares equal to the product of  (i) the number of shares of New Transfix Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares) and (ii) one minus the quotient of (x) the price per share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Transfix Common Stock, in determining the price payable for shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of New Transfix Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Transfix Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.
If the number of outstanding shares of New Transfix Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Transfix Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares.
Whenever the number of shares of New Transfix Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Transfix Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Transfix Common Stock so purchasable immediately thereafter.
In addition, if  (x) we issue additional shares of New Transfix Common Stock or equity linked securities for capital raising purposes in connection with the closing of the Business Combination (excluding any forward purchase securities) at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares or forward purchase securities held by our initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of our shares of New Transfix Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate the Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of Public Shareholders’ Warrants When the Price Per Share of Shares of New Transfix Common Stock Equals or Exceeds $18.00” and “Redemption of Public Shareholders’ Warrants When the Price Per Share of New Transfix Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of New Transfix Common Stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New Transfix Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Transfix Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Transfix Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Transfix Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of New Transfix Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SPAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the holders of public warrants or forward purchase warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of New Transfix Common Stock. After the issuance of shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Transfix Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Assumed Sponsor Warrants
Except as described below, the Assumed Sponsor Warrants have terms and provisions that are identical to those of the Assumed Public Warrants. The Assumed Sponsor Warrants (including the shares of New Transfix Common Stock issuable upon exercise of the Assumed Sponsor Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Assumed Sponsor Warrants) and they will not be redeemable by us (except as described above under “— Assumed Public Warrants and Assumed Forward Purchase Commitment Warrants — Redemption of warrants for cash when the price per share of New Transfix Common Stock equals or exceeds $10.00”) so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Assumed Sponsor Warrants on a cashless basis. If the Assumed Sponsor Warrants are held by holders other than our Sponsor or its permitted transferees, the Assumed Sponsor Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Assumed Public Warrants. Any amendment to the terms of the Assumed Sponsor Warrants or any provision of the warrant agreement with respect to the Assumed Sponsor Warrants will require a vote of holders of at least 50% of the number of the then outstanding Assumed Sponsor Warrants.
If holders of the Assumed Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Transfix Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Transfix Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors was permitted, but not obligated to, loan SPAC funds as may be required. Up to $1,500,000 of such loans was permitted to be convertible into warrants of the post-business combination company at a price of  $1.50 per warrant at the option of the lender. On March 1, 2021, the Sponsor made a $1,500,000 working capital loan to SPAC which was converted into 1,000,000 private placement warrants. Such warrants are identical to the Assumed Sponsor Warrants.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Transfix. New Transfix expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Transfix to first negotiate with the New Transfix Board, which New Transfix believes may result in an improvement of the terms of any such acquisition in favor of New Transfix’s stockholders. However, they also give the New Transfix Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the New Transfix Board, (b) the New Transfix Board, (c) the Chief Executive Officer of New Transfix or (d) the President of New Transfix, provided that such special meeting may be postponed, rescheduled or cancelled by the New Transfix Board or other person calling the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Removal of Directors
The New Transfix Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Transfix entitled to vote at an election of directors
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, New Transfix opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of New Transfix and its stockholders, through stockholders’ derivative suits on New Transfix’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
The limitation of liability provision in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Transfix and its stockholders.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of New Transfix, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although New Transfix believes this provision benefits New Transfix by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New Transfix directors and officers.
Transfer Agent
The transfer agent for New Transfix common stock will be Continental Stock Transfer & Trust Company.
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW TRANSFIX COMMON STOCK
Pursuant to Rule 144, a person who has beneficially owned restricted shares of New Transfix Common Stock or restricted New Transfix Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of New Transfix’s affiliates at the time of, or at any time during the three months preceding, a sale and (b) New Transfix is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Transfix was required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of New Transfix Common Stock or restricted New Transfix Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of such New Transfix Common Stock and New Transfix Warrants then-outstanding, as applicable; and

•
the average weekly reported trading volume of such New Transfix securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Transfix’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Transfix.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to G Squared regarding (a) the actual beneficial ownership of the Ordinary Shares as of the record date (prior to the Business Combination) and (b) the expected beneficial ownership of New Transfix Common Stock immediately following consummation of the Business Combination, assuming that no public shares of G Squared are redeemed, and alternatively the maximum redemptions scenario, which assumes that 25.5 million Class A Ordinary Shares are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information,” resulting in an aggregate payment of approximately $255.03 million out of the Trust Account, in each case, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of New Transfix Common Stock;

•
each of G Squared’s named executive officers and directors;

•
each person who will become a named executive officer or director of New Transfix post-Business Combination; and

•
all current executive officers and directors of G Squared as a group pre-Business Combination, and all executive officers and directors of New Transfix as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of G Squared’s Ordinary Shares prior to the Business Combination is based on 43,125,000 Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding in the aggregate as of     , 2021.
The expected beneficial ownership of shares of New Transfix Common Stock immediately following consummation of the Business Combination, assuming none of G Squared’s public shares are redeemed, is based on an aggregate of           shares of New Transfix Common Stock issued and outstanding, and (a) assumes (i) that none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (ii) an Acquisition Closing Date of     , 2021, (iii) that are no other issuances of equity interests of G Squared, and (iv) that there are no exercises of Transfix Options or Transfix Warrants and (b) does not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the G Squared Founder Earn Back Shares.
The expected beneficial ownership of shares of New Transfix Common Stock immediately following consummation of the Business Combination, assuming the maximum redemption scenario where 25,503,200 public shares have been redeemed, is based on an aggregate of          shares of New Transfix Common Stock issued and outstanding, and (a) assumes (i) that none of G Squared’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (ii) an Acquisition Closing Date of     , 2021, (iii) that there are no other issuances of equity interests of G Squared, and (iv) that there are no exercises of Transfix Options or Transfix Warrants, and (b) does not take into account (i) New Transfix Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the G Squared Founder Earn Back Shares.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of New Transfix Common Stock beneficially owned by them.
Shares of New Transfix Common Stock that may be acquired by an individual or group within 60 days of     , 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated, the address for each Transfix stockholder listed is c/o 498 7th Avenue, New York, New York, 10018.
			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of shares of Common Stock	%	Number of shares of Common Stock	%	Number of shares of Common Stock	%
Five Percent Holders of G Squared
G Squared Ascend Management I, LLC(2)(3)	8,349,000	19.4%
Directors and Executive Officers of G Squared
Larry Aschebrook(2)	—	—
Ward Davis(4)	—	—
Tom Hoban(4)	—	—
Thomas Evans(4)(5)	36,000	*
Heather Hasson(4)(5)	36,000	*
Lauri M. Shanahan(4)(5)	36,000	*
All Directors and Executive Officers of G Squared as a Group	108,000	*
Five Percent Holders of Transfix
Entities affiliated with New Enterprise Associates(6)
Canvas Venture Fund, L.P.
Directors and Named Executive Officers of Transfix After Consummation of the Business Combination
Andrew McElroy
Lily Shen
Jonathan Salama
Christian Lee
All Directors and Executive Officers of New Transfix as a Group

*
Less than 1%.

(1)
This table is based on 43,125,000 ordinary shares outstanding on           , 2021 of which 34,500,000 were Class A Ordinary Shares and 8,625,000 were Class B Ordinary Shares. Unless otherwise noted, the business address of each of the following Transfix entities or individuals is 498 7th Avenue, New York, New York, 10018. The business address of each of the following G Squared entities or individuals is 205 N. Michigan Avenue, Chicago, Illinois, 60601.

(2)
Interests shown consist solely of founder shares, classified as Class B Ordinary Shares. The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares at the time of the initial business combination.

(3)
The shares reported herein are held in the name of the Sponsor. The Sponsor is governed by managers, Larry Aschebrook, Ward Davis and Tom Hoban. As such, Mr. Aschebrook, Mr. Davis and Mr. Hoban may have voting and investment discretion with respect to the Class B Ordinary Shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Class B Ordinary Shares held directly by the Sponsor.
(4)
Does not include any shares indirectly owned by this individual as a result of his or her direct or indirect ownership interest in the Sponsor.

(5)
These individuals are currently directors of the SPAC.

(6)
Represents       shares held by New Enterprise Associates 15, L.P. (“NEA 15”) and       shares held by NEA Ventures 2016, L.P. (“NEA Ventures”). The shares directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (“NEA Partners 15”), the sole general partner of NEA 15, NEA 15 GP, LLC (“NEA 15 LLC”), the sole general partner of NEA Partners 15 and each of the individual Managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (collectively, the “Managers”) are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Peter Sonsini, and Scott D. Sandell. The shares directly held by NEA Ventures are indirectly held by Karen P. Welsh, the general partner of NEA Ventures. NEA Partners 15, NEA 15 LLC, and the Managers share voting and dispositive power with regard to the Company’s securities directly held by NEA 15. Karen P. Welsh has voting and dispositive power with regard to the shares of the Company’s securities directly held by NEA Ventures.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
G Squared Related Party Transactions
G Squared Founder Shares
On December 2, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of SPAC in exchange for issuance of 7,187,500 SPAC Founder Shares. On February 4, 2021, SPAC effected a share sub-division, resulting in the Sponsor holding an aggregate of 8,625,000 SPAC Founder Shares. The Sponsor subsequently transferred an aggregate of 276,000 SPAC Founder Shares to SPAC’s independent directors and advisors. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the SPAC Founder Shares agreed to forfeit up to an aggregate of 1,125,000 SPAC Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the SPAC Founder Shares would represent 20% of SPAC’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on February 9, 2021; thus, these shares are no longer subject to forfeiture.
The holders of the SPAC Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their SPAC Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of SPAC’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of SPAC’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.
Pursuant to the terms of the Letter Agreement, the SPAC Founder Shares (which will be converted into shares of SPAC Class A Common Stock and then subsequently converted into New Transfix Common Stock at the Initial Merger Effective Time Common stock) may not be transferred until the date that is 180 days following the Closing Date. Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a Blackout Period or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, SPAC completed the Private Placement of 6,100,000 private placement warrants at a price of $1.50 per private placement warrant in the Private Placement to the Sponsor, generating gross proceeds to SPAC of approximately $9.2 million. In addition, on March 1, 2021, the Sponsor made a $1.5 million working capital loan to SPAC which was converted into 1,000,000 private placement warrants.
Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If SPAC does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and SPAC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.
Administrative Services Agreement
Pursuant to the Administrative Services Agreement between SPAC and the Sponsor, dated February 4, 2021, SPAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or SPAC’s liquidation, the agreement will terminate. No amounts were due as of June 30, 2021 or December 31, 2020.
Related Party Loans and Advances
On December 2, 2020, the Sponsor agreed to loan SPAC up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. SPAC borrowed approximately $173,000 under the Note and repaid the Note in full on February 12, 2021.
In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor and certain of SPAC’s officers and directors or any of their respective affiliates may, but are not obligated to, provide to SPAC the Working Capital Loans. If SPAC completes an Initial Business Combination, SPAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to SPAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, SPAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, SPAC had no borrowings under the Working Capital Loans.
Registration Rights
The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A Ordinary Shares held by the initial shareholders and the Sponsor at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the IPO. The holders of these securities are entitled to make up to three demands that SPAC offer such securities in an underwritten offering. In addition, these holders also have certain “piggyback” registration rights with respect to certain underwritten offerings SPAC may conduct. SPAC will bear the expenses incurred in connection with the registration of such securities.
Transfix Related Party Transactions
A&R Registration Rights Agreement
In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and New Transfix and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Transfix will agree that, within 30 days after the consummation of the Business Combination, New Transfix will use commercially reasonable efforts to file with the SEC (at New Transfix’s sole cost and expense) the Resale Registration Statement, and New Transfix will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to two underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades (provided, however, that New Transfix is not required to effect more than two block trades in any 12-month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.
Forward Purchase Agreements
Concurrent with the execution of the Business Combination Agreement, G Squared amended and restated that certain Forward Purchase Agreement, dated as of February 4, 2021, by and between G

Squared and the Sponsor. Pursuant to the A&R Forward Purchase Agreement, the Sponsor has agreed, subject to the terms and conditions set forth in the A&R Forward Purchase Agreement, to purchase immediately prior to the Initial Merger, at a per-unit price of $10.00, 5,000,000 G Squared Units, and up to an additional 5,000,000 G Squared Units equal to the number of Class A Ordinary Shares redeemed prior to the closing pursuant the redemption rights of G Squared stockholders under the G Squared organizational documents. For the avoidance of doubt, regardless of the extent of such redemptions, the Sponsor will in no event be required to purchase more than an aggregate amount of 10,000,000 G Squared Units. The obligation of the Sponsor under the A&R Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Business Combination.
Concurrent with the execution of the Business Combination Agreement, SPAC and an existing investor of Transfix affiliated with New Enterprise Associates entered into the Investor Forward Purchase Agreement. Pursuant to the Investor Forward Purchase Agreement, such Transfix investor has agreed, subject to the terms and conditions set forth in the Investor Forward Purchase Agreement, to purchase immediately prior to the Initial Closing, at a per-unit price of $10.00, 1,000,000 SPAC Units. The obligations of such investor under the Investor Forward Purchase Agreement is subject to the fulfillment of certain conditions therein, including the substantially concurrent consummation of the Mergers.
Transactions with Affiliated Company
Transfix previously provided services to Flowspace, a warehousing and fulfillment solutions provider affiliated with Canvas Ventures. During the year ended December 31, 2019, Transfix recognized revenues of approximately $0.2 million from sales to Flowspace.
Indemnification Agreements
Transfix has entered into indemnification agreements with each of its directors and purchased directors’ and officers’ liability insurance. The indemnification agreements, Transfix’s certificate of incorporation, as amended, and its bylaws, as amended and currently in effect, as applicable, require Transfix to indemnify its directors and officers to the fullest extent permitted under Delaware law.
The Proposed Holdings Certificate of Incorporation, which will be effective upon the completion of the Business Combination, will contain provisions limiting the liability of directors, and the Proposed Holdings Bylaws, which will be effective upon the completion of the Business Combination, will provide that the post-combination company will indemnify each of its directors to the fullest extent permitted under Delaware law. The Proposed Organizational Documents will also provide the New Transfix Board with discretion to indemnify officers and employees when determined appropriate by the New Transfix Board.
New Transfix intends to enter into new indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide that the post-combination company will indemnify each of its directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of the post-combination company’s directors or executive officers, to the fullest extent permitted by Delaware law and the Proposed Organizational Documents. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the post-combination company will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer.
Policies and Procedures for Related Person Transactions
The New Transfix Board will review and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.
New Transfix intends to adopt a new written related party transaction policy to be effective upon the completion of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of New Transfix’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the post-combination company without the prior consent of the audit committee, or other independent members of the New Transfix Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for New Transfix to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.
LEGAL MATTERS
Latham & Watkins LLP, New York, New York, has passed upon the validity of the securities of New Transfix offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The balance sheet of Transfix Holdings, Inc. at September 9, 2021, appearing in this proxy statement/prospectus, has been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
The financial statements of Transfix, Inc. at December 31, 2020 and for the year ended December 31, 2020 appearing in this proxy statement/prospectus have been audited by EY, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Since 2018, EY has audited Transfix, Inc.’s financial statements in accordance with auditing standards generally accepted in the Unites States issued by the American Institute of Certified Public Accountants (“AICPA”). Prior to the Company’s decision to merge with a special purpose acquisition company, EY assisted Transfix, Inc. during 2020 in the calculation of its income tax provision and related disclosures for the year ended December 31, 2019. This service, as provided, was not prohibited under the independence standards of the AICPA as it did not involve EY making management decisions or preparing, approving or recording journal entries in Transfix, Inc.’s financial systems. However, this service was inconsistent with the independence rules of the U.S. Securities Exchange Commission and the Public Company Accounting Oversight Board (United States) (“PCAOB”). As a result, Transfix, Inc. and its Board of Directors engaged Marcum LLP to audit Transfix, Inc.’s financial statements for the year ended December 31, 2019 in accordance with PCAOB standards, which includes the results of EY’s tax provision assistance service.
After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matter did not and will not impair its ability to exercise objective and impartial judgment in connection with its audit of the financial statements of Transfix, Inc. as of and for the year ended December 31, 2020; and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. Management and the Board of Directors of Transfix, Inc. concur with EY’s conclusions.
The financial statements of Transfix, Inc. as of and for the year ended December 31, 2019, have been audited by Marcum, LLP, an independent registered public accounting firm as stated in their report, and included in this prospectus and registration statement in reliance upon the authority of such firm as experts in accounting and auditing.
The financial statements of G Squared Ascend I Inc. as of December 31, 2020, and for the period from October 26, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
The transfer agent for G Squared’s securities is Continental Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
It is anticipated that the 2023 annual meeting of stockholders will be held no later than                 , 2023. For any proposal to be considered for inclusion in New Transfix’s proxy statement and form of proxy for submission to the stockholders at the 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws. Assuming the meeting is held on or about                 , 2023, such proposals must be received by New Transfix at its offices at           , within a reasonable time before New Transfix begins to print and send its proxy materials for the meeting.
In addition, the Proposed Bylaws, which will be effective upon consummation of the Initial Merger, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Transfix not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for the 2023 annual meeting of stockholders, notice of a proposal must be delivered to the Secretary no later than                 , 2023 and no earlier than                 , 2023. The Chairperson of the New Transfix Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Further, the Proposed Bylaws, which will be effective upon the consummation of the Initial Merger, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Transfix in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for the 2023 annual meeting of stockholders, notice of a nomination must be delivered to New Transfix’s Secretary no later than                 , 2023 and no earlier than                 , 2023. The Chairperson of the New Transfix Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the G Squared Board, any committee chairperson, or the non-management directors as a group by writing to the G Squared Board or committee chairperson in care of G Squared Ascend I Inc.,     . Following the Business Combination, such communications should be sent in care of Transfix Holdings, Inc.,     . Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management directors.
ENFORCEABILITY OF CIVIL LIABILITY
G Squared is a Cayman Islands exempted company. If G Squared does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Initial Merger, you may have difficulty serving legal process within the United States upon G Squared. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against G Squared in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, G Squared may be served with process in the United States with respect to actions against G Squared arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of G Squared’s securities by serving G Squared’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Transfix Holdings has filed a Registration Statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is part of that Registration Statement of Form S-4.
G Squared files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read G Squared’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact G Squared’s proxy solicitation agent at the following address and telephone number:
If you are a G Squared shareholder and would like to request documents, please do so by           , 2021, in order to receive them before the extraordinary general meeting. If you request any documents from G Squared, G Squared will mail them to you by first class mail, or another equally prompt means.
All information included in this proxy statement/prospectus relating to G Squared and Merger Sub has been supplied by G Squared, and all such information relating to Transfix and Transfix Holdings has been supplied by Transfix. Information provided by either G Squared or Transfix does not constitute any representation, estimate, or projection of any other party.
Neither G Squared nor Transfix has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

G Squared Ascend I Inc. Unaudited Condensed Financial Statements	Page
Condensed Balance Sheets as of June 30, 2021 and December 31, 2020 (unaudited)	F-21
Condensed Statement of Operations for the Three Months and the Six Months Ended June 30, 2021 (unaudited)	F-22
Condensed Statements of Changes in Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity for the Three and Six Months Ended June 30, 2021 (unaudited)	F-23
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)	F-24
Notes to Unaudited Condensed Financial Statements	F-25

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Transfix Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Transfix Holdings, Inc. (the Company) as of September 9, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at September 9, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young, LLP
We have served as the Company’s auditor since 2019.
New York, New York
November 10, 2021

Transfix Holdings Inc.
(a wholly owned subsidiary of Transfix, Inc.)
Balance Sheet
as of September 9, 2021
Assets:
Total assets	$—
Liabilities and stockholder’s equity:
Total liabilities	—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.000001 par value; 100 shares issued and outstanding	0.01
Due from stockholder	(0.01)
Total stockholder’s equity	—
Total liabilities and stockholder’s equity	$—
The accompanying notes are an integral part of the financial statements.

Transfix Holdings Inc.
Notes to the Balance Sheet
Note 1: Background and Nature of Operations
Transfix Holdings, Inc. (“the Company”) was incorporated in Delaware on September 9, 2021 as a wholly owned subsidiary of Transfix, Inc. (“Transfix”). The Company was formed for the purpose of completing the transactions contemplated by the Business Combination Agreement, dated September 20, 2021 (the “BCA”), by and among G Squared Ascend I Inc. (“G Squared”), Horizon Merger Sub Inc., a direct and wholly owned subsidiary of G Squared, Transfix, and the Company. Following the consummation of the transactions contemplated by the BCA, the Company will be the surviving publicly-traded corporation, and will own all of the equity interests in Transfix. However, the consummation of the transactions contemplated by the BCA is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.
Note 2: Summary of Significant Accounting Policies
Basis of Presentation
The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no activities in this entity as of September 9, 2021.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Organization costs
Costs related to incorporation of the Company will be paid by Transfix and recorded as an expense of Transfix.
Note 3: Stockholder’s Equity
The Company’s authorized capital stock consists of 100 shares of common stock, with a par value of $0.000001 per share. On September 9, 2021, the Company issued 100 shares of common stock to Transfix for aggregate consideration of $0.0001.
Note 4: Subsequent Events
The Company has evaluated subsequent events through November 10, 2021, the date on which the balance sheet was available for issuance.

Report of independent registered public accounting firm
To the Shareholder and the Board of Directors of
G Squared Ascend I Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of G Squared Ascend I Inc. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 26, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 26, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
February 8, 2021

G Squared Ascend I Inc.
Balance sheet
December 31, 2020
Assets
Deferred offering costs associated with proposed public offering	$228,180
Total Assets	$228,180
Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$48,005
Accrued expenses	163,005
Total current liabilities	211,010
Commitments and Contingencies
Shareholder’s Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(7,830)
Total shareholder’s equity	17,170
Total Liabilities and Shareholder’s Equity	$228,180

(1)
This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)
On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division (see Note 5 and Note 8).

The accompanying notes are an integral part of the financial statements.

G Squared Ascend I Inc.
Statement of operations
For the period from October 26, 2020 (inception) through December 31, 2020
General and administrative expenses	$7,830
Net loss	$(7,830)
Weighted average Class B shares outstanding, basic and diluted(1)(2)	7,500,000
Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)
On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division (see Note 5 and Note 8).

The accompanying notes are an integral part of the financial statements.

G Squared Ascend I Inc.
Statement of changes in shareholder’s equity
For the period from October 26, 2020 (inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – October 26, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(7,830)	(7,830)
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(7,830)	$17,170

(1)
This number includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)
On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division (see Note 5 and Note 8).

The accompanying notes are an integral part of the financial statements.

G Squared Ascend I Inc.
Statement of cash flows
For the period from October 26, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(7,830)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related parties	2,126
Changes in operating assets and liabilities:
Accounts payable	5,699
Accrued expenses	5
Net cash used in operating activities	—
Net change in cash	—
Cash – beginning of the period	—
Cash – ending of the period	$—
Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accounts payable	$42,306
Deferred offering costs included in accrued expenses	$163,000
Deferred offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$22,874
The accompanying notes are an integral part of the financial statements.

G Squared Ascend I Inc.
Notes to financial statements
NOTE 1.   DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
G Squared Ascend I Inc. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 26, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus in the financial, technology and business services sectors.
As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from October 26, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Proposed Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is G Squared Ascend Management I, LLC, a Cayman Islands exempted limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 30,000,000 units at $10.00 per unit (or 34,500,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 5,500,000 warrants (or 6,100,000 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $1.50 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, G Squared Ascend Management I, a Cayman Islands limited liability company (“Sponsor”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.
Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Memorandum and Articles of Association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers, and directors have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Proposed Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then- outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and a minimum one year from the date of issuance of these financial statements.

Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Deferred offering costs
The Company complies with the requirements of the ASC 340-10-S99-1. Deferred offering costs consist of legal costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net loss per ordinary share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   PROPOSED PUBLIC OFFERING
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 30,000,000 Units (or 34,500,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
The Sponsor will agree to purchase an aggregate of 5,500,000 Private Placement Warrants (or 6,100,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($8.25 million in the aggregate, or $9.15 million if the underwriters’ overallotment option is exercised in full), in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering. In the event that the Sponsor, or an affiliate of the Sponsor, purchases any Units in the Proposed Public Offering, the number of Private Placement Warrants to be purchased by the Sponsor will be reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Proposed Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On December 2, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division. Up to an aggregate of 937,500 Founder Shares are subject to forteiture to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the Proposed Public Offering, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B ordinary shares prior to the consummation of the Proposed Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the Proposed Public Offering.
The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.
Forward Purchase
The Sponsor has committed to a forward purchase agreement (the “Forward Purchase Agreement”) with the Company that will provide for the purchase by the Sponsor or an affiliate of the Sponsor, in the aggregate, of 10,000,000 Class A ordinary shares and 2,000,000 redeemable warrants (the “Forward Purchase Warrants”), for an aggregate purchase price of $100,000,000, in each case, for $10.00 per one Class A ordinary share and one-half of one Forward Purchase Warrant (collectively, the “Forward Purchase Securities”), in a private placement to close substantially concurrently with the closing of the Business Combination. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by the holders of Public Shares. The Class A ordinary shares and Forward Purchase Warrants sold pursuant to the Forward Purchase Agreement will be identical to the Class A ordinary shares and Public Warrants included in the units being sold in the Proposed Public Offering, respectively, except that the Sponsor or an affiliate of the Sponsor, as applicable, will have certain registration rights. The capital from such private placement would be used as part of the consideration to the sellers in the Business Combination, and any excess capital from such private placement would be used for working capital in the post-transaction company.
Related Party Loans
On December 2, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2021 or the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering not being placed in the Trust Account. As of December 31, 2020, the Company had not borrowed any amount under the Note. As of February 4, 2021, the Company had borrowed approximately $24,000 under the Note.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company has entered into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
NOTE 6.   COMMITMENTS & CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants, warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), Forward Purchase Securities will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 4,500,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.
The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate (or $6.9 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or $10.5 million in the aggregate (or approximately $12.075 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 7.   SHAREHOLDER’S EQUITY
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 2, 2020, 7,187,500 Class B ordinary shares were issued and outstanding. On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division. Up to 937,500 Class B ordinary shares are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ overallotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
Class A and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason. The provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two- thirds of the issued and outstanding Class B ordinary shares.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as- converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Proposed Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by

Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Forward Purchase Securities issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there were no preference shares issued or outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares or Forward Purchase Securities held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants for cash when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants for Class A ordinary shares when the price per class A ordinary share equals or exceeds $10.00” as described below).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:   After the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8.   SUBSEQUENT EVENTS
As of February 4, 2021, the Company had borrowed approximately $24,000 under the Note payable to the Sponsor as described in Note 5.
On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share sub-division.
Management has evaluated subsequent events to determine if events or transactions occurring through February 4, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that, all such events that would require recognition or disclosure have been recognized or disclosed.

G SQUARED ASCEND I INC.
CONDENSED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$1,070,194	$—
Deferred offering costs	—	228,180
Prepaid expenses	1,362,503	—
Total current assets	2,432,697	228,180
Investments held in Trust Account	345,031,764	—
Total Assets	$347,464,461	$228,180
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$230,082	$48,005
Accrued expenses	198,417	163,005
Total current liabilities	428,499	211,010
Deferred underwriting commissions	12,075,000	—
Derivative liabilities	18,285,000	—
Total liabilities	30,788,499	211,010
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 34,350,000 and -0- shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	345,000,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 15,000,000 shares authorized; 8,625,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(28,324,901)	(7,830)
Total shareholders’ equity (deficit)	(28,324,038)	17,170
Total Liabilities and Shareholders’ Equity (Deficit)	$347,464,461	$228,180
The accompanying notes are an integral part of these unaudited condensed financial statements.

G SQUARED ASCEND I INC.
CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
	(unaudited)	(unaudited)
General and administrative expenses	$678,526	$883,814
General and administrative expenses – related party	30,000	50,000
Loss from operations	(708,526)	(933,814)
Other income (expenses)
Change in fair value of derivative liabilities	(3,545,330)	(897,530)
Offering costs associated with derivative liabilities	—	(462,850)
Loss on Forward Purchase Agreement	—	(1,448,910)
Gain on conversion of working capital loan	—	243,440
Income from investments held in Trust Account	11,595	31,764
Total other income (expenses)	(3,533,735)	(2,534,086)
Net loss	$(4,242,261)	$(3,467,900)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,500,000	34,500,000
Basic and diluted net loss per share, Class A ordinary share	$0.00	$0.00
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,625,000	8,382,597
Basic and diluted net loss per share, Class B ordinary share	$(0.49)	$(0.42)
The accompanying notes are an integral part of these unaudited condensed financial statements.

G SQUARED ASCEND I INC.
CONDENSED STATEMENTS OF CHAGES IN CLASS A ORDINARY SHARES SUBJECT TO
POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)
For The Three and Six Months Ended June 30, 2021 (Unaudited)
			Shareholders’ Equity (Deficit)
	Class A Ordinary Shares Subject to Possible Redemption		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity(Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(7,830)	$17,170
Sale of units in initial public offering, less fair value of derivative warrant liabilities	34,500,000	337,272,000	—	—	—	—	—
Offering costs	—	(19,341,308)	—	—	—	—	—
Excess cash received over the fair value of the private placement warrants	—	—	—	—	2,196,000	—	2,196,000
Accretion of Class A ordinary shares subject to redemption	—	27,069,308	—	—	(2,220,137)	(24,849,171)	(27,069,308)
Net income	—	—	—	—	—	774,361	774,361
Balance – March 31, 2021	34,500,000	345,000,000	8,625,000	863	—	(24,082,640)	(24,081,777)
Net loss	—	—	—	—	—	(4,242,261)	(4,242,261)
Balance – June 30, 2021	34,500,000	$345,000,000	8,625,000	$863	$—	$(28,324,901)	$(28,324,038)
The accompanying notes are an integral part of these unaudited condensed financial statements.

G SQUARED ASCEND I INC.
CONDENSED STATEMENT OF CASH FLOWS
For The Six Months Ended June 30, 2021 (Unaudited)
Cash Flows from Operating Activities:
Net loss	$(3,467,900)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	5,704
Change in fair value of derivative liabilities	2,346,440
Offering costs – derivative warrant liabilities	462,850
Gain on conversion of working capital loan	(243,440)
Income from investments held in Trust Account	(31,764)
Changes in operating assets and liabilities:
Prepaid expenses	(1,362,503)
Accounts payable	141,063
Accrued expenses	35,412
Net cash used in operating activities	(2,114,138)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Proceeds received note payable from related party	1,500,000
Repayment of note payable to related party	(173,255)
Proceeds received from initial public offering	345,000,000
Proceeds received from private placement	9,150,000
Offering costs paid	(7,292,413)
Net cash provided by financing activities	348,184,332
Net change in cash	1,070,194
Cash – beginning of the period	—
Cash – end of the period	$1,070,194
Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accounts payable	$83,320
Offering costs paid by related party under promissory note	$125,246
Accounts payable paid by related party under promissory note	$42,306
Deferred underwriting commissions	$12,075,000
Conversion of working capital loan to derivative warrant liabilities at fair value	$1,256,560
Accretion of Class A ordinary shares subject to redemption	$27,069,308
The accompanying notes are an integral part of these unaudited condensed financial statements.

G SQUARED ASCEND I INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
G Squared Ascend I Inc. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 26, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of June 30, 2021, the Company had not yet commenced operations. All activity for the period from October 26, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is G Squared Ascend Management I, LLC, a Cayman Islands exempted limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.8 million, of which approximately $12.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,100,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 including consideration of the forward purchase agreement discussed in Note 4, upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Memorandum and Articles of Association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each of the Public Shareholders may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were Public Shareholders on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that any of the Public Shareholders, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers, and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months, or February 9, 2023, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then- outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses

(ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.
Liquidity and Capital Resources
As of June 30, 2021, the Company had approximately $1.0 million in its operating bank account and working capital of approximately $2.0 million.
The Company’s liquidity needs through June 30, 2021 were satisfied through a payment of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), and loan of approximately $173,000 under the Note (as defined in Note 4). The Company repaid the Note in full on February 12, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. On March 1, 2021, the Sponsor agreed to loan the Company up to $1.5 million to cover expenses pursuant to an unsecured promissory note (the “Sponsor Note”). This loan is non-interest bearing and payable on the earlier of September 1, 2021 or the completion of the initial Business Combination. On March 9, 2021, the Sponsor Note was converted into a Working Capital Loan Warrants (as defined in Note 4). As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to

Continue as a Going Concern,” as of June 30, 2021, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor, and the Sponsor has the financial wherewithal to fund the Company, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and a minimum one year from the date of issuance of this financial statement. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021, or any future period.
Revision of Previously Issued Financial Statements
In April 2021, the Company identified a misstatement in its accounting treatment for warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants (collectively, the “warrants”) as presented in its audited balance sheet as of February 9, 2021 included in its Current Report on Form 8-K, filed February 17, 2021. The warrants were reflected as a component of equity as opposed to liabilities on the balance sheet. The following balance sheet items were impacted from the error correction as of February 9, 2021: an increase of $16.1 million in warrant liabilities (level 3); a decrease of $16.1 million in the amount of Class A ordinary shares subject to redemption; an increase of $0.5 million in additional paid-in capital; and an increase of $0.5 million in accumulated deficit.
The condensed financial statements contained herein include the impact of a reclassification of 3,180,608 Class A ordinary shares from shareholders’ equity as presented on its audited balance sheet as of February 9, 2021 included in its Current Report on Form 8-K, filed February 17, 2021, to Class A ordinary shares subject to possible redemption (temporary equity). In the balance sheet, the Company did not reflect the impact of the presentation of Class A ordinary shares subject to possible redemption resulting from the forward purchase agreement. The misclassification did not impact net loss (income), total assets or total liabilities and equity for the reported period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of June 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC Topic 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the condensed balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering, Private Placement Warrants and Working Capital Loan Warrants have been estimated using Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is based upon the publicly traded value. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
The forward purchase agreement between the Company and the Sponsor, providing for the Sponsor or an affiliate of the Sponsor to purchase up to 10,000,000 Class A ordinary shares and 2,000,000 redeemable warrants (each, a “Forward Purchase Warrant” and collectively, the “Forward Purchase Warrants”), for an aggregate purchase price of $100,000,000, in each case, for $10.00 per one Class A ordinary share and one-fifth of one Forward Purchase Warrant (collectively, the “Forward Purchase Securities”), in a private placement to close substantially concurrently with the closing of the Business Combination, is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as a liability at fair value and with changes in fair value recognized in the Company’s condensed statement of operations. The fair value of the forward purchase agreement is determined as the estimated unit value less the net present value of the forward purchase agreement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
All of the 34,500,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001.
The Company determined the Class A ordinary shares subject to redemption to be equal to the redemption value of $10.00 per Public Share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Upon considering the impact of the forward purchase agreement (as discussed in Note 4), it was concluded that the redemption value should include all Public Shares resulting in the Class A ordinary shares subject to possible redemption being equal to $345,000,000. Accordingly, as of June 30, 2021, there are 34,500,000 shares of Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s condensed balance sheets. There were no shares of Class A ordinary shares subject to possible redemption at December 31, 2020.
Income Taxes
FASB ASC Topic 740, “Income Taxes” (“ASC 740”) prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income Per Ordinary Share
The Company’s condensed statements of operations include a presentation of net income (loss) per share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A ordinary shares outstanding for the periods. Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods. Class B ordinary shares include the Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment). Private Placement Warrants, and Working Capital Loan Warrants to purchase 14,000,000 shares of the Company’s ordinary shares in the calculation of diluted income (loss) per share, since the exercise of the warrants and the conversion of the rights into ordinary shares is contingent upon the occurrence of future events.
The Company has considered the effect of Class B ordinary shares that were excluded from weighted average number as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.
The following table reflects the calculation of basic and diluted net income (loss) per share of ordinary share:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income from investments held in Trust Account	$11,595	$31,764
Less: Company’s portion available to be withdrawn to pay taxes
Net income attributable to Class ordinary shares	$11,595	$31,764
Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Class B ordinary shares
Numerator: Net income minus net income allocable to Class A ordinary shares
Net income	$(4,242,261)	$(3,467,900)
Net income allocable to Class A ordinary shares	(11,595)	(31,764)
Net income attributable to Class B ordinary shares	$(4,253,856)	$(3,499,664)
Denominator: weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	8,625,000	8,382,597
Basic and diluted net loss per share, Class B ordinary shares	$(0.49)	$(0.42)
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
Note 3 — Initial Public Offering
On February 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.8 million, of which approximately $12.1 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Related Party Transactions
Founder Shares
On December 2, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). On February 4, 2021, the Company effected a share sub-division of 1,437,500 Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. Up to an aggregate of 1,125,000 Founder Shares were subject to forfeiture to the extent that the option to purchase additional Units was not exercised in full by the underwriters or was reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 9, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,100,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 2, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the closing of the Initial Public Offering. As of February 9, 2021, the Company had borrowed approximately $173,000 under the Note. The Company repaid the Note in full on February 12, 2021. This facility is no longer available as of June 30, 2021.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants (“Working Capital Loan Warrants”) of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. On March 1, 2021, the Sponsor agreed to loan the Company up to $1.5 million to cover expenses pursuant to an unsecured promissory note (the “Sponsor Note”). This loan is non-interest bearing and payable on the earlier of September 1, 2021 or the completion of the Initial Business Combination. On March 9, 2021, the Sponsor Note was converted into 1,000,000 Working Capital Loan Warrants. These warrants have the same rights and restriction as that of the Private Placement Warrants. As of June 30, 2021, the Company had no outstanding balance under the working capital loans. The Company does not have access to any additional Working Capital Loans that can be converted into warrants.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. For the period ended June 30, 2021 and December 31, 2020, the Company incurred expenses of $50,000 and $0 under this agreement. As of June 30, 2021 and December 31, 2020, the Company had $50,000 and $0 outstanding for services in connection with such agreement on the accompanying condensed balance sheets.
Forward Purchase Agreement
The Sponsor entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Company that provided for the purchase by the Sponsor or an affiliate of the Sponsor, in the aggregate, of 10,000,000 Class A ordinary shares and 2,000,000 redeemable warrants, for an aggregate purchase price of $100,000,000, in each case, for $10.00 per one Class A ordinary share and one-fifth of one Forward Purchase Warrant, in a private placement to close substantially concurrently with the closing of the

Business Combination. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by the holders of Public Shares. The Class A ordinary shares and Forward Purchase Warrants sold pursuant to the Forward Purchase Agreement will be identical to the Class A ordinary shares and Public Warrants included in the units being sold in the Initial Public Offering, respectively, except that the Sponsor or an affiliate of the Sponsor, as applicable, will have certain registration rights. The capital from such private placement would be used as part of the consideration to the sellers in the Business Combination, and any excess capital from such private placement would be used for working capital in the post-transaction company.
Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants, warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), Forward Purchase Securities were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 9, 2021, the underwriter fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Class A Ordinary Shares Subject to Possible Redemption
The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021, there were 34,500,000 shares of Class A ordinary shares issued and outstanding, which are subject to possible redemption, all of which were classified as temporary equity in the accompanying condensed balance sheets.
The Company’s amended and restated memorandum and articles of association provides that under no circumstances will the Company redeem its Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001. In addition, the proposed Business Combination may require: (i) cash consideration to be paid to the partner or its owners, (ii) cash to be transferred to the partner for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed Business Combination. In the event the aggregate cash consideration would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to the Company, the Company will not complete the Business Combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.
As of June 30, 2021, the Class A ordinary shares reflected on the condensed balance sheets are reconciled in the following table:
As of June 30, 2021
Gross proceeds received from Initial Public Offering	$345,000,000
Less:
Fair value of Public Warrants at issuance	(7,728,000)
Offering costs allocated to Class A ordinary shares	(19,341,308)
Plus:
Accretion on Class A ordinary shares to redemption value	27,069,308
Class A ordinary shares subject to possible redemption	$345,000,000
Note 7 — Shareholders’ Equity
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2021, there were no preference shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 15,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 8,625,000 shares of Class B ordinary shares issued and outstanding.
Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason. The provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds of the issued and outstanding Class B ordinary shares.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as- converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Initial Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Forward Purchase Securities issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Note 8 — Warrants
As of June 30, 2021, the Company had 6,900,000 of Public Warrants, 6,100,000 of Private Placement Warrants and 1,000,000 of Working Capital Loan Warrants outstanding. There were no warrants outstanding at December 31, 2020.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares or Forward Purchase Securities held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants for cash when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants for Class A ordinary shares when the price per class A ordinary share equals or exceeds $10.00” as described below).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00 :
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:
After the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding Public Warrants as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$345,031,764	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrants	$8,349,000	$—	$—
Derivative warrant liabilities – Private placement warrants	—	7,381,000	—
Derivative warrant liabilities – Working capital loan warrants	1,210,000	—
Forward purchase agreement	—	1,345,000	—
Total	$8,349,000	$9,936,000	$—
As of December 31, 2020, there were no assets or liabilities that were measured at fair value on a recurring basis.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in March 2021. The estimated fair value of the Private Placement Warrants and Working Capital Loan Warrants were transferred from a Level 3 measurement to a Level 2 fair value measurement in March 2021, as the transfer of Private Placement Warrants and Working Capital Loan Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants and Working Capital Loan Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant and Working Capital Loan Warrants is equivalent to that of each Public Warrant. The Company transferred the fair value of the Forward Purchase Agreement to Level 2 from Level 3 in April 2021, as the underlying fair value of the warrants included in the Forward Purchase Agreement have substantially the same terms as the Public Warrants. There were no other transfers between levels of the hierarchy for the three and six months ended June 30, 2021.
Level 1 instruments include investments U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The estimated fair value of the Private Placement Warrants, Public Warrants, and the Working Capital Loan Warrants prior to the Public Warrants being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes Option Pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Black-Scholes analysis relies upon appropriate inputs derived from the Monte Carlo simulation of the public warrants; namely, the underlying stock price and the implied volatility from the traded Public Warrant price. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for the warrants:

	Initial Fair Value	March 9, 2021
Exercise price	$11.50	$11.50
Unit price	$9.78	$9.80
Term (in years)	1.56 - 6.56	6.48
Volatility	17.4%	16.6%
Risk-free rate	0.11 - 1.26%	1.12%
For the fair value of the Public, Working Capital Loan, Private Placement Warrants, issued in connection with the Public Offering and conversion of the working capital loan, the Company utilized a Monte Carlo simulation to estimate the fair value of the public warrants at each reporting period and Black-Scholes Option Pricing Model to estimate the fair value of the private warrants at each reporting period, with changes in fair value recognized in the condensed statement of operations. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The fair value of Private Placement Warrants, Working Capital Loan Warrants, and Forward Purchase Agreement was equivalent to that of the Public Warrants as they had substantially the same terms, however they are not actively traded, as such were listed as Level 2 in the hierarchy table above. The change in fair value is recognized in the condensed statements of operations.
The change in the fair value of derivative liabilities, measured using Level 3 inputs, for the period ended June 30, 2021 is summarized as follows:
Derivative liabilities at January 1 2021	$—
Issuance of Public Warrants	7,728,000
Issuance of Private Placement Warrants	6,954,000
Forward Purchase Agreement	1,448,910
Working Capital Loan Warrants	1,256,560
Transfer of Public Warrants to Level 1	(6,555,000)
Transfer of Private Placement Warrants to Level 2	(5,856,000)
Transfer of Working Capital Loan Warrants to Level 2	(960,000)
Change in fair value of derivative liabilities	(2,647,800)
Derivative liabilities at March 31, 2021	1,368,670
Transfer of Forward Purchase Agreement to Level 2	(1,368,670)
Derivative liabilities at June 30, 2021	$—
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date the condensed financial statements were issued. Based upon this review, except as set forth above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Transfix, Inc.
Condensed Balance Sheets
(In thousands, except share and per share data)
(Unaudited)
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$9,468	$26,538
Accounts receivable, net of allowance for doubtful accounts of $2,594 and $1,583, respectively	41,391	39,818
Prepaid expenses and other current assets	1,150	1,335
Total current assets	52,009	67,691
Restricted cash	3,548	—
Property and equipment, net	5,436	3,925
Other assets	2,002	4
Total assets	$62,995	$71,620
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$29,828	$20,999
Loan payable	7,011	—
Accrued expenses and other current liabilities	4,915	3,884
Total current liabilities	41,754	24,883
Long-term liabilities:
Other liabilities	3,841	4,401
Loan payable	—	9,590
Total liabilities	45,595	38,874
Commitment and Contingencies (Note 5)
Preferred stock, $0.001 par value, 61,565,839 shares authorized; 60,956,596 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	158,250	158,250
Stockholders’ deficit:
Common stock, $0.001 par value, 95,000,000 shares authorized; 9,549,708 and 9,364,229 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	10	9
Treasury stock, at cost	(431)	(431)
Additional paid-in capital	12,106	9,613
Accumulated deficit	(152,535)	(134,695)
Total stockholders’ deficit	(140,850)	(125,504)
Total liabilities, preferred stock and stockholders’ deficit	$62,995	$71,620
See notes to the financial statements

Transfix, Inc.
Condensed Statements of Operations
(In Thousands, except share and per share data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$66,784	$36,289	$126,692	$74,346
Costs and Expenses:
Purchased transportation (excludes internal-use software amortization of $340 and $56 for the three months ended June 30, 2021 and 2020, respectively; and $610 and $64 for the six months ended June 30, 2021 and 2020, respectively.	63,157	34,079	118,114	71,436
Processing costs	2,746	2,592	5,418	5,643
Sales and marketing	1,986	1,951	3,555	4,156
Technology	2,261	2,161	4,672	4,373
General and administrative	6,889	3,488	11,231	7,516
Total costs and expenses	77,039	44,271	142,990	93,124
Loss from operations	(10,255)	(7,982)	(16,298)	(18,778)
Other income (expense):
Interest income	2	11	16	102
Interest expense	(1,050)	(422)	(1,437)	(717)
Other expense	(59)	—	(83)	—
Total other income (expense)	(1,107)	(411)	(1,504)	(615)
Loss before income taxes	(11,362)	(8,393)	(17,802)	(19,393)
Income tax expense	37	8	38	9
Net loss	$(11,399)	$(8,401)	$(17,840)	$(19,402)
Net loss per common share:
Basic and diluted	$(1.19)	$(0.90)	$(1.88)	$(2.09)
Weighted average shares used to compute net loss per common share- basic and diluted	9,544,029	9,311,216	9,512,971	9,272,217
See notes to the financial statements

Transfix, Inc.
Condensed Statements of Changes in Preferred Stock and Stockholders’ Deficit
(In Thousands, Except Share Data)
(Unaudited)
	Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	58,102,146	$128,458	9,230,021	$9	5,312,890	$(431)	$5,079	$(100,803)	$(96,146)
Issuance of preferred E shares, net	2,854,450	29,792	—	—	—	—	—	—	—
Exercised options	—	—	35,445	—	—	—	22	—	22
Share-based compensation	—	—	—	—	—	—	1,136	—	1,136
Net loss	—	—	—	—	—	—	—	(11,001)	(11,001)
Balance, March 31, 2020	60,956,596	158,250	9,265,466	9	5,312,890	(431)	6,237	(111,804)	(105,989)
Exercised options	—	—	55,420	—	—	—	58	—	58
Share-based compensation	—	—	—	—	—	—	1,065	—	1,065
Net loss	—	—	—	—	—	—	—	(8,401)	(8,401)
Balance, June 30, 2020	60,956,596	$158,250	9,320,886	$9	5,312,890	$(431)	$7,360	$(120,205)	$(113,267)
	Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	60,956,596	$158,250	9,364,229	$9	5,312,890	$(431)	$9,613	$(134,695)	$(125,504)
Exercised options .	—	—	170,050	1	—	—	536	—	537
Share-based compensation .	—	—	—	—	—	—	957	—	957
Net loss	—	—	—	—	—	—	—	(6,441)	(6,441)
Balance, March 31, 2021	60,956,596	158,250	9,534,279	10	5,312,890	(431)	11,106	(141,136)	(130,451)
Exercised options .	—	—	15,429	—	—	—	34	—	34
Share-based compensation	—	—	—	—	—	—	966	—	966
Net loss	—	—	—	—	—	—	—	(11,399)	(11,399)
Balance, June 30, 2021	60,956,596	$158,250	9,549,708	$10	5,312,890	$(431)	$12,106	$(152,535)	$(140,850)
See notes to the financial statements

Transfix, Inc.
Condensed Statements of Cash Flows
(In Thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Operating activities:
Net loss	$(17,840)	$(19,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	834	280
Share-based compensation	1,923	2,201
Noncash interest expense	324	206
Fair value of warrant liability	83	(141)
Provision for doubtful accounts	1,009	227
Changes in operating assets and liabilities:
Accounts receivables	(2,582)	(370)
Accounts payables	8,829	157
Accrued liabilities	917	(605)
Other assets	335	332
Other liabilities	(1)	302
Deferred rent	(527)	962
Net cash used in operating activities:	(6,696)	(15,851)
Investing activities:
Capital expenditures	(80)	(112)
Capitalization of internal-use software	(2,266)	(1,447)
Net cash used in investing activities	(2,346)	(1,559)
Financing activities:
Proceeds from loan	52,135	—
Repayments of loan	(55,124)	—
Issuance cost related to loan	(2,061)	—
Issuance of Series E preferred stock, net of issuance costs	—	29,792
Proceeds from the exercise of stock options	570	80
Net cash provided by (used in) financing activities	(4,480)	29,872
Net increase/(decrease) in cash and cash equivalents and restricted cash	(13,522)	12,462
Cash and cash equivalents at beginning of year	26,538	31,561
Cash, cash equivalents and restricted cash at end of period	$13,016	$44,023
Reconciliation to amounts on balance sheets
Cash and cash equivalents	$9,468	$44,023
Restricted cash	3,548	—
Total cash, cash equivalents and restricted cash	$13,016	44,023
Supplemental disclosures of cash flow information:
Cash paid for Interest	$583	$546
Cash paid for Taxes	$38	$9
See notes to the financial statements

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements
(In Thousands, Except Share Data)
1. Description of Business and Summary of Significant Accounting Policies
Transfix, Inc. (“Transfix” or the “Company”) is a next-generation digital freight platform that is on a path to transform the highly fragmented transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight.
Transfix serves clients across a broad range of industries including retail, food, beverage, and manufacturing and works with companies of all sizes from small and medium sized businesses to blue-chip enterprises.
Basis of Presentation
The unaudited condensed financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
The condensed balance sheet as of December 31, 2020, included herein was derived from the audited financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the financial statements and accompanying notes as of and for the year ended December 31, 2020.
In the opinion of management, the accompanying unaudited condensed financial statements reflect all normal recurring adjustments, which are considered necessary for the fair presentation of the financial position of the Company as of June 30, 2021 and the results of operations for the interim periods presented.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
We regularly assess these estimates, including but not limited to, revenue recognition, allowance for doubtful accounts, internal-use software, stock-based compensation including the determination of the fair value of our stock, fair value of warrant liabilities and realization of deferred tax assets. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.
Revenue Recognition
Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to receive in exchange for services.
As a shipping logistics provider, our performance obligation is to arrange to have our customer’s freight transported by third party carriers to a destination specified by the customer. We satisfy our performance obligations by transferring the promised goods or services into the customer’s control. Revenue is recognized for these performance obligations as they are satisfied over the contract term for each shipment, which generally represents the transit period. The transit period is the number of days on the road. We have determined that revenue recognition over the transit period provides a faithful depiction of the transfer of goods and services to our customer as our obligation is performed over the transit period.

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
Determining the transit period and how much of it has been completed as of the reporting date may require management to make judgments that affect the timing of revenue recognized. When the customers’ freight reaches its intended destination our performance obligation is complete.
We record revenue based on the gross amount we charge our customers for the service we provide as we are primarily responsible for fulfilling the promise to provide the shipping service to our customer. We have discretion in establishing the price for the specified service with our customer. The Company is further responsible for carrier selections and rates and has the credit risk when delivering the service.
The majority of the Company’s revenue is generated from within the U.S.
Pricing for our services is generally a fixed amount and is generally due within 30 days upon completion of our performance obligation. We use an expected value method to estimate variable consideration related to variable accessorial fees.
Liquidity
The Company’s operations have been financed primarily through the issuance of common stock (“Common Stock”) and preferred stock (“Preferred Stock”). Since inception, the Company has incurred negative cash flows as it is expending significant resources in expanding its activities. This has resulted in losses from operations and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.
During the six months ended June 30, 2021, the Company incurred a net loss of $17.8 million and had negative cash flows from operating activities of $6.7 million. As of June 30, 2021, the Company had an accumulated deficit of $152.5 million, and cash, cash equivalents and restricted cash of $13.0 million.
The Company believes that its existing liquidity and execution of the Company’s business plan is sufficient for the Company to meet its obligations through at least twelve months from the date of issuance.
Restricted Cash
As of June 30, 2021, the Company had restricted cash held in a bank in the amount of $3.5 million primarily related to contractual provisions in the Company’s operating lease agreement for its headquarters and is classified as a long-term asset in the Company’s balance sheet. The Company had no restricted cash as of December 31, 2020.
Basic and Diluted Net Loss per Common Share
Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.
For periods of net income, and when the effects are not anti-dilutive, we calculate diluted earnings per share by dividing net income available to common stockholders by the weighted average common shares plus the weighted average number of common shares assuming the conversion of the Company’s preferred stock (“Preferred Stock”) as well as the impact of all potential dilutive common shares, consisting primarily of common stock options and unvested restricted stock units using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation represent the basic shares as using potentially dilutive shares would be anti-dilutive. Due to a net loss position for the three and six months ended June 30, 2021 and 2020, our basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities was anti-dilutive.

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
Recently Issued Accounting Standards
Accounting Pronouncements Pending Adoption
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases, requiring a lessee to record, on the balance sheet, the assets and liabilities for the right-of-use assets and lease obligations created by leases with lease terms of more than 12 months. In July 2018, the FASB issued ASU 2018-11 which added amendments to create an optional transition method that provided an option to use the effective date of ASC 842, Leases, as the date of initial application of the transition. In addition, the new standard requires enhanced qualitative and quantitative disclosures related to the amount, timing and uncertainty of cash flows arising from leases. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2018 and interim periods within those annual periods for public business entities. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2019 and interim periods within those annual periods for not-for-profits that have issued or are conduit bond obligors for securities that are traded, listed, or quoted on an exchange or an over-the-counter market and that have not issued (or made available for issuance) financial statements that reflect the new standard as of June 30, 2020. For all other entities, the guidance is effective for financial statements issued for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted for all entities. The guidance must be adopted using a modified retrospective approach for leases. The Company is currently evaluating the potential impact of adopting this new accounting guidance.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. For public business entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. For all other entities, it is effective for annual periods beginning after December 15, 2020 and interim periods in annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company is currently evaluating the potential impact of adopting this new standard.
In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. For public business entities that are not smaller reporting companies as defined by the SEC, the standard is effective for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, the standard is effective for annual periods beginning after December 15, 2022, and interim periods therein. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the impact of the adoption of this standard on the financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740):   Simplifying the Accounting for Income Taxes to remove certain exceptions to the general principles in Topic 740 and simplify the accounting and related disclosures for income taxes. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its financial statements and related disclosures but does not believe it will have a material impact upon adoption.
In October 2020, the FASB issued ASU 2020-10, Codification Improvements to provide clarification on the Codification or correct unintended application of guidance. For public business entities, the ASU is effective for annual periods beginning after December 15, 2020. For all other entities, the ASU is effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early application of the amendments in this update is permitted for public business entities for any annual or interim period for which financial statements have not been issued. For all other entities, early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is currently evaluating the impact this ASU will have on its financial statements and related disclosures but does not believe it will have a material impact upon adoption.
Accounting Pronouncements Adopted During the Period
In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options, which is intended to simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The guidance is effective for interim and annual periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU effective January 1, 2021 using the modified retrospective approach and it did not have a material impact on the financial statements.
2. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	June 30, 2021	December 31, 2020
Accrued payroll expenses	$2,320	$2,209
Deferred rent	1,285	1,170
Other	1,310	505
Accrued Expenses and Other Current Liabilities	$4,915	$3,884
3. Debt
Silicon Valley Bank Facility
On June 21, 2018, the Company entered into a line of credit loan agreement with Silicon Valley Bank (“SVB”) in the amount of $20 million (the “Revolving Line”). The available amount, not to exceed $20 million, was up to the Company’s eligible accounts receivable balance, as defined in the agreement. In May  2019, the Company amended the agreement to increase the borrowing capacity of the Revolving Line to $35 million. The available amount, not to exceed $35 million, was at a maximum equal to the Company’s eligible accounts receivable balance, as defined in the agreement. The credit available was further reduced by letters of credit totaling $3.6 million as of December 31, 2020, established in connection with the operating lease agreement. As of December 31, 2020, $31.4 million was available under the Revolving Line and the Company was in compliance with all covenants pursuant to the loan and security agreement.
Proceeds from loans made from the Revolving Line could be borrowed, repaid, and reborrowed until May 20, 2021. Borrowings under the Revolving Line bore interest at an annual rate based on the prime rate plus a spread of 0.25% or 5.75%. Interest was payable quarterly. The Company was required to pay a monthly facility fee to SVB of 0.25% per annum on the average undrawn portion available under the facility.

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
At December 31, 2020, the Company had no outstanding advances drawn on the SVB facility. The Company terminated the Revolving Line in April 2021. The $3.6 million letter of credit remains outstanding at June 30, 2021 and is supported by the restricted cash on the Company’s balance sheet.
TriplePoint Facility
On May 31, 2019, the Company entered into a Plain English Growth Capital Loan and Security agreement with TriplePoint Venture Growth BDC Corp. (“TPC”) in the amount of $20 million committed (the “Commitment Amount”) and $30 million uncommitted, upon approval. The $20 million committed amount was available to the Company from the closing date of May 31, 2019 through December 31, 2020.
On December 23, 2019, the Company drew $10 million on the TPC facility at an interest rate of prime plus 5.0% (subject to a prime floor of 5.5%). The $10 million principal and a $0.2 million end of term payment would be due and payable to TPC on the maturity date of December 31, 2021. The Company did not draw any additional funds in 2020 or 2021. The Company terminated the TriplePoint Facility in April 2021.
The Company incurred issuance costs of $0.1 million on the TPC facility closing date of May 31, 2019 and an additional $0.1 million on the draw date of December 23, 2019. Unamortized issuance costs are presented on the condensed balance sheet as a reduction to the carrying amount of the debt and amortized to interest expense straight line over the 2 year period.
Upon closing of the TPC facility, the Company granted TPC a warrant to purchase 66,751 shares of Series D preferred stock at $10.49 per share and an additional 66,751 shares of Series D preferred on the initial advance. The Company concluded that the preferred stock warrants should be accounted for as liabilities since they are convertible into contingently redeemable preferred stock and the redemption is outside the Company’s control. Upon issuance, the Company recorded a warrant liability of approximately $0.7 million. The liability was considered a discount on the debt which will be amortized into interest expense over the term of the Loan and Security agreement. At June 30, 2021 and December 31, 2020 the fair value of the warrant liability was $0.7 million and $0.6 million, respectively. The warrant liability is included in other liabilities on the balance sheet.
In April 2021, the Company paid in full and terminated the TPC facility, and all associated deferred issuance costs were expensed as debt extinguishment costs under interest expense. The change in fair value of the warrant liability is being included in other expense on the income statement.
MidCap Facility
On April 22, 2021, the Company entered into a revolving credit and security agreement with MidCap Financial Trust (the “MidCap Facility”). The agreement provides for a senior revolving credit facility in an initial aggregate principal amount of up to $50 million (but not to exceed a borrowing base that includes eligible receivables and inventory), with a maturity date of April 22, 2026. The initial aggregate principal amount may be increased by an additional $25 million to a maximum aggregate principal amount of $75 million upon the lenders’ approval. The Company’s obligations under the MidCap Facility are secured, on a first lien priority basis, by substantially all assets of the Company. Interest is payable at a rate per annum equal to LIBOR plus 3.50%. At June 30, 2021, the Company had $7.0 million outstanding under the MidCap Facility, which is classified as a current liability on the Company’s balance sheet.
The terms of the MidCap Facility include various covenants that are customary for facilities of this type. In addition, in the event that the Company’s liquidity (defined to include revolving line availability plus unrestricted cash) falls below 7.5% of the revolving loan commitment, then the revolving line availability will be reduced by such amount. The Company was in compliance with all covenants as of June 30, 2021.
The Company incurred issuance costs of $2.1 million in 2021 related to the MidCap Facility. These issuance costs are presented on the balance sheet as a long-term asset and are being amortized to interest

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
expense using straight-line amortization over the 5-year life of the MidCap Facility. The Company is required to pay a monthly commitment fee in respect to the unutilized commitments under the MidCap Facility, calculated at a rate of 0.50% per annum. For the six months ended June 30, 2021, the Company recorded $0.1 million of interest expense related to the MidCap Facility issuance costs.
The issuance of letters of credit under the MidCap Facility reduces available borrowing capacity. At June 30, 2021, there were no letters of credit outstanding under the MidCap Facility. The total available borrowing capacity on the MidCap Facility at June 30, 2021, as determined by the working capital assets included in the borrowing base, was $27 million.
4. Fair Value Measurement
The Company evaluates the financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. The warrant liability is reported at fair value utilizing Level 3 inputs. The fair value is determined using the Black-Scholes option pricing model using observed market inputs.
The following tables present information about our assets and liabilities that are measured at fair value on a recurring basis (in thousands):
	June 30, 2021
	Level 1	Level 2	Level 3
Warrant liability	$—	$—	$712
	December 31, 2020
	Level 1	Level 2	Level 3
Warrant liability	$—	$—	$629
The following assumptions were utilized to value the warrant liability at each date:
	June 30, 2021	December 31, 2020
Expected term (years)	5	5.5
Volatility	45%	45%
Risk-free interest rate	1.21%	0.65%
Dividend yield	0%	0%
Series D preferred stock per share fair value	$11.97	$11.01
The table below provides a summary of changes in the warrant liability (level 3) (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning Balance	$653	$610	$629	$738
Change in fair value	59	(13)	83	(141)
Balance at June 30, 2021	$712	$597	$712	$597
5. Commitments and Contingencies
Certain Risks and Concentrations
The Company’s revenues are generated from freight management in the logistics and transportation industry, the market of which is highly competitive and fragmented. Macro level fluctuations, significant changes in this industry or technological advances could adversely affect the Company’s future operating results.

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
For the three and six months ended June 30, 2021, approximately 36% and 38% of revenue was concentrated from three customers, respectively. For the three and six months ended June 30, 2020, approximately 31% and 28% of revenue was concentrated from three customers, respectively. As of June 30, 2021 and 2020, our top three customers accounted for 34% and 46%, respectively, of our account receivable balances. Concentration of credit risk related to receivables is limited by the number of customers the Company does business with as well as the number and dispersion of the various geographic locations where the Company operates.
The Company maintains various insurance policies with certain coverage limits. The Company also requires its carriers to carry various insurance policies as well. However, if the Company were subject to a liability exceeding the applicable coverage limit, it could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
Other
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.
6. Capital Structure
Certificate of Incorporation
On March 18, 2020, the Company filed with the state of Delaware an amendment to its amended and restated certificate of incorporation (“Charter”), previously filed on June 7, 2019. As of June 30, 2021 and December 31, 2020, the Company’s capital structure consisted of the following (in thousands except share and per share data):
	June 30, 2021
Class of Stock	Authorized Shares	Outstanding Shares	Carrying Amount	Conversion Price	Liquidation Preference
Common Stock	95,000,000	9,549,708	$10	N/A	N/A
Seed Preferred Stock	5,802,005	5,802,005	$2,036	$0.36	$2,097
Series A Preferred Stock	16,494,312	16,494,312	$12,385	$0.77	$12,674
Series B Preferred Stock	19,800,602	19,800,602	$23,357	$1.18	$23,357
Series C Preferred Stock	10,952,845	10,952,845	$37,853	$3.47	$38,012
Series D Preferred Stock	5,185,884	5,052,382	$52,827	$10.49	$52,983
Series E Preferred Stock	3,330,191	2,854,450	$29,792	$10.51	$30,000
	December 31, 2020
Class of Stock	Authorized Shares	Outstanding Shares	Carrying Amount	Conversion Price	Liquidation Preference
Common Stock	95,000,000	9,364,229	$9	N/A	N/A
Seed Preferred Stock	5,802,005	5,802,005	$2,036	$0.36	$2,097
Series A Preferred Stock	16,494,312	16,494,312	$12,385	$0.77	$12,674
Series B Preferred Stock	19,800,602	19,800,602	$23,357	$1.18	$23,357
Series C Preferred Stock	10,952,845	10,952,845	$37,853	$3.47	$38,012
Series D Preferred Stock	5,185,884	5,052,382	$52,827	$10.49	$52,983
Series E Preferred Stock	3,330,191	2,854,450	$29,792	$10.51	$30,000

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
A description of the significant components of each class of capital stock is below.
Common Stock
Each holder of shares of Common Stock (“Common Stock”) shall be entitled to one vote for each share held.
Seed, Series A, Series B, Series C, Series D and Series E Preferred Stock
Conditionally redeemable Preferred Stock (including Preferred Stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. The Company’s Preferred Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Preferred Stock is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Liquidation Preferences
In the event of any Liquidation Event (as defined in the Charter), the holders of each share of Preferred Stock shall be entitled to be paid out of the assets available for distribution to the Company’s stockholders on a pari passu basis, before any payment shall be made to the holders of Common Stock.
Redemption
The Preferred Stock is not redeemable at the option of the holder. However, a merger or sale of substantially all of the Company’s assets would constitute a redemption event.
Right to Convert
Each share of Preferred Stock shall be convertible into such number of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series. As of June 30, 2021 and December 31, 2020, each share of convertible Preferred Stock is convertible into Common Stock on a one-to-one basis.
Automatic Conversion
Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, and in which the Common Stock is listed for trading on a national securities exchange in the United States, the proceeds of which are not less than $100 million in the aggregate, net of underwriting discounts and commissions, to this corporation (a “Qualified Public Offering”) or (ii) the date specified by vote or written consent or agreement of the Requisite Majority (as defined in the Charter).
Voting Rights
The holder of each share of Preferred Stock has the right to one vote for each share of Common Stock into which the Preferred Stock could then be converted. Each holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to the notice of any stockholders’ meeting in accordance with the Bylaws of this corporation.
Dividends
The Company shall not declare or pay any dividends on Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Preferred Stock shall

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
first receive, or simultaneously receive, dividends on a pari passu basis. Dividend rates are $0.003 per share of Series Seed Preferred Stock, $0.062 per share of Series A Preferred Stock, $0.094 per share of Series B Preferred Stock, $0.28 per share of Series C Preferred Stock, $0.84 per share of Series D Preferred Stock and $0.84 per share of Series E Preferred Stock.
7. Equity Incentive Plans
Equity incentives are currently issued to employees, directors and consultants in the form of stock options and restricted stock units (“RSUs”) under the 2014 Equity Incentive Plan and options and RSUs under the 2019 Equity Incentive Plan.
As of June 30, 2021, there was $13.2 million total unrecognized compensation costs under the plans. This cost is expected to be recognized over a weighted-average period of 1.4 years.
Stock Option Awards
A summary of the Company’s stock option activity for the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan for the six months ended June 30, 2021:
	Number of options	Weighted- Average Exercise Price	Intrinsic Value	Weighted- Average Remaining Life
Outstanding, January 1, 2021	14,842,785	$2.11	$25,184	7.3
Granted	1,548,998	$4.50	1,870	9.7
Exercised	(185,479)	$2.99	511
Expired	(46,474)	$3.12	122
Forfeited	(168,316)	$3.21	428
Outstanding June 30, 2021	15,991,514	$2.28	$54,833	7.1
The Company used the Black-Scholes option pricing model to determine the fair value of its stock options. The fair value of its stock options granted and vested during the six months ended June 30, 2021 are $4.50 and $1.84, respectively. The fair value of each stock option grant was estimated on the date of the grant.
We estimated the fair value of stock options granted using the Black-Scholes option pricing model with the following weighted-average assumptions as of June 30, 2021:
June 30, 2021
Expected term (in years)	6.06
Volatility	42%
Risk-free interest rate	0.82%
Dividend yield	0%
Fair value of common stock	$4.50

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
Stock-based compensation expense related to stock options are included in the following line items in our accompanying statements of operations (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
General and administrative	$812	$783	$1,609	$1,553
Processing costs	36	(2)	50	89
Sales and marketing	38	182	68	361
Technology	39	93	95	183
	$925	$1,056	$1,822	$2,186
Restricted Stock Units
The Company awarded restricted shares to certain employees and consultants that vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for the majority of these awards is satisfied over four years. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or an initial public offering. As of June 30, 2021, we have not recognized share-based compensation expense for these restricted shares because a qualifying event had not occurred. If a qualifying event were to have occurred as of June 30, 2021, we would have recognized $3.7 million of stock-based compensation expense related to the restricted shares.
The following table summarizes the non-vested restricted stock units as of June 30, 2021:
	Number of RSUs	Weighted-Average Grant Date Fair Value Per Share
Outstanding, January 1, 2021	1,057,978	$3.77
RSUs granted during the year	533,671	$5.45
RSUs canceled during the year	(36,106)	$4.39
Outstanding June 30, 2021	1,555,543	$4.33
8. Income Taxes
For the three and six months ended June 30, 2021, income tax expense was $37 thousand and $38 thousand and $8 thousand and $9 thousand for the three and six months ended June 30, 2020, respectively, and consisted primarily of state and local taxes. As a result of the historical losses and the continued anticipated losses in 2021, the Company does not anticipate incurring Federal income tax expense for the next several years and maintains a full valuation allowance against its deferred tax assets.
9. Subordinated Convertible Promissory Note Purchase Agreement
On May 16, 2021, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (the “NPA”) with G Squared V, L.P. (the “Lender”) pursuant to which the Company agreed to sell subordinated convertible promissory notes in principal amounts of up to $50 million (the “Notes”). The Notes are issuable upon the termination of the contemplated Business Combination involving the Company and an affiliate of the Lender. The Notes are convertible into Common Stock of the Company upon the closing of a SPAC transaction, issuance of preferred stock in connection with a qualified equity financing, a change in control, or at maturity. The NPA provides for certain lender approvals and information rights for so long as any Notes are outstanding. The NPA also provides the Lender with certain rights to sell the Notes in connection with any secondary sales of preferred stock.

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
10. Subsequent Events
The Company has evaluated subsequent events through November 10, 2021, the date the financial statements were available to be issued.
Business Combination Agreement
On September 20, 2021, we entered into a definitive business combination agreement (the “Business Combination Agreement”) with G Squared Ascend I, Inc. (“G Squared Ascend I”).
Pursuant to the Business Combination Agreement, the business combination will be effected in three steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of G Squared Ascend I, on the date of the consummation of the Business Combination (the “Closing Date”): (a) G Squared Ascend I will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication” and the time at which the Domestication becomes effective, the “Domestication Effective Time”), (b) on the Closing Date and immediately following the Domestication, G Squared Ascend I will merge with and into Transfix Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdings”) (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (such surviving entity, “New Transfix” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Horizon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of G Squared Ascend I (“Merger Sub”); and (c) on the Closing Date and immediately following the Initial Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”).
At the Domestication Effective Time, (a) each then issued and outstanding G Squared Ascend I Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Share”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of G Squared Ascend I (“SPAC Class A Common Stock”); (b) each then issued and outstanding G Squared Ascend I Class B ordinary share, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share (each, a “SPAC Cayman Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Delaware Warrant”).
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each share of common stock of Holdings, par value $0.000001 per share, issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (b) each then issued and outstanding share of SPAC Class A Common Stock, will be canceled and convert automatically, on a one-for-one basis, into one share of New Transfix common stock, par value $0.0001 per share (“New Transfix Common Stock”); and (iii) each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Warrant”).
On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of the Company’s Preferred Stock will convert automatically into a number of shares of Common Stock, par value $0.001 per share, of the Company at the then-effective conversion rate in accordance with the Company’s amended and restated certificate of incorporation (the “Conversion”).

Transfix, Inc.
Notes to Unaudited Condensed Financial Statements (continued)
(In Thousands, Except Share Data)
At the Acquisition Merger Effective Time: (a) each then issued and outstanding share of Common Stock of the Company, par value $0.001 per share (“Company Common Stock”) (including shares of Common Stock resulting from the Conversion), will be canceled and converted into the right to receive: (i) a number of shares of New Transfix Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) (collectively, the “Per Share Merger Consideration”); and (ii) a portion of the Earnout Shares (as defined below), subject to and in accordance with the Business Combination Agreement; (b) all shares of the Company’s Common Stock and Preferred Stock held in the treasury of the Company will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (c) each then issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, will be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Subsidiary Corporation; (d) each then outstanding and unexercised Series D Warrant of the Company (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed Transfix Warrant”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of the Company’s Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio; (e) each then outstanding and unexercised option to purchase shares of the Company’s Common Stock (each, a “Transfix Option”), whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Transfix Option divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); and (f) each then outstanding restricted stock unit award covering shares of the Company’s Common Stock (“Transfix RSU Award”) will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (“Exchanged RSU Award”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).
During the six-year period following the Closing Date (the “Earnout Period”), New Transfix may issue, as additional consideration, to specified eligible holders of securities of the Company, as of immediately prior to the Acquisition Merger Effective Time, up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock in the aggregate (the “Earnout Shares”). Such Earnout Shares will be issued in three equal tranches, upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the New York Stock Exchange (the “NYSE”), or the exchange on which the shares of New Transfix Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period within the Earnout Period. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement). Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued at or as soon as practicable following the Acquisition Merger in the form of restricted shares of New Transfix Common Stock, which will vest and the restrictions thereon will lapse based on the achievement of the same price targets.
The transaction is expected to close in the first quarter of 2022 and remains subject to customary closing conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Transfix, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Transfix, Inc. (the Company) as of December 31, 2020, the related statements of operations, changes in preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young, LLP
We have served as the Company’s auditor since 2019
New York, New York
November 10, 2021

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of
Transfix, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Transfix, Inc. (the “Company”) as of December 31, 2019, the related statements of operations, changes in preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP
We have served as the Company’s auditor since 2021.
Melville, New York
October 25, 2021

Transfix, Inc.
Balance Sheets
December 31, 2020 and 2019
(In Thousands, except share and per share data)
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$26,538	$31,561
Accounts receivable, net of allowance for doubtful accounts of $1,583 and $531, respectively	39,818	24,901
Prepaid expenses and other current assets	1,335	1,667
Total current assets	67,691	58,129
Property and equipment, net	3,925	1,682
Other assets	4	6
Total assets	$71,620	$59,817
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$20,999	$13,360
Accrued expenses and other current liabilities	3,884	1,697
Total current liabilities	24,883	15,057
Long term liabilities:
Other liabilities	4,401	3,270
Loan payable, net	9,590	9,178
Total liabilities	38,874	27,505
Commitment and contingencies (Note 7)
Preferred stock, $0.001 par value, 61,565,839 shares authorized; 60,956,596 and 58,102,146 shares issued and outstanding at December 31, 2020 and 2019, respectively	158,250	128,458
Stockholders’ deficit:
Common stock, $0.001 par value, 95,000,000 shares authorized as of December 31, 2020; 9,364,229 and 9,230,021 shares issued and outstanding at December 31, 2020 and 2019, respectively	9	9
Treasury stock, at cost	(431)	(431)
Additional paid-in capital	9,613	5,079
Accumulated deficit	(134,695)	(100,803)
Total stockholders’ deficit	(125,504)	(96,146)
Total liabilities, preferred stock, and stockholders’ deficit	$71,620	$59,817
See notes to financial statements

Transfix, Inc.
Statements of Operations
Years ended December 31, 2020 and 2019
(In Thousands, except share and per share data)
	2020	2019
Revenue	$184,174	$130,165
Costs and Expenses:
Purchased transportation (excludes internal-use software amortization of $345 and $0 for 2020 and 2019, respectively)	173,853	125,098
Processing costs	11,440	10,523
Sales and marketing	7,557	6,348
Technology	8,577	9,767
General and administrative	15,148	17,155
Total costs and expenses	216,575	168,891
Loss from Operations	(32,401)	(38,726)
Other income (expense):
Interest income	122	860
Interest expense	(1,589)	(317)
Total other income (expense)	(1,467)	543
Loss before income taxes	(33,868)	(38,183)
Income tax expense	24	20
Net loss	$(33,892)	$(38,203)
Net loss per common share:
Basic and diluted	$(3.64)	$(4.14)
Weighted average shares used to compute net loss per common share- basic and diluted	9,303,866	9,234,543
See notes to financial statements

Transfix, Inc.
Statements of Changes in Preferred Stock and Stockholders’ Deficit
Years ended December 31, 2020 and 2019
(In Thousands, Except Share Data)
	Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2018	57,561,570	$122,820	9,213,510	$9	5,312,890	$(431)	$1,606	$(62,600)	$(61,416)
Issuance of preferred D shares, net	540,576	5,638	—	—	—	—	—	—	—
Exercised options	—	—	164,314	—	—	—	113	—	113
Repurchase of exercised options	—	—	(67,703)	—	—	—	(94)	—	(94)
Repurchase of Founder’s shares	—	—	(80,100)	—	—	—	(301)	—	(301)
Share-based compensation	—	—	—	—	—	—	3,755	—	3,755
Net loss	—	—	—	—	—	—	—	(38,203)	(38,203)
Balance, December 31, 2019	58,102,146	128,458	9,230,021	9	5,312,890	(431)	5,079	(100,803)	(96,146)
Issuance of preferred E shares, net	2,854,450	29,792	—	—	—	—	—	—	—
Exercised options	—	—	134,208	—	—	—	145	—	145
Share-based compensation	—	—	—	—	—	—	4,389	—	4,389
Net loss	—	—	—	—	—	—	—	(33,892)	(33,892)
Balance, December 31, 2020	60,956,596	$158,250	9,364,229	$9	5,312,890	$(431)	$9,613	$(134,695)	$(125,504)
See notes to financial statements

Transfix, Inc.
Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In Thousands)
	2020	2019
Operating activities:
Net loss	$(33,892)	$(38,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	789	333
Share-based compensation	4,328	3,755
Noncash interest expense	412	116
Fair value of warrant liability	(109)	—
Provision for doubtful accounts	1,053	381
Changes in operating assets and liabilities:
Accounts receivables	(15,970)	(11,161)
Accounts payables	7,639	6,726
Accrued liabilities	3,231	921
Other assets	334	(900)
Other liabilities	413	—
Deferred rent	(217)	2,643
Net cash used in operating activities	(31,989)	(35,389)
Investing activities:
Capital expenditures	(214)	(1,579)
Capitalization of internal-use software	(2,757)	—
Net cash used in investing activities	(2,971)	(1,579)
Financing activities:
Proceeds from loan	—	10,000
Issuance cost related to loan	—	(200)
Issuance of Series D preferred stock, net of issuance costs	—	5,639
Issuance of Series E preferred stock, net of issuance costs	29,792	—
Proceeds from the exercise of stock options	145	113
Repurchase of common stock	—	(396)
Net cash provided by financing activities	29,937	15,156
Net decrease in cash and cash equivalents	(5,023)	(21,812)
Cash and cash equivalents at beginning of year	31,561	53,373
Cash and cash equivalents at end of year	$26,538	$31,561
Supplemental disclosures of cash flow information:
Cash paid for Interest	$1,176	$268
Cash paid for Taxes	$24	$20
Supplemental disclosure of noncash financing activity: Issuance of preferred stock warrant	$—	$738
See notes to financial statements

Transfix, Inc.
Notes to Financial Statements
(In Thousands, Except Share Data)
1. Description of Business
Transfix, Inc. (“Transfix” or the “Company”) is a next-generation digital freight platform that is on a path to transform the highly fragmented transportation and logistics sector. By utilizing data, machine learning, and automation, combined with strong operational execution, Transfix is able to dynamically match freight between shippers and carriers at scale, helping reduce the significant amount of inefficiency across the supply chain and providing better access, reliability and ease in moving freight.
Transfix serves clients across a broad range of industries including retail, food, beverage, and manufacturing and works with companies of all sizes from small and medium sized businesses to blue-chip enterprises.
2. Summary of Significant Accounting Policies
Basis of Presentation
The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
We regularly assess these estimates, including but not limited to, revenue recognition, allowance for doubtful accounts, internal-use software, stock-based compensation including the determination of the fair value of our stock, fair value of warrant liabilities and realization of deferred tax assets. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.
Revenue Recognition
The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method. There was no material impact on our financial statements. Under ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to receive in exchange for services.
As a shipping logistics provider, our performance obligation is to arrange to have our customer’s freight transported by third party carriers to a destination specified by the customer. We satisfy our performance obligations by transferring the promised goods or services into the customer’s control. Revenue is recognized for these performance obligations as they are satisfied over the contract term for each shipment, which generally represents the transit period. The transit period is the number of days on the road. We have determined that revenue recognition over the transit period provides a faithful depiction of the transfer of goods and services to our customer as our obligation is performed over the transit period. Determining the transit period and how much of it has been completed as of the reporting date may require management to make judgments that affect the timing of revenue recognized. When the customers’ freight reaches its intended destination our performance obligation is complete.
We record revenue based on the gross amount we charge our customers for the service we provide as we are primarily responsible for fulfilling the promise to provide the shipping service to our customer. We have

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
discretion in establishing the price for the specified service with our customer. The Company is further responsible for carrier selections and rates and has the credit risk when delivering the service.
The majority of the Company’s revenue is generated from within the U.S.
Pricing for our services is generally a fixed amount and is generally due within 30 days to upon completion of our performance obligation. In limited cases, we have offered customers variable consideration in the form of volume rebates, but no such offers are currently in effect. We use an expected value method to estimate variable consideration related to variable accessorial fees.
Liquidity
The Company’s operations have been financed primarily through the issuance of common stock (“Common Stock”) and preferred stock (“Preferred Stock”). Since inception, the Company has incurred negative cash flows as it is expending significant resources in expanding its activities. This has resulted in losses from operations and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.
For the year ended December 31, 2020, the Company incurred a net loss of $33.9 million and had negative cash flows from operating activities of $32.0 million. As of December 31, 2020, the Company had an accumulated deficit of $134.7 million, and cash and cash equivalents of $26.5 million.
The Company believes that its existing liquidity and execution of the Company’s business plan is sufficient for the Company to meet its obligations through at least twelve months from the date of issuance.
Segment Reporting
For operating purposes, the Company is organized as one operating segment pursuant to the provisions of ASC Topic 280 Segment Reporting, which establishes accounting standards for segment reporting. The Company’s chief operating decision-maker assesses performance and makes resource allocation decisions for the business as a single operating segment.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices generally require payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices one day past due are considered delinquent. The Company generally does not charge interest on past due amounts.
The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in client collection matters. Accounts receivable are written off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Prepaid Expenses
Prepaid expenses and other current assets include such items as software and online subscriptions, insurance premiums, and other prepaid operating expenses.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
Property, Equipment, and Internal-Use Software
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements under operating leases are depreciated over the estimated useful life of the improvement or the remaining term of the lease, whichever is shorter.
Costs incurred in the planning and evaluation stage of internal use computer software projects are expensed as incurred. Costs incurred during the application development stage for the development of internal-use software, including upgrades and enhancements that provide additional functionality to existing software, are capitalized, and included in property and equipment. The Company capitalized $2.8 million of internal-use software during the year ended December 31, 2020. Capitalized internal-use software is amortized over a useful life of three years using the straight-line method. Amortization expense, which is included in Technology was $345 thousand for the year ended December 31, 2020. At December 31, 2020, the carrying value of internal-use software was $2.4 million.
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable. An impairment loss will be recognized only if the carrying value of a long-lived asset is not recoverable and exceeds its fair market value. If there is an indication of impairment, we will estimate the future undiscounted cash flows expected from the use of the asset and its eventual disposition. If an impairment is determined to exist, the impairment loss will be measured as the amount by which the carrying value of the asset exceeds its fair value and recorded in the period the determination is made. The Company did not record any impairment losses on long-lived assets during the fiscal years ended December 31, 2020, and 2019.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation, which requires all share-based payments to employees and consultants, including grants of stock options, and restricted stock units (“RSUs”) to be recognized in the income statement based upon their fair values over the requisite service period.
Options and RSUs typically vest at a rate of 25% after one year from the vesting commencement date and then monthly over an additional three-year period. RSUs vest upon the satisfaction of both a service condition and a liquidity condition. A liquidity condition is satisfied upon the occurrence of a liquidity event, which is defined as (1) a change of control or (2) an initial public offering. As of December 31, 2020, no stock-based compensation has been recorded for RSUs because the qualifying liquidity events described had not occurred.
The options generally expire ten years from the grant date or, for terminated employees, 90 days after the employee’s termination date. Compensation expense for the fair value of the options at their grant date is recognized ratably over the vesting period. Stock-based compensation expense is reflected in sales and marketing, research and development and general and administrative expense.
Stock option awards are valued on the grant date using the Black-Scholes option pricing method which requires judgment, and involves the use of subjective assumptions including:
•
Fair value of Common Stock:   The fair value of the Company’s shares of Common Stock underlying the stock options has historically been determined by the Board with input from management and contemporaneous third-party valuations, as there is no public market for the Company’s Common Stock. The Board determines the fair value of the Common Stock by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given prevailing market conditions and the general and industry specific economic outlook.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
•
Expected term (in years):   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The expected term assumption is based on the simplified method as described in Securities and Exchange Commission’s Staff Accounting Bulletin No. 110, Share-Based Payment, which is the mid-point between the vesting date and the end of the contractual term for each option. The Company expects to continue using the simplified method until sufficient information about the Company’s historical behavior is available.

•
Expected volatility:   The Company determines the price volatility factor based on the historical volatilities of the Company’s peer group companies as the Company does not have trading history for its common stock.

•
Risk-free interest rate:   The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term of the options for each option group.

•
Dividend yield:   None, as the Company does not expect to pay dividends to its shareholders.

The Company recognizes the impact of forfeitures in the period that the option is forfeited.
Fair Value of Financial Instruments and Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 inputs:   Based on unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 inputs:   Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 inputs:   Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.
Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The recorded amount of the line of credit approximates fair value as it is based upon rates available for obligations of similar terms and maturities.
Income Taxes
Deferred income taxes are provided under the asset and liability method, whereby deferred income tax assets and liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and the income tax bases. Deferred income tax assets are reduced by a valuation allowance when, considering all sources of taxable income, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company recognizes the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. We did not have any accrued interest or penalties associated with material uncertain tax positions as of December 31, 2020, and 2019.
Concentration of Risks
For the years ended December 31, 2020, and 2019 approximately 22% and 24% of revenue were concentrated on two customers, respectively. As of December 31, 2020, and 2019 our top two customers accounted for 33% and 49%, respectively, of our year-end account receivable balances. Concentration of credit risk related to receivables is limited by the number of customers the Company does business with as well as the number and dispersion of the various geographic locations where the Company operates.
We hold cash and cash equivalents in accounts at regulated domestic financial institutions in amounts that exceed or may exceed FDIC insured amounts. We believe these institutions to be of acceptable credit quality and we have not experienced any related losses to date.
Leases
The Company follows the lease accounting standards under ASC 840. For the Company’s analysis of ASU 2016-02, Leases (“ASC 842”) adoption, see the Recently Issued Accounting Standards section of this footnote.
The Company has only one lease for their headquarters located in New York City. Under ASC 840, the Company assesses this lease to determine whether the lease meets the criteria for capitalization (capital lease) or if the lease should be accounted for as an operating lease. The Company determined that its lease is an operating lease and, as a result, the Company will recognize rent expense on a straight-line basis over the life of the lease. Any related lease incentives such as rent abatement free rent period and tenant improvement allowances are recorded as a reduction in rent expense on a straight-line basis over the lease periods. Additionally, the Company pays a pro rata share of maintenance expenses, common charges such as utilities and New York Real Estate taxes and are expensed as incurred.
Basic and Diluted Net Loss per Common Share
Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.
For periods of net income, and when the effects are not anti-dilutive, we calculate diluted earnings per share by dividing net income available to common stockholders by the weighted average common shares plus the weighted average number of common shares assuming the conversion of Preferred Stock as well as the impact of all potential dilutive common shares, consisting primarily of common stock options and unvested restricted stock units using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation represent the basic shares as using potentially dilutive shares would be anti-dilutive. Due to a net loss position for the years ended December 31, 2020, and December 31, 2019, our basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities was anti-dilutive.
Recently Issued Accounting Standards
Accounting Pronouncements Pending Adoption
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases, requiring a lessee to record, on the balance sheet, the assets and liabilities for the right-of-use assets and

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
lease obligations created by leases with lease terms of more than 12 months. In July 2018, the FASB issued ASU 2018-11 which added amendments to create an optional transition method that provided an option to use the effective date of ASC 842, Leases, as the date of initial application of the transition. In addition, the new standard requires enhanced qualitative and quantitative disclosures related to the amount, timing and uncertainty of cash flows arising from leases. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2018 and interim periods within those annual periods for public business entities The guidance is effective for financial statements issued for annual periods beginning after December 15, 2019 and interim periods within those annual periods for NFPs that have issued or are conduit bond obligors for securities that are traded, listed, or quoted on an exchange or an over-the-counter market and that have not issued (or made available for issuance) financial statements that reflect the new standard as of June 30, 2020. For all other entities, the guidance is effective for financial statements issued for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted for all entities. The guidance must be adopted using a modified retrospective approach for leases. The Company is currently evaluating the potential impact of adopting this new accounting guidance.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.   This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. For public business entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. For all other entities, it is effective for annual periods beginning after December 15, 2020 and interim periods in annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company is currently evaluating the potential impact of adopting this new standard.
In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments.   ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. For public business entities that are not smaller reporting companies as defined by the SEC, the standard is effective for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, the standard is effective for annual periods beginning after December 15, 2022, and interim periods therein. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the impact of the adoption of this standard on the financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes to remove certain exceptions to the general principles in Topic 740 and simplify the accounting and related disclosures for income taxes. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its financial statements and related disclosures but does not believe it will have a material impact upon adoption.
In October 2020, the FASB issued ASU 2020-10, Codification Improvements to provide clarification on the Codification or correct unintended application of guidance. For public business entities, the ASU is

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
effective for annual periods beginning after December 15, 2020. For all other entities, the ASU is effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early application of the amendments in this update is permitted for public business entities for any annual or interim period for which financial statements have not been issued. For all other entities, early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is currently evaluating the impact this ASU will have on its financial statements and related disclosures but does not believe it will have a material impact upon adoption.
3. Property and Equipment, Net
Property and equipment is summarized as follows (in thousands):
	Estimated useful life	December 31,
		2020	2019
Computer hardware	5 years	$821	$780
Furniture and fixtures	5 years	389	352
Internal-Use Software	3 years	2,818	—
Leasehold improvements	Shorter of the useful life of the asset or the lease term	1,458	1,322
Property and equipment		5,486	2,454
Less: Accumulated depreciation and amortization		(1,561)	(772)
Property and equipment, net		$3,925	$1,682
Depreciation and amortization expenses totaled $789 thousand and $333 thousand for the years ended December 31, 2020, and 2019, respectively.
4. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	December 31,
	2020	2019
Accrued payroll expenses	$2,209	$1,299
Deferred rent	1,170	126
Other	505	272
Accrued Expenses and Other Current Liabilities	$3,884	$1,697
5. Debt
Silicon Valley Bank Facility
On June 21, 2018, the Company entered into a line of credit loan agreement with Silicon Valley Bank (“SVB”) in the amount of $20 million (the “Revolving Line”). The available amount, not to exceed $20 million, is up to the Company’s eligible accounts receivable balance, as defined in the agreement. In May 2019, the Company amended the agreement to increase the borrowing capacity of the Revolving Line to $35 million. The available amount, not to exceed $35 million, is at a maximum equal to the Company’s eligible accounts receivable balance, as defined in the agreement. The credit available is further reduced by letters of credit totaling $3.6 million as of December 31, 2020, and 2019, established in connection with the operating lease agreement. As of December 31, 2020, and 2019, $31.4 million was available under the Revolving Line and the Company was in compliance with all covenants pursuant to the loan and security agreement.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
Proceeds from loans made from the Revolving Line may be borrowed, repaid, and reborrowed until May 20, 2021. Borrowings under the Revolving Line bear interest at an annual rate based on the prime rate plus a spread of 0.25% or 5.75%. Interest is payable quarterly. The Company is required to pay a monthly facility fee to SVB of 0.25% per annum on the average undrawn portion available under the facility. At December 31, 2020 and 2019, the Company had no outstanding advances drawn on the SVB facility. The Company terminated the Revolving Line in April 2021. Refer to Note 12 for details.
TriplePoint Facility
On May 31, 2019, the Company entered into a Plain English Growth Capital Loan and Security agreement with TriplePoint Venture Growth BDC Corp. (“TPC”) in the amount of $20 million committed (the “Commitment Amount”) and $30 million uncommitted upon approval. The $20 million committed amount was available to the Company from the closing date of May 31, 2019 through December 31, 2020.
On December 23, 2019, the Company drew $10 million on the TPC facility at an interest rate of prime plus 5% (subject to a prime floor of 5.5%). The $10 million principal and $200 thousand end of term payment will be due and payable to TPC on the maturity date of December 31, 2021. The Company did not draw any additional funds in 2020. The Company terminated the TriplePoint Facility in April 2021, refer to Note 12 for details.
The Company incurred issuance costs of $100 thousand on the TPC facility closing date of May 31, 2019 and an additional $100 thousand on the draw date of December 23, 2019. Unamortized issuance costs are presented on the balance sheet as a reduction to the carrying amount of the debt and amortized to interest expense straight line over the 2 year period.
As of December 31, 2020 and 2019, $0 and $10 million, respectively, was available under the Commitment Amount.
Upon closing of the TPC facility, the Company granted TPC a warrant to purchase 66,751 shares of Series D preferred stock at $10.49 per share and an additional 66,751 shares of Series D preferred on the initial advance. The Company concluded that the preferred stock warrants should be accounted for as liabilities since they are convertible into contingently redeemable preferred stock and the redemption is outside the Company’s control. Upon issuance, the Company recorded a liability of approximately $738 thousand. The liability was considered a discount on the debt which will be amortized into interest expense over the term of the Loan and Security agreement. At December 31, 2020, and 2019, the fair value of the warrant liability was $629 thousand and $738 thousand, respectively. The warrant liability is included in other liabilities on the balance sheets.
6. Fair Value Measurement
The Company evaluates the financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. The warrant liability is reported at fair value utilizing Level 3 inputs. The fair value is determined using Black-Scholes option pricing model using observed market inputs.
The following tables present information about our assets and liabilities that are measured at fair value on a recurring basis (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3
Warrant liability	$—	$—	$629

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
	December 31, 2019
	Level 1	Level 2	Level 3
Warrant liability	$—	$—	$738
The following assumptions were utilized to value the warrant liability at each date:
	December 31, 2020	December 31, 2019	Issuance in 2019
Expected term (years)	5.5	6.3 − 6.9	7
Volatility	45%	50%	50%
Risk-free interest rate	0.65%	1.75%	2.01%
Dividend yield	0%	0%	0%
Series D preferred stock per share fair value	$11.01	$10.49	$10.49
The table below provides a summary of changes in the warrant liability (level 3) (in thousands):
Issuance in 2019	$738
Change in fair value	—
Balance at December 31, 2019	738
Change in fair value	(109)
Balance at December 31, 2020	$629
7. Commitments and Contingencies
Leases
The Company leases space for its office premises under an operating lease in New York through January 31, 2025. In connection with the New York lease, a letter of credit was created in the amount of $3.6 million.
Future minimum lease commitments under non-cancelable operating leases as of December 31, 2020 are as follows:
Years ending	Operating Lease Payments
2021	$4,368
2022	4,483
2023	4,253
2024	4,138
2025	345
$17,587
Total rent expense was $3.3 million and $3.2 million for the years ended December 31, 2020 and 2019, respectively.
Certain Risks and Concentrations
The Company’s revenues are generated from freight management in the logistics and transportation industry, the market of which is highly competitive and fragmented. Macro level fluctuations, significant changes in this industry or technological advances could adversely affect the Company’s future operating results.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
The Company maintains various insurance policies with certain coverage limits. The Company also requires its carriers to carry various insurance policies as well. However, if the Company were subject to a liability exceeding the applicable coverage limit, it could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
Other
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.
8. Capital Structure
Certificate of Incorporation
On March 18,2020, the Company filed with the state of Delaware an amendment to its amended and restated certificate of incorporation (“Charter”), previously filed on June 7, 2019. As of December 31, 2020 and 2019, the Company’s capital structure consisted of the following (in thousands except share and per share data):
	December 31, 2020
Class of Stock	Authorized Shares	Outstanding Shares	Carrying Amount	Conversion Price	Liquidation Preference
Common Stock	95,000,000	9,364,229	$9	N/A	N/A
Seed Preferred Stock	5,802,005	5,802,005	$2,036	$0.36	$2,097
Series A Preferred Stock	16,494,312	16,494,312	$12,385	$0.77	$12,674
Series B Preferred Stock	19,800,602	19,800,602	$23,357	$1.18	$23,357
Series C Preferred Stock	10,952,845	10,952,845	$37,853	$3.47	$38,012
Series D Preferred Stock	5,185,884	5,052,382	$52,827	$10.49	$52,983
Series E Preferred Stock	3,330,191	2,854,450	$29,792	$10.51	$30,000
	December 31, 2019
Class of Stock	Authorized Shares	Outstanding Shares	Carrying Amount	Conversion Price	Liquidation Preference
Common Stock	86,000,000	9,230,021	$9	N/A	N/A
Seed Preferred Stock	5,802,005	5,802,005	$2,036	$0.36	$2,097
A Preferred Stock	16,494,312	16,494,312	$12,385	$0.77	$12,674
B Preferred Stock	19,800,602	19,800,602	$23,357	$1.18	$23,357
C Preferred Stock	10,952,845	10,952,845	$37,853	$3.47	$38,012
D Preferred Stock	5,185,884	5,052,382	$52,827	$10.49	$52,983
A description of the significant components of each class of capital stock is below.
Common Stock
Each holder of shares of Common Stock shall be entitled to one vote for each share held.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
Seed, Series A, Series B, Series C, Series D and Series E Preferred Stock
Conditionally redeemable Preferred Stock (including Preferred Stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. The Company’s Preferred Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Preferred Stock is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Liquidation Preferences
In the event of any Liquidation Event (as defined in the Charter), the holders of each share of Preferred Stock shall be entitled to be paid out of the assets available for distribution to the Company’s stockholders on a pari passu basis, before any payment shall be made to the holders of Common Stock.
Redemption
The Preferred Stock is not redeemable at option of the holder. However, a merger or sale of substantially all of the Company’s assets would constitute a redemption event.
Right to Convert
Each share of Preferred Stock shall be convertible into such number of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series. As of December 31, 2020 and 2019, each share of convertible preferred stock is convertible into Common Stock on a one-to-one basis.
Automatic Conversion
Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, and in which the Common Stock is listed for trading on a national securities exchange in the United States, the proceeds of which are not less than $100 million in the aggregate, net of underwriting discounts and commissions, to this corporation (a “Qualified Public Offering”) or (ii) the date specified by vote or written consent or agreement of the Requisite Majority (as defined in the Charter).
Voting Rights
The holder of each share of Preferred Stock has the right to one vote for each share of Common Stock into which the Preferred Stock could then be converted. Each holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to the notice of any stockholders’ meeting in accordance with the Bylaws of this corporation.
Dividends
The Company shall not declare or pay any dividends on Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Preferred Stock shall first receive, or simultaneously receive, dividends on a pari passu basis. Dividend rates are $0.003 per share of Series Seed Preferred Stock, $0.062 per share of Series A Preferred Stock, $0.094 per share of Series B Preferred Stock, $0.28 per share of Series C Preferred Stock, $0.84 per share of Series D Preferred Stock and $0.84 per share of Series E Preferred Stock.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
9. Equity Incentive Plans
Transfix, Inc. Amended and Restated 2014 Equity Incentive Plan
In June 2014, the Company established and approved the Transfix, Inc. Amended and Restated 2014 Equity Incentive Plan (“the 2014 Plan”). Under the 2014 Plan, which covers certain employees and consultants, the Company granted shares of its Common Stock in the form of stock options. Options granted have a term of ten years and generally vest over four years. The exercise price of the options was equal to the fair value of the Common Stock of the Company as of the date of grant, as determined by the Company’s Board of Directors. In 2020, the Company began to issue Restricted Stock Units (“RSU”) under the 2014 Plan as well.
Transfix, Inc. 2019 Stock Plan
In January  2019, the Company established and approved the Transfix, Inc. 2019 Stock Plan (“the 2019 Plan”). The Company granted shares in the form of incentive stock options and nonstatutory stock options. Options grants have a term of ten years and generally vest over four years. The exercise price of the options was equal to the fair value of the Common Stock of the Company as the date of the grant, as determined by the Company’s Board of Directors. In 2020, the Company began to issue RSUs under the 2019 Plan as well.
Total stock compensation for the years ended December 31, 2020 and 2019 was $4.4 million and $4.9 million, respectively. There was $11.9 million and $12.6 million of total unrecognized compensation costs under the plans as of December 31, 2020 and 2019, respectively. This cost is expected to be recognized over a weighted-average period of 1.4 years.
Stock Option Awards
A summary of the Company’s stock option activity for the 2014 Plan and the 2019 Plans during the years ended December 31, 2020 and 2019 are as follows:
	Number of options	Weighted- Average Exercise Price	Intrinsic Value	Weighted- Average Remaining Life
Outstanding, January 1, 2019	7,400,159	$0.52	$18,970	8.3
Granted	6,975,812	$3.08	4,730	9.03
Exercised	(164,314)	$0.78	489
Expired	(163,714)	$0.38	548
Forfeited	(292,391)	$1.88	553
Outstanding, December 31, 2019	13,755,552	$1.78	27,229	8.32
Granted	3,800,668	$3.80	—	8.02
Exercised	(129,312)	$1.06	354
Expired	(282,711)	$2.28	429
Forfeited	(2,301,412)	$3.01
Outstanding, December 31, 2020	14,842,785	$2.11	25,184	7.32
Options vested, December 31, 2020	7,656,316	$1.26	19,481	6.35
Options exercisable, December 31, 2020	10,400,118	$1.74	21,456	6.81

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
The Company used the Black-Scholes option pricing model to determine the fair value of its stock options. The fair value of its stock options granted and vested during 2020 are $3.8 and 1.96 and during 2019 are $2.06 and $0.30, respectively. The fair value of each stock option grant was estimated on the date of the grant.
We estimated the fair value of stock options granted using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31,
	2020	2019
Expected term (in years)	6.15	6.19
Volatility	39%	50%
Risk-free interest rate	1.11%	2.42%
Dividend yield	0%	0%
Fair value of common stock	$3.80	$3.76
In August 2019, the Company repurchased and retired 147,803 common shares from employees. The shares repurchased were a combination of common shares owned by founders and options that employees exercised and immediately sold to the Company. The price paid for these common shares was $10.49 per share, which exceeded the fair value of $3.76 per share. In addition, since the common shares sold by the option holders were held for fewer than six months, the Company deemed these shares as immature and recorded additional stock-based compensation expense for the difference between the fair value of the Common Stock and the exercise price, less any previously recorded stock-based compensation expense recorded. The aggregate stock-based compensation expense recorded related to the repurchase was approximately $1.2 million. No such events occurred during the year ended December 31, 2020.
Stock-based compensation expense related to stock options are included in the following line items in our accompanying statements of operations for the following years ended December 31, (in thousands):
	2020	2019
General and administrative	$3,068	$3,675
Processing costs	171	154
Sales and marketing	742	592
Technology	347	488
	$4,328	$4,909
Restricted Stock Units
In October 2019, the Company granted an advisor 837,000 restricted stock units (which subsequently will convert to common stock upon vesting) with a grant date total fair value of $3,150,000. Such shares will not vest unless one of the following occurs prior to that date: (1) a liquidation event (other than a liquidation, dissolution or winding up of the Company) or (2) an initial public offering, as defined in the agreement with respect to such grant. The grant expires on the seventh anniversary of the grant date. As of December 31, 2020 and 2019, there were no changes in facts and circumstances or triggering events, thus no expense was recognized related to this grant in 2020 and 2019. Since these performance awards are not probable of vesting, the Company has not recognized any expense related to these options.
During 2020, the Company awarded restricted shares to certain employees and consultants that vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for the majority of these awards is satisfied over four years. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or an initial public offering. As of

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
December, 31, 2020, we have not recognized share-based compensation expense for these restricted shares because a qualifying event had not occurred.
If a qualifying event were to have occurred as of December, 31, 2020, we would have recognized $3.3 million of stock-based compensation expense related to the restricted shares.
The following table summarizes the non-vested restricted stock units as of December 31, 2020:
	Number of RSUs	Weighted- Average Grant Date Fair Value Per Share
Outstanding, January 1, 2020	836,826	$3.76
RSUs granted during the year	228,059	3.80
RSUs canceled during the year	(6,907)	3.80
Outstanding, December 31, 2020	1,057,978	$3.77
10. Retirement Plans
The Company has a 401(k) savings plan in which the employees of the Company may participate. Employees may elect to defer portions of their salary pursuant to a formula upon meeting certain age and service requirements.
11. Income Taxes
The income tax provision consisted of the following:
	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	24	20
	24	20
Deferred:
Federal	—	—
State	—	—
	—	—
Total expense	$24	$20

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
Deferred tax assets (liabilities) consist of the following:
	Year Ended December 31,
	2020	2019
Deferred Tax Assets:
Net Operating Losses	$28,137	$21,324
Deferred Rent	1,149	680
Stock Comp	1,012	644
Other accruals	1,279	496
Total Deferred Tax Assets	31,577	23,144
Valuation Allowance	(30,707)	(22,754)
Total Net Deferred Tax Assets	$870	$390
Deferred Tax Liabilities:
Fixed Assets	$(870)	$(249)
Cash to Accrual Adjustment	—	(137)
Other	—	(4)
Total Net Deferred Tax Liabilities	$(870)	$(390)
Net Deferred Tax Assets/(Liabilities)	$—	$—
Assessing the realizability of deferred tax assets requires the determination of whether it is more-likely-than-not that some portion or all the deferred tax assets will not be realized. In assessing the need for a valuation allowance, the Company considered all sources of taxable income available to realize deferred tax assets, including the future reversal of existing temporary differences, forecasts of future taxable income, and tax planning strategies. Based on the weight of available evidence, which includes the Company’s historical cumulative net losses, the Company recorded a valuation allowance of $30.7 million and $22.8 million for the years ended December 31, 2020 and 2019.
As of December 31, 2020 and 2019, the Company has a total federal net operating loss of $117.5 million and $90.5 million, respectively, which approximately $39 million is due to start expiring between 2033 and 2037. The federal net operating losses of approximately $78.5 million generated in 2018, 2019 and 2020 have an indefinite carryforward period.
The Company has various state net operating losses carryovers of approximately $56.0 million and $37.5 million at December 31, 2020 and 2019, respectively. Approximately $35.9 million is due to start expiring between 2027 and 2039. The state net operating losses of approximately $20.2 million generated in 2020 and 2019 have an indefinite carryforward period.
Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to ownership changes that may have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. Such annual limitation could result in the expiration of net operating losses and credits before their utilization.
The Company files U.S. federal and state income tax returns with varying statutes of limitations. All tax years since inception remain open to examination due to the carryover of unused net operating losses.
The Company has analyzed the tax positions taken on federal and state income tax returns for all open tax years and has concluded that no provisions for uncertain income tax positions are required in the Company’s financial statements as of December 31, 2020 and 2019. The Company received notification of an IRS exam in March of 2021 for the 2018 tax year.

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31:
	Year Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
Effect of:
Change in valuation allowance	(18.6)%	(19.6)%
Non-deductible expenses	(2.5)%	(1.5)%
Income tax provision effective rate	(0.1)%	(0.1)%
12. Subsequent Events
The Company has evaluated subsequent events through November 10, 2021, the date the financial statements were available to be issued.
Revolving Credit and Security Agreement with MidCap Financial Trust
On April 22, 2021, the Company entered into a revolving credit and security agreement with MidCap Financial Trust. The agreement provides for a senior revolving credit facility in an initial aggregate principal amount of up to $50 million (but not to exceed a borrowing base that includes certain eligible receivables and inventory), with a maturity date of April 22, 2026. The initial aggregate principal amount may be increased by an additional $25 million to a maximum aggregate principal amount of $75 million upon the lenders’ approval. Interest is payable at a rate per annum equal to LIBOR plus 3.50%. Concurrently with the closing of the MidCap facility agreement, the Company paid in full, including the $10 million of debt outstanding and terminated the TPC Facility and terminated the SVB Facility. The $3.6 million letter of credit remains outstanding with SVB.
Subordinated Convertible Promissory Note Purchase Agreement
On May 16, 2021, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (the “NPA”) with G Squared V, L.P. (the “Lender”) pursuant to which the Company agreed to sell subordinated convertible promissory notes in principal amounts of up to $50 million (the “Notes”). The Notes are issuable upon the termination of the contemplated Business Combination involving the Company and an affiliate of the Lender. The Notes are convertible into Common Stock of the Company upon the closing of a SPAC transaction, issuance of preferred stock in connection with a qualified equity financing, a change in control, or at maturity. The NPA provides for certain lender approvals and information rights for so long as any Notes are outstanding. The NPA also provides the Lender with certain rights to sell the Notes in connection with any secondary sales of preferred stock.
Business Combination Agreement
On September 20, 2021, we entered into a definitive business combination agreement (the “Business Combination Agreement”) with G Squared Ascend I, Inc. (“G Squared Ascend I”).
Pursuant to the Business Combination Agreement, the business combination will be effected in three steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of G Squared Ascend I, on the date of the consummation of the Business Combination (the “Closing Date”): (a) G Squared Ascend I will change its jurisdiction from the Cayman Islands to the State of Delaware (the “Domestication” and the time at which the Domestication becomes effective, the “Domestication Effective Time”), (b) on the Closing Date and immediately following the Domestication, G Squared Ascend I will merge with and into Transfix Holdings, Inc., a Delaware corporation and a wholly owned subsidiary

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
of the Company (“Holdings”) (the “Initial Merger”), with Holdings surviving the Initial Merger as a publicly traded entity (such surviving entity, “New Transfix” and the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Horizon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of G Squared Ascend I (“Merger Sub”); and (c) on the Closing Date and immediately following the Initial Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of New Transfix (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”).
At the Domestication Effective Time, (a) each then issued and outstanding G Squared Ascend I Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Share”), will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of G Squared Ascend I (“SPAC Class A Common Stock”); (b) each then issued and outstanding G Squared Ascend I Class B ordinary share, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of SPAC Class A Common Stock; and (c) each then issued and outstanding whole warrant exercisable for one SPAC Class A Ordinary Share (each, a “SPAC Cayman Warrant”) will convert automatically, on a one-for-one basis, into one whole warrant exercisable for one share of SPAC Class A Common Stock (each resulting warrant, a “SPAC Delaware Warrant”).
At the Initial Merger Effective Time, pursuant to the Initial Merger: (a) each share of common stock of Holdings, par value $0.000001 per share, issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (b) each then issued and outstanding share of SPAC Class A Common Stock, will be canceled and convert automatically, on a one-for-one basis, into one share of New Transfix common stock, par value $0.0001 per share (“New Transfix Common Stock”); and (iii) each then issued, outstanding and unexercised SPAC Delaware Warrant will be assumed and converted automatically into one whole warrant exercisable for one share of New Transfix Common Stock (each resulting warrant, an “Assumed Warrant”).
On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of the Company’s Preferred Stock will convert automatically into a number of shares of Common Stock, par value $0.001 per share, of the Company at the then-effective conversion rate in accordance with the Company’s amended and restated certificate of incorporation (the “Conversion”).
At the Acquisition Merger Effective Time: (a) each then issued and outstanding share of Common Stock of the Company, par value $0.001 per share (“Company Common Stock”) (including shares of Common Stock resulting from the Conversion), will be canceled and converted into the right to receive: (i) a number of shares of New Transfix Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) (collectively, the “Per Share Merger Consideration”); and (ii) a portion of the Earnout Shares (as defined below), subject to and in accordance with the Business Combination Agreement; (b) all shares of the Company’s Common Stock and Preferred Stock held in the treasury of the Company will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (c) each then issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, will be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Subsidiary Corporation; (d) each then outstanding and unexercised Series D Warrant of the Company (each, a “Transfix Warrant”) will be automatically assumed and converted into a warrant to purchase a number of shares of New Transfix Common Stock (each, an “Assumed Transfix Warrant”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share for the shares of the Company’s

Transfix, Inc.
Notes to Financial Statements (continued)
(In Thousands, Except Share Data)
Common Stock subject to such Transfix Warrant (assuming the shares of the Company’s Preferred Stock subject to such Transfix Warrant convert into shares of Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio; (e) each then outstanding and unexercised option to purchase shares of the Company’s Common Stock (each, a “Transfix Option”), whether or not vested, will be assumed and converted into an option to purchase a number of shares of New Transfix Common Stock (each, an “Exchanged Option”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Transfix Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Transfix Option divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Transfix Option); and (f) each then outstanding restricted stock unit award covering shares of the Company’s Common Stock (“Transfix RSU Award”) will be assumed and converted into an award covering a number of shares of New Transfix Common Stock (“Exchanged RSU Award”) equal to the product of (x) the number of shares of the Company’s Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Transfix RSU Award).
During the six-year period following the Closing Date (the “Earnout Period”), New Transfix may issue, as additional consideration, to specified eligible holders of securities of the Company, as of immediately prior to the Acquisition Merger Effective Time, up to an aggregate of 7,500,000 additional shares of New Transfix Common Stock in the aggregate (the “Earnout Shares”). Such Earnout Shares will be issued in three equal tranches, upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the daily volume-weighted average sale price of one share of New Transfix Common Stock quoted on the New York Stock Exchange (the “NYSE”), or the exchange on which the shares of New Transfix Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period within the Earnout Period. All Earnout Shares not yet issued will be issued upon the occurrence of a “change of control” (as defined in the Business Combination Agreement). Earnout Shares issuable with respect to Transfix Options and Transfix RSU Awards will be issued at or as soon as practicable following the Acquisition Merger in the form of restricted shares of New Transfix Common Stock, which will vest and the restrictions thereon will lapse based on the achievement of the same price targets.
The transaction is expected to close in the first quarter of 2022 and remains subject to customary closing conditions.

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
G SQUARED ASCEND I INC.,
HORIZON MERGER SUB INC.,
TRANSFIX, INC.
and
TRANSFIX HOLDINGS, INC
Dated as of September 20, 2021

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of September 20, 2021 (this “Agreement”), is entered into by and among G Squared Ascend I Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “SPAC”), Horizon Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of SPAC (“Merger Sub”), Transfix, Inc., a Delaware corporation (the “Company”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct Subsidiary of the Company (“Holdings”). SPAC, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party”.
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Parties will enter into a business combination transaction pursuant to which (a) on the Closing Date prior to the Initial Closing, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act and in connection therewith, SPAC will amend and restate the SPAC Articles of Association and other governing documents by (x) adopting and filing with the Delaware Secretary of State a certificate of incorporation substantially in the form attached to this Agreement as Exhibit A (the “SPAC Delaware Charter”) and (y) adopting bylaws substantially in the form attached to this Agreement as Exhibit B (the “SPAC Delaware Bylaws”), (b) on the Closing Date, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of Merger Sub, and (c) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of the Surviving Corporation (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);
WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, (a) it is intended that (i) the Domestication qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code, (ii) the Initial Merger qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, and (iii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Domestication, (ii) the Initial Merger and, (iii) the Acquisition Merger;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);
WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, SPAC, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Acquisition Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Acquisition Merger and directed that this Agreement and the Acquisition Merger be submitted for consideration by the sole stockholder of Merger Sub;
WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Holdings and its sole stockholder, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Holdings;
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Stockholders, as Company stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval, are entering into the Stockholder Support Agreement, dated as of the date hereof, (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Mergers);
WHEREAS, in connection with the Acquisition Closing, Holdings, certain shareholders of SPAC and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by SPAC and the Company); and
WHEREAS, concurrently with the execution and delivery of this Agreement, G Squared Ascent Management I, LLC (the “Sponsor”) and each of the individuals set forth on Schedule I has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other Transaction Documents and the Transactions.
WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Sponsor has executed and delivered to SPAC the Amended and Restated Forward Purchase Agreement, dated as of the date hereof (the “Amended and Restated Forward Purchase Agreement”), pursuant to which the Sponsor, upon the terms and subject to the conditions set forth therein, has agreed to purchase (i) 5,000,000 units at a purchase price of $10.00 per unit, with each such unit consisting of one share of SPAC Class A Common Stock and one-fifth of one SPAC Delaware Warrant (“Forward Purchase Units”) and (ii) an additional number of Forward Purchase Units equal to the number of SPAC Class A Ordinary Shares redeemed pursuant to the Redemption Rights, up to a maximum of an additional 5,000,000 Forward Purchase Units (collectively, the “Sponsor Private Placement Units”), in each case, in a private placement to be consummated on the Closing Date at or after the Domestication Effective Time and prior to the Initial Merger Effective Time (the “Sponsor Private Placement”) and (b) New Enterprise Associates 15, L.P. (“NEA” and, together with the Sponsor the “Forward Purchase Investors”) has executed and delivered to SPAC the Forward Purchase Agreement, dated as of the date hereof (the “NEA Forward Purchase Agreement” and, together with the Amended and Restated Forward Purchase Agreement, the “Forward Purchase Agreements”), pursuant to which NEA, upon the terms and subject to the conditions set forth therein, has agreed to purchase 1,000,000 Forward Purchase Units at a purchase price of $10.00 per unit (the “NEA Private Placement Units” and, together with the Sponsor Private Placement Units, the “Private Placement Units”), in a private placement to be consummated on the Closing Date at or after the Domestication Effective Time and prior to the Initial Merger Effective Time (the “NEA Private Placement” and, together with the Sponsor Private Placement, the “Private Placements”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.01   Certain Definitions.   For purposes of this Agreement:
“2014 Equity Incentive Plan” means the Company’s 2014 Stock Plan as such may have been amended, supplemented or modified from time to time.

“2019 Equity Incentive Plan” means the Company’s 2019 Stock Plan as such may have been amended, supplemented or modified from time to time.
“Adjusted Aggregate Fully Diluted Company Common Shares” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)) the Aggregate Fully Diluted Company Common Shares as of immediately prior to the Acquisition Merger Effective Time, excluding, solely for purposes of this definition, any Company Options and Company RSU Awards that are unvested as of immediately prior to the Acquisition Merger Effective Time.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Acquisition Merger Effective Time after giving effect to the Conversion or (ii) issuable upon, or subject to, the settlement of any Equity Securities of the Company issued and outstanding immediately prior to the Acquisition Merger Effective Time, including Company Options (whether or not then vested or exercisable), Company RSU Awards and Company Warrants, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Acquisition Merger Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options and Company Warrants described in clause (ii) above divided by the Per Share Merger Ratio.
“Aggregate Merger Consideration” means a number of shares of Surviving Corporation Common Stock equal to the quotient obtained by dividing (i) the Company Valuation, by (ii) $10.00.
“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Support Agreement, the Amended and Restated Forward Purchase Agreement, the NEA Forward Purchase Agreement, the Stockholder Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.
“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.
“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any

Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.
“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Corporation or the Surviving Subsidiary Company), has direct or indirect beneficial ownership of Equity Securities (or rights convertible or exchangeable into Equity Securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Surviving Corporation or the Surviving Subsidiary Company; provided, that such transaction or series of transactions shall not constitute a Change of Control unless such transaction or series of transactions results in such person or “group” of persons having more than the percentage of the ordinary voting power for the election of the board of directors of the Surviving Corporation owned in the aggregate, directly or indirectly, beneficially, by the Company Founder and his affiliates; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting Equity Securities of the Surviving Corporation or the Surviving Subsidiary Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting Equity Securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the result of which is a sale of all or substantially all of the assets of the Surviving Corporation or the Surviving Subsidiary Company to any person.
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated March 18, 2020, as the same may be amended, supplemented or modified from time to time.
“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.
“Company Equity Interests” means Company Stock, Company Options, Company RSU Awards and Company Warrants.
“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or used or held for use in the conduct of the business of the Company and its Company Subsidiaries.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations, or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the written request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any matter specifically set forth on the Company Disclosure Schedule; (h) any Effect to the extent actually known by those individuals set forth on Schedule II on or prior to the date hereof; or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.
“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the 2014 Equity Incentive Plan, 2019 Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series Seed Preferred Stock.
“Company RSU Awards” means all outstanding restricted stock unit awards covering shares of Company Common Stock, whether or not vested, granted pursuant to the 2014 Equity Incentive Plan, 2019 Equity Incentive Plan or otherwise.
“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.
“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.
“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.
“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.
“Company Series D Warrants” means the outstanding warrants to purchase shares of Company Series D Preferred Stock pursuant to that certain Plain English Warrant Agreement, by and between TFX and TriplePoint Venture Growth BDC Corp., dated May 31, 2019.
“Company Series E Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.
“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series Seed Preferred Stock in the Company Certificate of Incorporation.
“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Subsidiary” means each Subsidiary of the Company including, for the avoidance of doubt, Holdings.
“Company Valuation” means $1,000,000,000.
“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of March 19, 2020, by and among the Company and the parties named therein.
“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.
“Contract” means any legally binding written or oral agreement, contract, lease, sublease, loan agreement, security agreement, license, sublicense, indenture, deed, mortgage, commitment, promise, undertaking, or other similar instrument or obligation, to which the party in question is a party, or to which any property, business operation, or right of the party in question is subject or bound.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Equity Securities, as trustee or executor, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.
“Earnout Period” means the time period between the Closing Date and the six-year anniversary of the Closing Date.
“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Acquisition Merger Effective Time, of (i) a share of Company Common Stock (after taking into account the Conversion) and (ii) a vested Company Option or vested Company RSU Award.
“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any immaterial fringe benefits and statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.
“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Common Shares.
“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“Holdings Organizational Documents” means the certificate of incorporation and bylaws of Holdings, as amended, modified or supplemented from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential information, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated March 19, 2020, by and among the Company and the parties named therein.
“Key Company Stockholders” means the persons and entities listed on Schedule B.
“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule II, after reasonable inquiry.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).
“Listing Exchange” mean the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties as of the Closing Date, subject only to official notice of issuance thereof.
“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.
“MidCap Credit Agreement” means that certain Credit Guaranty and Security Agreement, dated as of April 22, 2021, by and among the Company, the other borrowers from time to time party thereto, each guarantor from time to time party thereto, MidCap Funding IV Trust, a Delaware statutory trust, individually as agent and as lender, and the financial institutions or other entities from time to time thereto, as amended, restated, replaced or refinanced from time to time.
“Note Purchase Agreement” means that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of June 15, 2021, by and among the Company and the persons and entities listed on the schedule of lenders attached thereto as Exhibit A.
“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.
“Per Share Consideration” means the Per Share Merger Consideration and the Per Share Earnout Consideration.
“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)) with respect to each Eligible Company Equityholder, a number of shares of Surviving Corporation Common Stock equal to (i) the number of

Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Aggregate Fully Diluted Company Common Shares.
“Per Share Merger Consideration” means a number of Surviving Corporation Common Stock equal to (i) Aggregate Merger Consideration divided by (ii) the Aggregate Fully Diluted Company Common Shares.
“Per Share Merger Ratio” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.
“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means: (i) information related to, or capable of being associated with (alone or in combination with other information), an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier); or (ii) all information defined or described by the Company as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement.
“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.
“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of information.
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Redemption Rights” means the redemption rights provided for in Article 38 of the SPAC Articles of Association, as amended.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.
“Requisite Company Stockholder Approval” means the requisite consent of the Company’s stockholders under the DGCL and the Company Certificate of Incorporation and bylaws (or any equivalent organizational documents) of the Company to approve this Agreement and the Transactions (including the Mergers), which shall consist of the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, and (ii) the holders of sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.
“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 19, 2020, by and among the Company and the parties named therein.
“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.
“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.
“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association, dated February 4, 2021.
“SPAC Cayman Warrant” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.
“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the SPAC at or after the Domestication Effective Time, including shares of Class A common stock of the SPAC issued pursuant to the Sponsor Private Placement or NEA Private Placement.
“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.
“SPAC Consideration” means the shares of Surviving Corporation Common Stock issuable to holders of SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 3.01(a).
“SPAC Delaware Warrant” means whole warrants to purchase SPAC Class A Common Stock, with each whole warrant exercisable for one SPAC Class A Common Stock at an exercise price of $11.50, including each such warrant issued pursuant to the Sponsor Private Placement or the NEA Private Placement.
“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.
“SPAC Intervening Event” means any Effect that, individually or in the aggregate, (x) has a material and adverse impact on the business, assets, liabilities, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (y) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of approval of the Required SPAC Proposals and (z) that does not relate to (1) a SPAC Alternative Transaction or (2) clearance of the Transaction under the Regulatory Approvals or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 6.01; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: (i) any Effect described in subsections (a) through (f) of the definition of “Company Material Adverse Effect”; provided, however, that any such Effect described in subsections (a) through (d) of the definition of “Company Material Adverse Effect” may be taken into account in determining whether a SPAC Intervening Event has occurred to the extent it has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate; or (ii) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants. Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.
“SPAC Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.
“SPAC Organizational Documents” means (i) prior to the Domestication, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, (ii) following the Domestication but prior to the Initial Merger, the SPAC Delaware Charter, the SPAC Delaware Bylaws, the Trust Agreement and the SPAC Warrant Agreement; and (ii) following the Initial Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.
“SPAC Warrant Agreement” means that certain warrant agreement dated February 4, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.
“SPAC Warrants” means (i) prior to the Domestication, a SPAC Cayman Warrants, (ii) following the Domestication, SPAC Delaware Warrants, and (iii) following the Initial Merger, Assumed SPAC Warrants.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the Equity Securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.
“Surviving Corporation Common Stock” means the common stock, par value $0.0001 per share, of the Surviving Corporation.
“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, imputed underpayment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, escheat, unclaimed property, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.
“Trading Day” means any day on which shares of Surviving Corporation Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Corporation Common Stock are then traded.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.
“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $17.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02   Further Definitions.   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2021 Balance Sheet	§4.07(a)
Acquisition Closing	§2.03(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§2.03(a)
Action	§4.09
Agreement	Preamble
Alternative Transaction	§7.01(a)
Antitrust Laws	§7.12(a)
Assumed SPAC Warrant	§3.01(a)(iii)
Assumed Warrant	§3.01(d)
Audited Annual Financial Statements	§4.07(a)
Blue Sky Laws	§4.05(b)
Certificates	§3.02(b)
Change in Recommendation	§7.04(b)
Claims	§6.03
Closing Date	§2.03(b)
COBRA	§4.10(e)
Code	§3.02(i)
Company	Preamble
Company Board	Recitals
Company D&O Insurance	§7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§4.21(a)
Company Permit	§4.06
Company Recommendation	Recitals
Company Record Date	§3.02(a)(ii)
Company Warrants	§4.03(b)
Confidentiality Agreement	§7.05(b)
Contracting Parties	§10.11
Conversion	§3.01(b)
D&O Indemnitees	§7.07(a)
D&O Insurance	§7.07(c)
Data Security Requirements	§4.13(i)
Domestication Condition	§8.01(h)
Earnout Shares	§3.03(a)
Election	§3.02(a)(i)
Election Deadline	§3.02(a)(i)
Election Period	§3.02(a)(ii)
Environmental Permits	§4.15
ERISA Affiliate	§4.10(c)
ESPP	§7.06

Defined Term	Location of Definition
Exchange Agent	§3.02(b)
Exchange Fund	§3.02(b)
Exchanged Option	§3.01(e)
Financial Statements	§4.07(b)
Form of Election	§3.02(a)(ii)
Forward Purchase Agreements	Recitals
Forward Purchase Investors	Recitals
GAAP	§4.07(a)
Governmental Authority	§4.05(b)
Health Plan	§4.10(j)
Holder	§3.02(a)(i)
Holdings	Recitals
Holdings Common Stock	§4.03(f)
Information Security Reviews	§4.14(l)
Initial Closing	§2.03(b)
Initial Merger	Recitals
Initial Merger Effective Time	§2.03(a)
IRS	§4.10(b)
Lease	§4.12(b)
Lease Documents	§4.12(b)
Letter of Transmittal	§3.02(c)
Material Contracts	§4.16(a)
Material Customers	§4.17
Material Suppliers	§4.17
Maximum Annual Premium	§7.07(c)
Merger Materials	§7.02(a)
Merger Sub	Recitals
Merger Sub Board	Recitals
Merger Sub Common Stock	§5.03(b)
Mergers	Recitals
NEA	Recitals
NEA Forward Purchase Agreement	Recitals
NEA Forward Purchase Units	Recitals
NEA Private Placement	Recitals
Nonparty Affiliates	§10.11
Omnibus Incentive Plan	§7.06
Outside Date	§9.01(b)
PCAOB Financial Statements	§7.18
Plans	§4.10(a)
PPACA	§4.10(j)
Private Placements Units	Recitals
Proxy Statement	§7.02(a)
Registration Rights Agreement	Recitals

Defined Term	Location of Definition
Registration Statement	§7.02(a)
Remedies Exceptions	§4.04
Representatives	§7.05(a)
Required SPAC Proposals	§7.02(a)
Restricted Earnout Shares	§3.03(h)
SEC	§5.07(a)
Securities Act	§4.05(b)
Side Letter Agreements	§4.21(b)
SPAC	Preamble
SPAC Alternative Transaction	§7.01(d)
SPAC Board	Recitals
SPAC Delaware Bylaws	Recitals
SPAC Delaware Charter	Recitals
SPAC D&O Indemnitees	§7.07(a)
SPAC D&O Insurance	§7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Intervening Event Notice	§7.04(b)
SPAC Intervening Event Notice Period	§7.04(b)
Sponsor Private Placement	Recitals
Sponsor Private Placement Units	Recitals
1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, no later than two Business Days prior to the date hereof.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   References in Articles V through X to the “SPAC” shall refer to G Squared Ascend I Inc. for all periods prior to completion of the Initial Merger and to the Surviving Corporation for all periods after completion of the Initial Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.
ARTICLE II
AGREEMENT AND PLAN OF MERGER
2.01   The Domestication.
(a)   After all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Initial Closing or the Acquisition Closing), but on the Closing Date, SPAC shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL (the “Domestication”). SPAC will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the SPAC Delaware Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the SPAC Delaware Charter are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and SPAC and specified in each of the Certificate of Domestication and the SPAC Delaware Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”.
(b)   At the Domestication Effective Time, the SPAC Articles of Association shall be amended and restated such that (i) the SPAC Delaware Charter shall be the certificate of incorporation of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the SPAC Delaware Bylaws shall be the bylaws of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the SPAC Delaware Charter and the DGCL.
(c)   At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares or SPAC Warrants, (i) each SPAC Founders Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, (ii) immediately following the conversion described in clause (i), each SPAC Class A Ordinary Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, and (iii) each SPAC Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a SPAC Delaware Warrant, pursuant to and in accordance with the SPAC Warrant Agreement.
2.02   The Mergers.
(a)   Upon the terms and subject to the conditions set forth in this Article II, in accordance with the DGCL, on the Closing Date at the Initial Merger Effective Time SPAC shall be merged with and into Holdings. As a result of the Initial Merger, the separate corporate existence of SPAC shall cease, and Holdings shall continue as the surviving corporation of the Initial Merger (provided that references to Holdings for periods after the Initial Merger Effective Time shall include the Surviving Corporation).
(b)   Upon the terms and subject to the conditions set forth in set forth in this Article II and Article VIII in accordance with the DGCL, on the Closing Date immediately after the Initial Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Company) as a wholly owned Subsidiary of the Surviving Corporation.
2.03   Effective Times; Closing.
(a)   On the Closing Date after the Domestication, but no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than the Domestication Condition and those conditions that by their nature are to be satisfied at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Initial Closing), the Parties shall cause the Initial Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in such certificate of merger) being the “Initial Merger Effective Time”). Immediately after the Initial Merger Effective Time, the Parties shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).
(b)   Immediately prior to such filing of a certificate of merger in accordance with Section 2.03(a) with respect to the Initial Merger, a first closing (the “Initial Closing”) shall occur. On the same day but immediately after the Initial Merger Effective Time, immediately prior to such filing of a certificate of merger in accordance with Section 2.03(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Initial Closing and the Acquisition Closing actually occur is referred to in this Agreement as the “Closing Date.”
2.04   Effect of the Mergers.
(a)   At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Holdings shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Holdings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(b)   At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Company.
2.05   Certificate of Incorporation of Surviving Corporation; Bylaws of Surviving Corporation; Registration Rights Agreement.
(a)   At the Initial Merger Effective Time, Holdings shall file a certificate of incorporation in substantially the form attached as Exhibit C hereto (the “Surviving Corporation Certificate of Incorporation”) with the Secretary of State of Delaware, and the Surviving Corporation Certificate of Incorporation shall be adopted as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07).
(b)   At the Initial Merger Effective Time, the bylaws in substantially the form attached as Exhibit B hereto (the “Surviving Corporation Bylaws” and together with the Surviving Corporation Certificate of

Incorporation, the “Surviving Corporation Organizational Documents”) shall be adopted as the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).
(c)   At the Acquisition Merger Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Subsidiary Company until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 7.07).
(d)   At the Acquisition Closing, the Surviving Corporation shall deliver to the Company a copy of the Registration Rights Agreement duly executed by the Surviving Corporation and the shareholders of SPAC party thereto.
2.06   Directors and Officers of Surviving Corporation; Directors of Surviving Subsidiary Company.
(a)   Subject to Section 7.15, the Parties will take all requisite action such that the directors and officers of Holdings as of immediately prior to the Initial Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the Initial Merger Effective Time, each to hold office in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are, duly elected or appointed and qualified, as applicable.
(b)   The Parties will take all requisite action such that the directors and officers of the Surviving Subsidiary Company immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are, duly elected or appointed and qualified.
ARTICLE III
EFFECTS OF THE MERGER
3.01   Conversion of Securities.
(a)   At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other person:
(i)   each share of Holdings Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for par value;
(ii)   each share of SPAC Class A Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one share of Surviving Corporation Common Stock;
(iii)   each SPAC Warrant, to the extent then outstanding and unexercised immediately prior to the Initial Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of Surviving Corporation Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Initial Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Initial Merger Effective Time: (A) each Assumed SPAC Warrant shall be exercisable solely for shares of Surviving Corporation Common Stock; (B) the number of shares of Surviving Corporation Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Class A Common Stock subject to the applicable SPAC Warrant and (C) the per share exercise price for the Surviving Corporation Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Class A Common Stock subject to the applicable SPAC Warrant as in effect immediately prior to the Initial Merger Effective Time. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and
(b)   On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(B)4 of the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(c)   At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any other person:
(i)   each share of Company Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive (A) the applicable Per Share Merger Consideration and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Common Stock would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 3.03, in each case without interest
(ii)   all shares of Company Stock held in the treasury of the Company (the “Treasury Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(iii)   each share of Merger Sub Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Subsidiary Company.
(d)   Effective as of the Acquisition Merger Effective Time, each Company Series D Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of Surviving Corporation Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Series D Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Acquisition Merger Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Surviving Corporation Common Stock; (b) the number of shares of Surviving Corporation Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Series D Warrant (assuming the shares of Company Series D Preferred Stock subject to such Company Series D Warrant convert into shares of Company Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Surviving Corporation Common Stock; and (c) the per share exercise price for the Surviving Corporation Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Series D Warrant (assuming the shares of Company Series D Preferred Stock subject to such Company Series D Warrant convert into shares of Company Common Stock pursuant to the Conversion), as in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Common Stock for delivery upon the exercise of such Assumed Warrants.
(e)   Each Company Option that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into an option to purchase a number of shares of Surviving Corporation Common Stock (such option, an “Exchanged Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, each Exchanged Option shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Acquisition Merger Effective Time.
(f)   Each Company RSU Award that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into an award covering a number of shares of Surviving Corporation Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “Exchanged RSU Award”) equal to (i) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the Exchange Ratio. Except as specifically provided above, each Exchanged RSU Award shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Acquisition Merger Effective Time.
(g)   At or prior to the Initial Merger Effective Time and the Acquisition Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(c), the treatment of the Company Series D Warrants pursuant to Section 3.01(d), the treatment of the Company Options pursuant to Section 3.01(e), the treatment of Company RSU Awards pursuant to Section 3.01(f), and/or to cause any disposition or acquisition of Equity Securities of SPAC or the Surviving Corporation pursuant to Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e), or Section 3.01(f), or pursuant to the NEA Private Placement or the Sponsor Private Placement, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or the Surviving Corporation or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Surviving Corporation to be exempt under Rule 16b-3 under the Exchange Act.
3.02   Exchange of Certificates.
(a)   Exchange Agent.   Prior to the Closing Date, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A Common Stock, SPAC Founders Shares and the Company Stock (including shares of Company Common Stock resulting from the Conversion), for exchange in accordance with this Article III, the number of shares of Holdings Common Stock sufficient to deliver the aggregate SPAC Consideration and Per Share Consideration payable pursuant to this Agreement (such shares of Holdings Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures for Company Stock Evidenced by Certificates; Exchange Procedures for Company Stock, SPAC Class A Common Stock, and SPAC Founders Shares in Book Entry.
(i)   As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, Holdings shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, Holdings shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Exchange Agent shall deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.
(ii)   Holdings shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Common Stock, SPAC Founders Shares and Company Stock, in each case, represented by book entry, the applicable SPAC Consideration or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.
(c)   Distributions with Respect to Unexchanged Certificates.   No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the Surviving Corporation Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, the Surviving Corporation shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of Surviving Corporation Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Common Stock.
(d)   No Further Rights in Company Common Stock.   (i) The SPAC Consideration payable upon conversion of the SPAC Class A Common Stock and SPAC Founders Shares pursuant to Sections 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Common Stock and SPAC Founders Shares, as applicable, and (ii) the Per Share Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the Conversion) or pursuant to Section 3.03 in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.
(e)   Adjustments to SPAC Consideration and Per Share Consideration.   The SPAC Consideration and the Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Ordinary Shares (prior to the Domestication), SPAC Class A Common Stock (after the Domestication by prior to the Initial Merger), SPAC Founders Shares (prior to the Initial Merger), Surviving Corporation Common Stock (following the Initial Merger), or the Company Stock occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock for one year after the Acquisition Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation for the applicable SPAC Consideration or applicable Per Share Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Common Stock, SPAC Founders Shares or Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
(g)   No Liability.   None of the Exchange Agent, SPAC, the Surviving Corporation, or Surviving Subsidiary Company shall be liable to any holder of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock (including shares of Company Common Stock resulting from the Conversion) for any Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.
(h)   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding (i) on amounts treated as compensation for applicable tax purposes or (ii) relating to a failure by the Company to deliver at or prior to the Acquisition Closing, the deliverable contemplated in Section 7.14(d), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.
(i)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, the Surviving Corporation, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.
(j)   Fractional Shares.   No certificates or scrip or shares representing fractional shares of Surviving Corporation Common Stock shall be issued upon the exchange of SPAC Class A Common Stock, SPAC Founders Shares or Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Surviving Corporation or a holder of shares of Surviving Corporation Common Stock. In lieu of any fractional share of Surviving Corporation Common Stock to which any holder of SPAC Class A Common Stock, SPAC Founders Shares or Company Common Stock, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Share Merger Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Surviving Corporation Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
3.03   Earnout.
(a)   Following the Acquisition Closing, as additional consideration for the Company interests acquired in connection with the Acquisition Merger, within five (5) Business Days after the occurrence of a

Triggering Event, the Surviving Corporation shall issue or cause to be issued to the Eligible Company Equityholders with respect to such Triggering Event the following shares of Surviving Corporation Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing) (the “Earnout Shares”) constituting the Per Share Earnout Consideration (which Earnout Shares, for the avoidance of doubt, shall be issued as shares of Surviving Corporation Common Stock to all Eligible Company Equityholders), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:
(i)   upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 2,500,000 Earnout Shares;
(ii)   upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 2,500,000 Earnout Shares; and
(iii)   upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 2,500,000 Earnout Shares.
(b)   For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders collectively be entitled to receive more than an aggregate of 7,500,000 Earnout Shares pursuant to this Section 3.03.
(c)   If, during the Earnout Period, there is a Change of Control (A) the Surviving Corporation shall issue 7,500,000 shares of Surviving Corporation Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder.
(d)   The Surviving Corporation Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and in Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing.
(e)   At all times during the Earnout Period, the Surviving Corporation shall keep available for issuance a sufficient number of shares of unissued Surviving Corporation Common Stock to permit the Surviving Corporation to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Surviving Corporation Common Stock if at any time there shall be insufficient unissued Surviving Corporation Common Stock to permit such reservation. In no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.
(f)   The Surviving Corporation shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 3.03, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Surviving Corporation responsible for maintaining such ledger or the applicable registrar or transfer agent of the Surviving Corporation).
(g)   During the Earnout Period, the Surviving Corporation shall use reasonable best efforts for the Surviving Corporation to remain listed as a public company on, and for the Surviving Corporation Common Stock (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Surviving Corporation Common Stock are then listed; provided, however, that subject to Section 3.03(c), the foregoing shall not limit the Surviving Corporation from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

(h)   Notwithstanding anything to the contrary contained herein, the Earnout Shares to be issued to the holders of Company Options and Company RSU Awards pursuant to Section 3.03(a) shall be issued at or as soon as practicable following the Acquisition Closing in the form of restricted Surviving Corporation Common Stock pursuant to the Omnibus Incentive Plan (the “Restricted Earnout Shares”). The number of Restricted Earnout Shares issued with respect to each Company Option and Company RSU Award held by an Eligible Company Equity Holder shall be equal to (i) (A) 7,500,000, divided by (B) the number of Adjusted Aggregate Fully Diluted Company Common Shares as of immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the aggregate number of shares of Company Common Stock underlying the applicable Company Option and Company RSU Award. Each Restricted Earnout Share shall be subject to forfeiture, and such forfeiture restrictions shall lapse with respect to a pro rata portion of the Restricted Earnout Shares held by each holder of Restricted Earnout Shares upon the occurrence of a Triggering Event (or on the date on which a Change of Control occurs as described in Section 3.03(c)), but only to the extent that such Restricted Earnout Share would have been issued upon the Triggering Event (or Change of Control) had it instead been issued pursuant to Section 3.03(a)-(c), and upon such lapse of forfeiture the Restricted Earnout Shares shall be treated as issued pursuant to Section 3.03(a)-(c) (as applicable). Any Restricted Earnout Share that remains subject to forfeiture at the expiration of the Earnout Period shall automatically and without further action be forfeited, and the Eligible Company Equityholder shall have no further right, title or interest in such Restricted Earnout Share. The Restricted Earnout Shares shall be subject to adjustment in accordance with Section 3.03(a), and shall not be entitled to dividends paid with respect to the Surviving Corporation Common Stock during the Earnout Period. Notwithstanding anything to the contrary in this Section 3.03, in no event shall the number of Earnout Shares issued pursuant to pursuant to Section 3.03(a)-(c), together with the number of Restricted Earnout Shares vesting in accordance with this Section 3.03(h), exceed 7,500,000 Earnout Shares.
3.04   Stock Transfer Books.   At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the applicable Per Share Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.
3.05   Appraisal and Dissenters’ Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(c), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.
(b)   Prior to the Closing Date, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless it is reasonably apparent on its face that such disclosure relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC and Merger Sub as follows:
4.01   Organization and Qualification; Subsidiaries.
(a)   Each of the Company and Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
4.02   Certificate of Incorporation and Bylaws.   The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor Holdings is in violation of any of the provisions of each of their respective certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.
4.03   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of 9,5000,000 shares of Company Common Stock and 61,565,839 shares of Company Preferred Stock, consisting of (i) 5,802,005 shares of Company Series Seed Preferred Stock, (ii) 16,494,312 shares of Company Series A Preferred Stock, (iii) 19,800,602 shares of Company Series B Preferred Stock, (iv) 10,952,845 shares of Company Series C Preferred Stock, (v) 5,185,884 shares of Company Series D Preferred Stock and (vi) 3,330,191 shares of Company Series E Preferred Stock. As of the date of this Agreement, (1) 9,612,965 shares of Company Common Stock are issued and outstanding, (2) 60,956,596 shares of Company Preferred Stock are issued and outstanding, (3) 5,802,005 shares of Company Series Seed Preferred Stock are issued and outstanding, (4) 16,494,312 shares of Company Series A Preferred Stock are issued and outstanding, (5) 19,800,602 shares of Company Series B Preferred Stock are issued and outstanding, (6) 10,952,845 shares of Company Series C Preferred Stock are issued and outstanding, (7) 5,052,382 shares of Company Series D Preferred Stock are issued and outstanding, and (8) 2,854,450 shares of Company Series E Preferred Stock are issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company. As of the date of this Agreement, (x) 14,376,156 shares of Company Common Stock and 9,458,310 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan, respectively, (y) 537,094 shares of Company Common Stock and 1,167,239 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSU Awards granted pursuant to the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan, respectively and (z) 133,502 shares of Company Series D Preferred Stock are reserved for future issuance pursuant to the Company Warrants.
(b)   Other than (i) the Company Options set forth on Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company RSU Awards set forth on Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, and (v) outstanding Company Series D Warrants to purchase an aggregate of 133,502 shares of Company Series D Preferred Stock (subject to the exercise or forfeiture of any such Company Series D Warrants following the date of this Agreement) (the “Company Warrants”), there are no Equity Securities of the Company or any Company Subsidiary issued or outstanding as of the date of this Agreement. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any Equity Securities in the Company or any Company Subsidiary or any other equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other Equity Securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement and the Company Support Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other Equity Securities or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the Equity Securities or other securities of the Company.
(c)   Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option, each Company RSU Awards and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company RSU Award recipient or the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Option, Company RSU Award or Company Warrant; (iii) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (iv) the date on which such Company Option, Company RSU Award or Company Warrant was granted; and (v) the date on which such Company Option or Company Warrant expires. The Company has made available to SPAC accurate and complete copies of the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan pursuant to which the Company has granted the Company Options or Company RSU Awards that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options or Company RSU Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(d)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   All outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)   As of the date of this Agreement, the authorized capital stock of Holdings consists of 100 shares of common stock, par value $0.000001 per share (the “Holdings Common Stock”). As of the date hereof, 100 shares of Holdings Common Stock are issued and outstanding. All outstanding shares of Holdings Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Holdings Organizational Documents. The shares of Surviving Corporation Common Stock being delivered by Holdings pursuant to Section 3.01(a) and the Per Share Consideration being delivered by Holdings hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Surviving Corporation Organizational Documents.
(g)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.
(h)   Immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation. Section 4.03(a) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.
4.04   Authority Relative to this Agreement.   Each of the Company and Holdings has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of the Company and Holdings and the consummation by each of the Company and Holdings of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Holdings are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Holdings Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and Holdings and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company and Holdings, enforceable against the Company and Holdings in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.
4.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of the Company and Holdings do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by each of the Company and Holdings will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of the Company and Holdings do not, and the performance of this Agreement by each of the Company and Holdings will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
4.06   Permits; Compliance.   Each of the Company and the Company Subsidiaries is in possession of all material applicable franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.
4.07   Financial Statements.
(a)   Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)   Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 (the “2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2021 (collectively, the “Unaudited Annual Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto or for any year end adjustment) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.
(c)   Except as and to the extent set forth on the 2021 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2021 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.
(d)   Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(e)   To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
4.08   Business Activities; Absence of Certain Changes or Events.
(a)   Holdings was formed solely for the purpose of engaging in the Initial Merger and is, and will be at all times prior to the Initial Merger, wholly owned by the Company. Since the date of its incorporation, Holdings has not, and at all times prior to the Initial Merger Effective Time will not, engage in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Holdings does not have, and prior to the Initial Merger Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Initial Merger.
(b)   Since December 31, 2020 through the execution date of this Agreement, except as otherwise reflected in the Unaudited Annual Financial Statements or as expressly contemplated by this Agreement (i) there has not been a Company Material Adverse Effect, and (ii) other than in the ordinary course, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the material covenants set forth in Section 6.01(b).
4.09   Absence of Litigation.   In the past three (3) years, (a) there has been no litigation, suit, claim, charge, action, proceeding, audit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) or, to the knowledge of the Company, investigation or examination by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date of this Agreement, would reasonably be expected to involve an amount in controversy (not counting likely insurance proceeds) in excess of $1,000,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
4.10   Employee Benefit Plans.
(a)   Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes hereof, “Plans” shall mean all Employee Benefit Plans (whether or not disclosed on Section 4.10(a) of the Company Disclosure Schedule) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, or (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company or a Company Subsidiary with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary.
(b)   With respect to each material Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.
(c)   Neither the Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability or obligation with respect to (whether contingent or otherwise) (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA, and neither the Company nor, to the knowledge of the Company, any ERISA Affiliate, has ever incurred any liability under Title IV of ERISA that has not been paid in full. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
(d)   (i) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. (ii) The consummation of the Transactions contemplated hereby could not reasonably be expected to result in any amount paid or payable by the Company or any Company Subsidiary being characterized as an “excess parachute payment” as defined in Section 280G(b)(2) of the Code.
(e)   None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except (i) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.
(f)   Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) for the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h)   There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.
(i)   All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.
(j)   Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.
(k)   Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.
(l)   The Company and its Company Subsidiaries have timely made all contributions and satisfied all material obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.
4.11   Labor and Employment Matters.
(a)   The Company has made available to SPAC a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date of this Agreement and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position; (iii) department; (iv) whether classified as exempt or nonexempt for wage and hour purposes; (v) regularly scheduled hours per week; (vi) location of employment (city and state); (vii) current annualized base salary (if paid on a salaried basis) or hourly rate (if paid on an hourly basis); (viii) commission eligibility; (ix) bonus or other incentive-based compensation eligibility (excluding equity); and (x) any visa or work permit status and the date of expiration, if applicable.
(b)   No employee or other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees, the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.
(c)   In the past three (3) years, there have been no material Actions pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary by or on behalf of or involving any of their respective current or former employees or Service Providers, in each case with respect to employment or labor matters, in each case, that (i) involved, or as of the date of this Agreement would reasonably be expected to involve, any amount in controversy in excess of $500,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to involve any amount in controversy in excess of $500,000.
(d)   Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been for the past three (3) years in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the investigation and remediation of any complaints) and occupational safety and health requirements. During the past three (3) years each employee and other Service Provider of the Company and each Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.
4.12   Real Property; Title to Tangible Assets.
(a)   The Company does not own any real property.
(b)   Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)   Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, to the knowledge of the Company (only in the case of Leased Real Property and leasehold and subleasehold interests) free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole.
4.13   Intellectual Property.
(a)   Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business) (“Licensed IP Agreements”); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.
(b)   The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP has been duly maintained, has not been canceled or abandoned or permitted to lapse or expire, is currently in compliance with all formal legal requirements (including the payment of all applicable fees), and is subsisting, and, to the knowledge of the Company, valid and enforceable. There are no Governmental Orders, settlements, covenants not to sue, consents or other dispute-related obligations to which the Company or any Company Subsidiary is a party or otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property; (B) restrict the business of the Company or any Company Subsidiary to accommodate any Intellectual Property of any other person; or (C) permit any third party to use any Company-Owned IP.
(c)   The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written enforceable confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d)   Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person, and there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the ordinary course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the activities of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.
(e)   All persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons presently assign to the Company or the applicable Company Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f)   No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, or other Person was used directly or indirectly in the development of any Company-Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company-Owned IP.
(g)   Neither the Company nor any Company Subsidiary has provided or disclosed, directly or indirectly, any source code of any Product or any of the Software constituting Company-Owned IP to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. Neither the Company nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Product or any of the Software constituting Company-Owned IP. The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to license or provide the source code to any Product or any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Product or any of the Software constituting Company-Owned IP at no or minimum charge. The Company and the Company Subsidiaries have in all material respects complied and comply with the license of each item of Open Source Software that they use or distribute.
(h)   The Company and the Company Subsidiaries maintain commercially reasonable and effective disaster recovery, business continuity, risk assessment and information security plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned or controlled by the Company and the Company Subsidiaries, and (ii) detect and prevent data security incidents, unauthorized Processing, ransomware, and other misuse, such as by monitoring network traffic for threats and scan and assess vulnerabilities in the Business Systems owned or controlled by the Company and the Company Subsidiaries. There has not been any malfunction or failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused an outage or unavailability of the Products for any material period of time.
(i)   To the Company’s knowledge, the Company and the Company Subsidiaries own or have valid and enforceable rights to use the Business Systems. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or have otherwise provided to their employees and contractors.

(j)   The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the Processing of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company and the Company Subsidiaries take commercially reasonable measures to prevent the introduction of and remove Disabling Devices in the Business Systems and Product components. The Company displays a privacy policy on each website and mobile application owned, controlled or operated by the Company and the Company Subsidiaries, and, to the Company’s knowledge, each such privacy policy incorporates all disclosures to data subjects required by the Data Security Requirements.
(k)   Since January 1, 2018 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (i) to the Company’s knowledge, experienced any data security breaches, ransomware attacks, unauthorized access or use of any of the Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or other Processing of any Business Data or Personal Information in the custody or control of the Company, any Company Subsidiary, or any service provider acting on behalf of the Company, or (ii) received notice or become aware through other means of any audits, proceedings or investigations by any Governmental Authority (domestic or foreign) or other person, or received any claims or complaints regarding the collection, dissemination, storage, use, or other Processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, been legally required to provide, any notice to persons in connection with any unauthorized access, use, or disclosure or other Processing of Personal Information. There have not been any subject access or other individual rights requests made pursuant to the Data Security Requirements.
(l)   The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.
(m)   The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Subsidiary Company or such Company Subsidiaries, as applicable, from receiving, using, or otherwise Processing Company IP, Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Company IP, Personal Information and other Business Data prior to the Closing Date.
(n)   Except as set forth on Section 4.13(n) of the Company Disclosure Schedule, all Personal Information Processed by the Company and any Company Subsidiary has been collected by the Company or the applicable Company Subsidiary directly from the data subjects.
(o)   Except as set forth on Section 4.13(o) of the Company Disclosure Schedule, the Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(p)   Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.
(q)   In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company or any Company Subsidiary, the Company, or the applicable Company Subsidiary, has in accordance with Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy/Data Security Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Company or applicable Company Subsidiary; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; (iv) restrict Processing of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement; and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.
4.14   Taxes.
(a)   The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.
(b)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.
(c)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.
(d)   Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.
(e)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).
(f)   Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).
(g)   Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.
(h)   Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.
(i)   Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)   Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.
(k)   There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(l)   Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)   Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)   Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.
(o)   Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its tax classification for U.S. federal income tax purposes.
(p)   As of the date of this Agreement, to the knowledge of the Company, there are no current facts that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q)   Neither the Company nor any Company Subsidiary has deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act. The Company and each Company Subsidiary has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 4.14(q) of the Company Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits the Company and each Company Subsidiary has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.
4.15   Environmental Matters.   (a) The Company and the Company Subsidiaries are not, and since January 1, 2018, have not been, in violation of applicable Environmental Law, including, to the Company’s knowledge, all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the real properties currently or formerly owned or leased by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing clauses (a) through (f), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole. The Company has provided all written environmental site assessments, reports, studies or other evaluations in its possession relating to any real properties currently or formerly owned or leased by the Company or any Company Subsidiary.
4.16   Material Contracts.
(a)   Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement and excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, of each of the following types of currently in effect Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):
(i)   all Contracts with a Material Customer involving aggregate payments to the Company or any Company Subsidiary in excess of $1,000,000 per year;
(ii)   all Contracts with a Material Supplier involving aggregate payments to the Company or any Company Subsidiary in excess of $500,000 per year;
(iii)   all Contracts evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, involving an amount (including the amount of any undrawn but available commitments thereunder) greater than $500,000;
(iv)   all co-broker, partnership, joint venture, strategic alliance, profit sharing, funding, or similar Contracts;

(v)   all Contracts with any Governmental Authority that involve payments by the Company or any Company Subsidiaries in excess of $500,000, in the aggregate, over any 12-month period;
(vi)   all Contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;
(vii)   all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;
(viii)   all leases or master leases of personal property with annual payments of $500,000 or more in a 12-month period;
(ix)   all Contracts that involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course, or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;
(x)   all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier, or grant to any Person the right to purchase goods or services from the Company or any Company Subsidiary on, a “most favored supplier” basis;
(xi)   all Contracts that relate to the direct or indirect acquisition of any person or business or the disposition of any material assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) in the last 12 months, in each case, involving payments of $500,000 or more, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(xii)   all Contracts for a Company Interested Party Transaction; and
(xiii)   all Contracts involving any resolution or settlement of any actual or threatened Action which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.
(b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing Section 4.16(b)(i) through (iii), except for any such conflicts, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.
4.17   Customers and Suppliers.   Section 4.17 of the Company Disclosure Schedule sets forth (i) the top ten (10) customers of the Company for the 12-month period ended December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since December 31, 2020) (collectively, the “Material Customers”), and (ii) the top ten (10) suppliers of the Company for the 12-month period ended December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended December 31, 2020) (collectively, the “Material

Suppliers”). The Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.
4.18   Insurance.
(a)   Section 4.18(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured(i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.
(b)   With respect to each such insurance policy, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material and adverse modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable and (v) neither the Company nor any of the Company Subsidiaries has received any disclaimer of coverage, other than reservation rights notices received in the ordinary course of business.
(c)   The Company maintains, and has maintained, since January 1, 2019, insurance policies and coverage in such amounts and against such risk (i) as is sufficient for compliance with all material contracts to which the Company or any Company Subsidiary is a party or by which it is bound, and (ii) as is sufficient for compliance with all applicable Laws.
4.19   Board Approval; Vote Required.
(a)   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered by stockholders of the Company holding sufficient shares of capital stock of the Company to deliver the Requisite Company Stockholder Approval, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.
(b)   The Holdings Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Initial Merger are fair to, and in the best interests of, Holdings and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) and declared their advisability, and (iii) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) and directed that this Agreement and the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) be submitted for consideration by the sole stockholder of Holdings. The only votes of the holders of any class or series of capital stock or membership interests of Holdings that are necessary to approve this Agreement, the Initial Merger and the other Transactions is the affirmative vote of the sole stockholder of Holdings Common Stock.

4.20   Certain Business Practices.
(a)   Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.
(b)   Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.
(c)   There are no, and since January 1, 2018, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.
4.21   Interested Party Transactions.
(a)   Except for employment relationships, agreements relating to the purchase of the Company’s Equity Securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer or Material Supplier, (ii), a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iii) any contractual arrangement with the Company or any Company Subsidiary, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any matter set forth in the foregoing clauses (i) through (iii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or legally binding arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, on the other hand.
(b)   Except Contracts with any Service Providers (including employee offer letters), Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, legally binding arrangements or legally binding understandings between the Company or any Company Subsidiary, on the one hand, and any other person holding capital stock of the Company, on the other hand, which grant or purport to grant any board observer or governance rights (collectively, the “Side Letter Agreements”).
(c)   Effective as of the Acquisition Closing, upon the execution of termination agreements, the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and, except as set forth on Section 4.21(c) of the Company Disclosure Schedule, each Side Letter Agreement shall each terminate and shall be of no further force or effect.
4.22   Exchange Act.   Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.
4.23   Brokers.   Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Holdings. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and J.P. Morgan Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
4.24   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(d), each of the Company and Holdings hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, Holdings, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or Holdings, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Holdings pursuant to Section 8.02(d) of this Agreement, none of the Company, Holdings nor any other person on behalf of the Company or Holdings has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
4.25   Company’s Investigation and Reliance.   The Company is a sophisticated Person and has made its own independent investigation, review and analysis regarding the SPAC, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC and Merger Sub and other information that they have requested in connection with their investigation of SPAC and Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, the Sponsor or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(c). Neither SPAC, the Sponsor nor any of its respective stockholders, securityholders, affiliates or Representatives shall have any liability to the Company, any Company Subsidiary, Holdings or any of their respective stockholders, securityholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, any Company Subsidiary or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement. The Company acknowledges that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement, neither the SPAC, the Sponsor nor any of their respective stockholders, securityholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC, its stock trading price or otherwise.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB
Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company and Holdings as follows:
5.01   Corporate Organization.
(a)   Except to the extent expressly contemplated by the Transactions, each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(b)   Merger Sub is the only Subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any Equity Securities in any other Person.
5.02   Organizational Documents.   As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions, the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.
5.03   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 479,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (iv) 30,000,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 8,625,000 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (vii) 6,100,000 SPAC Warrants are issued and outstanding, and (viii) 13,000,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Prior to the Initial Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.
(b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
(c)   All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.
(d)   Except for NEA Forward Purchase Agreement, the Amended and Restated Forward Purchase Agreement, this Agreement, the SPAC Warrants (including any SPAC Warrants issued as repayment for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Founders Shares, SPAC has not issued any Equity Securities of SPAC. All shares of Surviving Corporation Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of Surviving Corporation Common Stock) or any of the Equity Securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the Sponsor Support Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of Surviving Corporation Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
5.04   Authority Relative to This Agreement.   Each of SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Initial Merger, the approval of the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting. This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC and Merger Sub, enforceable against SPAC and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions.
5.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC and Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC and Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC and Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval,

authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.
5.06   Compliance.   Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.
5.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 4, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.
(c)   Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d)   SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
(e)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.
(g)   As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(h)   Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.
5.08   Business Activities; Absence of Certain Changes or Events.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(b)   Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub, or to which the Merger Sub, is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(d)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(e)   Merger Sub was formed solely for the purpose of effecting the Mergers and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.
(f)   Since February 4, 2021 there has not been a SPAC Material Adverse Effect that is continuing.
5.09   Absence of Litigation.   (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.
5.10   Board Approval; Vote Required.
(a)   The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Domestication and the Mergers) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement), and directed that this Agreement and the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.
(b)   The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Domestication is the affirmative vote of the holders of two thirds of the outstanding SPAC Class A Ordinary Shares who, being eligible to do so, attend and vote at the SPAC Shareholders’ Meeting and to approve the other Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.
(c)   The Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub.
(d)   The only votes of the holders of any class or series of capital stock of Merger Sub that are necessary to approve this Agreement, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
5.11   No Prior Operations of Merger Sub .   Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
5.12   Brokers.   Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with UBS Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
5.13   SPAC Trust Fund.   As of the date of this Agreement, SPAC has no less than $345,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 4, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies

Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Surviving Corporation Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.
5.14   Employees.   SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.
5.15   Taxes.
(a)   SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)   Neither SPAC, Merger Sub nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. SPAC has not entered into any Tax sharing agreement or arrangement with Sponsor or any direct or indirect owner of Sponsor.
(c)   Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.
(d)   Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.
(e)   Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).
(f)   Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).
(g)   Neither SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.
(h)   Neither SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.
(i)   Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)   Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or Merger Sub any deficiency or claim for material Taxes.
(k)   There are no Tax liens upon any assets of SPAC or Merger Sub except for Permitted Liens.
(l)   Neither SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)   Neither SPAC nor Merger Sub has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)   Neither SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.
(o)   SPAC has no Subsidiaries (and has not had any Subsidiaries) other than Merger Sub.
(p)   As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.16   Registration and Listing.   As of the date hereof, the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GSQD,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GSQD.W.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.
5.17   Insurance.   Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.
5.18   Intellectual Property.   Neither SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.
5.19   Agreements; Contracts and Commitments.
(a)   Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or Merger Sub is party, including contracts by and among SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.
(b)   Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.
5.20   Title to Property.   Neither SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.
5.21   Investment Company Act.   Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22   Private Placements.
(a)   As of the date hereof, (i) SPAC has delivered to the Company true, correct and complete copies of each of (x) the Amended and Restated Forward Purchase Agreement entered into by SPAC with the Sponsor, pursuant to which the Sponsor has committed to purchase up to a maximum of 10,000,000 Sponsor Private Placement Units and (y) the Forward Purchase Agreement entered into by SPAC with NEA, pursuant to which NEA has committed to purchase 1,000,000 NEA Private Placement Units; (ii) to the knowledge of SPAC, with respect to each Forward Purchase Investor, the Forward Purchase Agreement with such Forward Purchase Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a Forward Purchase Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by SPAC; (iii) each of the Forward Purchase Agreements is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each Forward Purchase Investor, and neither the execution nor delivery by SPAC thereto nor the performance of SPAC’s obligations under any such Forward Purchase Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between SPAC and any Forward Purchase Investor relating to any Forward Purchase Agreement that would affect the obligation of such Forward Purchase Investor to purchase the application portion of the Private Placement Units, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Forward Purchase Agreement not being satisfied, or the Forward Purchase Price (as defined in the applicable Forward Purchase Agreement) not being available to SPAC, on the Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of SPAC under any term or condition of any Forward Purchase Agreement and SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Forward Purchase Agreement.
(b)   No fees, consideration (other than Surviving Corporation Common Stock issued in connection with the Private Placement Units) or other discounts are payable or have been agreed by SPAC (including, from and after the Acquisition Closing, the Company and Merger Sub) to any Forward Purchase Investor in respect of its portion of the Private Placement Units.
5.23   SPAC’s and Merger Sub’s Investigation and Reliance.   Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub, and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub, or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.
5.24   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by SPAC and Merger Sub pursuant to Section 8.03(c), each of SPAC and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives by, or on behalf of, SPAC and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the Company or Holdings pursuant to Section 8.03(c) of this Agreement, none of SPAC, Merger Sub nor any other person on behalf of SPAC or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGERS
6.01   Conduct of Business by the Company Pending the Mergers.
(a)   The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, or (z) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)   the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); and
(ii)   the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and other key Service Providers of the Company and the Company Subsidiaries and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, except as the Company deems reasonably prudent in the conduct of its and the Company’s Subsidiaries’ business (on a consolidated basis).
(b)   By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, and (z) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)   amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or Holdings;
(ii)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Holdings (other than the Conversion and the Mergers);

(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (A) any Equity Securities of SPAC, Holdings, any Subsidiary of SPAC or Holdings, the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company RSU Awards or Company Warrants in effect on the date of this Agreement, (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement and (3) the issuance of equity compensation covering, in the aggregate, no more than 2,000,000 shares of Company Common Stock (net of forfeitures, cancellations, terminations and the like) pursuant to the 2014 Equity Incentive Plan and/or 2019 Equity Incentive Plan and the exercise or settlement of such equity, in each case, shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of the Company and its Subsidiaries and (2) transactions solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens, (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $1,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in an amount not to exceed $250,000 in any year, (10) abandonment, cancellation or disposition of any Intellectual Property which, in the Company’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $1,000,000 in the aggregate in any fiscal year;
(iv)   acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);
(v)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;
(vi)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (i) acquisitions of any such capital stock or other Equity Securities of the Company in connection with the forfeiture or cancellation of such interests or the exercise of Company Options or warrants or settlement of Company RSU Awards and (ii) transactions between the Company or Holdings and a wholly-owned Subsidiary of the Company or Holdings or between wholly-owned Subsidiaries of the Company or Holdings;
(vii)   (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind owed or otherwise permitted under the MidCap Credit Agreement or the Note Purchase Agreement, (ii) other indebtedness of the Company or the Company Subsidiaries not to exceed $1,000,000, or (iii) any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii)   make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $1,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, and (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;
(ix)   make any material capital expenditures (or commit to making any capital expenditures) in excess of $1,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;
(x)   acquire any fee interest in real property;
(xi)   except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company RSU Awards; or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees;; except that, in each case and without limiting the generality of the foregoing subclauses (A)  — (D), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $200,000;
(xii)   make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law;
(xiii)   (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(xiv)   (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable Law;
(xv)   knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;
(xvi)   permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in material items of Company-Owned IP;
(xvii)   waive, release, assign, settle or compromise any Action or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;
(xviii)   enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;
(xix)   voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;
(xx)   fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or
(xxi)   enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
6.02   Conduct of Business by SPAC and Merger Sub Pending the Mergers.   Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement and consummating the NEA Private Placement and the Sponsor Private Placement) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement and consummating the NEA Private Placement and the Sponsor Private Placement) and as required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)   amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents, or form any Subsidiary of SPAC other than Merger Sub;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares (prior to the Domestication), SPAC Founders Shares,

Surviving Corporation Common Stock (following the Domestication) or SPAC Warrants except for redemptions from the Trust Fund and conversion of the SPAC Founders Shares that are required pursuant to the SPAC Organizational Documents;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Organizational Documents;
(e)   (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;
(f)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions incurred in the ordinary course of business;
(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;
(h)   (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(i)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;
(j)   amend or modify the Trust Agreement or any other agreement related to the Trust Account;
(k)   (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or
(l)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
6.03   Claims Against Trust Account.   The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of the Company’s affiliates, securityholders or Representatives has, or shall have at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of its affiliates, securityholders or Representatives on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the

Company hereby irrevocably waives on behalf of itself and its affiliates, securityholders and Representatives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub, or any other person for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement) in accordance with the terms of this Agreement and the Trust Agreement so long as such claim would not affect SPAC’s ability to fulfil its obligations under the Trust Agreement, including to effectuate the Redemption Rights. In the event that the Company or any of its affiliates, securityholders or Representatives commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.01   No Solicitation.
(a)   From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii)(B), (x) sale of any Equity Securities of the Company or any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii)(A), or (y) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole (each, an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.
(b)   From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.
(c)   If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.
(d)   From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination expressly involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue, permit or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any Representative or affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company), including any business combination involving a special purpose acquisition company (other than SPAC). The Parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC, Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and Merger Sub.
(e)   From the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)   If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.
7.02   Registration Statement; Proxy Statement.
(a)   As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC and Holdings (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (such initial filing, the “Initial Proxy Statement”, and as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement, including the Domestication, the adoption of the SPAC Delaware Charter and SPAC Delaware Bylaws in the forms attached as Exhibits A and B to this Agreement, and the adoption of the Surviving Corporation Organizational Documents, in the forms attached as Exhibits C and D to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Initial Merger Effective Time and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of Surviving Corporation Common Stock as contemplated by this Agreement, the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement, (C) approval and adoption of the Omnibus Incentive Plan and the ESPP, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) any other proposals the parties deem necessary to effectuate the Mergers and (F) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company, Holdings and SPAC shall jointly prepare and Holdings shall file with the SEC a registration statement on Form S-4 (such initial filing, the “Initial Registration Statement”, and together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) and the shares of Surviving Corporation Common Stock to be issued or issuable in the Domestication and the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the stockholders of the Company pursuant to this Agreement. Each of the Company, Holdings and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within five (5) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC (i) agree to promptly provide Holdings with all information concerning the business, management, operations and financial condition of the Company and SPAC, as applicable, and their respective Subsidiaries, in each case, reasonably requested by Holdings for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company or SPAC, as applicable, and their respective Subsidiaries to be reasonably available to Holdings in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.
(b)   No filing of, or amendment or supplement to the Merger Materials will be made by Holdings or SPAC without the approval of SPAC or the Company, respectively (such approval not to be unreasonably withheld, conditioned or delayed). Holdings will advise SPAC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Surviving Corporation Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the stockholders of the Company pursuant to this Agreement. Holdings will advise SPAC, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply SPAC with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings or SPAC without the prior consent of SPAC or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC or the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.
(a)   SPAC represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC, Merger Sub, Holdings, or any of their respective officers, directors or securityholders, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(b)   The Company and Holdings each represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company, Holdings, any Company Subsidiary or any of their respective officers, directors or securityholders, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC. All documents that the Company and Holdings are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(c)   Prior to distributing materials to be provided to the stockholders of the Company in connection with soliciting consent from such Persons to the Transactions, the Company shall provide a draft copy of such materials to SPAC. No materials, including any amendment or supplement thereto, will be provided to the stockholders of the Company in connection with soliciting consent from such Persons to the Transactions without the prior written approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed).
7.03   Company Stockholder Approval; Holdings Stockholder Approval.   The Company shall (i) obtain and deliver to SPAC, the Requisite Company Stockholder Approval, (A) in the form of a written consent attached hereto as Exhibit D (the “Written Consent”) executed by each of the Key Company Stockholders

(pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five (5) Business Days after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s certificate of incorporation and bylaws and other organizational documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement and approve the Initial Merger and the other Transactions as the sole stockholder of Holdings.
7.04   SPAC Shareholders’ Meeting and Merger Sub Stockholder’s Approval.
(a)   SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 7.04(b) and applicable Law, the SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.
(b)   Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Required SPAC Proposals, solely in response to a SPAC Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a Change in Recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take or has taken such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five-Business Day (instead of ten-Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), the Board of Directors of SPAC determines (after consultation with its outside legal counsel) that a failure to make a Change in Recommendation would reasonably be excepted to constitute a violation of its fiduciary duties under applicable Law. Each of the Company and SPAC will, and will use their respective reasonable best efforts to cause their respective Representatives during the SPAC Intervening Event Notice Period, to negotiate in good faith with the other Party and its Representatives to make such adjustments in the terms and conditions of this Agreement and the Transactions so as to obviate the need for a Change in Recommendation.

(c)   Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole stockholder of Merger Sub.
7.05   Access to Information; Confidentiality.
(a)   From the date of this Agreement until the Closing Date, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.
(b)   All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated April 2, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may disclose to any persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions, and all materials (including any Tax analysis) that are provided to such person.
7.06   Incentive Equity Plan; ESPP.   Prior to the Closing Date, the following plans shall be adopted, subject to approval of the shareholders of SPAC: (a) a 2021 Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit G (the “Omnibus Incentive Plan”); and (b) an employee stock purchase plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit H (the “ESPP”), in each case to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document. On or as soon as reasonably practicable following the Closing Date, the Surviving Corporation shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Surviving Corporation Class A Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and the Surviving Corporation shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.
7.07   Directors’ and Officers’ Indemnification.
(a)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company or any venture capital fund that is or may be deemed to be affiliated with any such director (collectively, the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (including any such affiliated venture capital fund) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person or affiliated venture capital fund entity (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).
(b)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association (prior to Domestication), the certificate of incorporation or bylaws of SPAC (after Domestication) or Merger Sub, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).
(c)   For a period of six years from the Closing Date, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons and affiliated venture capital fund entities who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing Date, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, including coverage for the affiliated venture capital fund entities, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing Date, the Surviving Corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Surviving Corporation is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Surviving Corporation will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.
(d)   Prior to the Closing Date, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Closing Date, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor SPAC’s obligations thereunder.
(e)   With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Closing Date, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Closing Date, the Surviving Corporation shall cooperate with any person or affiliated venture capital fund entity insured by such policies as reasonably requested by such person or affiliated venture capital fund entity. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Closing Date shall be an expense of the Surviving Corporation following the Acquisition Closing.
(f)   The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation or its Subsidiaries, as the case may be, or under any applicable Contracts (including the indemnification agreements referred to in this Section 7.07) or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ and other D&O Indemnitees’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company, the Surviving Corporation or their respective Subsidiaries for any of their respective directors or officers, other employees or other D&O Indemnitees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).
(g)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and all successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.
(h)   On the Closing Date, the Surviving Corporation shall enter into mutually acceptable indemnification agreements, reasonably satisfactory to each of the Company, SPAC and the indemnified parties therein, including provisions with respect to the inclusion of indemnification rights for such affiliated venture capital funds, with the directors and officers of the Surviving Corporation following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Corporation shall continue to honor SPAC’s obligations thereunder. For the avoidance of doubt, the indemnification agreements with and covering the directors and officers and other D&O Indemnitees of the Company prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Corporation shall continue to honor the Company’s obligations thereunder.
7.08   Notification of Certain Matters.   The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.
7.09   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)   Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)   Notwithstanding the generality of the foregoing, SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Forward Purchase Agreements, including using its reasonable best efforts to enforce its rights under the Forward Purchase Agreements to cause the Forward Purchase Investors to pay to (or as directed by) SPAC the applicable purchase price under each Forward Purchase Investor’s applicable Forward Purchase Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Forward Purchase Agreement; provided, that that any amendment, supplement, modification or waiver that is ministerial in nature shall not require the prior written consent of the Company.
7.10   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party; provided that no Party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.
7.11   Stock Exchange Listing.   Each of SPAC, the Company and Holdings will use its reasonable best efforts to cause the Surviving Corporation Common Stock to be issued in connection with the

Transactions (including the Surviving Corporation Common Stock to be issued in the NEA Private Placement, the Sponsor Private Placement and the Earnout Shares, as applicable) and the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) to be approved for listing on the Listing Exchange at the Acquisition Closing. During the period from the date hereof until the Initial Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Class A Common Stock and SPAC Warrants listed for trading on the Listing Exchange.
7.12   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable, under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in-person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.
(c)   No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
7.13   Trust Account; SPAC Operating Account.   As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. Prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust

Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer to SPAC all funds held in the Trust Account after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions in accordance with the terms of this Agreement and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. On the Closing Date, the SPAC shall transfer to an account designated by Sponsor any cash remaining in the SPAC’s bank account (other than any cash attributable to the NEA Private Placement, the Sponsor Private Placement or the Trust Account).
7.14   Tax Matters.
(a)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Domestication, (ii) the Initial Merger, and (iii) the Acquisition Merger. Each of SPAC, Holdings, the Surviving Corporation, the Company and the Company Subsidiaries shall (i) use its commercially reasonable efforts to: (A) cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (B) cause the Initial Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, (C) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which SPAC and the Company are parties within the meaning of Section 368(b) of the Code, and (D) not (and not permit or cause any of their affiliates, Subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede (I) either of the Domestication or the Initial Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code or (II) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above, and (ii) report (A) each of the Domestication and Initial Merger as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Acquisition Merger as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above unless otherwise required pursuant to applicable law.
(b)   Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the SPAC, Holdings, the Surviving Corporation, the Company and the Company Subsidiaries mutually determine (acting reasonably and in good faith) that the Acquisition Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a merger to take place immediately after the Acquisition Merger whereby the Surviving Corporation in the Acquisition Merger would merge with and into another wholly owned subsidiary of Holdings that is a limited liability company disregarded as separate from Holdings for U.S. federal income tax purposes, with the new wholly owned limited liability company of Holdings being the surviving company in such merger.
(c)   If, in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, the SEC requires that tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Goodwin Procter LLP and Latham & Watkins LLP (or, in each case, other nationally recognized tax counsel described in this Section 7.14(b)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement, Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, and, if required, SPAC shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to SPAC reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Domestication and the Initial Merger and, if required, the Company shall cause Latham & Watkins LLP (or such other nationally recognized tax counsel to the Company reasonably satisfactory to SPAC) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Acquisition Merger.
(d)   All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid by SPAC.
(e)   At least five (5) days prior to the Acquisition Closing, the Company shall deliver to Holdings (and copy thereof to SPAC), in a form reasonably acceptable to SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
7.15   Directors.   The Company and Holdings shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Surviving Corporation is comprised of up to seven (7) directors, which shall initially include (a) the director nominees set forth on Schedule C, which shall include at least one director designated by Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to the Company, and (b) up to five additional directors to be designated by the Company prior to the Closing Date.
7.16   SPAC Public Filings.   From the date hereof through the Acquisition Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
7.17   Litigation.
(a)   In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
(b)   In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of the Company by any of Company’s shareholders prior to the Acquisition Closing, the Company shall promptly notify SPAC of any such Action and keep the SPAC reasonably informed with respect to the status thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.
7.18   PCAOB Financial Statements.   As promptly as reasonably practicable, but in no event later than seventy five (75) days after the date of this Agreement, the Company shall deliver to SPAC any audited and unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for any year-to-date period and as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Initial Proxy Statement and Initial Registration Statement (collectively, the “PCAOB Financial Statements”). From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall use reasonable best efforts to promptly deliver to SPAC any unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Proxy Statement (other than the Initial Proxy Statement) and

Registration Statement (other than the Initial Registration Statement). All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement or Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
ARTICLE VIII
CONDITIONS TO THE MERGERS
8.01   Conditions to the Obligations of Each Party for the Acquisition Closing.   The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:
(a)   Written Consent.   The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to SPAC.
(b)   SPAC Shareholders’ Approval.   The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association, SPAC Delaware Charter, SPAC Delaware Bylaws and the rules and regulations of the New York Stock Exchange.
(c)   No Order.   No Governmental Authority shall have enacted, issued or enforced any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.
(d)   HSR.   All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.
(e)   Proxy Statement and Registration Statement.   Each of the Proxy Statement and the Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Proxy Statement or the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Proxy Statement or the Registration Statement shall have been initiated or be threatened by the SEC.
(f)   Stock Exchange Listing.   The shares of Surviving Corporation Common Stock to be issued pursuant to this Agreement (including the Earnout Shares), the NEA Forward Purchase Agreement, the Amended and Restated Forward Purchase Agreement and the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.
(g)   SPAC Net Tangible Assets.   Either: (i) SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the NEA Private Placement and the Sponsor Private Placements or (ii) the Surviving Corporation Common Stock to be issued pursuant to this Agreement shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h)   Domestication.   The Domestication shall have been completed as provided in Section 2.01 (the “Domestication Condition”).
(i)   Initial Closing.   The Initial Closing shall have been completed as provided in Section 2.03(b).
8.02   Conditions to the Obligations of SPAC and Merger Sub.   The obligations of SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by SPAC (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company and Holdings contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(b) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   Agreements and Covenants.   The Company and Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.02(b), the Company or Holdings shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if the Company or Holdings, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).
(c)   Registration Rights Agreement.   Holdings shall have delivered to SPAC its duly executed counterpart signature page to the Registration Rights Agreement.
(d)   No Material Adverse Effect.   Since the date of this Agreement, no Company Material Adverse Effect has occurred.
(e)   Officer Certificate.   The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).
(f)   Minimum Cash.   As of the Acquisition Closing, after consummation of the NEA Private Placement, consummation of the Sponsor Private Placement and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $150,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with (i) the Transactions, (ii) the NEA Private Placement or (iii) the Sponsor Private Placement).
8.03   Conditions to the Obligations of the Company and Holdings.   The obligations of the Company and Holdings to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03 (b), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub, or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(b)   Agreements and Covenants.   SPAC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.03(b), the SPAC or Merger Sub shall only be deemed to have not performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).
(c)   Officer Certificate.   SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
(d)   Minimum Cash.   As of the Acquisition Closing, after consummation of the NEA Private Placement, consummation of the Sponsor Private Placement and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with (i) the Transactions, (ii) the NEA Private Placement or (iii) the Sponsor Private Placement).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
9.01   Termination.   This Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:
(a)   by mutual written consent of SPAC and the Company;
(b)   by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to May 3, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;
(c)   by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers;

(d)   by the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);
(e)   by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, or if any representation or warranty of the Company or Holdings shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach expressly in writing and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.02(a) or 8.02(b); provided, further, that, if such Terminating Company Breach is curable by the Company and Holdings prior to the Outside Date, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company and Holdings continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;
(f)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach expressly in writing and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.03(a) or 8.03(b); provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;
(g)   by SPAC at any time before the Company delivers to SPAC the Requisite Company Stockholder Approval, in the event the Company fails to deliver the Written Consent constituting the Requisite Company Stockholder Approval to SPAC within five (5) Business Days of the Registration Statement becoming effective pursuant to Section 7.03; or
(h)   by SPAC at any time before the Company delivers to SPAC the PCAOB Financial Statements, in the event the Company fails to deliver the PACOB Financials Statements within seventy-five (75) days of the date hereof pursuant to Section 7.18.
9.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.
9.03   Expenses.   Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.
9.04   Amendment.   This Agreement may be amended in writing: (a) by the parties hereto at any time prior to the Acquisition Merger Effective Time; and (b) by the Surviving Corporation and the Sponsor following the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto prior to the Acquisition Merger Effective Time and by the Surviving Corporation and the Sponsor following the Acquisition Merger Effective Time.
9.05   Waiver.   At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or Holdings, (ii) waive any inaccuracy in the representations and warranties of the Company or Holdings contained herein or in any document delivered by the Company and/or Holdings pursuant hereto and (iii) waive compliance with any agreement of the Company or Holdings or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X
GENERAL PROVISIONS
10.01   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to SPAC or Merger Sub prior to the Acquisition Merger Effective Time, or to Holdings after the Initial Merger Effective Time or to SPAC after the Acquisition Merger Effective Time:
G Squared Ascend I Inc.
205 N Michigan Ave
Suite 3770
Chicago, IL 60601
Attention: Ward Davis; Tom Hoban
Email: ward@gsquared.com; tom@gsquared.com
with a copy to (but shall not constitute notice):
Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Dan Espinoza; Ilan Nissan; Pavel Shaitanoff
Email: DEspinoza@goodwinlaw.com; INissan@goodwinlaw.com; PShaitanoff@goodwinlaw.com if to Holdings prior to the Initial Merger Effective Time or the Company prior to the Acquisition Merger Effective Time, or to the Surviving Corporation or the Surviving Subsidiary Company after the Acquisition Merger Effective Time to:
Transfix, Inc.
498 7th Avenue
New York, NY 10018
Attention: Nicholas Smolansky, General Counsel
Email: nicksmolansky@transfix.io
with copies to (but shall not constitute notice):
Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, D.C. 20007
Attention: Paul Sheridan
Email: paul.sheridan@lw.com
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill
Email: justin.hamill@lw.com

10.02   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.
10.03   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
10.04   Entire Agreement; Assignment.   This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.
10.05   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07, Section 10.11 and Section 3.03(c) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
10.06   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.07   Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto

(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.
10.08   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
10.09   Counterparts.   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.10   Specific Performance.
(a)   The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
(b)   Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.
10.11   No Recourse.   All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to common law fraud with scienter against the person who committed such common law fraud with scienter, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.
10.12   Conflicts and Privilege.   SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Subsidiary Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises from or after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of SPAC, or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Subsidiary Company) (collectively, the “SPAC Group”), on the one hand, and (y) the Surviving Subsidiary Company and/or the Company or any of its Subsidiaries or affiliates, on the other hand, Goodwin Procter LLP (“Goodwin”), may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Subsidiary Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for the Surviving Subsidiary Company and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary Company), further agree that, as to all legally privileged communications made prior to the Closing (in each case to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Acquisition Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Subsidiary Company. SPAC and the Company, together with any of their respective affiliates, Subsidiaries, successors or assigns, agree that no person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of SPAC, Surviving Subsidiary Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Acquisition Merger.
[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, the Company and Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
G SQUARED ASCEND I INC.
By:
/s/ Ward Davis

Name: Ward Davis
Title: Chief Executive Officer
HORIZON MERGER SUB INC.
By:
/s/ Tom Hoban

Name: Tom Hoban
Title: President
TRANSFIX, INC.
By:
/s/ Lily Shen

Name: Lily Shen
Title: Chief Executive Officer
TRANSFIX HOLDINGS, INC.
By:
/s/ Lily Shen

Name: Lily Shen
Title: Chief Executive Officer

EXHIBIT A
FORM OF CERTIFICATE OF INCORPORATION OF SPAC AFTER DOMESTICATION
[Attached.]
Exhibit A

EXHIBIT B
FORM OF BYLAWS OF SPAC AFTER DOMESTICATION
[Attached.]
Exhibit B

EXHIBIT C
FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
Exhibit C

EXHIBIT D
FORM OF BYLAWS OF SURVIVING CORPORATION
Exhibit D

EXHIBIT E
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
[Attached.]
Exhibit E

EXHIBIT F
FORM OF WRITTEN CONSENT
[Attached.]
Exhibit F

EXHIBIT G
FORM OF OMNIBUS INCENTIVE PLAN
[Attached.]
Exhibit G

EXHIBIT H
FORM OF ESPP
[Attached.]
Exhibit H

SCHEDULE A
Company Knowledge Parties
Lily Shen
Christian Lee
Jonathan Salama
Nicholas Smolansky
Schedule A

SCHEDULE B
Key Company Stockholders
1.
Canvas Venture Fund, L.P.

2.
New Enterprise Associates 15, L.P.

3.
New Ventures 2016, Limited Partnership

4.
Andrew McElroy

5.
Jonathan Salama

6.
Salama Trust #1

7.
Salama Trust #2

8.
Salama Trust #3

Schedule B

SCHEDULE C
Holdings Director Nominees
1. Lily Shen
2. One director designated by Sponsor, who must also qualify as “independent” under applicable SEC and stock exchange rules and who must be reasonably acceptable to the Company.
Schedule C

SCHEDULE I
CERTAIN DIRECTORS AND ADVISORS OF SPAC
1.
Thomas Evans, Director

2.
Heather Hasson, Director

3.
Lauri Shanahan, Director

4.
Johan Bergqvist, Special Advisor

5.
Kenneth Hahn, Special Advisor

6.
Mike Linton, Special Advisor

7.
John McAteer, Special Advisor

8.
Ilan Nissan, Special Advisor

9.
Steve Papa, Special Advisor

10.
William Tanona, Special Advisor

Schedule I

SCHEDULE II
COMPANY MATERIAL ADVERSE EFFECT KNOWLEDGE PARTIES
Ward Davis
Tom Hoban
Larry Aschebrook
Greg Wnuk
Schedule II

Annex B
COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
G SQUARED ASCEND I INC.
ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON FEBRUARY 4, 2021
Filed: 08-Feb-2021 14:59 EST
COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
G SQUARED ASCEND I INC.
ADOPTED BY SPECIAL RESOLUTION ON FEBRUARY 4, 2021
1   The name of the Company is G Squared Ascend I Inc.
2   The Company’s registered office will be situated at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, , or at such other place in the Cayman Islands as the directors may at any time decide.
3   The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (as revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.
4   The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (as revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.
5   Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:
(a)   the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (as revised); or
(b)   insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (as revised);or
(c)   the business of company management without being licensed in that behalf under the Companies Management Act (as revised).
6   The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.
7   The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8   The authorised share capital of the Company is US$50,000.00 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 Preference Shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue.
However, subject to the Companies Act (as revised) and the Company’s articles of association, the Company has power to do any one or more of the following:
(a)   to redeem or repurchase any of its shares; and
(b)   to increase or reduce its capital; and
(c)   to issue any part of its capital (whether original, redeemed, increased or reduced):
(i)
with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)
subject to any limitations or restrictions and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)   to alter any of those rights, privileges, conditions, limitations or restrictions.
9   The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ÅSSOCIATION
OF
G SQUARED ASCEND I INC.
ADOPTED BY SPECIAL RESOLUTION ON FEBRUARY 4, 2021

COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
G SQUARED ASCEND I INC.
ADOPTED BY SPECIAL RESOLUTION ON FEBRUARY 4, 2021
1.   Definitions, interpretation and exclusion of Table A
Definitions
1.1   In these Articles, the following definitions apply:
Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
Articles means, as appropriate:
(a)   these Amended and Restated Articles of Association as amended, restated, supplemented and/or otherwise modified from time to time: or
(b)   two or more particular Articles of these Articles;
and Article refers to a particular Article of these Articles.
Audit Committee means the audit committee of the board of directors of the Company established pursuant to Article 24.8 hereof, or any successor audit committee.
Auditor means the person for the time being performing the duties of auditor of the Company.
Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each a partner business), which Business Combination: (a) must be with one or more partner businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of signing the agreement to enter into the Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, a Saturday or a Sunday.
Class A Ordinary Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
Class B Ordinary Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
Clear Days, in relation to a period of notice, means that period excluding:

(a)   the day when the notice is given or deemed to be given; and
(b)   the day for which it is given or on which it is to take effect.
Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
Company means the above-named company.
Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
Default Rate means 10% (ten per cent) per annum.
Designated Stock Exchange means any United States national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.
Electronic has the meaning given to that term in the Electronic Transactions Act (as revised).
Electronic Record has the meaning given to that term in the Electronic Transactions Act (as revised).
Electronic Signature has the meaning given to that term in the Electronic Transactions Act (as revised).
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Founders means all Members immediately prior to the consummation of the IPO.
Fully Paid and Paid Up:
(a)   in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;
(b)   in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.
Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.
Investor Group means the Sponsor and its Affiliates, successors and assigns.
IPO means the Company’s initial public offering of securities.
IPO Redemption has the meaning given to it in Article 38.6.
Islands means the British Overseas Territory of the Cayman Islands.
Act means the Companies Act (as revised).
Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.
Memorandum means the Amended and Restated Memorandum of Association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.
Nominating Committee means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.
Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described at Article 3.4) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.
Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.
Public Share means a Class A Ordinary Share issued as part of the units (as described in Article 3.4) issued in the IPO.
Redemption Price has the meaning given to it in Article 38.6.
Register of Members means the register of Members maintained in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of Members.
Representative means a representative of the Underwriters.
SEC means the United States Securities and Exchange Commission.
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.
Share means a Class A Ordinary Share, a Class B Ordinary Share or a Preference Share in the share capital of the Company; and the expression:
(a)   includes stock (except where a distinction between shares and stock is expressed or implied); and
(b)   where the context permits, also includes a fraction of a share.
Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution.
Sponsor means G Squared Ascend Management I, LLC, a Cayman Islands limited liability company.
Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.
Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 3.14.
Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, will be deposited.
Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.
Interpretation
1.2   In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:
a)   A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:
(i)   any statutory modification, amendment or re-enactment; and
(ii)   any subordinate legislation or regulations issued under that statute.
Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.
(b)   Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)   If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.
(d)   A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.
(e)   A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.
(f)   Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.
(g)   All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.
(h)   The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.
(i)   The words including, include and in particular or any similar expression are to be construed without limitation.
(j)   Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.
(k)   Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.
(i)   The term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
Exclusion of Table A Articles
1.3   The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.
2.   Commencement of Business
2.1   The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.
2.2   The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3.   Shares
Power to issue Shares and options, with or without special rights
3.1   Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 12. No Share may be issued at a discount except in accordance with the provisions of the A.
3.2   Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)   either at a premium or at par;
(b)   with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.
3.3   The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.
3.4   The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.
Power to issue fractions of a Share
3.5   Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.
Power to pay commissions and brokerage fees
3.6   The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person:
(a)   subscribing or agreeing to subscribe, whether absolutely or conditionally; or
(b)   procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.
3.7   The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.
Trusts not recognised
3.8   Except as required by Applicable Law:
(a)   the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and
(b)   no person other than the Member shall be recognised by the Company as having any right in a Share.
Power to vary class rights
3.9   If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)   the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or
(b)   the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.
3.10   For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:
(a)   the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and
(b)   any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.
Effect of new Share issue on existing class rights
3.11   Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.
Capital contributions without issue of further Shares
3.12   With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:
(a)   It shall be treated as if it were a share premium.
(b)   Unless the Member agrees otherwise:
(i)   if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;
(ii)   if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).
(c)   It shall be subject to the provisions of the Act and these Articles applicable to share premiums.
No bearer Shares or warrants
3.13   The Company shall not issue Shares or warrants to bearers.
Treasury Shares
3.14   Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:
(a)   the directors so determine prior to the purchase, redemption or surrender of those shares; and
(b)   the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.
Rights attaching to Treasury Shares and related matters
3.15   No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

3.16   The Company shall be entered in the Register as the holder of the Treasury Shares. However:
(a)   the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)   a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.
3.17   Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.
3.18   Treasury Shares may be disposed of by the Company in accordance with the Actand otherwise on such terms and conditions as the directors determine.
4.   Register of Members
4.1   The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.
4.2   The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Act. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5.   Share certificates
Issue of share certificates
5.1   Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:
(a)   without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and
(b)   upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.
5.2   Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.
5.3   The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.
Renewal of lost or damaged share certificates
5.4   If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
(a)   evidence;
(b)   indemnity;
(c)   payment of the expenses reasonably incurred by the Company in investigating the evidence; and
(d)   payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
6.   Lien on Shares
Nature and scope of lien
6.1   The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:
(a)   either alone or jointly with any other person, whether or not that other person is a Member; and
(b)   whether or not those moneys are presently payable.
6.2   At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.
Company may sell Shares to satisfy lien
6.3   The Company may sell any Shares over which it has a lien if all of the following conditions are met:
(a)   the sum in respect of which the lien exists is presently payable;
(b)   the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and
(c)   that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.
6.4   The Shares may be sold in such manner as the directors determine.
6.5   To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.
Authority to execute instrument of transfer
6.6   To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.
Consequences of sale of Shares to satisfy lien
6.7   On sale pursuant to the preceding Articles:
(a)   the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and
(b)   that person shall deliver to the Company for cancellation the certificate for those Shares.
Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale
6.8   The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:
(a)   if no certificate for the Shares was issued, at the date of the sale; or
(b)   if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
7.   Calls on Shares and forfeiture
Power to make calls and effect of calls
7.1   Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.
7.2   Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.
7.3   A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.
Time when call made
7.4   A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.
Liability of joint holders
7.5   Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.
Interest on unpaid calls
7.6   If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:
(a)   at the rate fixed by the terms of allotment of the Share or in the notice of the call; or
(b)   if no rate is fixed, at the Default Rate.
The directors may waive payment of the interest wholly or in part.
Deemed calls
7.7   Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.
Power to accept early payment
7.8   The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares
7.9   Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.
Notice of default
7.10   If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:
(a)   the amount unpaid;
(b)   any interest which may have accrued;
(c)   any expenses which have been incurred by the Company due to that person’s default.
7.11   The notice shall state the following:
(a)   the place where payment is to be made; and
(b)   a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.
Forfeiture or surrender of Shares
7.12   If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.
7.13   The directors may accept the surrender for no consideration of any Fully Paid Share.
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
7.14   A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.
Effect of forfeiture or surrender on former Member
7.15   On forfeiture or surrender:
(a)   the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and
(b)   that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.
7.16   Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:
(a)   all expenses; and
(b)   interest from the date of forfeiture or surrender until payment:
(i)   at the rate of which interest was payable on those moneys before forfeiture; or

(ii)   if no interest was so payable, at the Default Rate.
The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
7.17   A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:
(a)   that the person making the declaration is a director or Secretary of the Company, and
(b)   that the particular Shares have been forfeited or surrendered on a particular date.
Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
7.18   Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.
8. Transfer of Shares
Form of transfer
8.1   Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:
(a)   where the Shares are Fully Paid, by or on behalf of that Member; and
(b)   where the Shares are partly paid, by or on behalf of that Member and the transferee.
8.2   The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.
Power to refuse registration
8.3   If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
Power to suspend registration
8.4   The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.
Company may retain instrument of transfer
8.5   The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9. Transmission of Shares
Persons entitled on death of a Member
9.1   If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:
(a)   where the deceased Member was a joint holder, the survivor or survivors; and
(b)   where the deceased Member was a sole holder, that Member’s personal representative or representatives.
9.2   Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.
Registration of transfer of a Share following death or bankruptcy
9.3   A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:
(a)   to become the holder of the Share; or
(b)   to transfer the Share to another person.
9.4   That person must produce such evidence of his entitlement as the directors may properly require.
9.5   If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.
9.6   If the person elects to transfer the Share to another person then:
(a)   if the Share is Fully Paid, the transferor must execute an instrument of transfer; and
(b)   if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.
9.7   All these Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.
Indemnity
9.8   A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.
Rights of person entitled to a Share following death or bankruptcy
9.9   A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.
10.   Alteration of capital
Increasing, consolidating, converting, dividing and cancelling share capital
10.1   To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:
(a)   increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)   consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)   convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;
(d)   sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(e)   cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.
Dealing with fractions resulting from consolidation of Shares
10.2   Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:
(a)   sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and
(b)   distribute the net proceeds in due proportion among those Members.
For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.
Reducing share capital
10.3   Subject to the Actand to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.
11.   Redemption and purchase of own Shares
Power to issue redeemable Shares and to purchase own Shares
11.1   Subject to the Actand Article 38, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may by its directors:
(a)   issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;
(b)   with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and
(c)   purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

11.2   With respect to redeeming, repurchasing or surrendering of Shares:
(a)   Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 38.3;
(b)   Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B Ordinary Shares will represent 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and
(c)   Public Shares shall be repurchased by way of Tender Offer in the circumstances set out in Article 38.2(b).
Power to pay for redemption or purchase in cash or in specie
11.3   When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.
Effect of redemption or purchase of a Share
11.4   Upon the date of redemption or purchase of a Share:
(a)   the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:
(i)   the price for the Share; and
(ii)   any dividend declared in respect of the Share prior to the date of redemption or purchase;
(b)   the Member’s name shall be removed from the Register of Members with respect to the Share; and
(c)   the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.
For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
11.5   For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 11.2(a), 11.2(b) and 11.2(c) above shall not require further approval of the Members.
12.   Class B Share Conversion
12.1   Save and except for the conversion rights referred to in this Article 12 and as otherwise set out in these Articles, subject to Article 3.9, the rights attaching to the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu in all respects, and the Class A Ordinary Shares and Class B Ordinary Shares shall vote together as a single class on all matters.
12.2   On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Ordinary Shares shall automatically be converted into such number of Class A Ordinary Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
(a)   the total number of Class A Ordinary Shares issued (excluding the private placement shares underlying the private placement warrants) upon completion of the IPO (including pursuant to the Over-Allotment Option, if applicable), plus
(b)   the sum of (i) the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business

Combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Class A Ordinary Shares and private placement warrants issued to the Sponsor, members of the Company’s management team or their Affiliates and any warrants issued upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.
12.3   References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Ordinary Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Ordinary Shares into which the Class B Ordinary Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Ordinary Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Ordinary Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
12.4   Notwithstanding anything to the contrary in this Article 12, in no event may any Class B Share convert into Class A Ordinary Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Ordinary Shares as set forth in this Article 12. The pro rata share for each holder of Class B Ordinary Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Ordinary Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Ordinary Shares into which all of the issued Class B Ordinary Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Ordinary Shares at the time of conversion.
12.5   The directors shall not allot or issue Class A Ordinary Shares such that the number of authorised but unissued Class A Ordinary Shares would at any time be insufficient to permit the conversion of all Class B Ordinary Shares from time to time issued into Class A Ordinary Shares.
13.   Meetings of Members
Power to call meetings
13.1   To the extent required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Act or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year hold any other general meeting.
13.2   The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).
13.3   Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.
13.4   All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.
13.5   The directors may call a general meeting at any time.
13.6   If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.
13.7   The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

13.8   The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.
13.9   The requisition must also:
(a)   specify the purpose of the meeting.
(b)   be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.
(c)   be delivered in accordance with the notice provisions.
13.10   Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.
13.11   Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.
13.12   Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.
Content of notice
13.13   Notice of a general meeting shall specify each of the following:
(a)   the place, the date and the hour of the meeting;
(b)   if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;
(c)   subject to paragraph (d), the general nature of the business to be transacted; and
(d)   if a resolution is proposed as a Special Resolution, the text of that resolution.
13.14   In each notice there shall appear with reasonable prominence the following statements:
(a)   that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and
(b)   that a proxyholder need not be a Member.
Period of notice
13.15   At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)   in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)   in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice
13.16   Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:
(a)   the Members;
(b)   persons entitled to a Share in consequence of the death or bankruptcy of a Member; and
(c)   the directors.
Publication of notice on a website
13.17   Subject to the Act or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:
(a)   the publication of the notice on the website;
(b)   the place on the website where the notice may be accessed;
(c)   how it may be accessed; and
(d)   the place, date and time of the general meeting.
13.18   If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.
Time a website notice is deemed to be given
13.19   A website notice is deemed to be given when the Member is given notice of its publication.
Required duration of publication on a website
13.20   Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.
13.21   Proceedings at a meeting shall not be invalidated by the following:
(a)   an accidental failure to give notice of the meeting to any person entitled to notice; or
(b)   non-receipt of notice of the meeting by any person entitled to notice.
13.22   In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:
(a)   in a different place on the website; or
(b)   for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.
14.   Proceedings at meetings of Members
Quorum
14.1   Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum;

provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.
Lack of quorum
14.2   If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:
(a)   If the meeting was requisitioned by Members, it shall be cancelled.
(b)   In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.
Use of technology
14.3   A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.
Chairman
14.4   The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.
14.5   If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.
Right of a director to attend and speak
14.6   Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.
Adjournment and Postponement
14.7   The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.
14.8   Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.
14.9   If, prior to a Business Combination, a notice is issued in respect of a general meeting and the directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
14.10   When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The directors may postpone a general meeting which has already been postponed.
Method of voting
14.11   A resolution put to the vote of the meeting shall be decided on a poll.
Taking of a poll
14.12   A poll demanded on the question of adjournment shall be taken immediately.
14.13   A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.
14.14   The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.
14.15   A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.
Chairman’s casting vote
14.16   If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.
Amendments to resolutions
14.17   An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:
(a)   not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and
(b)   the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.
14.18   A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:
(a)   the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and
(b)   the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.
14.19   If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.
Written resolutions
14.20   Members may pass a resolution in writing without holding a meeting if the following conditions are met:
(a)   all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;
(b)   all Members entitled so to vote :

(i)   sign a document; or
(ii)   sign several documents in the like form each signed by one or more of those Members; and
(c)   the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.
Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.
14.21   If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.
14.22   The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.
Sole-member company
14.23   If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.
15.   Voting rights of Members
Right to vote
15.1   Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.
15.2   Members may vote in person or by proxy.
15.3   Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.
15.4   A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.
15.5   No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.
Rights of joint holders
15.6   If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.
Representation of corporate Members
15.7   Save where otherwise provided, a corporate Member must act by a duly authorised representative.
15.8   A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.
15.9   The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

15.10   The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.
15.11   Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.
15.12   A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.
15.13   If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
Member with mental disorder
15.14   A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.
15.15   For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.
Objections to admissibility of votes
15.16   An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.
Form of proxy
15.17   An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.
15.18   The instrument must be in writing and signed in one of the following ways:
(a)   by the Member; or
(b)   by the Member’s authorised attorney; or
(c)   if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.
If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying these Articles about authentication of Electronic Records.
15.19   The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.
15.20   A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered
15.21   Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:
(a)   In the case of an instrument in writing, it must be left at or sent by post:
(i)   to the registered office of the Company; or
(ii)   to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.
(b)   If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:
(i)   in the notice convening the meeting; or
(ii)   in any form of appointment of a proxy sent out by the Company in relation to the meeting; or
(iii)   in any invitation to appoint a proxy issued by the Company in relation to the meeting.
15.22   Where a poll is taken:
(a)   if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;
(b)   but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.
15.23   If the form of appointment of proxy is not delivered on time, it is invalid.
Voting by proxy
15.24   A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.
16.   Number of directors
Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.
17.   Appointment, disqualification and removal of directors No age limit
17.1   There is no age limit for directors save that they must be aged at least 18 years.
Corporate directors
17.2   Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, these Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to these Articles about directors’ meetings.

No shareholding qualification
17.3   Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.
Appointment and removal of directors
17.4   The directors shall be divided into three classes: Class I, Class II, and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting, and Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
17.5   Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Ordinary Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.
17.6   After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.
17.7   Article 17.5 may only be amended by a Special Resolution passed by holders representing at least two-thirds of the Class B Ordinary Shares in issue.
17.8   Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
17.9   Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:
(a)   where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;
(b)   if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):
(i)   the expression personal representatives of the last shareholder means:
(A)   until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and
(B)   after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)   without derogating from section 3(1) of the Succession Act (as revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.
17.10   A remaining director may appoint a director even though there is not a quorum of directors.
17.11   No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.
17.12   For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.
Resignation of directors
17.13   A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.
17.14   Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.
Termination of the office of director
17.15   A director’s office shall be terminated forthwith if:
(a)   he is prohibited by the law of the Islands from acting as a director; or
(b)   he is made bankrupt or makes an arrangement or composition with his creditors generally; or
(c)   in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or
(d)   he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;
(e)   without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or
(f)   all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other directors.
18.   Alternate directors
Appointment and removal
18.1   Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:
(a)   by notice in writing in accordance with the notice provisions;
(b)   if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 18.4(c)).

18.2   Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 18.4.
18.3   A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 18.1.
18.4   A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:
(a)   by notice in writing in accordance with the notice provisions;
(b)   if the Company has a facsimile address for the time being, by sending by facsimilet ransmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;
(c)   if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or
(d)   if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.
Notices
18.5   All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.
Rights of alternate director
18.6   An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.
18.7   For the avoidance of doubt:
(a)   if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and
(b)   if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.
18.8   An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.
Appointment ceases when the appointor ceases to be a director
18.9   An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.
Status of alternate director
18.10   An alternate director shall carry out all functions of the director who made the appointment.

18.11   Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.
18.12   An alternate director is not the agent of the director appointing him.
18.13   An alternate director is not entitled to any remuneration for acting as alternate director.
Status of the director making the appointment
18.14   A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.
19.   Powers of directors
Powers of directors
19.1   Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.
19.2   No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.
Appointments to office
19.3   The directors may appoint a director:
(a)   as chairman of the board of directors;
(b)   as vice-chairman of the board of directors;
(c)   as managing director;
(d)   to any other executive office for such period and on such terms, including as to remuneration, as they think fit.
19.4   The appointee must consent in writing to holding that office.
19.5   Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.
19.6   If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.
19.7   Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:
(a)   as Secretary; and
(b)   to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.
19.8   The Secretary or Officer must consent in writing to holding that office.
19.9   A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Remuneration
19.10   The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.
19.11   Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.
19.12   Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.
Disclosure of information
19.13   The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:
(a)   the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or
(b)   such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or
(c)   such disclosure is in accordance with any contract entered into by the Company; or
(d)   the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.
20.   Delegation of powers
Power to delegate any of the directors’ powers to a committee
20.1   The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Persons on the committee may include non-directors so long as the majority of those persons are directors.
20.2   The delegation may be collateral with, or to the exclusion of, the directors’ own powers.
20.3   The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.
20.4   Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.
20.5   The directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of directors as the directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.
Power to appoint an agent of the Company
20.6   The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:
(a)   by causing the Company to enter into a power of attorney or agreement; or
(b)   in any other manner they determine.
Power to appoint an attorney or authorised signatory of the Company
20.7   The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:
(a)   for any purpose;
(b)   with the powers, authorities and discretions;
(c)   for the period; and
(d)   subject to such conditions
as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.
20.8   Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.
Power to appoint a proxy
20.9   Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.
20.10   Articles 18.1 to 18.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.
20.11   A proxy is an agent of the director appointing him and is not an Officer.
21.   Meetings of directors
Regulation of directors’ meetings
21.1   Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.
Calling meetings
21.2   Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings
21.3   Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.
Period of notice
21.4   At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.
Use of technology
21.5   A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.
21.6   A director participating in this way is deemed to be present in person at the meeting.
Place of meetings
21.7   If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.
Quorum
21.8   The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.
Voting
21.9   A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.
Validity
21.10   Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.
Recording of dissent
21.11   A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:
(a)   his dissent is entered in the minutes of the meeting; or
(b)   he has filed with the meeting before it is concluded signed dissent from that action; or
(c)   he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.
A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
21.12   The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.
21.13   Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

21.14   Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.
Sole director’s minute
21.15   Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.
22.   Permissible directors’ interests and disclosure
Permissible interests subject to disclosure
22.1   Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.
22.2   If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:
(a)   be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or
(b)   be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.
22.3   Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.
22.4   If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
Notification of interests
22.5   For the purposes of the preceding Articles:
(a)   a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and
(b)   an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.
Voting where a director is interested in a matter
22.6   A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.
22.7   Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.
23.   Minutes
The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.
24.   Accounts and audit Accounting and other records
24.1   The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.
No automatic right of inspection
24.2   Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.
Sending of accounts and reports
24.3   The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:
(a)   they are sent to that person in accordance with the notice provisions: or
(b)   they are published on a website providing that person is given separate notice of:
(i)   the fact that publication of the documents has been published on the website;
(ii)   the address of the website; and
(iii)   the place on the website where the documents may be accessed; and
(iv)   how they may be accessed.
24.4   If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.
Time of receipt if documents are published on a website
24.5   Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:
(a)   the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and
(b)   the person is given at least five Clear Days’ notice of the hearing.
Validity despite accidental error in publication on website
24.6   If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:
(a)   those documents are, by accident, published in a different place on the website to the place notified; or
(b)   they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit
24.7   The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.
24.8   Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
24.9   If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
24.10   The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
24.11   If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.
24.12   Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
24.13   Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.
24.14   Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.
24.15   The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.
25.   Financial year
Unless the directors otherwise specify, the financial year of the Company:
(a)   shall end on 31st December in the year of its incorporation and each following year; and
(b)   shall begin when it was incorporated and on 1st January each following year.
26.   Record dates
Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:
(a)   calling a general meeting;
(b)   declaring or paying a dividend;

(c)   making or issuing an allotment of Shares; or
(d)   conducting any other business required pursuant to these Articles.
The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.
27.   Dividends
Declaration of dividends by Members
27.1   Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.
Payment of interim dividends and declaration of final dividends by directors
27.2   The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.
27.3   Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:
(a)   Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.
(b)   Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.
If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.
27.4   In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:
(a)   If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non- preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.
(b)   The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.
(c)   If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.
Apportionment of dividends
27.5   Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.
Right of set off
27.6   The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash
27.7   If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:
(a)   issue fractional Shares;
(b)   fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and
(c)   vest some assets in trustees.
How payments may be made
27.8   A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:
(a)   if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or
(b)   by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.
27.9   For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.
27.10   If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:
(a)   to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or
(b)   to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.
27.11   Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.
Dividends or other moneys not to bear interest in absence of special rights
27.12   Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.
Dividends unable to be paid or unclaimed
27.13   If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.
27.14   A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

28.   Capitalisation of profits
Capitalisation of profits or of any share premium account or capital redemption reserve
28.1   The directors may resolve to capitalise:
(a)   any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or
(b)   any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.
The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:
(a)   by paying up the amounts unpaid on that Member’s Shares;
(b)   by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.
Applying an amount for the benefit of members
28.2   The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.
28.3   Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.
29.   Share premium account directors to maintain share premium account
29.1   The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.
Debits to share premium account
29.2   The following amounts shall be debited to any share premium account:
(a)   on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and
(b)   any other amount paid out of a share premium account as permitted by the Act.
29.3   Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.
30.   Seal
Company seal
30.1   The Company may have a seal if the directors so determine.
Duplicate seal
30.2   Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the

Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.
When and how seal is to be used
30.3   A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:
(a)   by a director (or his alternate) and the Secretary; or
(b)   by a single director (or his alternate).
If no seal is adopted or used
30.4   If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:
(a)   by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or
(b)   by a single director (or his alternate); or
(c)   in any other manner permitted by the Act.
Power to allow non-manual signatures and facsimile printing of seal
30.5   The directors may determine that either or both of the following applies:
(a)   that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;
(b)   that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.
Validity of execution
30.6   If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.
31.   Indemnity
Indemnity
31.1   To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:
(a)   all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and
(b)   without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.
No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

31.2   To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.
Release
31.3   To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.
Insurance
31.4   To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:
(a)   an existing or former director (including alternate director), Secretary or Officer or auditor of:
(i)   the Company;
(ii)   a company which is or was a subsidiary of the Company;
(iii)   a company in which the Company has or had an interest (whether direct or indirect); and
(b)   a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.
32.   Notices
Form of notices
32.1   Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:
(a)   in writing signed by or on behalf of the giver in the manner set out below for written notices; or
(b)   subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or
(c)   where these Articles expressly permit, by the Company by means of a website.
Electronic communications
32.2   Without limitation to Articles 18.1 to 18.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 20.8 to 20.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:
(a)   the directors so resolve;
(b)   the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)   the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.
If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
32.3   A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.
Persons authorised to give notices
32.4   A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.
Delivery of written notices
32.5   Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.
Joint holders
32.6   Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.
Signatures
32.7   A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.
32.8   An Electronic Record may be signed by an Electronic Signature.
Evidence of transmission
32.9   A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.
32.10   A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.
Giving notice to a deceased or bankrupt Member
32.11   A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.
32.12   Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices
32.13   A notice is given on the date identified in the following table.
Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting
By Electronic Record (other than publication on a website),to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See these Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website
Saving provision
32.14   None of the preceding notice provisions shall derogate from these Articles about the delivery of written resolutions of directors and written resolutions of Members.
33.   Authentication of Electronic Records
Application of Articles
33.1   Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 33.2 or Article 33.4 applies.
Authentication of documents sent by Members by Electronic means
33.2   An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:
(a)   the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and
(b)   the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)   Article 33.7 does not apply.
33.3   For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 33.7 applies.
Authentication of document sent by the Secretary or Officers of the Company by Electronic means
33.4   An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)   the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and
(b)   the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)   Article 33.7 does not apply.
This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
33.5   For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 33.7 applies.
Manner of signing
33.6   For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.
Saving provision
33.7   A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:
(a)   believes that the signature of the signatory has been altered after the signatory had signed the original document; or
(b)   believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or
(c)   otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
34.   Transfer by way of continuation
34.1   The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:
(a)   the Islands; or
(b)   such other jurisdiction in which it is, for the time being, incorporated, registered or existing.
34.2   To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:
(a)   an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and
(b)   all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
35.   Winding up
Distribution of assets in specie
35.1   If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)   to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;
(b)   to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.
No obligation to accept liability
35.2   No Member shall be compelled to accept any assets if an obligation attaches to them.
The directors are authorised to present a winding up petition
35.3   The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.
36.   Amendment of Memorandum and Articles
Power to change name or amend Memorandum
36.1   Subject to the Act, the Company may, by Special Resolution:
(a)   change its name; or
(b)   change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.
Power to amend these Articles
36.2   Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.
37.   Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Act) upon such terms as the directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.
38.   Business Combination
38.1   Notwithstanding any other provision of these Articles, this Article 38 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Account pursuant to Article 38.10. In the event of a conflict between this Article 38 and any other Articles, the provisions of this Article 38 shall prevail and this Article may not be amended prior to the consummation of a Business Combination without a Special Resolution.
38.2   Prior to the consummation of any Business Combination, the Company shall either:
(a)   submit such Business Combination to its Members for approval; or
(b)   provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.3   If the Company initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file Tender Offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.
38.4   If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the Tender Offer rules, and file proxy materials with the SEC.
38.5   At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.
38.6   Any Member holding Public Shares who is not a Founder, Officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.
38.7   The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.
38.8   In the event that the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:
(a)   cease all operations except for the purpose of winding up;
(b)   as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and
(c)   as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve, subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.
38.9   In the event that any amendment is made to these Articles:
(a)   that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:
(i)   have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or
(ii)   redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the closing of the IPO pursuant to Article 38.8; or
(b)   with respect to any other provision relating to the rights of holders of Public Shares, each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.
38.10   Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account shall be released from the Trust Account:
(a)   to the Company, until completion of any Business Combination; or
(b)   to the Members holding Public Shares, until the earliest of:
(i)   a repurchase of Shares by means of a Tender Offer pursuant to Article 38.2(b);
(ii)   an IPO Redemption pursuant to Article 38.6;
(iii)   a distribution of the Trust Account pursuant to Article 38.8; or
(iv)   an Amendment Redemption pursuant to Article 38.9.
In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
38.11   After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:
(a)   receive funds from the Trust Account; or
(b)   vote as a class with the Public Shares:
(i)   on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or
(ii)   to approve an amendment to these Articles to:
(A)   extend the time the Company has to consummate a Business Combination beyond twenty-four months after the closing of the IPO or twenty-seven months after the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within twenty-four months from the closing of IPO; or
(B)   amend the foregoing provisions of these Articles.

38.12   The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
38.13   The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)   any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)   any director or Officer of the Company and any Affiliate or relative of such director or Officer.
38.14   A director may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.
38.15   The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, the directors of the Company or Officers. In the event the Company seeks to complete the Business Combination with a target that is Affiliated with the Sponsor, a Founder, Officers or directors, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm, which is a member of United States Financial Industry Regulatory Authority, or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Company from a financial point of view.
38.16   Any Business Combination must be approved by the a majority of the Independent Directors.
39.   Certain Tax Filings
39.1   Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or an Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.
40.   Business Opportunities
40.1   In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors of the Company and/or Officers; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, directors and Members in connection therewith.
40.2   To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on

the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director of the Company and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.
40.3   Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a director of the Company and/or Officer who is also an Investor Group Related Person acquires knowledge.
40.4   To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
CERTIFICATE OF INCORPORATION
OF
G SQUARED ASCEND I INC.
ARTICLE I
The name of the corporation is G Squared Ascend I Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.    Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.    Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.   PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:
Name:	Address:
[•]	[•]
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board of

Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. . Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article IX.
ARTICLE X
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)   prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   The restrictions contained in the foregoing Article X(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).
D.   For purposes of this Article X, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6)   “owner,” including the terms “own,” “owned,” and “ownership” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly;
b.   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Party” means any stockholder of Transfix, Inc. as of immediately prior to the Acquisition Merger Effective Time (as defined in the Business Combination Agreement).
(10)   “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE XI
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XII
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII
A.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this             day of                  , 2021.

[Name]
Sole Incorporator

Annex D
Bylaws
of
G Squared Ascend I Inc.
(a Delaware corporation)

D-i

D-ii

Bylaws
of
G Squared Ascend I Inc.
Article I — Corporate Offices
1.1   Registered Office.
The address of the registered office of G Squared Ascend I Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article II, Section 2.2 of these bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these bylaws and the provisions of Article II, Section 2.2 of these bylaws shall govern such special meeting.
2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or

(iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names, addresses and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial holder(s)) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the

Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, the Exchange Act and applicable stock exchange rules.
(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2   Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or

(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of

Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)
if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)
if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)
if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
9.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4   Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5   Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.
9.12   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13   Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Annex E
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANSFIX HOLDINGS, INC.
Transfix Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.
The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on September 9, 2021 (the “Original Certificate of Incorporation”).

2.
This Amended and Restated Certificate of Incorporation (this “A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

3.
This A&R Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

4.
This A&R Certificate of Incorporation hereby amends and restates the provisions of the Original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I
The name of the corporation is Transfix Holdings, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.
COMMON STOCK.

1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.
PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE VIII
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. . Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article IX(B)-(D) below shall apply, for so long as Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   The restrictions contained in the foregoing Article IX(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).
D.   For purposes of this Article IX, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6)   “owner,” including the terms “own,” “owned,” and “ownership” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly;
b.   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Party” means any stockholder of Transfix, Inc. as of immediately prior to the Acquisition Merger Effective Time (as defined in the Business Combination Agreement).
(10)   “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE X
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XI
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
A.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII.
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this             day of                  , 2021.

Name:
Its:

Annex F
Form of Amended and Restated Bylaws
of
Transfix Holdings, Inc.
(a Delaware corporation)

F-i

F-ii

Amended and Restated Bylaws
of
Transfix Holdings, Inc.
Article I — Corporate Offices
1.1
Registered Office.

The address of the registered office of Transfix Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2
Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1
Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2
Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
2.3
Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article II, Section 2.2 of these bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these bylaws and the provisions of Article II, Section 2.2 of these bylaws shall govern such special meeting.
2.4
Notice of Business to be Brought before a Meeting.

(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the

Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming

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determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names, addresses and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial holder(s)) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial

F-3

owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5
Notice of Nominations for Election to the Board of Directors.

(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified

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representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate

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for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give

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any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, the Exchange Act and applicable stock exchange rules.
(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

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2.7
Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8
Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9
Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10
Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding

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person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11
Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12
Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13
Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of

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Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14
List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15
Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16
Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including

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any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1
Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2
Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3
Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4
Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5
Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6
Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record

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and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7
Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8
Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9
Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10
Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1
Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the

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absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2
Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.14 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3
Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
5.1
Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2
Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

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5.3
Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4
Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5
Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6
Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7
Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8
Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII — General Matters
7.1
Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2
Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3
Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4
Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5
Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.6
Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7
Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8
Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9
Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10
Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11
Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12
Lock-Up.

(i)   Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation (a) issued as consideration pursuant to the merger of Horizon Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into Transfix, Inc., a Delaware corporation (“Transfix”), with Transfix surviving as a wholly owned subsidiary of the Corporation (the “Acquisition Merger” and together with the other transactions contemplated by the Business Combination Agreement (as defined below), the “Transactions”) pursuant to that certain Business Combination Agreement, dated as of September 20, 2021, by and among G Squared Ascend I Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement), Merger Sub, Transfix and the Corporation (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), including, for the avoidance of doubt, the Earnout

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Shares (as defined in the Business Combination Agreement), (b) issued to the individuals set forth on Schedule I (collectively the “SPAC Independent Directors and Advisors”) of the Business Combination Agreement pursuant to the Initial Merger (as defined in the Business Combination Agreement or (c) issuable upon conversion, exchange, exercise or settlement, directly or indirectly, of any Equity Securities of the Corporation issued pursuant to the Acquisition Merger, including to any directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other Equity Securities outstanding as of immediately following the Acquisition Merger Effective Time in respect of Equity Securities of Transfix outstanding immediately prior to the Acquisition Merger Effective Time (as defined in the Business Combination Agreement)(excluding, for the avoidance of doubt, the SPAC Delaware Warrants (as defined in the Business Combination Agreement)) (the Equity Securities of the Corporation referred to in this Section 7.12(i)(c), the “Equity Awards” and the shares of common stock issuable upon conversion, exchange, exercise or settlement, directly or indirectly, of the Equity Securities of the Corporation, in each case, referred to in this Section 7.12(i)(c), the “Equity Award Shares”), may not Transfer any Lock-up Securities until the end of the Lock-up Period (the “Lock-up”). Notwithstanding the generality of the foregoing, the foregoing Lock-up restriction shall not apply to Transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a broker-assisted sale, in either case, solely to the extent necessary to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (i) the applicable equity incentive plan and any award agreement evidencing the Equity Award Shares and (ii) the Corporation’s insider trading or other applicable policy.
(ii)   Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Securities during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Transaction (the “Closing Date”); provided, that in connection with any Transfer of such Lock-up Securities to a Permitted Transferee, the restrictions and obligations contained in Section 7.12(i) will continue to apply to such Lock-up Securities after any Transfer of such Lock-up Securities and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period as if such Permitted Transferee were a Lock-up Holder hereunder.
(iii)   Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(iv)   Notwithstanding the other provisions set forth in this Section 7.12, if (a) at least 90 days have elapsed since the Closing Date (as defined in the Business Combination Agreement) and (b) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Acquisition Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-up Period end earlier than 90 days after the Closing Date pursuant to the Blackout-Related Release.

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(v)   For purposes of this Section 7.12:
(a)   the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;
(b)   the term “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, any other ownership interest or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right, security (including debt securities) convertible, exchangeable, exercisable or may otherwise be settled, directly or indirectly, therefor.
(c)   the term “Lock-up Period” means the period beginning on the Closing Date and ending on the earliest of (i) the date that is 180 days after the Closing Date, (ii) if the last reported sale price of the common stock exceeds $14.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 10 Trading Days within any 30 Trading Day period (the “Fall-Away Condition”) prior to the date that is 90 days after the Closing Date, on such 90th day after the Closing Date, and (iii) if the Fall-Away Condition is satisfied after the date that is 90 days after the Closing Date, but prior to the date that is 180 days after the Closing Date, on such day that the Fall-Away Condition is satisfied;
(d)   the term “Lock-up Securities” means (i) the shares of common stock issued pursuant to the Acquisition Merger and held by the Lock-up Holders immediately following the Acquisition Merger Effective Time, the shares of common stock issued pursuant to the Initial Merger and held by SPAC Independent Directors and Advisors (in each case, other than shares of common stock acquired in the public market prior to, on or after the closing of the Transaction or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs after the closing date of the Transactions), (ii) the Earnout Shares and (iii) the Equity Awards and the Equity Awards Shares; provided, that, for clarity, Equity Securities issued in connection with the Domestication (other than to SPAC Independent Directors and Advisors), the Private Placement, the Sponsor Private Placement or the Initial Merger (other than to SPAC Independent Directors and Advisors) (in each case, as such terms are defined in the Business Combination Agreement) shall not constitute Lock-up Securities;
(e)   the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii);
(f)   the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and
(g)   the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
7.13
Registered Stockholders.

The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

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(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.14
Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1
Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX — Indemnification
9.1
Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2
Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3
Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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9.4
Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5
Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6
Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7
Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8
Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such

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person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9
Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10
Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11
Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.
9.12
Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13
Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which

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Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Annex G
[NEWCO, INC.]
2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI..
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.   The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Administrator may institute and determine the terms and conditions of an Exchange Program.
3.2   Appointment of Committees.   To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.   Subject to adjustment under Article VII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.   If all or any part of an Award (other than an Award with respect to Management Shares) or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered (including, without limitation, pursuant to an Exchange Program), repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3   Incentive Stock Option Limitations.   Notwithstanding anything to the contrary herein, no more than [•]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.   Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, or $1,000,000 for a non-employee Director’s initial fiscal year of service as a non-employee Director. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.   The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that

1
Note to Company: Incentive stock option limit to be 2x the total initial share reserve (other than Management Shares).

the Administrator may impose and payable in cash, Shares valued at such Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.   The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.
5.3   Duration.   Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation unless the Administrator otherwise determines.
5.4   Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.   Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)   cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)   if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)   to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   to the extent permitted by the Administrator, delivery of any other property that the Administrator determines is good and valuable consideration; or
(f)   to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.   The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2   Restricted Stock.
(a)   Dividends.   Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(b)   Stock Certificates.   The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
(c)   Section 83(b) Election.   If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.
6.3   Restricted Stock Units.
(a)   Settlement.   The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)   Stockholder Rights.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(c)   Dividend Equivalents.   If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS
7.1   Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring.   In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.   In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;
(e)   To replace such Award with other rights or property selected by the Administrator; and/or
(f)   To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3   Effect of Non-Assumption in a Change in Control.   Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted,

assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4   Administrative Stand Still.   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.
8.5   General.   Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.   Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2   Documentation.   Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.   Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4   Termination of Service; Change in Status.   The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether a particular leave of absence constitutes a Termination of Service or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.   Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award; Repricing.   The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.
9.7   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8   Acceleration.   The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9   Additional Terms of Incentive Stock Options.   The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees if requested by the Company to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
10.2   No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.   The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) the tenth anniversary of the earlier of (A) the date the Board adopted the Plan or (B) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
10.4   Amendment of Plan.   The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment in a manner disproportionate to other similarly-situated Awards without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. Notwithstanding the foregoing, Exchange Programs are expressly permitted hereunder and the Committee may in its sole discretion, and without shareholder approval, institute any such Exchange Program.

10.5   Provisions for Foreign Participants.   The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6   Section 409A.
(a)   General.   The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)   Separation from Service.   If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service.”
(c)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.   The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other

Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.   If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12   Governing Law.   The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Claw-back Provisions.   All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).
10.14   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary,

the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
10.17   Broker-Assisted Sales.   In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.
11.4   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5   “Board” means the Board of Directors of the Company.
11.6   “Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) any material breach of the Participant of any material written agreement between the Participant and the Company and the Participant’s failure to cure such breach within 30 days after receiving written notice thereof; (B) any failure by the Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) the Participant’s repeated and willful failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer and the Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (D) the Participant’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably excepted to result in, material harm to the business or reputation of the Company; (E) the Participant’s commission of or participation in an act of fraud against the Company; (F) the Participant’s intentional material damage to the Company’s business, property or reputation; or (G) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the Participant’s death or disability. The determination as to whether a Participant’s service has been termination for Cause shall be made in good faith by the Company and shall be binding and final on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, parent, affiliate, or any successor thereto, if appropriate.
11.7   “Change in Control” means and includes each of the following:
(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)   which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)   after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9   “Committee” means one or more committees or subcommittees of the Board or otherwise consisting of one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10   “Common Stock” means the common stock, par value $[      ] per share, of the Company.
11.11   “Company” means [Newco, Inc.], a Delaware corporation, or any successor.
11.12   “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
11.13   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14   “Director” means a Board member.
11.15   “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.
11.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17   “Effective Date” means the date on which the transactions contemplated by that certain Business Combination Agreement, by and among the Company, G Squared Ascend I Inc., Horizon Merger Sub Inc. and Transfix, Inc., dated as of September 20, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
11.18   “Employee” means any employee of the Company or any of its Subsidiaries.
11.19   “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.20   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21   “Exchange Program” means a program (i) under which (A) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (B) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee, (C) the exercise price of an outstanding Award is reduced or increased or (ii) which otherwise constitutes a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted. The Committee will determine the terms and conditions of any Exchange Program in its sole discretion.
11.22   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case the Administrator may determine the Fair Market Value in its discretion to the extent such determination does not constitute a “material revision” to the Plan under applicable stock exchange or stock market rules and regulations (or otherwise require stockholder approval).
11.23   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.24   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.25   “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.
11.26   “Option” means an option to purchase Shares.
11.27   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
11.28   “Overall Share Limit” means the sum of (i) [•]2 Shares; (ii) any Shares that are available for issuance under the Prior Plans as of the Effective Date; (iii) 1,669,800 Shares for Awards to key members of management (the “Management Shares”) and (iv) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 4% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board. The Management Shares shall be granted [on the Effective Date] in such amounts and pursusant to such terms and conditions (including, without limitation, vesting and forfeiture conditions) as shall be determined by the Board in its discretion.
11.29   “Participant” means a Service Provider who has been granted an Award.
11.30   “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but

2
Note to Draft: To be equal to 10% of the fully-diluted outstanding stock immediately after the closing minus the number of shares added to the Prior Plan pool between signing and closing.

not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Committee whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.31   “Plan” means this 2021 Incentive Award Plan, as may be amended from time to time.
11.32   “Prior Plans” means the Transfix, Inc. 2019 Stock Plan and the Transfix, Inc. 2014 Stock Plan (each as may be amended from time to time).
11.33   “Prior Plan Awards” means any award outstanding under the Prior Plans as of the Effective Date.
11.34   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.35   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one or more Shares or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
11.36   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.37   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.38   “Securities Act” means the Securities Act of 1933, as amended.
11.39   “Service Provider” means an Employee, Consultant or Director.

11.40   “Shares” means shares of Common Stock.
11.41   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.42   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.43   “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.44   “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

Annex H
[NEWCO, INC.]
2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1   “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4   “Board” means the Board of Directors of the Company.
2.5   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.6   “Common Stock” means common stock of the Company and such other securities of the Company that may be substituted therefore.

2.7   “Company” means [Newco, Inc.], a Delaware corporation, or any successor.
2.8   “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation or wages received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, income received in connection with any compensatory equity awards, fringe benefits and other special payments.
2.9   “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.10   “Effective Date” means the date on which the transactions contemplated by that certain Business Combination Agreement, by and among the Company, G Squared Ascend I Inc., Horizon Merger Sub Inc. and Transfix, Inc., dated as of September 20, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
2.11   “Eligible Employee” means:
(a)   an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b)   Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (iii) such Employee’s customary employment is for twenty hours per week or less; (iv) such Employee’s customary employment is for less than five months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
(c)   Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.
2.12   “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.
2.13   “Enrollment Date” means the first Trading Day of each Offering Period.
2.14   “Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.
2.15   “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.16   “Offering” means an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.17   “Offering Document” has the meaning given to such term in Section 4.1.
2.18   “Offering Period” has the meaning given to such term in Section 4.1.
2.19   “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.20   “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.21   “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.22   “Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.23   “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.24   “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.25   “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.26   “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.27   “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.28   “Share” means a share of Common Stock.
2.29   “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.30   “Trading Day” means a day on which national stock exchanges in the United States are open for trading.
2.31   “Treas. Reg.” means U.S. Department of the Treasury regulations.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1   Number of Shares.   Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [ • ]1 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2023 and ending on and including January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) one percent of the aggregate number of shares of Common Stock of the Company outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary,

1
Note to Draft: To be equal to 2% of fully diluted outstanding stock immediately after closing.

the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [ • ]2 Shares, subject to Article VIII.
3.2   Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1   Offering Periods.   The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical.
4.2   Offering Documents.   Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)   the length of the Offering Period, which period shall not exceed twenty-seven months;
(b)   the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares; and
(c)   such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1   Eligibility.   Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2   Enrollment in Plan.
(a)   Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)   Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than one percent (1%) and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be fifteen percent (15%) in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)   A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however,

2
Note to Draft: To equal 10x the initial reserve.

that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d)   Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3   Payroll Deductions.   Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4   Effect of Enrollment.   A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5   Limitation on Purchase of Shares.   An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6   Suspension of Payroll Deductions.   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7   Foreign Employees.   In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8   Leave of Absence.   During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1   Grant of Rights.   On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2   Exercise of Rights.   On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3   Pro Rata Allocation of Shares.   If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.
6.4   Withholding.   At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5   Conditions to Issuance of Shares.   The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1   Withdrawal.   A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.
7.2   Future Participation.   A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3   Cessation of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1   Changes in Capitalization.   Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2   Other Adjustments.   Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation, any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)   To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)   To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)   To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)   To provide that all outstanding rights shall terminate without being exercised.
8.3   No Adjustment Under Certain Circumstances.   Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4   No Other Rights.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1   Amendment, Modification and Termination.   The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.
9.2   Certain Changes to Plan.   Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3   Actions In the Event of Unfavorable Financial Accounting Consequences.   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)   altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)   shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c)   allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4   Payments Upon Termination of Plan.   Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date. The effectiveness of the Section 423 Component of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Section 423 Component of the Plan prior to such stockholder approval. The Plan shall remain in effect until terminated under Section 9.1. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1   Administrator.   Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2   Authority of Administrator.   The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)   To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)   To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)   To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)   To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)   To amend, suspend or terminate the Plan as provided in Article IX.
(f)   Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)   The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
11.3   Decisions Binding.   The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1   Restriction upon Assignment.   A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2   Rights as a Stockholder.   With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3   Interest.   No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4   Designation of Beneficiary.
(a)   A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)   Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6   Equal Rights and Privileges.   Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.7   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8   No Employment Rights.   Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9   Notice of Disposition of Shares.   Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10   Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.11   Electronic Forms.   To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
* * * * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the Proposed Certificate of Incorporation and Proposed Bylaws will limit the liability of New Transfix’s directors to the fullest extent permitted by the DGCL, and will provide that New Transfix will indemnify New Transfix’s directors to the fullest extent permitted by the DGCL. In connection with the

Business Combination, New Transfix will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that New Transfix will indemnify each of its directors and such officers to the fullest extent permitted by law and the Proposed Certificate of Incorporation and the Proposed Bylaws, and will provide for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.
New Transfix will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of New Transfix arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 21.   Exhibits and Financial Statements Schedules.
(a)
Exhibits.

Exhibit Number	Description
2.1	Business Combination Agreement, dated as of September 20, 2021, by and among G Squared Ascend Inc. I, Horizon Merger Sub Inc., Transfix, Inc., and Transfix Holdings, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this registration statement)
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference toExhibit 3.1 to G Squared’s Current Report on Form 8-K (File No. 001-39981) filed with theSEC on February 10, 2021.)
3.2	Form of Amended and Restated Memorandum and Articles of Incorporation of New Transfix (included as Annex E to the proxy statement/prospectus that forms a part of this registration statement)
3.3	Form of Amended and Restated Bylaws of New Transfix (included as Annex F to the proxy statement/prospectus that forms a part of this registration statement)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to G Squared’s RegistrationStatement on Form S-1 (Registration Statement No. 333-252268) filed with the SEC onJanuary 26, 2021)
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to G Squared’sRegistration Statement on Form S-1 (Registration Statement No. 333-252268) filed with theSEC on January 26, 2021)
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to G Squared’sRegistration Statement on Form S-1 (Registration Statement No. 333-252268) filed with theSEC on January 26, 2021)
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and G SquaredAscend I Inc. (incorporated by reference to Exhibit 4.1 to G Squared’s Current Report on Form8-K (File No. 001-39981) filed with the SEC on February 10, 2021.)
5.1*	Opinion of Latham & Watkins LLP with respect to the legality of the securities being registered.
10.1†	Form of 2021 Incentive Award Plan (included as Annex G to the proxy statement/prospectus that forms a part of this registration statement)
10.2†	Form of 2021 Employee Stock Purchase Plan (included as Annex H to the proxy statement/prospectus that forms a part of this registration statement)
10.4	Letter Agreement between G Squared, the Sponsor and each director, officer and equity holderof G Squared (incorporated by reference to Exhibit 10.4 to G Squared’s Current Report onForm 8-K (File No. 001-39981) filed with the SEC on February 10, 2021.)
10.5	Investment Management Trust Agreement, among Continental Stock Transfer & TrustCompany and G Squared Ascend I Inc. (incorporated by reference to Exhibit 10.1 to GSquared’s Current Report on Form 8-K (File No. 001-39981) filed with the SEC onFebruary 10, 2021.)

Exhibit Number	Description
10.6	Registration and Shareholders Rights Agreement, among G Squared Ascend I Inc., the Sponsorand the Holders signatory thereto (incorporated by reference to Exhibit 10.2 to G Squared’sCurrent Report on Form 8-K (File No. 001-39981) filed with the SEC on February 10, 2021.)
10.7	Administrative Services Agreement, between G Squared and the Sponsor (incorporated byreference to Exhibit 10.6 to G Squared’s Current Report on Form 8-K (File No. 001-39981) filedwith the SEC on February 10, 2021.)
10.8	Private Placement Warrants Purchase Agreement, between G Squared Ascend I Inc. and theSponsor (incorporated by reference to Exhibit 10.3 to G Squared’s Current Report on Form 8-K(File No. 001-39981) filed with the SEC on February 10, 2021.)
10.9	Forward Purchase Agreement between G Squared and the Sponsor (incorporated by referenceto Exhibit 10.5 to G Squared’s Current Report on Form 8-K (File No. 001-39981) filed with theSEC on February 10, 2021.)
10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to G Squared’sRegistration Statement on Form S-1 (Registration Statement No. 333-252268) filed with theSEC on January 26, 2021)
10.11	Promissory Note, dated as of December 2, 2020, issued to the Sponsor (incorporated byreference to Exhibit 10.6 to G Squared’s Registration Statement on Form S-1 (RegistrationStatement No. 333-252268) filed with the SEC on January 26, 2021)
10.12	Securities Subscription Agreement, between G Squared and the Sponsor (incorporated byreference to Exhibit 10.7 to G Squared’s Registration Statement on Form S-1 (RegistrationStatement No. 333-252268) filed with the SEC on January 26, 2021)
10.13	Form of Amended and Restated Registration Rights Agreement by and among New Transfixand the holders party thereto.
10.14	Transfix, Inc. 2014 Stock Plan.
10.15	Form of Stock Option Agreement under Transfix, Inc. 2014 Stock Plan
10.16	Form of Restricted Stock Unit Agreement under Transfix, Inc. 2014 Stock Plan
10.17	Transfix, Inc. 2019 Stock Plan
10.18	Form of Restricted Stock Unit Agreement under Transfix, Inc. 2019 Stock Plan
10.19	Form of Stock Option Agreement under Transfix, Inc. 2019 Stock Plan
10.20	Employment Agreement with Lily Shen, as amended
10.21	Amended and Restated Employment Agreement with Andrew McElroy, as amended
10.22	Amended and Restated Employment Agreement with Jonathan Salama
10.23	Employment Letter with Ahmad El-Dardiry, as amended
23.1	Consent of Ernst & Young LLP (with respect to balance sheet of Transfix Holdings, Inc.)
23.2	Consent of Ernst & Young LLP (with respect to financial statements of Transfix, Inc. as of and for the year ended December 31, 2020)
23.3	Consent of Marcum LLP (with respect to financial statements of Transfix, Inc. as of and for theyear ended December 31, 2019)
23.4	Consent of WithumSmith+Brown, PC (with respect to financial statements of G Squared IAscend Inc., as of December 31, 2020 and for the period from October 26, 2020 (inception)through December 31, 2020).
23.5*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1*	Form of Proxy Card for Extraordinary General Meeting.

*
To be filed by amendment.

†
Management Contracts.

Item 22.   Undertakings.
1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of November, 2021.
Transfix Holdings, Inc.
By:
/s/ Lily Shen

Name:
Lily Shen

Title:
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lily Shen, and Christian Lee as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Transfix Holdings, Inc. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date

/s/ Lily Shen Lily Shen	Director and Chief Executive Officer (Principal Executive Officer)	November 10, 2021
/s/ Christian Lee Christian Lee	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2021
/s/ Andrew McElroy Andrew McElroy	Director	November 10, 2021
/s/ Jonathan Salama Jonathan Salama	Director	November 10, 2021